As filed with the Securities and Exchange Commission on May 24, 2021

Registration No. 333-255709

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
_______________________

Amendment No. 3 to
FORM S-1
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

_______________________

1847 GOEDEKER INC.
(Exact name of registrant as specified in its charter)

_______________________

Delaware	5700	83-3713938
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

_______________________

3817 Millstone Parkway
St. Charles, MO 63301
888-768-1710
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

_______________________

Douglas T. Moore
Chief Executive Officer
3817 Millstone Parkway
St. Charles, MO 63301
888-768-1710
(Names, address, including zip code, and telephone number, including area code, of agent for service)

_______________________

Copies to:
Louis A. Bevilacqua, Esq. Bevilacqua PLLC 1050 Connecticut Avenue, NW Suite 500 Washington, DC 20036 (202) 869-0888	James W. McLaughlin, Esq. Murtha Cullina LLP One Century Tower 265 Church Street New Haven, CT 06510 (203) 772-7790	Mitchell S. Nussbaum, Esq. Norwood P. Beveridge, Jr., Esq. Loeb & Loeb LLP 345 Park Avenue New York, NY 10154 (212) 407-4000

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for comply with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Proposed maximum aggregate offering price(1)	Amount of registration fee(3)
Units(2)(3)	$235,750,000	$25,720.33
Common Stock, par value $0.0001 per share, included in the units	(4)	—
Warrants included in the units	(4)	—
Common Stock, par value $0.0001 per share, underlying the warrants included in the units	$235,750,000	$25,720.33
Total	$471,500,000	$51,440.66

____________

(1)      Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended, on the basis of the maximum aggregate offering price of all of the securities to be registered.

(2)      Each unit consists of one share of common stock and a warrant to purchase one share of common stock at an exercise price per share equal to the unit offering price.

(3)      Includes shares of common stock and/or warrants to purchase shares of common stock that may be purchased by the underwriters pursuant to their over-allotment option.

(4)      Included in the price of the units. No separate registration fee required pursuant to Rule 457(g) under the Securities Act of 1933, as amended.

(5)      $25,720.33 was previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED MAY 24, 2021

$205,000,000
Units

1847 Goedeker Inc.

We are offering $205,000,000 of units, each unit consisting of one share of our common stock, par value $0.0001 per share, and a warrant to purchase one share of common stock, in connection with our simultaneous acquisition of all of the issued and outstanding capital stock or other equity securities of 1 Stop Electronics Center, Inc., Gold Coast Appliances, Inc., Superior Deals Inc., Joe’s Appliances LLC and YF Logistics LLC (commonly known as Appliances Connection) as described in more detail in this prospectus. The warrants included within the units are exercisable immediately, have an exercise price of $           per share (equal to the public offering price) and expire five years from the date of issuance. The shares of common stock and warrants contained in the units are immediately separable and will be issued separately.

Our common stock is listed and traded on NYSE American under the symbol “GOED” and we have applied for the listing of the warrants under the symbol “GOEDW.” On May 21, 2021, the last reported sale price for our common stock was $5.70 per share. In connection with this offering, we have applied for the listing of our common stock and warrants on the New York Stock Exchange, or the NYSE.

We are an “emerging growth company” as defined in Section 2(a) of the Securities Act of 1933, as amended, and are subject to reduced public company reporting requirements.

Investing in our securities involves risks that are described in the “Risk Factors” section beginning on page 25 of this prospectus.

	Per Unit	Total
Public offering price	$	$
Underwriting discounts and commissions(1)	$	$
Proceeds, before expenses, to us	$	$

____________

(1)      See “Underwriting” beginning on page 123 for additional information regarding underwriting compensation.

We have granted a 30-day option to the underwriters to purchase up to an aggregate of              additional shares of common stock and/or warrants to purchase up to              additional shares of common stock (equal to 15% of the common stock and warrants underlying the units sold in the offering) in any combination thereof, solely to cover over-allotments, if any.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Certain of our existing stockholders and certain of our officers, directors, employees and related persons, have indicated an interest in purchasing an aggregate of approximately $            in units in this offering at the public offering price. However, because indications of interest are not binding agreements or commitments to purchase, the underwriters may determine to sell more, fewer or no units in this offering to these persons, and any of these persons may determine to purchase more, fewer or no units in this offering. The underwriters will receive the same underwriting discount on any units purchased by these persons as they will on any other units sold to the public in this offering.

The units will be ready for delivery on or about                       , 2021.

ThinkEquity a division of Fordham Financial Management, Inc.

The date of this prospectus is           , 2021

ING
Electrolux

GOEDEKER GOED LISTED NYSE AMERICAN Plans to Acquire appliances connection

Creating One of the Fastest Growing and Largest Appliance Retailers Online

COMBINING LOGISTICS

Increased Coverage. Faster Delivery.

Extending Coverage And Shortening Delivery Times With Connected Fulfillment Centers

Trenton, NJ
St. Louis, MO

Please read this prospectus carefully. It describes our business, financial condition, results of operations and prospects, among other things. We are responsible for the information contained in this prospectus and in any free-writing prospectus we have authorized. Neither we nor the underwriters have authorized anyone to provide you with different information, and neither we nor the underwriters take responsibility for any other information others may give you. Neither we nor the underwriters are making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is accurate only as of the date on the front of this prospectus, regardless of the time of delivery of this prospectus or any sale of our securities. You should not assume that the information contained in this prospectus is accurate as of any date other than its date.

i

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus. This summary is not complete and does not contain all of the information that you should consider before deciding whether to invest in our securities. You should carefully read the entire prospectus, including “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and the related notes included elsewhere in this prospectus, before making an investment decision. Some of the statements in this prospectus are forward-looking statements. See the section titled “Cautionary Statement Regarding Forward-Looking Statements.”

In this prospectus, “we,” “us,” “our,” “our company” and “Goedeker” and similar references refer to 1847 Goedeker Inc. and references to “the combined company” are references to Goedeker after the consummation of its acquisition of Appliances Connection.

Our Company

Overview

Our company operates a technology-driven e-commerce platform for appliances and furniture, offering a combination of selection, service and value we believe to be unmatched in the $22.9 billion United States household major appliance industry. Since our founding in 1951, we have evolved from a local brick and mortar operation serving the St. Louis metro area to a nationwide omni-channel retailer offering over 141,000 stock-keeping units, or SKUs, across all major appliance brands with competitive pricing. Our relentless focus on customer experience encompasses our easy to navigate websites, highly trained call center representatives and sophisticated fulfillment ecosystem.

Our customers span a wide range of demographics, style and budget, which we attract with our efficient digital marketing capabilities and match with our broad product selection. We have invested considerably in our scalable logistics infrastructure, purpose built for the unique demands of the appliance market and see it as a competitive advantage, strengthening as we grow. Our tightly-integrated vendor relationships and order management tools allow us to offer our vast selection of products while holding limited inventory, contributing to strong and improving operating metrics.

On October 20, 2020, we entered into a securities purchase agreement to acquire Appliances Connection, a leading retailer of household appliances based in Brooklyn, New York. The closing of the proposed acquisition will occur simultaneously with the closing of this offering. We intend to enter into a senior secured credit facility involving a term loan in the expected principal amount of $60 million, which we intend to use to pay a portion of the purchase price to acquire Appliances Connection. The proceeds of this offering will be used to pay the remainder of the purchase price and related acquisition fees and expenses. On a pro forma basis, the combined company had total sales of $368 million for the year ended December 31, 2020 and $123 million for the three months ended March 31, 2021. See “— Proposed Acquisition of Appliances Connection” below.

The Large and Growing United States Appliance Market

The United States household major appliances market is highly fragmented with big box retailers, online retailers, and thousands of local and regional retailers competing for share in what has historically been a high touch sale process. According to Statista, revenue in the United States household major appliances market (excluding small appliances) is projected to reach $22.9 billion in 2021 and is expected to grow at an annual growth rate of 1.68% from 2021 to 2025.

According to the United States Census Bureau, there are approximately 100 million households in the United States with annual incomes between $25,000 and $250,000 and approximately 193 million individuals between the ages of 20 and 64 in the United States, many of whom are accustomed to purchasing goods online. As younger generations age, start new families and move into new homes, we expect online sales of household appliances to increase. In addition, we believe the online household appliances market will further grow as older generations of consumers become increasingly comfortable purchasing online, particularly if the process is easy and efficient.

When shopping for appliances their homes, consumers bring their own unique combination of style and budget, requiring vast selection to garner broad appeal.  Brick and mortar retailers must balance selection with the challenges of high inventory carrying costs, complex vendor requirements and limited showroom and storage space. As a result, consumers are faced with a decision between shopping in multiple stores, or settling for what is available. Just as e-commerce has changed the landscape of other retail sectors, we believe an easy-to-browse, online shopping experience with massive selection and excellent customer service has the potential to change the way people buy household appliances.

Logistics, fulfillment and customer service for household appliances are challenging given the myriad vendors and product specifications, and the cumbersome size and weight of items. Household appliances often have a low dollar value to weight ratio compared to other categories of retail, therefore requiring a logistics network that is optimized for items with those characteristics. Many consumers also seek first-rate customer service so they are not burdened with managing delivery, shipping and return logistics on their own. However, we believe big box retailers that serve the mass market for home goods are often unable or unwilling to provide this level of service.

Our Solution — Key Benefits for Our Customers

The combined company will offer broad selection and choice. We believe that the combined company will offer the largest online selection of household appliances, with over 51,000 household appliance SKUs. The combined company’s easy to use websites make it easy for customers to discover products, styles and price points that appeal to them. Convenience and value are central to our offering. The combined company will offer a one-stop shop for consumers in the appliance category, with competitive pricing reflecting the many vendors on its platform and a differentiated and robust merchandising experience.

The combined company will offer consumers an engaging shopping journey through the combination of its technology-rich platform and its experienced customer support personnel, available via chat, email, text and phone. Superior customer service will be a core part of the experience that the combined company will offer shoppers. The combined company’s customer service organization will help consumers navigate its sites, answer questions and complete orders, staffed with specialists focused on specific product classes. This team will help the combined company build trust with consumers, enhance its reputation and drive sales.

Competitive Strengths

We believe that the combined company will be a leading e-commerce appliance retailer due to its following key strengths:

•        Name and reputation.    We believe that the combined company will enjoy a long-standing (50+ years) reputation with vendors and customers for its focus on offering a full line of appliances and other home furnishings with competitive pricing and superior customer service.

•        Product selection and pricing.    We believe that the combined company’s broad product selection and attractive pricing model will create a sustainable competitive advantage. The combined company will strive to offer consumers the broadest choice in the market and review pricing by other retailers on a daily basis to ensure its product offerings are competitively priced. Goedeker and Appliances Connection have negotiated attractive terms with their respective vendor partners, allowing them to pass through savings and selection to customers.

•        Website ease of use.    The combined company’s purpose-built technology platform will be designed to provide consumers with a compelling user experience as they browse, research and purchase its products. The combined company will use personalization, based on past browsing and shopping patterns, to create a more engaging consumer experience.

•        Best in class customer service and marketing technology.    We believe that the investments that Goedeker and Appliances Connection have made in their respective call center tools and shopping platforms, combined with digital marketing optimization, will allow the combined company to offer an unmatched customer journey.

•        Logistics technology and efficiency.    The combined company’s proprietary technology will eliminate manual steps and reduce order processing time, allowing it to provide faster services to customers.

Our Growth Strategies

Our mission is to change the way consumers buy appliances and, in doing so, become the leading online retailer of home appliances. The strategies of the combined company to achieve this mission, while increasing value for our shareholders, will include:

•        Grow our brand.    Increasing brand awareness and growing favorable brand equity among consumers is central to the growth, of the combined company following the proposed acquisition. The combined company plans to drive brand awareness through a combination of sophisticated, multi-layered marketing programs and word-of-mouth referrals. The combined company will continue to invest in marketing initiatives to efficiently attract consumers.

•        Expand in the commercial market.    To date, Goedeker and Appliances Connection have directed all marketing efforts toward the consumer. With remodels and new home construction, there is opportunity to market to home builders, real estate developers, contractors and interior designers who are making or influencing the purchasing decision for many consumers. We believe that the combined company’s low price business model will be received well by this market, creating substantial revenue opportunities and more repeat business. Evidence of unmet demand and market need is ongoing with large commercial sales occurring organically each week through Goedeker and Appliances Connection’s websites and contact centers.

•        Drive continued operational excellence.    Goedeker and Appliances Connection are committed to improving productivity and profitability through several operational initiatives designed to grow revenue and expand margins. Some of the key initiatives for operational excellence for the combined company include:

•        Logistics and shipping optimization.    The combined company will implement a series of initiatives with key vendors to increase shipping speed to customers, cut costs and increase margins. The combined company plans to pick up product from manufacturers’ warehouses and selectively use inventory buys to reduce costs. With access to vendor warehouse operations, we expect to take advantage of buying opportunities and capture time-sensitive customers more frequently. The combined company will also explore options to use a showroom, warehousing and cross dock model in other key markets.

•        Optimize price.    The combined company will continue building a data-based understanding of price elasticity dynamics, promotional strategies and other price management tools to drive optimized pricing for our products.

•        Drive marketing efficiencies.    As the combined company continues to grow and scale, we believe that the combined company will continue to improve the efficiency of its marketing investments. We believe that with larger budgets and deeper experience, the combined company will benefit from lower media rates and increased data that will improve its customer targeting capabilities.

•        Opportunistically pursue strategic acquisitions. The combined company may continue to expand its business through opportunistic acquisitions that allow it to enhance its customer offering, build its multi-brand portfolio, enter new geographies or enhance its operational infrastructure.

Our Products and Services

Appliances

The appliance category will be the largest revenue source of the combined company. Goedeker and Appliances Connection have a long history of selling these products and serving the distinct needs of consumers looking to replace or add to their home appliances. The combined company will offer over 51,000 appliance SKUs from all mainline original equipment manufacturers, including Bosch, Whirlpool, GE, Maytag, LG, Samsung, Sharp, Frigidaire and Kitchen Aid, among others, as well as from luxury brands like Viking, Miele, Thermador, Sub-Zero, Wolf, Forte and Ilve. The combined company will sell all major home appliances, including refrigerators, ranges, ovens, dishwashers, microwaves, freezers, washers and dryers.

Furniture

The combined company will offer over 247,700 furniture SKUs from over 240 furniture vendors and will sell a full line of furniture for every room in the home. The combined company will utilize sophisticated websites that include organization of product by type and characteristics that make for a complete shopping experience in a complicated product category.

Other Products

The combined company will also offer a broad assortment of products in the décor, bed & bath, lighting, outdoor living and electronics categories. It will also sell fitness equipment, plumbing fixtures, air conditioners, fireplaces, fans, dehumidifiers, humidifiers, air purifiers, televisions and commercial appliances for our builder and business clients. While these are not individually high-volume categories, they complement the appliance and furniture categories to produce a one-stop home goods offering for customers.

Installation and Other Services

The combined company will offer installation and removal services within the continental United States. A full-service install involves hooking up the appliance, testing it to ensure proper operation, and removing packing materials from customer’s home, office or other delivery location. The combined company will primarily fulfill such installation services internally through YF Logistics and utilize third-party logistics service provider partners to provide these services to delivery points in remote areas within the continental United States where YF Logistics may not be available.

The combined company will also have outside business partners such as Scavolini, a leader in kitchen cabinetry and design, and an in-house design team trained by the experts at Scavolini that will help customers remodel and reinvent their kitchens, living rooms, bathrooms and laundry rooms.

Our Corporate History

Goedeker was incorporated in the State of Delaware on January 10, 2019 for the sole purpose of acquiring substantially all of the assets of Goedeker Television Co., or Goedeker Television. On April 5, 2019, Goedeker acquired substantially all of the assets of Goedeker Television. As a result of this transaction, Goedeker acquired the former business of Goedeker Television, which was established in 1951, and continues to operate this business. All discussions in this prospectus regarding our business prior to the acquisition of Goedeker Television reflect the business of Goedeker Television, our predecessor company. Prior to our acquisition of substantially all of the assets of Goedeker Television, we had no operations other than operations relating to our incorporation and organization.

On October 20, 2020, we formed Appliances Connection Inc., or ACI, as our wholly owned subsidiary in the State of Delaware for the sole purpose of completing the proposed acquisition described below. As of the date of this prospectus, we do not have any other subsidiaries.

Proposed Acquisition of Appliances Connection

On October 20, 2020, we entered into a securities purchase agreement, which was amended on December 8, 2020 and April 6, 2021 (we refer to this agreement, as amended, as the purchase agreement), to acquire the following five household appliances companies through ACI: (1) 1 Stop Electronics Center, Inc., or 1 Stop, a New York corporation; (2) Gold Coast Appliances, Inc., or Gold Coast, a New York corporation; (3) Superior Deals Inc., or Superior Deals, a New York corporation; (4) Joe’s Appliances LLC, or Joe’s Appliances, a New York limited liability company; and (5) YF Logistics LLC, or YF Logistics, a New Jersey limited liability company (we collectively refer to these companies as Appliances Connection).

Pursuant to the purchase agreement, ACI agreed to acquire all of the issued and outstanding capital stock or other equity securities of Appliances Connection for an aggregate purchase price of $222,000,000, subject to adjustment. The purchase price consists of (i) $180,000,000 in cash (subject to adjustment), (ii) 2,333,333 shares of our common stock having a stated value that is equal to $21,000,000 and (iii) a number of shares of our common stock that is equal to (A) $21,000,000 divided by (B) the average of the closing price of our shares of common stock (as reported on NYSE American) for the 20 trading days immediately preceding the 3rd trading day prior to the closing date of the acquisition. We refer to this proposed acquisition of Appliances Connection in this prospectus as the proposed acquisition.

We have entered into a non-binding engagement letter with a commercial bank for the provision of a senior secured credit facility involving a term loan in the expected principal amount of $60 million, which will be used to pay a portion of the cash portion of the purchase price to acquire Appliances Connection. We intend to use all of the proceeds of the term loan to pay a portion of the purchase price, and the proceeds of this offering will be used to pay the remainder of the purchase price and related acquisition fees and expenses.

See “Proposed Acquisition of Appliances Connection” for more information regarding the terms of the proposed acquisition.

The purchase agreement contains a number of conditions that must be fulfilled to complete the proposed acquisition. There can be no assurance that the conditions to the closing will be satisfied or that the proposed acquisition will be completed. See “Risk Factors — Risks Related to the Proposed Acquisition.”

About Appliances Connection

Headquartered in Brooklyn, New York and founded in 1998, Appliances Connection is one of the leading retailers of household appliances with a 200,000 square foot warehouse in Hamilton, New Jersey and a 23,000 square foot showroom in Brooklyn, New York. In addition to selling appliances, it also sells furniture, fitness equipment, plumbing fixtures, televisions, outdoor appliances, and patio furniture, as well as commercial appliances for builder and business clients. It also provides appliance installation services and old appliance removal services. Appliances Connection serves retail customers, builders, architects, interior designers, restaurants, schools and other large corporations. It ships to 48 states in the Continental United States and offers nearly 300,000 products, from luxury brands like Viking, Miele, Thermador, Sub-Zero, Wolf, Forte, Ilve, and Bosch, to household favorites like GE, LG, Frigidaire and Whirlpool.

1 Stop, founded in 2000, specializes in the sale of appliances and consumer electronics, including laundry, refrigeration, and air conditioning appliances, ranges, dishwashers, plumbing fixtures, televisions and video monitors, home and office furniture, as well as home décor, fireplaces, generators and small appliances. 1 Stop operates out of its Brooklyn, New York showroom as well as through its website 1stopcamera.com.

Gold Coast, which has been in business since 2015, is primarily engaged in the retail sale of outdoor, cooking, air conditioning, refrigeration and laundry appliances and operates out of its Brooklyn, New York showroom as well as online at goldcoastappliances.com.

Joe’s Appliance, which was formed in 2018, is also primarily engaged in retail sale offerings of a comprehensive suite of major appliances, including outdoor, cooking, air conditioning, refrigeration and laundry appliances, and appliance services. Joe’s Appliances operates out if it’s Brooklyn, New York store location as well as online at its website, joesappliances.com.

Superior Deals is in the electrical appliances, television and radio sets industry, while also providing a full line of appliance accessories including power cords, hoses, connections, brackets, and water and air filters. Superior Deals has been in business since 2000, primarily serving customers in the New York metro area, as well as nationally through Appliances Connection’s retail website www.appliancesconnection.com.

YF Logistics, formed in 2014, is a full-service logistics company that fulfills customer orders for 1 Stop, Gold Coast, Superior Deals and Joe’s Appliances, utilizing its own in-house logistics team to ship, install, and service appliances and other products across the continental United States from its 200,000 square foot warehouse located in Hamilton, New Jersey.

Appliances Connection has built powerful home-grown logistics technology that can help reduce cycle time and efficiencies for the combined company’s operations. Appliances Connection will bring the relationships, network, and technology necessary to continue economies of scale for the entire business of the combined company throughout the United States e-commerce market. We intend to leverage Appliances Connection’s powerful platform to increase speed, reduce costs and increase margins across our entire business.

Impact of COVID-19 Pandemic

Starting in late 2019, a novel strain of the coronavirus, or COVID-19, began to rapidly spread around the world and every state in the United States. Most states and cities have at various times instituted quarantines, restrictions on travel, “stay at home” rules, social distancing measures and restrictions on the types of businesses that could continue to operate, as well as guidance in response to the pandemic and the need to contain it. Pursuant to restrictions in Missouri, Goedeker’s showroom was closed from April through June of 2020, but its call center and warehouse continued to operate. Appliances Connection’s retail facilities and warehouse were deemed essential businesses that were not subject to restrictions in New York and New Jersey, so they remained open and continued to operate. Since over 95% of Goedeker’s sales are completed online and its call center and warehouse and distribution operations continued to operate, and Appliances Connection continued to operate, the restrictions put in place in response to the pandemic have not had a materially negative impact on either company’s operations. However, the situation surrounding COVID-19 remains fluid, and either company may be required to close or limit service offerings in its retail facilities or warehouses in response to guidance from applicable government and public health officials, which could adversely affect the combined company’s operations and revenues.

In addition, Goedeker and Appliances Connection are dependent upon suppliers to provide them with all of the products that they sell. The pandemic has impacted and may continue to impact suppliers and manufacturers of certain products. As a result, both companies have faced and may continue to face delays or difficulty sourcing certain products, which could negatively affect their respective business and financial results. Even if Goedeker and Appliances Connection are able to find alternate sources for such products, they may cost more, which could adversely impact their profitability and financial condition.

The global deterioration in economic conditions, which may have an adverse impact on discretionary consumer spending, could also impact the businesses of Goedeker and Appliances Connection. For instance, consumer spending may be negatively impacted by general macroeconomic conditions, including a rise in unemployment, and decreased consumer confidence resulting from the pandemic. Changing consumer behaviors as a result of the pandemic may also have a material impact on revenue.

Furthermore, the spread of COVID-19 has adversely impacted global economic activity and has contributed to significant volatility and negative pressure in financial markets. The pandemic has resulted, and may continue to result, in a significant disruption of global financial markets, which may reduce the ability of the combined company to access capital in the future, which could negatively affect its liquidity.

If the COVID-19 pandemic does not continue to slow and the spread of COVID-19 is not contained, the combined company’s business operations could be further delayed or interrupted. We expect that government and health authorities may announce new or extend existing restrictions, which could require the combined company to make further adjustments to its operations in order to comply with any such restrictions. The combined company may also experience limitations in employee resources. In addition, combined company’s operations could be disrupted if any of its employees were suspected of having COVID-19, which could require quarantine of some or all such employees or closure of facilities for disinfection. The duration of any business disruption cannot be reasonably estimated at this time but may materially affect the combined company’s ability to operate its business and result in additional costs.

The extent to which the pandemic may impact the results of the combined company will depend on future developments, which are highly uncertain and cannot be predicted as of the date of this prospectus, including new information that may emerge concerning the severity of the pandemic and steps taken to contain the pandemic or treat its impact, among others. Nevertheless, the pandemic and the current financial, economic and capital markets environment, and future developments in the global supply chain and other areas present material uncertainty and risk with respect to the performance, financial condition, results of operations and cash flows of both companies. See also “Risk Factors” for more information.

Implications of Being an Emerging Growth Company

We qualify as an “emerging growth company” under the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. As a result, we will be permitted to, and intend to, rely on exemptions from certain disclosure requirements. For so long as we are an emerging growth company, we will not be required to:

•        have an auditor report on our internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act;

•        comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (i.e., an auditor discussion and analysis);

•        submit certain executive compensation matters to stockholder advisory votes, such as “say-on-pay” and “say-on-frequency;” and

•        disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the chief executive officer’s compensation to median employee compensation.

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933, as amended, or the Securities Act, for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of the benefits of this extended transition period. Our consolidated financial statements may therefore not be comparable to those of companies that comply with such new or revised accounting standards.

We will remain an emerging growth company until the earliest of (i) the last day of the fiscal year following the fifth anniversary of our initial public offering, (ii) the last day of the first fiscal year in which our total annual gross revenues are $1.07 billion or more, (iii) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended, or the Exchange Act, which would occur if the market value of our common stock that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter or (iv) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three year period.

Corporate Information

Our principal executive offices are located at 3817 Millstone Parkway, St. Charles, MO 63301, and our telephone number is 888-768-1710. We maintain a website at www.goedekers.com. Information available on our website is not incorporated by reference in and is not deemed a part of this prospectus.

Appliances Connection’s executive offices are located at 1870 Bath Avenue, Brooklyn, NY 11214, and its telephone number is 800-299-9470. It maintains a website at www.appliancesconnection.com. Information available on the website is not incorporated by reference in and is not deemed a part of this prospectus.

Stock Split

On July 30, 2020, we completed a 4,750-for-1 forward stock split of our outstanding common stock. As a result of this stock split, our issued and outstanding common stock was increased from 1,000 shares to 4,750,000 shares. Accordingly, all share and per share information contained in this prospectus has been restated to retroactively show the effect of this stock split.

The Offering

Units offered by us:

$205,000,000 of units (or $235,750,000 if the underwriters exercise the over-allotment option to purchase additional shares of common and warrants stock in full), each unit consisting of one share of common stock and a warrant to purchase one share of common stock. The shares and warrants that are part of the units are immediately separable and will be issued separately in this offering.

The warrants:

The warrants included within the units are exercisable immediately, have an exercise price of $          per share (equal to the public offering price) and expire five years from the date of issuance. This prospectus also relates to the offering of the shares of common stock issuable upon exercise of the warrants.

Common stock to be outstanding after this offering(1):

47,659,715 shares of common stock (or 53,054,452 shares if the underwriters exercise the over-allotment option to purchase additional shares of common stock and warrants in full), assuming no exercise of the warrants being offered in this offering, which includes an estimated 5,583,603 shares to be issued in connection with the proposed acquisition.

Over-allotment option:

We have granted a 30-day option to the underwriters to purchase up to an aggregate of          additional shares of common stock and/or warrants to purchase up to          additional shares of common stock (equal to 15% of the common stock and warrants underlying the units sold in the offering) in any combination thereof, solely to cover over-allotments, if any.

Use of proceeds:

We expect to receive net proceeds of approximately $189.6 million from this offering (or $218.2 million if the underwriters exercise their option to purchase additional shares of common stock and warrants in full), based on an assumed public offering price of $5.70 per unit, the last reported sale price of our common stock on NYSE American on May 21, 2021, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

We intend to use the net proceeds from this offering to pay part of the cash portion of the purchase price for the proposed acquisition and related acquisition fees and expenses. Any remaining proceeds will be used working capital and general corporate purposes. See “Use of Proceeds.”

Dividend policy:	We have not paid or declared dividends on our common stock. See “Dividend Policy” for more information.
Risk factors:

Investing in our securities involves a high degree of risk. As an investor, you should be able to bear a complete loss of your investment. You should carefully consider the information set forth in the “Risk Factors” section beginning on page 25.

Lock-up:

We and all of our directors and executive officers have agreed with the underwriters, subject to certain exceptions, not to sell, transfer or dispose of, directly or indirectly, any of our common stock or securities convertible into or exercisable or exchangeable for our common stock for a period of 90 days from the date of this prospectus. See “Underwriting” for more information.

Trading symbol and market:

Our common stock is listed and traded on NYSE American under the symbol “GOED” and we have applied for the listing of the warrants under the symbol “GOEDW.” In connection with this offering, we have applied for the listing of our common stock and warrants on the NYSE.

The number of shares of common stock outstanding immediately following this offering is based on 6,111,200 shares outstanding as of May 21, 2021 and excludes:

•        555,000 shares of common stock issuable upon exercise of outstanding options at an exercise price of $9.00 per share;

•        up to 445,000 additional shares of common stock that are reserved for issuance under our 2020 Equity Incentive Plan; and

•        455,560 shares of common stock issuable upon exercise of outstanding warrants at a weighted average exercise price of $11.91 per share.

Summary of Risk Factors

An investment in our securities involves a high degree of risk. You should carefully consider the risks summarized below. These risks are discussed more fully in the “Risk Factors” section immediately following this Prospectus Summary. These risks include, but are not limited to, the following:

•        The proposed acquisition is subject to a number of conditions, and may not close at all, in which case this offering will not be consummated.

•        If the benefits of the proposed acquisition do not meet the expectations of investors, stockholders or financial analysts, the market price of our securities may decline.

•        Failure or delay to complete the proposed acquisition could negatively impact our business, financial condition, results of operations or stock price.

•        The integration of Appliances Connection with Goedeker may not be as successful as anticipated.

•        We have incurred and expect to continue to incur substantial transaction-related costs in connection with the proposed acquisition.

•        Our future results following proposed acquisition may differ materially from the unaudited pro forma financial information included in this prospectus.

•        As a result of the proposed acquisition, our company may have undisclosed liabilities and any such liabilities could harm our revenues, business, prospects, financial condition and results of operations.

•        The COVID-19 pandemic may cause a material adverse effect on our business.

•        If we fail to acquire new customers or retain existing customers, or fail to do so in a cost-effective manner, we may not be able to achieve profitability.

•        Our success depends in part on our ability to increase our net revenue per active customer. If our efforts to increase customer loyalty and repeat purchasing as well as maintain high levels of customer engagement are not successful, our growth prospects and revenue will be materially adversely affected.

•        Our business depends on our ability to build and maintain strong brands. We may not be able to maintain and enhance our brands if we receive unfavorable customer complaints, negative publicity or otherwise fail to live up to consumers’ expectations, which could materially adversely affect our business, results of operations and growth prospects.

•        Our efforts to expand our business into new brands, products, services, technologies, and geographic regions will subject us to additional business, legal, financial, and competitive risks and may not be successful.

•        Risks associated with the suppliers from whom our products are sourced could materially adversely affect our financial performance as well as our reputation and brand.

•        Our ability to obtain continued financing is critical to the growth of our business. We will need additional financing to fund operations, which additional financing may not be available on reasonable terms or at all.

•        Our third-party loans contain certain terms that could materially adversely affect our financial condition.

•        Our business is highly competitive. Competition presents an ongoing threat to the success of our business.

•        We depend on our relationships with third parties, and changes in our relationships with these parties could adversely impact our revenue and profits.

•        Uncertainties in economic conditions and their impact on consumer spending patterns, particularly in the home goods segment, could adversely impact our operating results.

•        Government regulation of the internet and e-commerce is evolving, and unfavorable changes or failure by us to comply with these regulations could substantially harm our business and results of operations.

•        We may not be able to satisfy listing requirements of the NYSE or maintain a listing of our securities on the NYSE or NYSE American.

•        The market price, trading volume and marketability of our securities may, from time to time, be significantly affected by numerous factors beyond our control, which may materially adversely affect the market price of your common stock and warrants, the marketability of your common stock and warrants and our ability to raise capital through future equity financings.

•        An active, liquid trading market for our securities may not be sustained, which may make it difficult for you to sell the common stock and warrants you purchase.

•        We have not paid in the past and do not expect to declare or pay dividends in the foreseeable future.

Summary Financial Information

The following tables summarize certain financial data for Goedeker and Appliances Connection and should be read in conjunction with their respective financial statements and related notes contained elsewhere in this prospectus and the information under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

The following summary financial data for Goedeker as of December 31, 2020 and 2019, for the year ended December 31, 2020, for the period from January 1, 2019 through April 5, 2019 (Predecessor) and for the period from April 6, 2019 through December 31, 2019 (Successor) are derived from the audited consolidated financial statements of Goedeker and the unaudited pro forma combined financial statements included elsewhere in this prospectus. We derived the summary financial data of Goedeker as of March 31, 2021 and for the three months ended March 31, 2021 and 2020 from its unaudited condensed consolidated financial statements included elsewhere in this prospectus, which include all adjustments, consisting of normal recurring adjustments, that management considers necessary for a fair presentation of Goedeker’s financial position and results of operations as of the dates and for the periods presented.

The following summary financial data for Appliances Connection as of December 31, 2020 and 2019 and for the years then ended are derived from the audited combined financial statements of Appliances Connection included elsewhere in this prospectus. We derived the summary financial data of Appliances Connection as of March 31, 2021 and for the three months ended March 31, 2021 and 2020 from its unaudited condensed combined financial statements included elsewhere in this prospectus, which include all adjustments, consisting of normal recurring adjustments, that management considers necessary for a fair presentation of Appliances Connection’s financial position and results of operations as of the dates and for the periods presented.

All financial statements included in this prospectus are prepared and presented in accordance with generally accepted accounting principles in the United States, or GAAP. The summary financial information is only a summary and should be read in conjunction with the historical financial statements and related notes contained elsewhere herein. The financial statements contained elsewhere fully represent financial condition and operations of Goedeker and Appliances Connection; however, they are not indicative of future performance.

Goedeker

				Successor			Predecessor
Statements of Operations Data	Three Months Ended March 31, 2021 (Pro Forma)	Three Months Ended March 31, 2021 (Actual)	Three Months Ended March 31, 2020 (As Restated)	Year Ended December 31, 2020 (Pro Forma)	Year Ended December 31, 2020 (Actual)	Period from April 6, 2019 through December 31, 2019 (As Restated)	Period from January 1, 2019 through April 5, 2019
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Products sales, net	$122,957,457	$13,697,368	$9,677,178	$367,742,181	$55,133,653	$34,668,112	$12,946,901
Cost of goods sold	90,792,515	11,068,911	8,111,170	295,257,938	47,878,541	28,596,129	11,004,842
Gross profit	32,164,942	2,628,457	1,566,008	72,484,243	7,255,112	6,071,983	1,942,059
Total operating expenses	17,928,6002	5,909,143	3,754,341	67,509,472	21,687,639	10,776,742	2,418,331
Net income (loss) from operations	14,236,340	(3,280,686)	(2,188,333)	4,974,771	(14,432,527)	(4,704,759)	(476,272)
Total other income (expense)	(1,253,156)	(212,529)	(453,687)	(10,631,815)	(6,437,007)	(1,151,415)	31,007
Net income (loss) before income taxes	12,983,184	(3,493,215)	(2,642,020)	(5,657,044)	(20,869,534)	(5,856,174)	(445,265)
Income tax benefit (expense)	—	—	435,000	(698,303)	(698,303)	698,303	—
Net income (loss)	$12,983,184	$(3,493,215)	$(2,207,020)	$(6,355,347)	$(21,567,837)	$(5,157,871)	$(445,265)

Non-GAAP Financial Data:
Adjusted EBITDA(1)	$14,654,450	—	—	$14,394,924	—	—	—
Adjusted EBITDA Margin(1)	11.92%	—	—	3.91%	—	—	—

____________

(1)      See “— Non-GAAP Financial Measures below” for a full reconciliation.

	As of March 31,		As of December 31,
Balance Sheet Data	2021 (Pro Forma)	2021 (Actual)	2020 (Pro Forma)	2020 (Actual)	2019 (As Restated)
	(unaudited)	(unaudited)	(unaudited)
Cash and cash equivalents	$40,077,497	$1,309,374	$42,830,663	$934,729	$471,308
Restricted cash	7,068,120	10,094,932	5,791,818	8,977,187	—
Total current assets	87,356,435	19,505,030	88,464,745	18,240,121	4,494,402
Total assets	340,768,966	29,312,248	345,481,001	26,216,930	13,906,863
Total current liabilities	78,877,820	39,306,778	72,072,026	35,694,976	14,125,228
Total liabilities	136,838,638	44,656,219	131,670,085	39,532,699	17,985,080
Total stockholders’ equity (deficit)	203,930,328	(15,343,971)	213,810,915	(13,315,769)	(4,078,217)
Total liabilities and stockholders’ equity (deficit)	$340,769,966	$29,312,248	$345,481,001	$26,216,930	$13,906,863

Appliances Connection

	Three Months Ended March 31,		Years Ended December 31,
Statements of Operations Data	2021	2020	2020	2019
	(unaudited)	(unaudited)
Net sales	$109,260,089	$57,074,441	$312,608,528	$219,333,461
Cost of sales	79,723,604	46,025,053	247,379,397	176,771,632
Gross profit	29,536,485	11,049,388	65,229,131	42,561,829
Total operating expenses	12,019,459	7,352,502	45,821,833	33,055,976
Income from operations	17,517,026	3,696,886	19,407,298	9,505,853
Total other income (expense)	2,031,198	232,225	672,441	1,632,743
Net income	$19,548,224	$3,929,111	$20,079,739	$11,138,596
	As of March 31, 2021	As of December 31,
Balance Sheet Data		2020	2019
	(unaudited)
Cash and cash equivalents	$23,668,538	$14,842,912	$5,912,043
Total current assets	92,258,164	78,190,386	53,514,272
Total assets	98,549,842	84,979,244	61,195,270
Total current liabilities	37,605,631	32,040,390	20,181,242
Total liabilities	42,125,076	38,872,755	25,530,704
Owners’ capital	56,424,766	46,106,489	35,664,566
Total liabilities and owners’ equity	$98,549,842	$84,979,244	$61,195,270

Quarterly Revenue Information

The following table sets forth quarterly revenue information for Goedeker, Appliances Connection and the combined company (on a pro forma basis) for 2020 and 2021. Appliances Connection has not historically prepared quarterly financial statements. Management has prepared the following information from their sales records and believe they present a reasonable estimate of results for the periods shown.

(all amounts, other than percentages, in millions of U.S. dollars)

	Goedeker	Appliances Connection	Combined Company	% of Total For Year
March 31, 2020	$9.7	$57.1	$66.8	18.17%
June 30, 2020	15.3	76.2	91.5	24.88%
September 30, 2020	13.4	88.7	102.1	27.77%
December 31, 2020	16.7	90.6	107.3	29.18%
Year Ended December 31, 2020	$55.1	$312.6	$367.7	100.0%
March 31, 2021	$13.7	$109.3	$123.0

As the chart illustrates, revenue for the combined company grew rapidly during the year ended 2020, a trend which continued into the first quarter of 2021.

Non-GAAP Financial Measures

We believe the non-GAAP financial measures presented in this prospectus will help investors understand the financial condition and operating results of the combined company and assess our future prospects. We believe these non-GAAP financial measures, each of which is discussed in greater detail below, are important supplemental measures because they exclude unusual or non-recurring items as well as non-cash items that are unrelated to or may not be indicative of our ongoing operating results. Further, when read in conjunction with GAAP results, these non-GAAP financial measures provide a baseline for analyzing trends in our underlying businesses and can be used by management as a tool to help make financial, operational and planning decisions. Finally, these measures are often used by analysts and other interested parties to evaluate companies in our industry by providing more comparable measures that are less affected by factors such as capital structure.

We recognize that these non-GAAP financial measures have limitations, including that they may be calculated differently by other companies or may be used under different circumstances or for different purposes, thereby affecting their comparability from company to company. In order to compensate for these and the other limitations discussed below, management does not consider these measures in isolation from or as alternatives to the comparable financial measures determined in accordance with GAAP. Readers should review the reconciliations below and should not rely on any single financial measure to evaluate our business.

The non-GAAP financial measures used in this prospectus include Adjusted EBITDA and Adjusted EBITDA Margin. We define Adjusted EBITDA as net loss before income taxes, depreciation and amortization, financing costs, interest expense, sales tax accrual and one-time non-operational events. Adjusted EBITDA Margin is calculated by dividing Adjusted EBITDA by revenue. Adjusted EBITDA and Adjusted EBITDA Margin are not measures calculated in accordance with GAAP, and they should not be considered an alternative to any financial measures that were calculated under U.S. GAAP. Adjusted EBITDA and Adjusted EBITDA Margin are used to facilitate a comparison of the ordinary, ongoing and customary course of the operations of the combined company on a consistent basis from period to period and provide an additional understanding of factors and trends affecting the business of the combined company. Adjusted EBITDA and Adjusted EBITDA Margin may not be comparable to similarly titled non-GAAP measures used by other companies as other companies may have calculated the measures differently.

The reconciliation of Adjusted EBITDA to net loss for the combined company (on a pro forma basis) is provided below:

	Three Months Ended March 31, 2021	Year Ended December 31, 2020
Net income (loss)	$12,983,184	$(6,355,347)
Income tax expense	—	698,303
Depreciation and amortization	275,427	1,332,485
Financing costs	—	762,911
Interest expense	1,395,839	5,424,521
Sales tax accrual	—	7,700,378
One-time non-operational events:
Loss on extinguishment of debt	—	1,756,095
Write-off of acquisition receivable	—	809,000
Adjustment in value of contingency	—	138,922
Change on fair value of warrant liability	—	2,127,656
Adjusted EBITDA	$14,654,450	$14,394,924

Unaudited Pro Forma Combined Financial Information

The unaudited pro forma combined financial information presented below sets forth the financial position and results of operations of Goedeker after giving effect to the proposed acquisition and this offering. The following unaudited pro forma combined financial statements give effect to the proposed acquisition and related transactions and were prepared in accordance with the regulations of the Securities and Exchange Commission, or the SEC.

The pro forma financial information is presented for informational purposes only and is not necessarily indicative of what the combined company’s financial position actually would have been had the proposed acquisition been completed on the dates indicated or what the combined company’s results of operations actually would have been had the proposed acquisition been completed as of the beginning of the periods indicated. In addition, the combined pro forma financial statements do not purport to project the future financial position or operating results of the combined company. The pro forma combined financial statements include adjustments for events that are (1) directly attributable to the proposed acquisition, (2) factually supportable, and (3) with respect to the statements of operations, expected to have a continuing impact on the combined results.

It should be noted that there have been no material transactions between Goedeker and Appliances Connection prior to and during the periods presented in the unaudited pro forma combined financial statements. In addition, these statements do not reflect any cost or growth synergies that the combined company may achieve as a result of the proposed acquisition, or the costs to combine the operations of Goedeker and Appliances Connection.

The pro forma financial information has been derived from and should be read in conjunction with the following:

(a)     The unaudited condensed consolidated financial statements and related notes of Goedeker for the three months ended March 31, 2021 and 2020 (which are included elsewhere in this prospectus);

(b)    The consolidated financial statements and related notes of Goedeker for the year ended December 31, 2020, for the period from January 1, 2019 through April 5, 2019 (Predecessor) and for the period from April 6, 2019 through December 31, 2019 (Successor) (which are included elsewhere in this prospectus);

(c)     The unaudited combined financial statements and related notes of Appliances Connection for the three months ended March 31, 2021 and 2020 (which are included elsewhere in this prospectus); and

(d)    The combined financial statements and related notes of Appliances Connection for the years ended December 31, 2020 and 2019 (which are included elsewhere in this prospectus).

1847 GOEDEKER INC.
UNAUDITED PRO FORMA COMBINED BALANCE SHEET
AS OF MARCH 31, 2021

	Goedeker	Appliances Connection	Pro Forma Adjustments	Notes	Pro Forma Combined
ASSETS
Current Assets
Cash and cash equivalents	$1,309,374	$23,668,538	$189,600,000	(a)	$40,077,497
			(180,000,000)	(b)
			56,450,000	(c)
			(23,387,319)	(d)
			(22,045,014)	(e)
			(5,518,082)	(f)
Restricted cash	10,094,932	—	(3,026,812)	(g)	7,068,120
Receivables	948,354	15,810,245	—		16,758,599
Vendor deposits	742,926	36,304,532	(36,304,532)	(h)	742,926
Merchandise inventory, net	5,883,484	15,194,247	—		21,077,731
Prepaid expenses and other current assets	525,960	1,280,602	(175,000)	(d)	1,631,562
Total Current Assets	19,505,030	92,258,164	(24,406,759)		87,356,435
Property and equipment, net	355,581	1,996,520	—		2,352,101
Operating lease right-of-use assets	3,404,860	4,275,036	—		7,679,896
Goodwill	4,725,689	—	237,313,635	(i)	242,039,324
Intangible assets, net	1,276,088	—	—		1,276,088
Other long-term assets	45,000	20,122	—		65,122
TOTAL ASSETS	$29,312,248	$98,549,842	$212,906,876		$340,768,966

LIABILITIES, OWNERS’ EQUITY AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current Liabilities
Accounts payable and accrued expenses	$12,356,822	$25,313,287	$(18,082)	(f)	$37,652,027
Customer deposits	22,269,406	10,231,950			32,501,356
Short term notes payable, net	3,347,763	—	(3,347,763)	(f)	—
Current portion of notes payable, net	668,744	447,025	(668,744)	(g)	447,025
Current portion of acquisition note payable	—	—	6,000,000	(c)	6,000,000
Current portion of financing lease liability	—	64,912	—		64,912
Current portion of operating lease liabilities	664,043	1,548,457	—		2,212,500
Total Current Liabilities	39,306,778	37,605,631	1,965,411		78,877,820
Notes payable, net of current portion, net	2,358,068	1,549,088	(2,358,068)	(g)	1,549,088
Acquisition note payable, net of current potion	—	—	50,450,000	(c)	50,450,000
Financing lease liabilities, net of current portion	—	152,220	—		152,220
Operating lease liabilities, net of current portion	2,803,203	2,818,137	—		5,621,340
Contingent note payable	188,170	—	—		188,170
TOTAL LIABILITIES	44,656,219	42,125,076	50,057,343		136,838,638
Owners’ Equity	—	56,424,766	(56,424,766)	(j)	—
Stockholders’ Equity (Deficit)
Preferred stock, $.0001 par value, 20,000,000 shares authorized; none issued and outstanding at March 31, 2021	—	—	—		—
Common stock, $.0001 par value, 200,000,000 shares authorized; 6,111,200 shares issued and outstanding as of March 31, 2021 (47,659,715 on a pro-forma basis)	611	—	3,596	(a)	4,765
			233	(k)
			325	(k)

1847 GOEDEKER INC.
UNAUDITED PRO FORMA COMBINED BALANCE SHEET — Continued
AS OF MARCH 31, 2021

	Goedeker	Appliances Connection	Pro Forma Adjustments	Notes	Pro Forma Combined
Additional paid-in capital	14,874,341	—	189,596,404	(a)	236,296,723
			13,299,764	(k)
			18,526,214	(k)
Accumulated deficit	(30,218,923)	—	(2,152,237)	(f)	(32,371,160)
Total Owners’ Equity, Stockholders’ Equity (Deficit)	(15,343,971)	56,424,766	162,849,533		203,930,328
TOTAL LIABILITIES, OWNERS’ EQUITY AND STOCKHOLDERS’ EQUITY (DEFICIT)	$29,312,248	$98,549,842	$212,906,876		$340,768,966

1847 GOEDEKER INC.
UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
THREE MONTHS ENDED MARCH 31, 2021

	Goedeker	Appliances Connection	Pro Forma Adjustments	Notes	Pro Forma Combined
Product sales, net	$13,697,368	$109,260,089	$—		$122,957,457
Cost of goods sold	11,068,911	79,723,604	—		90,792,515
Gross Profit	2,628,457	29,536,485	—		32,164,942
Operating Expenses
Personnel	1,931,324	4,426,724	—		6,358,048
Advertising	1,083,248	2,269,449	—		3,352,697
Bank and credit card fees	532,742	1,863,628	—		2,396,370
Depreciation and amortization	122,331	153,096	—		275,427
General and administrative	2,239,498	3,306,562	—		5,546,060
Total Operating Expenses	5,909,143	12,019,459	—		17,928,602
Income (Loss) From Operations	(3,280,686)	17,517,026	—		14,236,340
Other Income (Expense)
Interest income	10,096	223,092	(223,092)	(l)	10,096
Interest expense	(232,831)	(186,745)	(1,002,500)	(m)	(1,395,839)
			26,237	(n)
Other income	10,206	1,994,851	(1,872,470)	(o)	132,587
Total Other Income (Expense)	(212,529)	2,031,198	(3,071,825)		(1,253,156)
Net Income (Loss)	$(3,493,215)	$19,548,224	$(3,071,825)	*	$12,983,184

Income (Loss) Per Common Share – Basic and Diluted	$(0.57)				$0.27
Weighted-Average Number of Common Shares Outstanding – Basic and Diluted	6,111,200				47,659,715

____________

*        We determined that there is no tax effect in the acquisition. Taxable income, if any, would be offset by our available net loss carryforwards.

1847 GOEDEKER INC.
UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
YEAR ENDED DECEMBER 31, 2020

	Goedeker	Appliances Connection	Pro Forma Adjustments	Notes	Pro Forma Combined
Product sales, net	$55,133,653	$312,608,528	$—		$367,742,181
Cost of goods sold	47,878,541	247,379,397	—		295,257,938
Gross Profit	7,255,112	65,229,131	—		72,484,243
Operating Expenses
Personnel	6,565,380	13,563,628	—		20,129,008
Advertising	4,865,361	9,164,242	—		14,029,603
Bank and credit card fees	1,806,620	12,361,428	—		14,168,048
Depreciation and amortization	549,712	782,773	—		1,332,485
General and administrative	7,900,566	9,949,762	—		17,850,328
Total Operating Expenses	21,687,639	45,821,833	—		67,509,472
Income (Loss) From Operations	(14,432,527)	19,407,298	—		4,974,771
Other Income (Expense)
Interest income	2,479	977,249	(977,249)	(p)	2,479
Financing costs	(762,911)	—	—		(762,911)
Interest expense	(870,847)	(663,674)	(4,010,000)	(q)	(5,424,521)
			120,000	(r)
Loss on extinguishment of debt	(1,756,095)	—	—		(1,756,095)
Write-off of acquisition receivable	(809,000)	—	—		(809,000)
Adjustment in value of contingency	(138,922)	—	—		(138,922)
Change on fair value of warrant liability	(2,127,656)	—	—		(2,127,656)
Other income	25,945	358,866	—		384,811
Total Other Income (Expense)	(6,437,007)	672,441	(4,867,249)		(10,631,815)
Net Income (Loss) Before Income Taxes	(20,869,534)	20,079,739	(4,867,249)		(5,237,044)
Income tax expense	(698,303)	—	*		(698,303)
Net Income (Loss)	$(21,567,837)	$20,079,739	$(4,867,249)		$(6,355,347)

Income (Loss) Per Common Share – Basic and Diluted	$(3.95)				$(0.14)
Weighted-Average Number of Common Shares Outstanding – Basic and Diluted	5,463,603				47,013,033

____________

*        We determined that there is no tax effect in the acquisition. Taxable income, if any, would be offset by our available net loss carryforwards.

1847 GOEDEKER INC.
NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

NOTE 1 — DESCRIPTION OF THE TRANSACTIONS

On October 20, 2020, we entered into the purchase agreement, which was amended on December 8, 2020 and April 6, 2021, to acquire Appliances Connection. Pursuant to the purchase agreement, ACI agreed to acquire all of the issued and outstanding capital stock or other equity securities of Appliances Connection for an aggregate purchase price of $222,000,000, subject to adjustment. The purchase price consists of (i) $180,000,000 in cash (subject to adjustment), (ii) 2,333,333 shares of our common stock having a stated value that is equal to $21,000,000, and (iii) a number of shares of our common stock that is equal to (A) $21,000,000 divided by (B) the average of the closing price of our shares of common stock (as reported on NYSE American) for the 20 trading days immediately preceding the 3rd trading day prior to the closing date of the proposed acquisition.

The purchase price is subject to a closing net working capital adjustment provision.  Under this provision, the sellers shall deliver to ACI at least one day prior to the closing of the proposed acquisition a statement setting forth their good faith estimate of the net working capital of Appliances Connection (which excludes accruals for sales tax liabilities). If such estimated net working capital exceeds a target net working capital of ($15,476,941), then within five (5) days ACI shall make a cash payment to the sellers that is equal to such excess. If such target net working capital exceeds such estimated net working capital, then either (i) if finally determined at the closing, the cash portion of the purchase price shall be decreased by such excess or (ii) within 5 days of the closing, the sellers shall make a cash payment to ACI that is equal to such excess.

The purchase price is also subject to a post-closing net working capital adjustment provision. On or before the 75th day following the closing of the proposed acquisition, ACI shall deliver to the sellers a statement setting forth its calculation of the net working capital. If such net working capital exceeds the estimated net working capital referred to above, then within five (5) days after the final determination of such net working capital ACI shall send payment by wire transfer of immediately available funds to the sellers in an amount equal to such excess. If the estimated net working capital exceeds such net working capital, then within five (5) days the sellers shall pay to ACI in cash an amount equal to such excess.

The cash portion of the purchase price will also be (i) decreased by (A) the amount of any outstanding unpaid indebtedness of Appliances Connection (other than trade debt) existing as of the closing date and (B) any transaction expenses, and (ii) increased by the amount of cash or cash equivalents held by, or on the books of, Appliances Connection as of the closing date, if any, that is in excess of $850,000.

Upon execution of the purchase agreement, ACI paid a deposit in the amount of $100,000, and upon execution of the first amendment to the purchase agreement, ACI paid an additional deposit in the amount of $75,000, all of which will be credited towards the cash portion of the purchase price at closing.

We intend to pay the cash portion of the purchase price for the proposed acquisition with (i) the proceeds from this offering and (ii) the proceeds of a term loan from a commercial bank. We have entered into a non-binding engagement letter with a commercial bank for the provision of a senior secured credit facility involving a term loan in the expected principal amount of $60 million.

1847 GOEDEKER INC.
NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

NOTE 2 — BASIS OF PRO FORMA PRESENTATION

The unaudited pro forma combined balance sheet as of March 31, 2021 combines the historical unaudited condensed consolidated balance sheet of Goedeker with the historical unaudited condensed combined balance sheet of Appliances Connection and was prepared as if the proposed acquisition had occurred on March 31, 2021.

The unaudited pro forma combined statement of operations for the three months ended March 31, 2021 combines the historical unaudited condensed consolidated statement of operations of Goedeker with the historical unaudited condensed combined statement of operations of Appliances Connection and was prepared as if the proposed acquisition had occurred on January 1, 2021.

The unaudited pro forma combined statement of operations for the year ended December 31, 2020 combines the historical unaudited condensed consolidated statement of operations of Goedeker with the historical unaudited condensed combined statement of operations of Appliances Connection and was prepared as if the proposed acquisition had occurred on January 1, 2020.

The historical financial information is adjusted in the unaudited pro forma combined financial information to give effect to pro forma events that are (1) directly attributable to the proposed acquisition, (2) factually supportable, and (3) with respect to the combined statement of operations, expected to have a continuing impact on the combined results.

We accounted for the proposed acquisition in the unaudited pro forma combined financial information using the acquisition method of accounting in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 805 “Business Combinations”, or ASC 805. In accordance with ASC 805, we used our best estimates and assumptions to assign fair value to the tangible and intangible assets acquired and liabilities assumed at the acquisition date. Goodwill of Appliances Connection is measured as the excess of the purchase consideration over the fair value of the net tangible assets and identifiable assets acquired. The preliminary fair value of the net assets to be acquired is $(3,442,085). The excess of the aggregate estimated fair value of the net tangible assets, $237,313,635, has been allocated to provisional goodwill.

The pro forma adjustments described below were developed based on management’s assumptions and estimates, including assumptions relating to the consideration paid and the allocation thereof to the assets acquired and liabilities assumed from Appliances Connection based on preliminary estimates to fair value.  The final purchase consideration and allocation of the purchase consideration will differ from that reflected in the unaudited pro forma combined financial information after the final valuation procedures are performed and the amounts are finalized.

The unaudited pro forma combined financial information is provided for illustrative purposes only and does not purport to represent what the actual consolidated results of operations or the consolidated financial position of the combined company would have been had the acquisition occurred on the dates assumed, nor are the necessarily indicative of future consolidated results of operations or financial position.

We expect to incur costs and realize benefits associated with integrating the operations of Goedeker and Appliances Connection.  The unaudited pro forma combined financial statements do not reflect the costs of any integration activities or any benefits that may result from operating efficiencies or revenue synergies.  The unaudited pro forma combined statement of operations does not reflect any non-recurring charges directly related to the proposed acquisition that the combined company may incur upon completion of the proposed acquisition.

1847 GOEDEKER INC.
NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

NOTE 3 — PURCHASE PRICE ALLOCATION

The table below represents the estimated preliminary purchase price allocation to the net assets acquired based on their estimated fair values, as well as the associated estimated useful lives of the acquired intangible assets. Such amounts were estimated using the most recent balance sheet of Appliances Connection as of March 31, 2021. Upon closing of the proposed acquisition, final valuations will be performed, whereby increases or decreases in the fair value of relevant balance sheet accounts will result in adjustments, which may result in material differences from the information presented herein.

Provisional purchase consideration at preliminary fair value:
Cash consideration	$180,000,000
Share issuance	31,826,536
Working capital adjustment paid to sellers	22,045,014
Amount of consideration (excluding potential gross-up):	$233,871,550

Assets acquired and liabilities assumed at preliminary fair value
Cash	$106,219
Accounts receivable	15,810,245
Inventories	15,194,247
Other assets	1,300,724
Property and equipment	1,996,520
Operating lease right-of-use asset	4,275,036
Accounts payable and accrued expenses	(25,313,287)
Customer deposits	(10,231,950)
Current portion of notes payable	(447,025)
Long term portion of notes payable	(1,549,088)
Current portion of operating and finance lease liabilities	(1,613,369)
Operating and finance lease liabilities, net of current portions	(2,970,357)
Net tangible assets acquired	$(3,442,085)

Total net assets acquired	$(3,442,085)
Consideration paid	233,871,550
Preliminary goodwill	$237,313,635
Estimated working capital adjustment:
Working capital on preliminary statement	$6,568,073
Target working capital	(15,476,941)
Net estimated working capital adjustment	$(22,045,014)

1847 GOEDEKER INC.
NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

NOTE 4 — PRO FORMA ADJUSTMENTS

The pro forma adjustments included in the unaudited pro forma condensed combined financial statements are as follows:

(a)	Net proceeds from offering as follows:
	Sale of 35,964,912 units at $5.70, the May 21, 2021 closing price	$205,000,000
	Underwriting discount	(14,350,000)
	Estimated cash expenses	(1,050,000)
	Net proceeds	$189,600,000

(b)	Disbursed to sellers in cash	$180,000,000

(c)	Proceeds of acquisition note payable (term loan), net of a $1,450,000 discount and $2,100,000 placement agent fee	$56,450,000

(d)	Pay sellers’ for cash, net of (i) $175,000 deposit paid at signing of purchase agreement, (ii) long-term debt of $1,549,088, and (iii) cash threshold of $850,000	$23,387,319

(e)	Estimated working capital adjustment paid to sellers	$22,045,014

(f)	Payoff short-term note payable and accrued interest and write-off of unamortized debt discount and warrant expenses	$5,518,082

(g)	Payoff of debt in accordance with terms of acquisition note payable	$3,026,812

(h)	Appliances Connection vendor deposits not acquired in transaction	$36,304,532

(i)	Preliminary goodwill as the difference between consideration paid and net assets acquired	$237,313,635

(j)	Members’ equity eliminated in consolidation	$56,424,766

(k)	Shares issued to sellers
	2,333,333 at fixed price of $9.00 per share	$13,299,998
	3,250,270 at the average price of $6.461 for the 20 trading days ended May 18, 2021	$18,526,539

(l)	Eliminate interest income earned on vendor deposits that do not transfer to the combined company for the three months ended March 31, 2021	$223,092

(m)	Interest expense and amortization of loan discount on acquisition note payable for the three months ended March 31, 2021	$1,002,500

(n)	Estimated reduction in interest expense on loans paid off in accordance with terms of acquisition note payable for the three months ended March 31, 2021	$26,237

(o)	Eliminate forgiveness of PPP loans	$1,872,470

(p)	Eliminate interest income earned on vendor deposits that do not transfer to the combined company for the year ended December 31, 2020	$977,249

(q)	Interest expense and amortization of loan discount on acquisition note payable for the year ended December 31, 2020	$4,010,000

(r)	Estimated reduction in interest expense on loans paid off in accordance with terms of acquisition note payable for the year ended December 31, 2020	$120,000

RISK FACTORS

An investment in our securities involves a high degree of risk. You should carefully consider the following risk factors, together with the other information contained in this prospectus, before purchasing our securities. We have listed below (not necessarily in order of importance or probability of occurrence) what we believe to be the most significant risk factors applicable to the proposed acquisition and the combined company, but they do not constitute all of the risks that may be applicable. Any of the following factors could harm our business, financial condition, results of operations or prospects, and could result in a partial or complete loss of your investment. Some statements in this prospectus, including statements in the following risk factors, constitute forward-looking statements. Please refer to the section titled “Cautionary Statement Regarding Forward-Looking Statements.” For purposes of this “Risk Factors” section, references to “we,” “us,” “our” or “our company” are to the combined company resulting from the proposed acquisition unless the context requires otherwise.

Risks Related to the Proposed Acquisition

The proposed acquisition is subject to a number of conditions, and may not close at all, in which case this offering will not be consummated.

The purchase agreement contains a number of conditions that must be fulfilled to complete the proposed acquisition, including, without limitation: the receipt of all authorizations, consents, permits, licenses or approvals of all governmental authorities or other third parties; the expiration or termination of any waiting period applicable to the consummation of the transaction under the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended; the absence of any temporary, preliminary or permanent restraining order preventing the consummation of the proposed acquisition; the release of any security interests related to Appliances Connection; the execution of new leases for certain properties; the execution of certain employment agreements between certain officers of Appliances Connection and ACI; the receipt of an opinion of the sellers’ counsel; and the receipt of documents required for the transfer of the securities of Appliances Connection to ACI. In addition, ACI shall have obtained on terms and conditions reasonably satisfactory to it all of the financing necessary to pay the cash portion of the purchase price and pay related fees and expenses to consummate the proposed acquisition and provide reasonably adequate working capital for the combined company after the closing, which includes the term loan in the expected principal amount of $60 million to pay a portion of the cash portion of the purchase price for the proposed acquisition.

The required satisfaction of the foregoing conditions could delay the completion of the proposed acquisition for a significant period of time or prevent it from occurring. Any delay in completing the proposed acquisition could cause our company not to realize some or all of the benefits that the parties expect our company to achieve. Further, there can be no assurance that the conditions to the closing of the proposed acquisition will be satisfied or waived or that the proposed acquisition will be completed. The completion of this offering is contingent upon the completion of the proposed acquisition. We can provide no assurance that the proposed acquisition will be consummated in a timely manner, or at all. If the proposed acquisition is not completed, then this offering will not be consummated.

If the benefits of the proposed acquisition do not meet the expectations of investors, stockholders or financial analysts, the market price of our securities may decline.

If the benefits of the proposed acquisition do not meet the expectations of investors or securities analysts, the market price of our securities prior to the closing of the proposed acquisition may decline. The market values of our securities at the time of the proposed acquisition may vary significantly from their prices on the date the acquisition target was identified.

In addition, broad market and industry factors may materially harm the market price of our securities irrespective of our operating performance. The stock market in general has experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks, and of our securities, may not be predictable. A loss of investor confidence in the market for retail stocks or the stocks of other companies which investors perceive to be similar to us could depress our stock price regardless of our business, prospects, financial conditions or results of operations. A decline in the market price of our securities also could adversely affect our ability to issue additional securities and our ability to obtain additional financing in the future.

Failure or delay to complete the proposed acquisition could negatively impact our business, financial condition, results of operations or stock price.

Completion of the proposed acquisition is conditioned upon the satisfaction of certain closing conditions, including those discussed above, and other closing conditions customary for a transaction of this size and type. The required conditions to closing may not be satisfied in a timely manner, if at all. If the proposed acquisition is not consummated for these or any other reasons, we may be subject to a number of adverse effects, including:

•        the price of our securities may decline to the extent that the current market price reflects a market assumption that the proposed acquisition will be completed;

•        our operations may continue to incur loss; and

•        costs related to the proposed acquisition, such as legal, accounting, financial advisory and printing fees, must be paid even if the proposed acquisition is not completed.

Furthermore, if the proposed acquisition is not completed, there can be no assurance that we will be able to find another target business on terms as favorable as those of the proposed acquisition.

The integration of Appliances Connection with Goedeker may not be as successful as anticipated.

The proposed acquisition of Appliances Connection, a company that is significantly larger than Goedeker, involves numerous operational, strategic, financial, accounting, legal, tax and other risks; potential liabilities associated with the acquired business; and uncertainties related to design, operation and integration of Appliances Connection’s internal control over financial reporting. Difficulties in integrating Appliances Connection with Goedeker may result in the combined company performing differently than expected, in operational challenges or in the failure to realize anticipated expense-related efficiencies. Goedeker’s and Appliances Connection’s existing businesses could also be negatively impacted by the proposed acquisition. Potential difficulties that may be encountered in the integration process include, among other factors:

•        the inability to successfully integrate the business of Appliances Connection with Goedeker in a manner that permits the combined company to achieve the full revenue and cost savings anticipated from the proposed acquisition;

•        complexities associated with managing the larger, more complex, integrated business;

•        not realizing anticipated operating synergies or incurring unexpected costs to realize such synergies;

•        integrating personnel from the two companies while maintaining focus on providing consistent, high-quality products and services;

•        potential unknown liabilities and unforeseen expenses, delays or regulatory conditions associated with the proposed acquisition;

•        loss of key employees and need to hire new employees to accommodate the larger business and expected growth of the combined company;

•        integrating relationships with customers, vendors and business partners;

•        performance shortfalls at one or both of the companies as a result of the diversion of management’s attention caused by completing the proposed acquisition and integrating Appliances Connection’s operations with Goedeker; and

•        the disruption of, or the loss of momentum in each, company’s ongoing business or inconsistencies in standards, controls, procedures and policies.

We have incurred and expect to continue to incur substantial transaction-related costs in connection with the proposed acquisition.

We have incurred, and expect to continue to incur, a number of non-recurring transaction-related costs associated with completing the proposed acquisition. These fees and costs have been, and will continue to be, substantial. Non-recurring transaction costs include, but are not limited to, fees paid to legal, financial and accounting advisors, filing fees and printing costs. Additional unanticipated costs may be incurred, which may be higher than expected and could have a material adverse effect on the combined company financial condition and operating results.

Our future results following proposed acquisition may differ materially from the unaudited pro forma financial information included in this prospectus.

The unaudited pro forma financial information contained in this prospectus is presented for purposes of presenting our historical consolidated financial statements with the historical combined financial statements of Appliances Connection, as adjusted to give effect to the proposed acquisition, and is not necessarily indicative of the financial condition or results of operations of the business following the proposed acquisition. The assumptions used in preparing the pro forma financial information may not prove to be accurate, and other factors may affect our financial condition and results of operations following the proposed acquisition. Any change in our financial condition or results of operations may cause significant variations in the price of our securities.

As a result of the proposed acquisition, our company may have undisclosed liabilities and any such liabilities could harm our revenues, business, prospects, financial condition and results of operations.

The due diligence process that we conducted on Appliances Connection may not reveal all material liabilities of Appliances Connection currently existing or which may be asserted in the future against our company relating to its activities before the consummation of the proposed acquisition transaction. There can be no assurance that our company will not have any liabilities in connection with the closing of the proposed acquisition that we are unaware of or that we will be successful in enforcing any indemnification provisions or that such indemnification provisions will be adequate to reimburse us. Any such liabilities of Appliances Connection that survive the proposed acquisition could harm our revenues, business, prospects, financial condition and results of operations.

Risks Related to the Business and Industry of the Combined Company

The COVID-19 pandemic may cause a material adverse effect on our business.

The COVID-19 pandemic continues to rapidly evolve. At this time, there continues to be significant volatility and uncertainty relating to the full extent to which the COVID-19 pandemic and the various responses to it will impact our business, operations and financial results.

Most states and cities have at various times instituted quarantines, restrictions on travel, “stay at home” rules, social distancing measures and restrictions on the types of businesses that could continue to operate, as well as guidance in response to the pandemic and the need to contain it. Pursuant to restrictions in Missouri, Goedeker’s showroom was closed from April through June of 2020, but its call center and warehouse continued to operate. Appliances Connection’s retail facilities and warehouse were deemed essential businesses that were not subject to restrictions in New York and New Jersey, so they remained open and continued to operate. Since over 95% of Goedeker’s sales are completed online and its call center and warehouse and distribution operations continued to operate, and Appliances Connection continued to operate, the restrictions put in place have not had a materially negative impact on our operations. However, the situation surrounding COVID-19 remains fluid, and we may be required to close or limit service offerings in our retail facilities or warehouse in response to guidance from applicable government and public health officials, which could adversely affect our operations and revenues.

In addition, we are dependent upon suppliers to provide us with all of the products that we sell. We source, and sell products from domestic and international vendors, and their ability to reliably and efficiently fulfill our orders is critical to our business success. The COVID-19 pandemic has impacted and may continue to impact suppliers and manufacturers of certain of our products. As a result, we have faced and may continue to face delays or difficulty sourcing certain products, which could negatively affect our business and financial results. For example, late in the second quarter of 2020 and through the remainder of 2020, Goedeker experienced delays in getting products from manufacturers whose production facilities were closed or operating at reduced capacity because of the COVID-19 pandemic, which resulted in some cancellations of customer orders. We estimate that cancellations caused by shipping delays approximated $39.7 million in the year ended December 31, 2020, based on the historical ratio of shipped sales to customer orders of approximately 79% to the actual ratio of approximately 45% in the year ended December 31, 2020. Even if we are able to find alternate sources for such products, they may cost more, which could adversely impact our profitability and financial condition.

The global deterioration in economic conditions, which may have an adverse impact on discretionary consumer spending, could also impact our business and demand for our products. For instance, consumer spending may be negatively impacted by general macroeconomic conditions, including a rise in unemployment, and decreased consumer confidence resulting from the pandemic. Changing consumer behaviors as a result of the pandemic may also have a material impact on our revenue.

The spread of COVID-19 has also adversely impacted global economic activity and has contributed to significant volatility and negative pressure in financial markets. The pandemic has resulted, and may continue to result, in a significant disruption of global financial markets, which may reduce our ability to access capital in the future, which could negatively affect our liquidity.

If the COVID-19 pandemic does not continue to slow and the spread of COVID-19 is not contained, our business operations, including those of our suppliers, could be further delayed or interrupted. We expect that government and health authorities may announce new or extend existing restrictions, which could require us to make further adjustments to our operations in order to comply with any such restrictions. We may also experience limitations in employee resources. In addition, our operations could be disrupted if any of our employees were suspected of having COVID-19, which could require quarantine of some or all such employees or closure of our facilities for disinfection. We may also delay or reduce certain capital spending and related projects until the travel and logistical impacts of the pandemic are lifted, which will delay the completion of such projects. The duration of any business disruption cannot be reasonably estimated at this time but may materially affect our ability to operate our business and result in additional costs.

The extent to which the COVID-19 pandemic may impact our results will depend on future developments, which are highly uncertain and cannot be predicted as of the date of this prospectus, including the effectiveness of vaccines and other treatments for COVID-19, and other new information that may emerge concerning the severity of the pandemic and steps taken to contain the pandemic or treat its impact, among others. Nevertheless, the pandemic and the current financial, economic and capital markets environment, and future developments in the global supply chain and other areas present material uncertainty and risk with respect to our performance, financial condition, results of operations and cash flows.

To the extent the COVID-19 pandemic adversely affects our business and financial results, it may also have the effect of heightening many of the other risks described in this “Risk Factors” section.

If we fail to acquire new customers or retain existing customers, or fail to do so in a cost-effective manner, our net revenue may decrease, and our business, financial condition and operating results may be materially adversely affected.

Our success depends on our ability to acquire and retain customers in a cost-effective manner. In order to expand our customer base, we must appeal to and acquire customers who have historically used other means of commerce to purchase home goods and may prefer alternatives to our offerings, such as the websites of our competitors or our suppliers’ own websites. We have made significant investments related to customer acquisition and expect to continue to spend significant amounts to acquire additional customers. Goedeker’s advertising efforts consist primarily of email marketing, affiliate marketing, and to a lesser extent, social media. Appliances Connection’s advertising efforts including online advertisements and promotions, digital marketing, and to a lesser degree, more traditional forms of marketing like television and radio advertisements in the New York City media market. These efforts are expensive and may not result in the cost-effective acquisition of customers. We cannot assure you that the net profit from new customers we acquire will ultimately exceed the cost of acquiring those customers. If we fail to deliver a quality shopping experience, or if consumers do not perceive the products we offer to be of high value and quality, we may not be able to acquire new customers. If we are unable to acquire new customers who purchase products in numbers sufficient to grow our business, we may not be able to generate the scale necessary to drive beneficial network effects with our suppliers or efficiencies in our logistics network, our net revenue may decrease, and our business, financial condition and operating results may be materially adversely affected.

We believe that many of our new customers originate from word-of-mouth and other non-paid referrals from existing customers. Therefore, we must ensure that our existing customers remain loyal to us in order to continue receiving those referrals. If our efforts to satisfy our existing customers are not successful, we may not be able to acquire new customers in sufficient numbers to continue to grow our business, or we may be required to incur significantly higher marketing expenses in order to acquire new customers.

Our success depends in part on our ability to increase our net revenue per active customer. If our efforts to increase customer loyalty and repeat purchasing as well as maintain high levels of customer engagement are not successful, our growth prospects and revenue will be materially adversely affected.

Our ability to grow our business depends on our ability to retain our existing customer base and generate increased revenue and repeat purchases from this customer base, and maintain high levels of customer engagement. To do this, we must continue to provide our customers and potential customers with a unified, convenient, efficient and differentiated shopping experience by:

•        providing imagery, tools and technology that attract customers who historically would have bought elsewhere;

•        maintaining a high-quality and diverse portfolio of products;

•        delivering products on time and without damage; and

•        maintaining and further developing our online platforms.

If we fail to increase net revenue per active customer, generate repeat purchases or maintain high levels of customer engagement, our growth prospects, operating results and financial condition could be materially adversely affected.

Our business depends on our ability to build and maintain strong brands. We may not be able to maintain and enhance our brands if we receive unfavorable customer complaints, negative publicity or otherwise fail to live up to consumers’ expectations, which could materially adversely affect our business, results of operations and growth prospects.

Maintaining and enhancing our brands is critical to expanding our base of customers and suppliers. Our ability to maintain and enhance our brand depends largely on our ability to maintain customer confidence in our product and service offerings, including by delivering products on time and without damage. If customers do not have a satisfactory shopping experience, they may seek out alternative offerings from our competitors and may not return to our sites as often in the future, or at all. In addition, unfavorable publicity regarding, for example, our practices relating to privacy and data protection, product quality, delivery problems, competitive pressures, litigation or regulatory activity, could seriously harm our reputation. Such negative publicity also could have an adverse effect on the size, engagement, and loyalty of our customer base and result in decreased revenue, which could adversely affect our business and financial results. A significant portion of our customers’ brand experience also depends on third parties outside of our control, including suppliers and logistics providers such as R+L Carriers, AM Home Delivery and other third-party delivery agents. If these third parties do not meet our or our customers’ expectations, our brands may suffer irreparable damage.

In addition, maintaining and enhancing these brands may require us to make substantial investments, and these investments may not be successful. If we fail to promote and maintain our brands, or if we incur excessive expenses in this effort, our business, operating results and financial condition may be materially adversely affected. We anticipate that, as our market becomes increasingly competitive, maintaining and enhancing our brands may become increasingly difficult and expensive. Maintaining and enhancing our brands will depend largely on our ability to provide high quality products to our customers and a reliable, trustworthy and profitable sales channel to our suppliers, which we may not be able to do successfully.

Customer complaints or negative publicity about our sites, products, delivery times, customer data handling and security practices or customer support, especially on blogs, social media websites and our sites, could rapidly and severely diminish consumer use of our sites and consumer and supplier confidence in us and result in harm to our brands.

Our efforts to expand our business into new brands, products, services, technologies, and geographic regions will subject us to additional business, legal, financial, and competitive risks and may not be successful.

Our business success depends to some extent on our ability to expand our customer offerings by launching new brands and services and by expanding our existing offerings into new geographies. Launching new brands and services or expanding geographically requires significant upfront investments, including investments in marketing, information technology, and additional personnel. We may not be able to generate satisfactory revenue from these efforts to offset these costs. Any lack of market acceptance of our efforts to launch new brands and services or to expand our existing offerings could have a material adverse effect on our business, prospects, financial condition and results of operations.

Further, as we continue to expand our fulfillment capability or add new businesses with different requirements, our logistics networks become increasingly complex and operating them becomes more challenging. There can be no assurance that we will be able to operate our networks effectively.

We have also entered and may continue to enter into new markets in which we have limited or no experience, which may not be successful or appealing to our customers. These activities may present new and difficult technological and logistical challenges, and resulting service disruptions, failures or other quality issues may cause customer dissatisfaction and harm our reputation and brand. Further, our current and potential competitors in new market segments may have greater brand recognition, financial resources, longer operating histories and larger customer bases than we do in these areas. As a result, we may not be successful enough in these newer areas to recoup our investments in them. If this occurs, our business, financial condition and operating results may be materially adversely affected.

Risks associated with the suppliers from whom our products are sourced could materially adversely affect our financial performance as well as our reputation and brand.

We depend on our ability to provide our customers with a wide range of products from qualified suppliers in a timely and efficient manner. Political and economic instability, the financial stability of suppliers, suppliers’ ability to meet our standards, labor problems experienced by suppliers, the availability or cost of raw materials, merchandise quality issues, currency exchange rates, trade tariff developments, transport availability and cost, transport security, inflation, the COVID-19 pandemic and other factors relating to our suppliers are beyond our control.

Our agreements with most of our suppliers do not provide for the long-term availability of merchandise or the continuation of particular pricing practices, nor do they usually restrict such suppliers from selling products to other buyers. There can be no assurance that our current suppliers will continue to seek to sell us products on current terms or that we will be able to establish new or otherwise extend current supply relationships to ensure product acquisitions in a timely and efficient manner and on acceptable commercial terms. Our ability to develop and maintain relationships with reputable suppliers and offer high quality merchandise to our customers is critical to our success. If we are unable to develop and maintain relationships with suppliers that would allow us to offer a sufficient amount and variety of quality merchandise on acceptable commercial terms, our ability to satisfy our customers’ needs, and therefore our long-term growth prospects, would be materially adversely affected.

Further, we rely on our suppliers’ representations of product quality, safety and compliance with applicable laws and standards. If our suppliers or other vendors violate applicable laws, regulations or our supplier code of conduct, or implement practices regarded as unethical, unsafe, or hazardous to the environment, it could damage our reputation and negatively affect our operating results. Further, concerns regarding the safety and quality of products provided by our suppliers could cause our customers to avoid purchasing those products from us, or avoid purchasing products from us altogether, even if the basis for the concern is outside of our control. As such, any issue, or perceived issue, regarding the quality and safety of any items we sell, regardless of the cause, could adversely affect our brand, reputation, operations and financial results.

We also are unable to predict whether any of the countries in which our suppliers’ products are currently manufactured or may be manufactured in the future will be subject to new, different, or additional trade restrictions imposed by the United States or foreign governments or the likelihood, type or effect of any such restrictions. Any event causing a disruption or delay of imports from suppliers with international manufacturing operations, including the imposition of additional import restrictions, restrictions on the transfer of funds or increased tariffs or quotas, could increase the cost or reduce the supply of merchandise available to our customers and materially adversely affect our financial performance as well as our reputation and brand. Furthermore, some or all of our suppliers’ foreign operations may be adversely affected by political and financial instability, resulting in the disruption of trade from exporting countries, restrictions on the transfer of funds or other trade disruptions.

In addition, our business with foreign suppliers may be affected by changes in the value of the United States dollar relative to other foreign currencies. For example, any movement by any other foreign currency against the United States dollar may result in higher costs to us for those goods. Declines in foreign currencies and currency exchange rates might negatively affect the profitability and business prospects of one or more of our foreign suppliers. This, in turn, might cause such foreign suppliers to demand higher prices for merchandise in their effort to offset any lost profits associated with any currency devaluation, delay merchandise shipments, or discontinue selling to us altogether, any of which could ultimately reduce our sales or increase our costs.

Our suppliers have imposed conditions in our business arrangements with them. If we are unable to continue satisfying these conditions, or such suppliers impose additional restrictions with which we cannot comply, it could have a material adverse effect on our business, financial condition and operating results.

Our suppliers have strict conditions for doing business with them. Several are sizeable such as General Electric, Whirlpool and DMI. If we cannot satisfy these conditions or if they impose additional or more restrictive conditions that we cannot satisfy, our business would be materially adversely affected. It would be materially detrimental to our business if these suppliers decided to no longer do business with us, increased the pricing at which they allow us to purchase their goods or impose other restrictions or conditions that make it more difficult for us to work with them. Any of these events could have a material adverse effect on our business, financial condition and operating results.

Our dependence on one supplier for a substantial portion of our purchases makes us vulnerable to a disruption in the supply of its products.

Goedeker relies on Whirlpool for a substantial portion of product purchases. For the years ended December 31, 2020 and 2019, approximately 38.0% and 44.1%, respectively, of its total purchases were from Whirlpool. As a result, any of the following could have a material adverse effect on our business, financial condition and results of operations:

•        termination of the supply agreement;

•        an adverse change in the financial condition of Whirlpool; or

•        an adverse change in the Whirlpool’s ability to manufacture and/or deliver desired products on a timely basis.

Our agreement with Whirlpool is terminable at will by either party upon short notice, so does not provide for the long-term availability of products, nor does it provide for the continuation of particular pricing practices. There can be no assurance that Whirlpool will continue to sell us products or that we will be able to establish new supply relationships to ensure similar product acquisitions in a timely and efficient manner and on acceptable commercial terms.

Successful performance of these supply agreement is critical to our success. If the supply relationship is affected adversely, we may be unable to replace quickly or effectively the products sold to us by Whirlpool. Significant disruptions could have a dramatic effect on our performance.

We may be unable to source new suppliers or strengthen our relationships with current suppliers.

Goedeker and Appliances Connection have relationships with over 240 and nearly 2,000 suppliers, respectively. Our agreements with suppliers are generally terminable at will by either party upon short notice. If we do not maintain our existing relationships or build new relationships with suppliers on acceptable commercial terms, we may not be able to maintain a broad selection of merchandise, and our business and prospects would suffer severely.

In order to attract quality suppliers, we must:

•        demonstrate our ability to help our suppliers increase their sales;

•        offer suppliers a high quality, cost-effective fulfillment process; and

•        continue to provide suppliers with a dynamic and real-time view of our demand and inventory needs.

If we are unable to provide our suppliers with a compelling return on investment and an ability to increase their sales, we may be unable to maintain and/or expand our supplier network, which would negatively impact our business.

We depend on our suppliers to perform certain services regarding the products that we offer.

As part of offering our suppliers’ products for sale on our sites, suppliers are often responsible for conducting a number of traditional retail operations with respect to their respective products, including maintaining inventory and preparing merchandise for shipment to our customers. In these instances, we may be unable to ensure that suppliers will perform these services to our or our customers’ satisfaction in a manner that provides our customer with a unified brand experience or on commercially reasonable terms. If our customers become dissatisfied with the services provided by our suppliers, our business, reputation and brands could suffer.

If we fail to manage our growth effectively, our business, financial condition and operating results could be harmed.

To manage our growth effectively, we must continue to implement our operational plans and strategies, improve and expand our infrastructure of people and information systems and expand, train and manage our employee base. We have rapidly increased employee headcount since our inception to support the growth in our business. To support continued growth, we must effectively integrate, develop and motivate a large number of new employees. We face significant competition for personnel. Failure to manage our hiring needs effectively or successfully integrate our new hires may have a material adverse effect on our business, financial condition and operating results.

Additionally, the growth of our business places significant demands on our operations, as well as our management and other employees. For example, we typically launch hundreds of promotional events across thousands of products each month on our sites via emails and personalized displays. These events require us to produce updates of our sites and emails to our customers on a daily basis with different products, photos and text. Any surge in online traffic and orders associated with such promotional activities places increased strain on our operations, including our logistics network, and may cause or exacerbate slowdowns or interruptions. The growth of our business may require significant additional resources to meet these daily requirements, which may not scale in a cost-effective manner or may negatively affect the quality of our sites and customer experience. We are also required to manage relationships with a growing number of suppliers, customers and other third parties. Our information technology systems and our internal controls and procedures may not be adequate to support future growth of our supplier and employee base. If we are unable to manage the growth of our organization effectively, our business, financial condition and operating results may be materially adversely affected.

Our ability to obtain continued financing is critical to the growth of our business. We will need additional financing to fund operations, which additional financing may not be available on reasonable terms or at all.

Our future growth, including the potential for future market expansion will require additional capital. We will consider raising additional funds through various financing sources, including the procurement of additional commercial debt financing. For example, completion of the proposed acquisition depends on us securing a term loan to pay a portion of the cash portion of the purchase price to acquire Appliances Connection. However, there can be no assurance that such funds will be available on commercially reasonable terms, if at all. If such financing is not available on satisfactory terms, we may be unable to execute our growth strategy, and operating results may be adversely affected. Any additional debt financing will increase expenses and must be repaid regardless of operating results and may involve restrictions limiting our operating flexibility.

Our ability to obtain financing may be impaired by such factors as the capital markets, both generally and specifically in our industry, which could impact the availability or cost of future financings. If the amount of capital we are able to raise from financing activities, together with our revenues from operations, are not sufficient to satisfy our capital needs, we may be required to decrease the pace of, or eliminate, our future product offerings and market expansion opportunities and potentially curtail operations.

Our third-party loans contain certain terms that could materially adversely affect our financial condition.

We are party to third party loans that are secured by our assets. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources” and “— Recent Developments” for a description of these loans. The loan documents contain customary representations, warranties and affirmative and negative covenants. If an event of default were to occur under these loans, the lenders thereto may pursue all remedies available to them, including declaring the obligations under the loans immediately due and payable, which could materially adversely affect our financial condition.

Our business is highly competitive. Competition presents an ongoing threat to the success of our business.

Our business is rapidly evolving and intensely competitive, and we have many competitors in different industries. Our competition includes furniture stores, big box retailers, department stores, specialty retailers, and online retailers and marketplaces in the United States, including:

•        Furniture Stores:    Ashley Furniture, Bob’s Discount Furniture, Havertys, Raymour & Flanagan and Rooms To Go

•        Big Box Retailers:    Bed Bath & Beyond, Home Depot, IKEA, Lowe’s, Target, Best Buy and Walmart

•        Department Stores:    JCPenney and Macy’s

•        Specialty Retailers:    Crate and Barrel, Ethan Allen, TJX, At Home, Williams Sonoma, Restoration Hardware, Arhaus, Horchow, Room & Board and Mitchell Gold + Bob Williams

•        Online Retailers and Marketplaces:    Amazon, Wayfair, Houzz and eBay

•        Other:    AJ Madison and US Appliance

We expect competition in e-commerce generally to continue to increase. We believe that our ability to compete successfully depends upon many factors both within and beyond our control, including:

•        the size and composition of our customer base;

•        the number of suppliers and products we feature on our sites;

•        our selling and marketing efforts;

•        the quality, price and reliability of products we offer;

•        the convenience of the shopping experience that we provide;

•        our ability to distribute our products and manage our operations; and

•        our reputation and brand strength.

Many of our current competitors have, and potential competitors may have, longer operating histories, greater brand recognition, larger fulfillment infrastructures, greater technical capabilities, faster and less costly shipping, significantly greater financial, marketing and other resources and larger customer bases than we do. These factors may allow our competitors to derive greater net revenue and profits from their existing customer base, acquire customers at lower costs or respond more quickly than we can to new or emerging technologies and changes in consumer habits. These competitors may engage in more extensive research and development efforts, undertake more far-reaching marketing campaigns and adopt more aggressive pricing policies, which may allow them to build larger customer bases or generate net revenue from their customer bases more effectively than we do.

Our success depends, in substantial part, on our continued ability to market our products through search engines and social media platforms.

The marketing of our products depends on our ability to cultivate and maintain cost-effective and otherwise satisfactory relationships with search engines and social media platforms, including those operated by Google, Facebook, Bing and Yahoo! These platforms could decide to change their terms and conditions of use at any time (and without notice) and/or significantly increase their fees. No assurances can be provided that we will be able to maintain cost-effective and otherwise satisfactory relationships with these platforms and our inability to do so in the case of one or more of these platforms could have a material adverse effect on our business, financial condition and results of operations.

We obtain a significant number of visits via search engines such as Google, Bing and Yahoo! Search engines frequently change the algorithms that determine the ranking and display of results of a user’s search and may make other changes to the way results are displayed, which can negatively affect the placement of links and, therefore, reduce the number of visits to our website. The growing use of online ad-blocking software may also impact the success of our marketing efforts because we may reach a smaller audience and fail to bring more customers to our website, which could have a material adverse effect on our business, financial condition and results of operations.

System interruptions that impair customer access to our sites or other performance failures or incidents involving our logistics network, our technology infrastructure or our critical technology partners could damage our business, reputation and brand and substantially harm our business and results of operations.

The satisfactory performance, reliability and availability of our sites, transaction processing systems, logistics network, and technology infrastructure are critical to our reputation and our ability to acquire and retain customers, as well as maintain adequate customer service levels.

For example, if one of our data centers fails or suffers an interruption or degradation of services, we could lose customer data and miss order fulfillment deadlines, which could harm our business. Our systems and operations, including our ability to fulfill customer orders through our logistics network, are also vulnerable to damage or interruption from inclement weather, fire, flood, power loss, telecommunications failure, terrorist attacks, labor disputes, cyber-attacks, data loss, acts of war, break-ins, earthquake and similar events. In the event of a data center failure, the failover to a back-up could take substantial time, during which time our sites could be completely shut down. Further, our back-up services may not effectively process spikes in demand, may process transactions more slowly and may not support all of our site’s functionality.

We use complex proprietary software in our technology infrastructure, which we seek to continually update and improve. We may not always be successful in executing these upgrades and improvements, and the operation of our systems may be subject to failure. In particular, we have in the past and may in the future experience slowdowns or interruptions on some or all of our sites when we are updating them, and new technologies or infrastructures may not be fully integrated with existing systems on a timely basis, or at all. Additionally, if we expand our use of third-party services, including cloud-based services, our technology infrastructure may be subject to increased risk of slowdown or interruption as a result of integration with such services and/or failures by such third parties, which are out of our control. Our net revenue depends on the number of visitors who shop on our sites and the volume of orders we can handle. Unavailability of our sites or reduced order fulfillment performance would reduce the volume of goods sold and could also materially adversely affect consumer perception of our brand.

We may experience periodic system interruptions from time to time. In addition, continued growth in our transaction volume, as well as surges in online traffic and orders associated with promotional activities or seasonal trends in our business, place additional demands on our technology platform and could cause or exacerbate slowdowns or interruptions. If there is a substantial increase in the volume of traffic on our sites or the number of orders placed by customers, we may be required to further expand and upgrade our technology, logistics network, transaction processing systems and network infrastructure. There can be no assurance that we will be able to accurately project the rate or timing of increases, if any, in the use of our sites or expand and upgrade our systems and infrastructure to accommodate such increases on a timely basis. In order to remain competitive, we must continue to enhance and improve the responsiveness, functionality and features of our sites, which is particularly challenging given the rapid rate at which new technologies, customer preferences and expectations and industry standards and practices are evolving in the e-commerce industry. Accordingly, we redesign and enhance various functions on our sites on a regular basis, and we may experience instability and performance issues as a result of these changes.

Any slowdown, interruption or performance failure of our sites and the underlying technology and logistics infrastructure could harm our business, reputation and our ability to acquire, retain and serve our customers, which could materially adversely affect our results of operations.

Our failure or the failure of third-party service providers to protect our sites, networks and systems against security breaches, or otherwise to protect our confidential information, could damage our reputation and brand and substantially harm our business and operating results.

We collect, maintain, transmit and store data about our customers, employees, contractors, suppliers, vendors and others, including credit card information and personally identifiable information, as well as other confidential and proprietary information. We also employ third-party service providers that store, process and transmit certain proprietary, personal and confidential information on our behalf. We rely on encryption and authentication technology licensed from third parties in an effort to securely transmit, encrypt, anonymize or pseudonymize certain confidential and sensitive information, including credit card numbers. Advances in computer capabilities, new technological discoveries or other developments may result in the whole or partial failure of this technology to protect transaction and personal data or other confidential and sensitive information from being breached or compromised. Our security measures, and those of our third-party service providers, may not detect or prevent all attempts to hack our systems, denial-of-service attacks, viruses, malicious software, break-ins, phishing attacks, social engineering, security breaches or other attacks and similar disruptions that may jeopardize the security of information stored in or transmitted by our sites, networks and systems or that we or our third-party service providers otherwise maintain, including payment card systems and human resources management platforms. We and our service providers may not anticipate or prevent all types of attacks until after they have already been launched, and techniques used to obtain unauthorized access to or sabotage systems change frequently and may not be known until launched against us or our third-party service providers. In addition, security breaches can also occur as a result of non-technical issues, including intentional or inadvertent breaches by our employees or by persons with whom we have commercial relationships.

Breaches of our security measures or those of our third-party service providers or cyber security incidents could result in unauthorized access to our sites, networks and systems; unauthorized access to and misappropriation of personal information, including consumers’ and employees’ personally identifiable information, or other confidential or proprietary information of ourselves or third parties; limited or terminated access to certain payment methods or fines or higher transaction fees to use such methods; viruses, worms, spyware or other malware being served from our sites, networks or systems; deletion or modification of content or the display of unauthorized content on our sites; interruption, disruption or malfunction of operations; costs relating to breach remediation, deployment or training of additional personnel and protection technologies, responses to governmental investigations and media inquiries and coverage; engagement of third party experts and consultants; litigation, regulatory action and other potential liabilities. If any of these breaches of security occur, our reputation and brand could be damaged, our business may suffer, we could be required to expend significant capital and other resources to alleviate problems caused by such breaches and we could be exposed to a risk of loss, litigation or regulatory action and possible liability. In addition, any party who is able to illicitly obtain a customer’s password could access that customer’s transaction data or personal information. Any compromise or breach of our security measures, or those of our third-party service providers, could violate applicable privacy, data security and other laws, and cause significant legal and financial exposure, adverse publicity and a loss of confidence in our security measures, which could have a material adverse effect on our business, financial condition and operating results. We may need to devote significant resources to protect against security breaches or to address problems caused by breaches, diverting resources from the growth and expansion of our business.

We may be subject to product liability and other similar claims if people or property are harmed by the products we sell.

Some of the products we sell may expose us to product liability and other claims and litigation (including class actions) or regulatory action relating to safety, personal injury, death or environmental or property damage. Some of our agreements with members of our supply chain may not indemnify us from product liability for a particular product, and some members of our supply chain may not have sufficient resources or insurance to satisfy their indemnity and defense obligations. Although we maintain liability insurance, we cannot be certain that our coverage will be adequate for liabilities actually incurred or that insurance will continue to be available to us on economically reasonable terms, or at all.

We depend on our relationships with third parties, and changes in our relationships with these parties could adversely impact our revenue and profits.

We rely on third parties to operate certain elements of our business. For example, Goedeker primarily uses R+L Carriers for most of its larger shipping services and AM Home Delivery for furniture deliveries, and both companies use carriers such as FedEx, UPS, DHL and the United States Postal Service to deliver small parcel products. As a result, we may be subject to shipping delays or disruptions caused by inclement weather, natural disasters, system interruptions and technology failures, labor activism, health epidemics or bioterrorism. We are also subject to risks of breakage or other damage during delivery by any of these third parties. We also use and rely on other services from third parties, such as retail partner services, telecommunications services, customs, consolidation and shipping services, as well as warranty, installation and design services.

We may be unable to maintain these relationships, and these services may also be subject to outages and interruptions that are not within our control. For example, failures by our telecommunications providers have in the past and may in the future interrupt our ability to provide phone support to our customers. Third parties may in the future determine they no longer wish to do business with us or may decide to take other actions or make changes to their practices that could harm our business. We may also determine that we no longer want to do business with them. If products are not delivered in a timely fashion or are damaged during the delivery process, or if we are not able to provide adequate customer support or other services or offerings, our customers could become dissatisfied and cease buying products through our sites, which would adversely affect our operating results.

Certain trends in our business place increased strain on our operations.

We experience surges in orders associated with promotional activities. This activity may place additional demands on our technology systems and logistics network and could cause or exacerbate slowdowns or interruptions. Any such system, site or service interruptions could prevent us from efficiently receiving or fulfilling orders, which may reduce the volume or quality of goods or services we sell and may cause customer dissatisfaction and harm our reputation and brand. These activities are primarily during holidays such as Presidents Day, Memorial Day, July 4th, Labor Day, Thanksgiving Day, and Christmas and Black Friday and Cyber Monday.

Our business may be adversely affected if we are unable to provide our customers a cost-effective shopping platform that is able to respond and adapt to rapid changes in technology.

The number of people who access the Internet through devices other than personal computers, including mobile phones, smartphones, handheld computers such as notebooks and tablets, video game consoles, and television set-top devices, has increased dramatically in the past few years. We continually upgrade existing technologies and business applications to keep pace with these rapidly changing and continuously evolving technologies, and we may be required to implement new technologies or business applications in the future. The implementation of these upgrades and changes requires significant investments and as new devices and platforms are released, it is difficult to predict the problems we may encounter in developing applications for these alternative devices and platforms. Additionally, we may need to devote significant resources to the support and maintenance of such applications once created. Our results of operations may be affected by the timing, effectiveness and costs associated with the successful implementation of any upgrades or changes to our systems and infrastructure to accommodate such alternative devices and platforms. Further, in the event that it is more difficult or less compelling for our customers to buy products from us on their mobile or other devices, or if our customers choose not to buy products from us on such devices or to use mobile or other products that do not offer access to our sites, our customer growth could be harmed and our business, financial condition and operating results may be materially adversely affected.

Significant merchandise returns could harm our business.

We allow our customers to return products, subject to our return policy. If merchandise returns are significant, our business, prospects, financial condition and results of operations could be harmed. Further, we modify our policies relating to returns from time to time, which may result in customer dissatisfaction or an increase in the number of product returns. Many of our products are large and require special handling and delivery. From time to time our products are damaged in transit, which can increase return rates and harm our brand.

Uncertainties in economic conditions and their impact on consumer spending patterns, particularly in the home goods segment, could adversely impact our operating results.

Consumers may view a substantial portion of the products we offer as discretionary items rather than necessities. As a result, our results of operations are sensitive to changes in macro-economic conditions that impact consumer spending, including discretionary spending. Some of the factors adversely affecting consumer spending include levels of unemployment; consumer debt levels; changes in net worth based on market changes and uncertainty; home foreclosures and changes in home values or the overall housing, residential construction or home improvement markets; fluctuating interest rates; credit availability, including mortgages, home equity loans and consumer credit; government actions; fluctuating fuel and other energy costs; fluctuating commodity prices and general uncertainty regarding the overall future economic environment. Adverse economic changes in any of the regions in which we sell our products could reduce consumer confidence and could negatively affect net revenue and have a material adverse effect on our operating results.

Our business relies heavily on email and other messaging services, and any restrictions on the sending of emails or messages or an inability to timely deliver such communications could materially adversely affect our net revenue and business.

Our business is highly dependent upon email and other messaging services for promoting our sites and products. Daily promotions offered through emails and other messages sent by us, or on our behalf by our vendors, generate a significant portion of our net revenue. We provide daily emails to customers and other visitors informing them of what is available for purchase on our sites that day, and we believe these messages are an important part of our customer experience and help generate a substantial portion of our net revenue. If we are unable to successfully deliver emails or other messages to our subscribers, or if subscribers decline to open our emails or other messages, our net revenue and profitability would be materially adversely affected. Changes in how webmail applications organize and prioritize email may also reduce the number of subscribers opening our emails. For example, in 2013 Google Inc.’s Gmail service began offering a feature that organizes incoming emails into categories (for example, primary, social and promotions). Such categorization or similar inbox organizational features may result in our emails being delivered in a less prominent location in a subscriber’s inbox or viewed as “spam” by our subscribers and may reduce the likelihood of that subscriber opening our emails. Actions by third parties to block, impose restrictions on or charge for the delivery of emails or other messages could also adversely impact our business. From time to time, Internet service providers or other third parties may block bulk email transmissions or otherwise experience technical difficulties that result in our inability to successfully deliver emails or other messages to third parties. Changes in the laws or regulations that limit our ability to send such communications or impose additional requirements upon us in connection with sending such communications would also materially adversely impact our business. Our use of email and other messaging services to send communications about our sites or other matters may also result in legal claims against us, which may cause us increased expenses, and if successful might result in fines and orders with costly reporting and compliance obligations or might limit or prohibit our ability to send emails or other messages. We also rely on social networking messaging services to send communications and to encourage customers to send communications. Changes to the terms of these social networking services to limit promotional communications, any restrictions that would limit our ability or our customers’ ability to send communications through their services, disruptions or downtime experienced by these social networking services or decline in the use of or engagement with social networking services by customers and potential customers could materially adversely affect our business, financial condition and operating results.

We are subject to risks related to online payment methods.

We accept payments using a variety of methods, including credit card, debit card, PayPal, credit accounts and gift cards. As we offer new payment options to consumers, we may be subject to additional regulations, compliance requirements and fraud. For certain payment methods, including credit and debit cards, we pay interchange and other fees, which may increase over time and raise our operating costs and lower profitability. We are also subject to payment card association operating rules and certification requirements, including the Payment Card Industry Data Security Standard and rules governing electronic funds transfers, which could change or be reinterpreted to make it difficult or impossible for us to comply. As our business changes, we may also be subject to different rules under existing standards, which may require new assessments that involve costs above what we currently pay for compliance. If we fail to comply with the rules or requirements of any provider of a payment method we accept, if the volume of fraud in our transactions limits or terminates our rights to use payment methods we currently accept, or if a data breach occurs relating to our payment systems, we may, among other things, be subject to fines or higher transaction fees and may lose, or face restrictions placed upon, our ability to accept credit card and debit card payments from consumers or to facilitate other types of online payments. If any of these events were to occur, our business, financial condition and operating results could be materially adversely affected.

We occasionally receive orders placed with fraudulent credit card data. We may suffer losses as a result of orders placed with fraudulent credit card data even if the associated financial institution approved payment of the orders. Under current credit card practices, we may be liable for fraudulent credit card transactions. If we are unable to detect or control credit card fraud, our liability for these transactions could harm our business, financial condition and results of operations.

Government regulation of the internet and e-commerce is evolving, and unfavorable changes or failure by us to comply with these regulations could substantially harm our business and results of operations.

We are subject to general business regulations and laws as well as regulations and laws specifically governing the Internet and e-commerce. Existing and future regulations and laws could impede the growth of the Internet, e-commerce or mobile commerce. These regulations and laws may involve taxes, tariffs, privacy and data security, anti-spam, content protection, electronic contracts and communications, consumer protection, Internet neutrality and gift cards. It is not clear how existing laws governing issues such as property ownership, sales and other taxes and consumer privacy apply to the Internet as the vast majority of these laws were adopted prior to the advent of the Internet and do not contemplate or address the unique issues raised by the Internet or e-commerce. It is possible that general business regulations and laws, or those specifically governing the

Internet or e-commerce, may be interpreted and applied in a manner that is inconsistent from one jurisdiction to another and may conflict with other rules or our practices. We cannot be sure that our practices have complied, comply or will comply fully with all such laws and regulations. Any failure, or perceived failure, by us to comply with any of these laws or regulations could result in damage to our reputation, a loss in business and proceedings or actions against us by governmental entities or others. Any such proceeding or action could hurt our reputation, force us to spend significant amounts in defense of these proceedings, distract our management, increase our costs of doing business, decrease the use of our sites by consumers and suppliers and may result in the imposition of monetary liability. We may also be contractually liable to indemnify and hold harmless third parties from the costs or consequences of non-compliance with any such laws or regulations. Adverse legal or regulatory developments could substantially harm our business. Further, if we enter into new market segments or geographical areas and expand the products and services we offer, we may be subject to additional laws and regulatory requirements or prohibited from conducting our business, or certain aspects of it, in certain jurisdictions. We will incur additional costs complying with these additional obligations and any failure or perceived failure to comply would adversely affect our business and reputation.

Failure to comply with applicable laws and regulations relating to privacy, data protection and consumer protection, or the expansion of current or the enactment of new laws or regulations relating to privacy, data protection and consumer protection, could adversely affect our business and our financial condition.

A variety of laws and regulations govern the collection, use, retention, sharing, export and security of personal information. Laws and regulations relating to privacy, data protection and consumer protection are evolving and subject to potentially differing interpretations. These requirements may be interpreted and applied in a manner that is inconsistent from one jurisdiction to another or may conflict with other rules or our practices. As a result, our practices may not comply, or may not comply in the future with all such laws, regulations, requirements and obligations. Any failure, or perceived failure, by us to comply with our posted privacy policies or with any applicable privacy or consumer protection- related laws, regulations, industry self-regulatory principles, industry standards or codes of conduct, regulatory guidance, orders to which we may be subject or other legal obligations relating to privacy or consumer protection could adversely affect our reputation, brand and business, and may result in claims, proceedings or actions against us by governmental entities or others or other liabilities or require us to change our operations and/or cease using certain data sets. Any such claim, proceeding or action could hurt our reputation, brand and business, force us to incur significant expenses in defense of such proceedings, distract our management, increase our costs of doing business, result in a loss of customers and suppliers and may result in the imposition of monetary penalties. We may also be contractually required to indemnify and hold harmless third parties from the costs or consequences of non-compliance with any laws, regulations or other legal obligations relating to privacy or consumer protection or any inadvertent or unauthorized use or disclosure of data that we store or handle as part of operating our business.

Federal, state and international governmental authorities continue to evaluate the privacy implications inherent in the use of proprietary or third-party “cookies” and other methods of online tracking for behavioral advertising and other purposes. United States and foreign governments have enacted, have considered or are considering legislation or regulations that could significantly restrict the ability of companies and individuals to engage in these activities, such as by regulating the level of consumer notice and consent required before a company can employ cookies or other electronic tracking tools or the use of data gathered with such tools. Additionally, some providers of consumer devices and web browsers have implemented, or announced plans to implement, means to make it easier for Internet users to prevent the placement of cookies or to block other tracking technologies, which could if widely adopted significantly reduce the effectiveness of such practices and technologies. The regulation of the use of cookies and other current online tracking and advertising practices or a loss in our ability to make effective use of services that employ such technologies could increase our costs of operations and limit our ability to acquire new customers on cost-effective terms and consequently, materially adversely affect our business, financial condition and operating results.

In addition, various federal, state and foreign legislative and regulatory bodies, or self-regulatory organizations, may expand current laws or regulations, enact new laws or regulations or issue revised rules or guidance regarding privacy, data protection and consumer protection. Any such changes may force us to incur substantial costs or require us to change our business practices. This could compromise our ability to pursue our growth strategy effectively and may adversely affect our ability to acquire customers or otherwise harm our business, financial condition and operating results.

Changes in tax treatment of companies engaged in e-commerce may adversely affect the commercial use of our sites and our financial results.

Due to the global nature of the Internet, it is possible that various states or foreign countries might attempt to impose additional or new regulation on our business or levy additional or new sales, income or other taxes relating to our activities. Tax authorities at the international, federal, state and local levels are currently reviewing the appropriate treatment of companies engaged in e-commerce. New or revised international, federal, state or local tax regulations or court decisions may subject us or our customers to additional sales, income and other taxes. For example, on June 21, 2018, the United States Supreme Court rendered a 5-4 majority decision in South Dakota v. Wayfair, Inc., 138 S. Ct. 2080 (2018) where the Court held, among other things, that a state may require an out-of-state seller with no physical presence in the state to collect and remit sales taxes on goods the seller ships to consumers in the state, overturning existing court precedent. Other new or revised taxes and, in particular, sales taxes, value added tax and similar taxes could increase the cost of doing business online and decrease the attractiveness of selling products over the Internet. New taxes and rulings could also create significant increases in internal costs necessary to capture data and collect and remit taxes. In addition, we may charge sales taxes in jurisdictions where our competitors do not, resulting in our product prices potentially being higher than those of our competitors. As a result, we may lose sales to our competitors in these jurisdictions. Any of these events could have a material adverse effect on our business, financial condition and operating results.

We rely on the performance of members of management and highly skilled personnel, and if we are unable to attract, develop, motivate and retain well-qualified employees, our business could be harmed.

We believe our success has depended, and continues to depend, on the members of our senior management team. The loss of any of our senior management or other key employees could materially harm our business. Our future success also depends on our continuing ability to attract, develop, motivate and retain highly qualified and skilled employees, particularly mid-level managers and merchandising and technology personnel. The market for such positions is competitive. Qualified individuals are in high demand, and we may incur significant costs to attract them. Our inability to recruit and develop mid-level managers could materially adversely affect our ability to execute our business plan, and we may not be able to find adequate replacements. All of our officers and other United States employees are at-will employees, meaning that they may terminate their employment relationship with us at any time, and their knowledge of our business and industry would be extremely difficult to replace. If we do not succeed in attracting well-qualified employees or retaining and motivating existing employees, our business, financial condition and operating results may be materially adversely affected.

We may not be able to adequately protect our intellectual property rights.

We regard our customer lists, domain names, trademarks, trade dress, trade secrets, proprietary technology and similar intellectual property as critical to our success, and we rely on trade secret protection, agreements and other methods with our employees and others to protect our proprietary rights. We might not be able to obtain broad protection for all of our intellectual property. For example, we are the registrant of the Internet domain names for our websites. However, we might not be able to prevent third parties from registering, using or retaining domain names that interfere with our consumer communications or infringe or otherwise decrease the value of our marks, domain names and other proprietary rights.

The protection of our intellectual property rights may require the expenditure of significant financial, managerial and operational resources. We may initiate claims or litigation against others for infringement, misappropriation or violation of our intellectual property rights or proprietary rights or to establish the validity of such rights. Any litigation, whether or not it is resolved in our favor, could result in significant expense to us and divert the efforts of our technical and management personnel, which may materially adversely affect our business, financial condition and operating results. Moreover, the steps we take to protect our intellectual property may not adequately protect our rights or prevent third parties from infringing or misappropriating our proprietary rights, and we may not be able to broadly enforce all of our intellectual property rights. Any of our intellectual property rights may be challenged by others or invalidated through administrative process or litigation. Additionally, the process of obtaining intellectual property protections is expensive and time-consuming, and we may not be able to pursue all necessary or desirable actions at a reasonable cost or in a timely manner. Even if issued, there can be no assurance that these protections will adequately safeguard our intellectual property, as the legal standards relating to the validity, enforceability and scope of protection of patent and other intellectual property rights are uncertain. We also cannot be certain that others will not independently develop or otherwise acquire equivalent or superior technology or intellectual property rights. We may also be exposed to claims from third parties claiming infringement of their intellectual property rights, or demanding the release or license of open source software or derivative works that we developed using such software (which could include our proprietary code) or otherwise seeking to enforce the terms of the applicable open source license. These claims could result in litigation and could require us to purchase a costly license, publicly release the affected portions of our source code, be limited in or cease using the implicated software unless and until we can re-engineer such software to avoid infringement or change the use of the implicated open source software.

We may be accused of infringing intellectual property rights of third parties.

The e-commerce industry is characterized by vigorous protection and pursuit of intellectual property rights, which has resulted in protracted and expensive litigation for many companies. We may be subject to claims and litigation by third parties that we infringe their intellectual property rights. The costs of supporting such litigation and disputes are considerable, and there can be no assurances that favorable outcomes will be obtained. As our business expands and the number of competitors in our market increases and overlaps occur, we expect that infringement claims may increase in number and significance. Any claims or proceedings against us, whether meritorious or not, could be time-consuming, result in considerable litigation costs, require significant amounts of management time or result in the diversion of significant operational resources, any of which could materially adversely affect our business, financial condition and operating results.

We have received in the past, and we may receive in the future, communications alleging that certain items posted on or sold through our sites violate third-party copyrights, designs, marks and trade names or other intellectual property rights or other proprietary rights. Brand and content owners and other proprietary rights owners have actively asserted their purported rights against online companies. In addition to litigation from rights owners, we may be subject to regulatory, civil or criminal proceedings and penalties if governmental authorities believe we have aided and abetted in the sale of counterfeit or infringing products.

Such claims, whether or not meritorious, may result in the expenditure of significant financial, managerial and operational resources, injunctions against us or the payment of damages by us. We may need to obtain licenses from third parties who allege that we have violated their rights, but such licenses may not be available on terms acceptable to us, or at all. These risks have been amplified by the increase in third parties whose sole or primary business is to assert such claims.

We are engaged in legal proceedings that could cause us to incur unforeseen expenses and could occupy a significant amount of our management’s time and attention.

From time to time, we are subject to litigation or claims that could negatively affect our business operations and financial position. Litigation disputes could cause us to incur unforeseen expenses, result in site unavailability, service disruptions, and otherwise occupy a significant amount of our management’s time and attention, any of which could negatively affect our business operations and financial position. We also from time to time receive inquiries and subpoenas and other types of information requests from government authorities and we may become subject to related claims and other actions related to our business activities. While the ultimate outcome of investigations, inquiries, information requests and related legal proceedings is difficult to predict, such matters can be expensive, time-consuming and distracting, and adverse resolutions or settlements of those matters may result in, among other things, modification of our business practices, reputational harm or costs and significant payments, any of which could negatively affect our business operations and financial position.

We have identified material weaknesses in our disclosure controls and procedures. If we fail to develop or maintain an effective system of controls, we may not be able to accurately report our financial results and prevent fraud. As a result, current and potential stockholders could lose confidence in our financial statements, which would harm the trading price of our securities.

We have adopted and maintain disclosure controls and procedures that are designed to provide reasonable assurance that information required to be disclosed in the reports filed under the Exchange Act is collected, recorded, processed, summarized and reported within the time periods specified in the rules of the SEC. Our disclosure controls and procedures are also designed to ensure that such information is accumulated and communicated to management to allow timely decisions regarding required disclosure. As required under Exchange Act Rule 13a-15, our management, including our Chief Executive Officer and Chief Financial Officer, after evaluating the effectiveness of disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) as of December 31, 2020, have concluded that, due to a material weakness identified in our evaluation, our disclosure controls and procedures were ineffective to ensure that information required to be disclosed by us in the reports that we file or submit under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the SEC’s rules and forms, and that such information is accumulated and communicated to our management, including our Chief Executive Officer and Chief Financial Officer, as appropriate, to allow timely decisions regarding required disclosure.

Subject to receipt of additional financing, we intend to retain additional individuals and resources to remedy the ineffective controls. We are also undertaking remedial measures, which measures will take time to implement and test, to address these deficiencies. There can be no assurance that such measures will be sufficient to remedy the deficiencies identified or that additional deficiencies will not be identified in the future. If we continue to experience deficiencies or fail to maintain or implement required new or improved controls, such circumstances could cause us to fail to meet our periodic reporting obligations or result in material misstatements in our financial statements, or adversely affect the results of periodic management evaluations. Each of the foregoing results could cause investors to lose confidence in our reported financial information and lead to a decline in our stock price.

We may not complete our analysis of our internal control over financial reporting in a timely manner, or these internal controls may not be determined to be effective.

We will be required, pursuant to Section 404 of the Sarbanes-Oxley Act, to furnish a report by management on, among other things, the effectiveness of our internal control over financial reporting in the second annual report we file with the SEC. This assessment will need to include disclosure of any material weaknesses identified by our management in our internal control over financial reporting. However, our auditors will not be required to formally attest to the effectiveness of our internal control over financial reporting pursuant to Section 404 until we are no longer a non-accelerated filer or no longer an emerging growth company if we take advantage of the exemptions available to us through the JOBS Act.

We are in the very early stages of the costly and challenging process of compiling the system and process documentation necessary to perform the evaluation needed to comply with Section 404. In this regard, we will need to continue to dedicate internal resources, engage outside consultants and adopt a detailed work plan to assess and document the adequacy of internal control over financial reporting, continue steps to improve control processes as appropriate, validate through testing that controls are functioning as documented and implement a continuous reporting and improvement process for internal control over financial reporting. As we transition to the requirements of reporting as a public company, we may need to add additional finance staff. We may not be able to remediate any future material weaknesses, or to complete our evaluation, testing and any required remediation in a timely fashion. During the evaluation and testing process, if we identify one or more material weaknesses in our internal control over financial reporting, we will be unable to assert that our internal controls are effective. If we are unable to assert that our internal control over financial reporting is effective, or if our auditors are unable to express an opinion on the effectiveness of our internal controls when they are required to issue such opinion, investors could lose confidence in the accuracy and completeness of our financial reports, which could harm our stock price.

Risks Related to This Offering and Ownership of Our Securities

We may not be able to satisfy listing requirements of the NYSE or maintain a listing of our securities on the NYSE or NYSE American.

Our common stock is currently traded on NYSE American and we have applied for the listing of the warrants on NYSE American. In connection with this offering, we have applied for the listing of our common stock and warrants on the NYSE. There is no guarantee that the NYSE will permit our common stock and warrants to be listed and traded. In addition, we must meet certain financial and liquidity criteria to maintain the listing of our securities on the NYSE (if we are approved) or on NYSE American. If we fail to meet any listing standards or if we violate any listing requirements, our securities may be delisted. In addition, our board of directors may determine that the cost of maintaining our listing on a national securities exchange outweighs the benefits of such listing. A delisting of our securities from the NYSE or NYSE American may materially impair our stockholders’ ability to buy and sell our securities and could have an adverse effect on the market price of, and the efficiency of the trading market for, our securities. The delisting of our securities could significantly impair our ability to raise capital and the value of your investment.

The market price, trading volume and marketability of our securities may, from time to time, be significantly affected by numerous factors beyond our control, which may materially adversely affect the market price of your common stock and warrants, the marketability of your common stock and warrants and our ability to raise capital through future equity financings.

The market price and trading volume of our securities may fluctuate significantly. Many factors that are beyond our control may materially adversely affect the market price of your common stock and warrants, the marketability of your common stock and warrants and our ability to raise capital through equity financings. These factors include the following

•        actual or anticipated variations in our periodic operating results;

•        increases in market interest rates that lead investors of our securities to demand a higher investment return;

•        changes in earnings estimates;

•        changes in market valuations of similar companies;

•        actions or announcements by our competitors;

•        adverse market reaction to any increased indebtedness we may incur in the future;

•        additions or departures of key personnel;

•        actions by stockholders;

•        speculation in the media, online forums, or investment community; and

•        our intentions and ability to list our securities on the NYSE and our subsequent ability to maintain such listing, or our ability to maintain the listing of our securities on NYSE American if our securities are not approved for listing on the NYSE.

An active, liquid trading market for our securities may not be sustained, which may cause our securities to trade at a discount from the public offering price and make it difficult for you to sell the common stock and warrants you purchase.

We cannot predict the extent to which investor interest in us will sustain a trading market or how active and liquid that market may remain. If an active and liquid trading market is not sustained, you may have difficulty selling any of our common stock and warrants that you purchase at a price above the price you purchase it or at all. The failure of an active and liquid trading market to continue would likely have a material adverse effect on the value of our securities. The market price of our securities may decline below the public offering price, and you may not be able to sell your shares of our common stock and warrants at or above the price you paid or at all. An inactive market may also impair our ability to raise capital to continue to fund operations by selling shares and may impair our ability to acquire other companies or technologies by using our shares as consideration.

The warrants may not have any value.

The warrants will be exercisable for five years from the date of initial issuance at an initial exercise price equal to the public offering price per unit set forth on the cover page of this prospectus. There can be no assurance that the market price of our common stock will ever equal or exceed the exercise price of the warrants. In the event that the stock price of our common stock does not exceed the exercise price of the warrants during the period when the warrants are exercisable, the warrants may not have any value.

Holders of warrants purchased in this offering will have no rights as stockholders until such holders exercise their warrants and acquire our common stock.

Until holders of the warrants purchased in this offering acquire common stock upon exercise thereof, such holders will have no rights with respect to the common stock underlying the warrants. Upon exercise of the warrants, the holders will be entitled to exercise the rights of a common stockholder only as to matters for which the record date occurs after the exercise date.

Certain of our directors could be in a position of conflict of interest.

Our Chairman, Ellery W. Roberts, is the controlling principal of 1847 Partners LLC, or our manager, which provides certain services to us, including administrative supervision and oversight of our day-to-day business operations, for a quarterly management fee equal to $62,500. He may obtain compensation and other benefits in transactions relating to us that involve our manager. Consequently, there exists the possibility for Mr. Roberts to be in a position of conflict. These conflicts may not be resolved in our favor. Such conflicts of interest could have a material adverse effect on our business and operations. Further, the appearance of conflicts of interest created by related party transactions could impair the confidence of our investors. In the case of transactions with these affiliates, there may be an absence of arms’ length negotiations with respect to the terms, conditions and consideration with respect to goods and services provided to or by us.

Our management has broad discretion as to the use of the net proceeds from this offering allocated to working capital and general corporate purposes.

Our management will have broad discretion in the application of the net proceeds that are allocated to working capital and general corporate purposes. Accordingly, you will have to rely upon the judgment of our management with respect to the use of these proceeds. We intend to use a portion of the net proceeds of this offering to fund part of the cost of the proposed acquisition, and the remainder, if any, for general corporate purposes, which could include future acquisitions, capital expenditures and working capital. Our management may spend a portion or all of the net proceeds from this offering that are allocated to working capital and general corporate purposes in ways that holders of our securities may not desire or that may not yield a significant return or any return at all. Our management not applying these funds effectively could harm our business. Pending their use, we may also invest the net proceeds from this offering that are allocated to working capital and general corporate purposes in a manner that does not produce income or that loses value. See “Use of Proceeds” for more information.

You will experience immediate and substantial dilution as a result of this offering.

As of March 31, 2021, our net tangible book value (deficit) was approximately $(21,345,748), or approximately $(3.49) per share. Since the price unit being offered in this offering is substantially higher than the net tangible book value per share of our common stock, you will suffer substantial dilution with respect to the net tangible book value of the units that you purchase in this offering. Based on the assumed public offering price of $5.70 per unit, which is the last reported sale price of our common stock on May 21, 2021, our net tangible book value per share as of March 31, 2021, and assuming no exercise of the warrants being offered in this offering, if you purchase units in this offering, you will suffer immediate and substantial dilution of $6.53 per share (or $5.90 per share if the underwriters exercise the over-allotment option to purchase additional shares of common stock and warrants in full) with respect to the net tangible book value of the common stock included in the units. See “Dilution” for a more detailed discussion of the dilution you will incur if you purchase securities in this offering.

We have not paid in the past and do not expect to declare or pay dividends in the foreseeable future.

We have not paid in the past and do not expect to declare or pay dividends in the foreseeable future, as we anticipate that we will invest future earnings in the development and growth of our business. Therefore, holders of our common stock will not receive any return on their investment unless they sell their securities, and holders may be unable to sell their securities on favorable terms or at all.

If securities industry analysts do not publish research reports on us, or publish unfavorable reports on us, then the market price and market trading volume of our securities could be negatively affected.

Any trading market for our securities may be influenced in part by any research reports that securities industry analysts publish about us. We do not currently have and may never obtain research coverage by securities industry analysts. If no securities industry analysts commence coverage of us, the market price and market trading volume of our securities could be negatively affected. In the event we are covered by analysts, and one or more of such analysts downgrade our securities, or otherwise reports on us unfavorably, or discontinues coverage of us, the market price and market trading volume of our securities could be negatively affected.

Future issuances of our common stock or securities convertible into, or exercisable or exchangeable for, our common stock, or the expiration of lock-up agreements that restrict the issuance of new common stock or the trading of outstanding common stock, could cause the market price of our securities to decline and would result in the dilution of your holdings.

Future issuances of our common stock or securities convertible into, or exercisable or exchangeable for, our common stock, or the expiration of lock-up agreements that restrict the issuance of new common stock or the trading of outstanding common stock, could cause the market price of our securities to decline. We cannot predict the effect, if any, of future issuances of our securities, or the future expirations of lock-up agreements, on the price of our securities. In all events, future issuances of our common stock would result in the dilution of your holdings. In addition, the perception that new issuances of our securities could occur, or the perception that locked-up parties will sell their securities when the lock-ups expire, could adversely affect the market price of our securities. In connection with this offering, we will enter into a lock-up agreement that prevents us, subject to certain exceptions, from offering additional shares of capital stock for up to 90 days after the date of this prospectus, as further described in the section titled “Underwriting.” In addition to any adverse effects that may arise upon the expiration of these lock-up agreements, the lock-up provisions in these agreements may be waived, at any time and without notice. If the restrictions under the lock-up agreements are waived, our common stock may become available for resale, subject to applicable law, including without notice, which could reduce the market price for our common stock.

Future issuances of debt securities, which would rank senior to our common stock upon our bankruptcy or liquidation, and future issuances of preferred stock, which could rank senior to our common stock for the purposes of dividends and liquidating distributions, may adversely affect the level of return you may be able to achieve from an investment in our securities.

In the future, we may attempt to increase our capital resources by offering debt securities. Upon bankruptcy or liquidation, holders of our debt securities, and lenders with respect to other borrowings we may make, would receive distributions of our available assets prior to any distributions being made to holders of our common stock. Moreover, if we issue preferred stock, the holders of such preferred stock could be entitled to preferences over holders of common stock in respect of the payment of dividends and the payment of liquidating distributions. Because our decision to issue debt or preferred stock in any future offering, or borrow money from lenders, will depend in part on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of any such future offerings or borrowings. Holders of our securities must bear the risk that any future offerings we conduct or borrowings we make may adversely affect the level of return, if any, they may be able to achieve from an investment in our securities.

If our securities become subject to the penny stock rules, it would become more difficult to trade our securities.

The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or authorized for quotation on certain automated quotation systems, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system. If we do not retain a listing on NYSE American or another national securities exchange and if the price of our securities is less than $5.00, our securities could be deemed a penny stock. The penny stock rules require a broker-dealer, before a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document containing specified information. In addition, the penny stock rules require that before effecting any transaction in a penny stock not otherwise exempt from those rules, a broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive (i) the purchaser’s written acknowledgment of the receipt of a risk disclosure statement; (ii) a written agreement to transactions involving penny stocks; and (iii) a signed and dated copy of a written suitability statement. These disclosure requirements may have the effect of reducing the trading activity in the secondary market for our securities, and therefore stockholders may have difficulty selling their securities.

We are subject to ongoing public reporting requirements that are less rigorous than Exchange Act rules for companies that are not emerging growth companies and our stockholders could receive less information than they might expect to receive from more mature public companies.

We are required to publicly report on an ongoing basis as an “emerging growth company” (as defined in the JOBS Act) under the reporting rules set forth under the Exchange Act. For so long as we remain an emerging growth company, we may take advantage of certain exemptions from various reporting requirements that are applicable to other Exchange Act reporting companies that are not emerging growth companies, including but not limited to:

•        not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act;

•        being permitted to comply with reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements; and

•        being exempt from the requirement to hold a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of the benefits of this extended transition period. Our consolidated financial statements may therefore not be comparable to those of companies that comply with such new or revised accounting standards.

We expect to take advantage of these reporting exemptions until we are no longer an emerging growth company. We would remain an emerging growth company for up to five years, although if the market value of our common stock that is held by non-affiliates exceeds $700 million as of any June 30 before that time, we would cease to be an emerging growth company as of the following December 31.

Because we will be subject to ongoing public reporting requirements that are less rigorous than Exchange Act rules for companies that are not emerging growth companies, our stockholders could receive less information than they might expect to receive from more mature public companies. We cannot predict if investors will find our securities less attractive if we elect to rely on these exemptions, or if taking advantage of these exemptions would result in less active trading or more volatility in the price of our securities.

Anti-takeover provisions in our charter documents and under Delaware law could make an acquisition of our company more difficult, and limit attempts by our stockholders to replace or remove our current management.

Certain provisions of Delaware law and our certificate of incorporation and bylaws may have the effect of delaying or preventing a change of control or changes in our management. Our certificate of incorporation and bylaws include provisions that:

•        permit the board of directors to establish the number of directors and fill any vacancies and newly created directorships;

•        provide that directors may only be removed by the majority of the shares of voting stock then outstanding; and

•        establish advance notice requirements for nominations for election to our board of directors or for proposing matters that can be acted upon by stockholders at annual stockholder meetings.

These provisions may frustrate or prevent any attempts by our stockholders to replace or remove our current management by making it more difficult for stockholders to replace members of our board of directors, which is responsible for appointing the members of our management. They may also make it more difficult for a third party to acquire us, even if the third party’s offer may be considered beneficial by many of our stockholders. As a result, our stockholders may be limited in their ability to obtain a premium for their shares.

These provisions, alone or together, could delay or prevent hostile takeovers and changes in control or changes in our management.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that are based on our management’s beliefs and assumptions and on information currently available to us. All statements other than statements of historical facts are forward-looking statements. The forward-looking statements are contained principally in, but not limited to, the sections entitled “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business.” These statements relate to future events or to our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Forward-looking statements include, but are not limited to, statements about:

•        our ability to consummate the proposed acquisition;

•        the synergies that we expect to experience resulting from the proposed acquisition;

•        our ability to successfully integrate Appliances Connection’s business with our existing business;

•        the impact of the COVID-19 pandemic on our operations and financial condition;

•        our goals and strategies;

•        our future business development, financial condition and results of operations;

•        expected changes in our revenue, costs or expenditures;

•        growth of and competition trends in our industry;

•        our expectations regarding demand for, and market acceptance of, our products;

•        our expectations regarding our relationships with investors, institutional funding partners and other parties we collaborate with;

•        our expectation regarding the use of proceeds from this offering;

•        fluctuations in general economic and business conditions in the markets in which we operate; and

•        relevant government policies and regulations relating to our industry.

In some cases, you can identify forward-looking statements by terms such as “may,” “could,” “will,” “should,” “would,” “expect,” “plan,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “project” or “continue” or the negative of these terms or other comparable terminology. These statements are only predictions. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties and other factors, which are, in some cases, beyond our control and which could materially affect results. Factors that may cause actual results to differ materially from current expectations include, among other things, those listed under the heading “Risk Factors” and elsewhere in this prospectus. If one or more of these risks or uncertainties occur, or if our underlying assumptions prove to be incorrect, actual events or results may vary significantly from those implied or projected by the forward-looking statements. No forward-looking statement is a guarantee of future performance.

In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date of this prospectus, and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and investors are cautioned not to unduly rely upon these statements.

You should read this prospectus and the documents that we reference in this prospectus and have filed as exhibits to the registration statement of which this prospectus forms a part with the understanding that our actual future results, levels of activity, performance and achievements may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements.

The forward-looking statements made in this prospectus relate only to events or information as of the date on which the statements are made in this prospectus. Although we have ongoing disclosure obligations under United States federal securities laws, we do not intend to update or otherwise revise the forward-looking statements in this prospectus, whether as a result of new information, future events or otherwise.

USE OF PROCEEDS

After deducting the estimated underwriters’ commissions and offering expenses payable by us, we expect to receive net proceeds of approximately $189.6 million from this offering (or approximately $218.2 million if the underwriters exercise the over-allotment option to purchase additional shares of common stock and warrants in full), based on an assumed public offering price of $5.70 per unit, which is the last reported sale price of our common stock on May 21, 2021.

We intend to use the net proceeds from this offering to pay part of the cash portion of the purchase price for the proposed acquisition and related acquisition fees and expenses. The cash portion of the purchase price for the proposed acquisition is $180 million. We have entered into a non-binding engagement letter with a commercial bank for the provision of a senior secured credit facility involving a term loan in the expected principal amount of $60 million, which will be used to pay a portion of the cash portion of the purchase price, and a revolving loan in the expected principal amount of $10 million, which will be used for general corporate and working capital purposes. We intend to use all of the proceeds of the term loan to pay a portion of the purchase price and the proceeds of this offering will be used to pay the remainder of the purchase price and related acquisition fees and expenses. Any remaining proceeds will be used working capital and general purposes.

Pending use of the net proceeds from this offering described above, we may invest the net proceeds in short- and intermediate-term interest-bearing obligations, investment-grade instruments, certificates of deposit or direct or guaranteed obligations of the United States government.

Our management will retain broad discretion over the allocation of the net proceeds from this offering with respect to working capital and general corporate uses. If the proposed acquisition is not completed, then we intend to use all of the net proceeds for general corporate purposes, which could include other acquisitions. See “Risk Factors — Risks Related to this Offering and the Ownership of Our Common Securities — Our management has broad discretion as to the use of the net proceeds from this offering allocated to working capital and general corporate purposes.”

DIVIDEND POLICY

We have never declared or paid cash dividends on our common stock. We currently intend to retain all available funds and any future earnings for use in the operation of our business and do not anticipate paying any cash dividends on our common stock in the near future.

On March 19, 2021, we entered into a securities purchase agreement with two institutional investors, pursuant to which we issued to each investor (i) a 10% OID senior secured promissory note in the principal amount of $2,750,000 and (ii) a four-year warrant to purchase 200,000 shares of our common stock at an exercise price of $12.00, subject to adjustments. Pursuant to this securities purchase agreement, we agreed that, so long as any of the notes remain outstanding, we will not without each investor’s written consent, (a) pay, declare or set apart for such payment, any dividend or other distribution (whether in cash, property or other securities) on shares of capital stock other than dividends on shares of common stock solely in the form of additional shares of common stock or (b) directly or indirectly or through any subsidiary make any other payment or distribution in respect of our capital stock. We may enter into other credit agreements or borrowing arrangements in the future that will restrict our ability to declare or pay cash dividends on our common stock, including in connection with the new term loan described in “Use of Proceeds” above.

Any future determination to declare dividends will be made at the discretion of our board of directors and will depend on our financial condition, operating results, capital requirements, contractual restrictions, general business conditions and other factors that our board of directors may deem relevant. See also “Risk Factors — Risks Related to This Offering and Ownership of Our Common Securities — We have not paid in the past and do not expect to declare or pay dividends in the foreseeable future.”

CAPITALIZATION

The following table sets forth our capitalization as of March 31, 2021:

•        on an actual basis; and

•        on an as adjusted basis to reflect this offering, after deducting underwriting discounts and commissions and estimated offering expenses payable by us, and after giving effect to the use of proceeds to complete the proposed acquisition. The table below assumes no exercise by the underwriters of their option to purchase additional shares of common stock and/or warrants from us and no exercise of the warrants included in the units.

The as adjusted information below is illustrative only and our capitalization following the completion of this offering is subject to adjustment based on the public offering price of our units and other terms of this offering determined at pricing. You should read this table together with our financial statements and the related notes included elsewhere in this prospectus and the information under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	As of March 31, 2021
	Actual	As Adjusted
Cash and cash equivalents and restricted cash	$11,404,306	$47,145,617
Long-term debt
Notes payable	$6,374,575	$58,446,113
Contingent note payable	188,170	188,170
Total long-term debt	6,562,745	58,634,283

Stockholders’ equity (deficit):
Preferred stock, $0.0001 par value, 20,000,000 shares authorized, no shares issued and outstanding, actual and as adjusted basis	—	—
Common stock, $0.0001 par value, 200,000,000 shares authorized, 6,111,200 shares issued and outstanding, actual; 47,659,715 shares issued and outstanding, as adjusted	611	4,765
Additional paid-in capital	14,874,341	236,296,723
Accumulated deficit	(30,218,923)	(32,371,160)
Total stockholders’ equity (deficit)	(15,343,971)	203,930,328
Total capitalization	$(8,781,226)	$262,564,611

Each $1.00 increase or decrease in the assumed offering price per unit of $5.70 (which is the last reported sale price of our common stock on May 21, 2021), assuming no change in the number of units to be sold, would increase or decrease the as-adjusted cash and cash equivalents, working capital, total assets and total stockholders’ equity by approximately $33.4 million (or $67.1 million if the underwriters exercise the over-allotment option in full), after deducting (i) estimated underwriting discounts and commissions and (ii) estimated offering expenses, in each case, payable by us.

The number of shares of our common stock outstanding after this offering is based on 6,111,200 shares of our common stock outstanding as of March 31, 2021, assumes no exercise of the warrants included in the units, and excludes:

•        555,000 shares of common stock issuable upon exercise of outstanding options at an exercise price of $9.00 per share;

•        up to 445,000 additional shares of common stock that are reserved for issuance under our 2020 Equity Incentive Plan; and

•        455,560 shares of common stock issuable upon exercise of outstanding warrants at a weighted average exercise price of $11.91 per share.

DILUTION

If you invest in our units in this offering, your ownership will be diluted immediately to the extent of the difference between the public offering price unit and the pro forma as adjusted net tangible book value per share of common stock immediately after this offering. Dilution in net tangible book value per share to new investors is the amount by which the offering price paid by the purchasers of the units sold in this offering exceeds the pro forma as adjusted net tangible book value per share of common stock after this offering. Net tangible book value per share is determined at any date by subtracting our total liabilities from the total book value of our tangible assets and dividing the difference by the number of shares of common stock deemed to be outstanding at that date.

The net tangible book value (deficit) of our common stock as of March 31, 2021 was approximately $(21,345,748), or approximately $(3.49) per share.

Pro forma as adjusted net tangible book value dilution per share to new investors represents the difference between the amount per unit paid by purchasers in this offering and the pro forma as adjusted net tangible book value per share of our common stock immediately after completion of this offering and after giving effect to the proposed acquisition. Investors participating in this offering will incur immediate, substantial dilution. After giving effect to our sale of $205,000,000 of units this offering at an assumed public offering price of $5.70 per unit, which is the last reported sale price of our common stock on May 21, 2021, after deducting the underwriting discounts and commissions and estimated offering expenses, and assuming no exercise of the warrants being offered in this offering, our pro forma as adjusted net tangible book value (deficit) as of March 31, 2021 (assuming completion of the proposed acquisition and the issuance of an estimated 5,583,603 shares of our common stock in connection therewith) would have been approximately $(39,385,084), or approximately $(0.83) per share. This amount represents an immediate increase in pro forma as adjusted net tangible book value of $2.66 per share to existing stockholders and an immediate dilution in pro forma as adjusted net tangible book value of $6.53 per share to purchasers of our units in this offering, as illustrated in the following table.

Assumed public offering price per unit		$5.70
Historical net tangible book value (deficit) per share as of March 31, 2021	$(3.49)
Increase in pro forma as adjusted net tangible book value per share to existing stockholders	2.66
Pro forma as-adjusted net tangible book value per share after this offering		(0.83)
Dilution per share to new investors purchasing units in this offering		$6.53

A $1.00 increase or decrease in the assumed public offering price of $5.70 per unit, which is the last reported sale price of our common stock on May 21, 2021, would increase or decrease the pro forma as adjusted net tangible book value per share after this offering by approximately $0.70, and dilution in pro forma as adjusted net tangible book value per share to new investors by approximately $0.30, assuming that the number of units offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

If the underwriters exercise their over-allotment option to purchase additional shares of common stock and warrants in full, the pro forma as adjusted net tangible book value (deficit) per share of our common stock, as adjusted to give effect to this offering and the proposed acquisition, would be $(0.20) per share, and the dilution in pro forma net tangible book value per share to new investors purchasing units in this offering would be $5.90 per share.

The following table sets forth the total number of shares of common stock previously issued and sold to existing investors, the total consideration paid for the foregoing and the average price per share of common stock paid, or to be paid, by existing owners and by the new investors. The calculation below is based on the assumed public offering price of $5.70 per share, which is the last reported sale price of our common stock on May 21, 2021, before deducting estimated underwriter commissions and offering expenses, in each case payable by us, and assumes no exercise of the warrants included in the units.

	Share Purchased		Total Consideration		Average Price Per Share
	Number	Percent	Amount	Percent
Existing stockholders	6,111,200	14.52%	$10,000,901	4.65%	$1.64
New investors	35,964,912	85.48%	$205,000,000	95.35%	$5.70
Total	42,076,112	100.00%	$215,000,901	100.00%

The number of shares of our common stock outstanding after this offering is based on 6,111,200 shares of our common stock outstanding as of March 31, 2021, and excludes:

•        555,000 shares of common stock issuable upon exercise of outstanding options at an exercise price of $9.00 per share;

•        up to 445,000 additional shares of common stock that are reserved for issuance under our 2020 Equity Incentive Plan;

•        455,560 shares of common stock issuable upon exercise of outstanding warrants at a weighted average exercise price of $11.91 per share; and

•        an estimated 5,583,603 shares of common stock to be issued in connection with the proposed acquisition.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis summarizes the significant factors affecting the operating results, financial condition, liquidity and cash flows of each of Goedeker and Appliances Connection as of and for the periods presented below. The following discussion and analysis should be read in conjunction with the financial statements and the related notes thereto included elsewhere in this prospectus. The discussion contains forward-looking statements that are based on the beliefs of management, as well as assumptions made by, and information currently available to, management. Actual results could differ materially from those discussed in or implied by forward-looking statements as a result of various factors, including those discussed below and elsewhere in this prospectus, particularly in the sections titled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements.”

Goedeker

All periods presented on or prior to April 5, 2019 represent the operations of Goedeker Television, our predecessor. Unless otherwise specified, all results of operations information for the year ended December 31, 2019 reflects the full year.

References to “Successor” refer to the financial position and results of operations of our company subsequent to April 5, 2019. References to “Predecessor” refer to the financial position and results of operations of Goedeker Television on and before April 5, 2019.

Overview

Our company operates a technology-driven e-commerce platform for appliances and furniture, offering a combination of selection, service and value we believe to be unmatched in the $22.9 billion United States household major appliance industry. Since our founding in 1951, we have evolved from a local brick and mortar operation serving the St. Louis metro area to a nationwide omni-channel retailer offering over 141,000 SKUs across all major appliance brands with competitive pricing. Our relentless focus on customer experience encompasses our easy to navigate websites, highly trained call center representatives and sophisticated fulfillment ecosystem.

Our customers span a wide range of demographics, style and budget, which we attract with our efficient digital marketing capabilities and match with our broad product selection. We have invested considerably in our scalable logistics infrastructure, purpose built for the unique demands of the appliance market and see it as a competitive advantage, strengthening as we grow. Our tightly-integrated vendor relationships and order management tools allow us to offer our vast selection of products while holding limited inventory, contributing to strong and improving operating metrics.

Recent Developments

Impact of Coronavirus Pandemic

In late 2019, a novel strain of coronavirus, or COVID-19, was reported to have surfaced in Wuhan, China. The virus has since spread to over 150 countries and every state in the United States. On March 11, 2020, the World Health Organization declared the outbreak a pandemic, and on March 13, 2020, the United States declared a national emergency.

Most states and cities, including in markets in which we operate, reacted by instituting quarantines, restrictions on travel, “stay at home” rules, social distancing measures and restrictions on the types of businesses that could continue to operate, as well as guidance in response to the pandemic and the need to contain it. Pursuant to restrictions in Missouri, our showroom was closed from April through June of 2020, but our call center and warehouse continued to operate. Since over 95% of our sales are completed online and our call center and warehouse and distribution operations continued to operate, the restrictions put in place have not had a materially negative impact on our operations. However, the situation surrounding COVID-19 remains fluid, and we may be required to close or limit service offerings in our retail facility or warehouse in response to guidance from applicable government and public health officials, which could adversely affect our operations and revenues.

In addition, we are dependent upon suppliers to provide us with all of the products that we sell. The pandemic has impacted and may continue to impact suppliers and manufacturers of certain of our products. As a result, we have faced and may continue to face delays or difficulty sourcing certain products, which could negatively affect our business and financial results. Even if we are able to find alternate sources for such products, they may cost more, which could adversely impact our profitability and financial condition.

The global deterioration in economic conditions, which may have an adverse impact on discretionary consumer spending, could also impact our business. For instance, consumer spending may be negatively impacted by general macroeconomic conditions, including a rise in unemployment, and decreased consumer confidence resulting from the pandemic. Changing consumer behaviors as a result of the pandemic may also have a material impact on our revenue.

Furthermore, the spread of COVID-19 has adversely impacted global economic activity and has contributed to significant volatility and negative pressure in financial markets. The pandemic has resulted, and may continue to result, in a significant disruption of global financial markets, which may reduce our ability to access capital in the future, which could negatively affect our liquidity.

We have taken steps to take care of our employees, including providing the ability for employees to work remotely and implementing strategies to support appropriate social distancing techniques for those employees who are not able to work remotely. We have also taken precautions with regard to employee, facility and office hygiene as well as implementing significant travel restrictions. We are also assessing our business continuity plans for all business units in the context of the pandemic. This is a rapidly evolving situation, and we will continue to monitor and mitigate developments affecting our workforce, our suppliers, our customers, and the public at large to the extent we are able to do so. We have and will continue to carefully review all rules, regulations, and orders and responding accordingly.

If the current pace of the pandemic does not continue to slow and the spread of COVID-19 is not contained, our business operations could be further delayed or interrupted. We expect that government and health authorities may announce new or extend existing restrictions, which could require us to make further adjustments to our operations in order to comply with any such restrictions. We may also experience limitations in employee resources. In addition, our operations could be disrupted if any of our employees were suspected of having COVID-19, which could require quarantine of some or all such employees or closure of our facilities for disinfection. The duration of any business disruption cannot be reasonably estimated at this time but may materially affect our ability to operate our business and result in additional costs.

The extent to which the pandemic may impact our results will depend on future developments, which are highly uncertain and cannot be predicted as of the date of this prospectus, including new information that may emerge concerning the severity of the pandemic and steps taken to contain the pandemic or treat its impact, among others. Nevertheless, the pandemic and the current financial, economic and capital markets environment, and future developments in the global supply chain and other areas present material uncertainty and risk with respect to our performance, financial condition, results of operations and cash flows. See also “Risk Factors” for more information.

Amendment to Purchase Agreement

On April 6, 2021, the parties entered into an amendment to the purchase agreement for the proposed acquisition, pursuant to which (i) the outside date (as defined in the purchase agreement) by which the closing of the purchase agreement must be completed was changed to June 30, 2021, (ii) the definition of net working capital set forth in the purchase agreement was revised to clarify that the accrued liabilities for potential sales tax will not be included in such calculation, and (iii) the condition to closing the transaction contemplated by the purchase agreement relating to a lease for the Gold Coast location was deleted, because such lease has since been terminated.

Repayment of Note

On May 10, 2021, we repaid the term loan from Arvest Bank described below by transferring principal and accrued interest from the restricted cash account.

Principal Factors Affecting Our Financial Performance

Our operating results are primarily affected by the following factors:

•        our ability to acquire new customers or retain existing customers;

•        our ability to offer competitive product pricing;

•        our ability to broaden product offerings;

•        industry demand and competition; and

•        market conditions and our market position.

Key Financial Operating Metrics

	Three Months Ended March 31,		Year Ended December 31,
	2021	2020	2020	2019
Site Sessions (in millions)	2.5	1.4	9.9	6.3
Order History (in millions)	$30.7	$15.4	$123.2	$61.8

A site session occurs when a person visits our website. An order occurs when a customer has visited our website and ordered one or more items and has paid for them. An order is paid for by our customer when the order is placed and booked as revenue by us when the order is shipped.

Total revenues and total orders for any given month may not be equal for two primary reasons: (1) normal customer cancellations and (2) the time required to ship an order and recognize revenue. When there are no supply chain issues, the time from order to shipping is between 20 and 25 days. Thus, an order made after the 10th of the current month will become revenue in the succeeding month, distorting the comparison between a months’ orders and its sales. COVID-19 significantly increased the time between order and shipment, which increased customer returns.

Our site sessions increased to approximately 9.9 million in the year ended December 31, 2020, as compared to approximately 6.3 million in the year ended December 31, 2019. In the three months ended March 31, 2021, our site sessions increased to approximately 2.5 million, as compared to approximately 1.4 million in the three months ended March 31, 2020. These increased site sessions resulted in three-year highs for orders in the three months ended March 31, 2021.

Emerging Growth Company

We qualify as an “emerging growth company” under the JOBS Act. As a result, we are permitted to, and intend to, rely on exemptions from certain disclosure requirements. For so long as we are an emerging growth company, we will not be required to:

•        have an auditor report on our internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act;

•        comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (i.e., an auditor discussion and analysis);

•        submit certain executive compensation matters to stockholder advisory votes, such as “say-on-pay” and “say-on-frequency;” and

•        disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the chief executive officer’s compensation to median employee compensation.

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of the benefits of this extended transition period. Our consolidated financial statements may therefore not be comparable to those of companies that comply with such new or revised accounting standards.

We will remain an emerging growth company until the earliest of (i) the last day of the fiscal year following the fifth anniversary of our initial public offering, (ii) the last day of the first fiscal year in which our total annual gross revenues are $1.07 billion or more, (iii) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our common stock that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter or (iv) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three year period.

Results of Operations

Comparison of Three Months Ended March 31, 2021 and 2020

The following table sets forth key components of our results of operations for the three months ended March 31, 2021 and 2020, in dollars and as a percentage of our net sales.

	Three Months Ended March 31, 2021		Three Months Ended March 31, 2020 (As Restated)
	Amount	% of Net Sales	Amount	% of Net Sales
Products sales, net	$13,697,368	100.00%	$9,677,178	100.00%
Cost of goods sold	11,068,911	80.81%	8,111,170	83.82%
Gross profit	2,628,457	19.19%	1,566,008	16.18%
Operating expenses
Personnel	1,931,324	14.10%	1,311,484	13.55%
Advertising	1,083,248	7.91%	666,436	6.89%
Bank and credit card fees	532,742	3.89%	244,740	2.53%
Depreciation and amortization	122,331	0.89%	91,841	0.95%
General and administrative	2,239,498	16.35%	1,439,840	14.88%
Total operating expenses	5,909,143	43.14%	3,754,341	38.80%
Loss from operations	(3,280,686)	(23.95)%	(2,188,333)	(22.61)%
Other income (expense)
Interest income	10,096	0.07%	—	—
Interest expense	(232,831)	(1.70)%	(456,070)	(4.71)%
Other income	10,206	0.07%	2,383	0.02%
Total other income (expense)	(212,529)	(1.55)%	(453,687)	(4.69)%
Net loss before income taxes	(3,493,215)	(25.50)%	(2,642,020)	(27.30)%
Income tax benefit	—	—	435,000	4.50%
Net loss	$(3,493,215)	(25.50)%	$(2,207,020)	(22.81)%

Product sales, net.    We generate revenue from the retail sale of home furnishings, including appliances, furniture, home goods and related products. Our product sales increased by $4,020,190, or 41.54%, to $13,697,368 for the three months ended March 31, 2021 from $9,677,178 for the three months ended March 31, 2020. The increase is due to increased sales volume to meet appliance and furniture demand resulting from increased advertising, which has a direct impact on customer orders and shipped sales.

During the three months ended March 31, 2021, we experienced delays in getting products from manufacturers whose production facilities were closed or operating at reduced capacity because of the coronavirus pandemic, which resulted in cancellations of some customer orders. For the three months ended March 31, 2021, we estimate that cancellations caused by shipping delays approximated $11.0 million based on the historical ratio of shipped sales to customer orders of approximately 80.7% for the three most recent pre COVID-19 years (2017 to 2019) to the actual ratio of approximately 44.7% in the three months ended March 31, 2021.

Our past performance is generally indicative of future performance to the extent that there are seasonal factors such as Black Friday, Cyber Monday, and other shopping days when sales spike.

Our revenue by sales type is as follows:

	Three Months Ended March 31, 2021		Three Months Ended March 31, 2020
	Amount	%	Amount	%
Appliance sales	$10,273,393	75.00%	$7,802,104	80.62%
Furniture sales	2,327,834	16.99%	1,281,836	13.25%
Other sales	1,096,141	8.00%	593,238	6.13%
Total	$13,697,368	100.00%	$9,677,178	100.00%

The percentage of furniture sales increased in the 2021 period as compared to the 2020 period as furniture was more readily available from manufacturers than appliances.

Cost of goods sold.    Our cost of goods sold consists of the cost of purchased merchandise plus the cost of delivering merchandise and, where applicable, installation, net of promotional rebates and other incentives received from vendors. Our cost of goods sold increased by $2,957,741, or 36.47%, to $11,068,911 for the three months ended March 31, 2021 from $8,111,170 for the three months ended March 31, 2020. As a percentage of net sales, cost of goods sold decreased from 83.82% in the 2020 period to 80.81% in the 2021 period. Such decrease was due to the sale of more furniture and other products in the quarter. Product cost for appliances sold in the 2021 period was similar to product cost for appliances that were sold in the 2020 period; however, the mix of furniture and other items sold in 2021 had a lower product cost than the furniture and other items sold in 2020.

Personnel expenses.    Personnel expenses include employee salaries and bonuses plus related payroll taxes. It also includes health insurance premiums, 401(k) contributions, training costs and stock compensation expense. Our personnel expenses increased by $619,840, or 47.26%, to $1,931,324 for the three months ended March 31, 2021 from $1,311,484 for the three months ended March 31, 2020. As a percentage of net sales, personnel expenses increased from 13.55% in the 2020 period to 14.10% in the 2021 period. The increase is the result of hiring the senior management team and support staff needed because of increased customer orders. Additionally, during the quarter, we incurred stock compensation expenses of $124,575 that we did not have in the 2020 quarter. We believe it is important to also compare our expenses to orders when product availability is constrained as our personnel, advertising, and bank and credit card fees are directly or indirectly related to customer orders. As a percentage of orders, personnel expenses decreased from 8.5% in the 2020 period to 6.2% in the 2021 period.

Advertising expenses.    Advertising expenses include the cost of marketing our products and primarily include online search engine expenses. Our advertising expenses increased by $416,812, or 62.54%, to $1,083,248 for the three months ended March 31, 2021 from $666,436 for the three months ended March 31, 2020. As a percentage of net sales, advertising expenses increased from 6.89% in the 2021 period to 7.91% in the 2021 period. The increase relates to an increase in advertising spending to drive traffic to our website. As a percentage of orders, advertising expenses decreased from 4.3% in the 2020 period to 3.5% in the 2021 period.

Bank and credit card fees.    Bank and credit card fees are primarily the fees we pay credit card processors for processing credit card payments made by customers. Our bank and credit card fees increased by $288,002, or 117.68%, to $532,742 for the three months ended March 31, 2021 from $244,740 for the three months ended March 31, 2020. As a percentage of net sales, bank and credit card fees increased from 2.53% in the 2020 period to 3.89% in the 2021 period. These fees are based on customer orders that are paid with a credit card (substantially all orders), so the increase was largely due to the increase in customer orders. We pay a credit card fee for each order, regardless of whether that order is shipped or cancelled by customer. As a percentage of orders, bank and credit card fees increased from 1.6% in the 2020 period to 1.7% in the 2021 period.

Depreciation and amortization.    Depreciation and amortization was $122,331, or 0.89% of net sales, for the three months ended March 31, 2021, as compared to $91,841, or 0.95% of net sales, for the three months ended March 31, 2020.

General and administrative expenses.    Our general and administrative expenses consist primarily of professional advisor fees, rent expense, insurance, unremitted sales tax, and other expenses incurred in connection with general operations. Our general and administrative expenses increased by $799,658, or 55.54%, to $2,239,498 for the three months ended March 31, 2021 from $1,439,840 for the three months ended March 31, 2020. As a percentage of net sales, general and administrative expenses increased from 14.88% in the 2020 period to 16.35% in the 2021 period. The increase was largely due to increased directors and officers insurance expenses, fees to our independent directors, and legal, audit and other professional fees in connection with becoming a public company in August 2020, as well as consulting fees to upgrade our online shopping cart, fees for our Electronic Data Interchange initiative, and other consulting fees. In the three months ended March 31, 2021, we incurred non-recurring expenses totaling approximately $695,000, representing $445,488 in expenses related to the Appliances Connection acquisition and the balance for the reaudit of 2019. In the 2020 period, we incurred $873,200 non-recurring accrual for sales tax. General and administrative expenses without these non-recurring expenses were $1,544,011 and $566,640 for the three months ended March 31, 2021 and 2020, respectively. As a percentage of orders, general and administrative expenses were 7.3% in the 2021 period compared to 9.4% 2020 period.

Total other income (expense).    We had $212,529 in total other expense, net, for the three months ended March 31, 2021, as compared to total other expense, net, of $453,687 for the three months ended March 31, 2020. Total other expense, net, for the three months ended March 31, 2021 consisted of interest expense of $232,831, offset by interest income of $10,096 and other income of $10,206, while other expense, net, for the three months ended March 31, 2020 consisted of interest expense of $456,070, offset by other income of $2,383.

Net loss.    As a result of the cumulative effect of the factors described above, we had a net loss of $3,493,215 for the three months ended March 31, 2021, as compared to $2,207,020 for the three months ended March 31, 2020, an increase of $1,286,195, or 58.28%.

Comparison of Years Ended December 31, 2020 and 2019

The following table sets forth key components of our results of operations for the year ended December 31, 2020 (Successor), for the period from April 6 to December 31, 2019 (Successor), and for the period from January 1 to April 5, 2019 (Predecessor), in dollars and as a percentage of our revenue.

	Successor				Predecessor
	Year Ended December 31, 2020		Period April 6 to December 31, 2019 (As Restated)		Period January 1 to April 5, 2019
	Amount	% of Net Sales	Amount	% of Net Sales	Amount	% of Net Sales
Product sales, net	$55,133,653	100.00%	$34,668,112	100.0%	$12,946,901	100.0%
Cost of goods sold	47,878,541	86.84%	28,596,129	82.49%	11,004,842	85.00%
Gross profit	7,255,112	13.16%	6,071,983	17.51%	1,942,059	15.00%
Operating expenses
Personnel	6,565,380	11.91%	2,909,751	8.39%	913,919	7.06%
Advertising	4,865,361	8.82%	1,996,507	5.76%	714,276	5.52%
Bank and credit card fees	1,806,620	3.28%	870,877	2.51%	329,247	2.54%
Depreciation and amortization	549,712	1.00%	271,036	0.78%	9,675	0.07%
General and administrative	7,900,566	14.33%	4,728,571	13.64%	451,214	3.49%
Total operating expenses	21,687,639	39.34%	10,776,742	31.09%	2,418,331	18.68%
Loss from operations	(14,432,527)	(26.18)%	(4,704,759)	(13.57)%	(476,272)	(3.68)%
Other income (expense)
Interest income	2,479	—	—	—	23,807	0.18%
Financing costs	(762,911)	(1.38)%	(520,160)	(1.50)%	—	—
Adjustment in value of contingency	(138,922)	(0.25)%	32,246	0.09%	—	—
Interest expense	(870,847)	(1.58)%	(785,411)	(2.27)%	—	—
Loss on extinguishment of debt	(1,756,095)	(3.19)%	—	—	—	—
Write-off of acquisition receivable	(809,000)	(1.47)%	—	—	—	—
Change in fair value of warrant liability	(2,127,656)	(3.86)%	106,900	0.31%	—	—
Other income	25,945	0.05%	15,010	0.04%	7,200	0.06%
Total other income (expense)	(6,437,007)	(11.68)%	(1,151,415)	(3.32)%	31,007	0.24%
Net loss before income taxes	(20,869,534)	(37.85)%	(5,856,174)	(16.89)%	(445,265)	(3.44)%
Income tax benefit (expense)	(698,303)	(1.27)%	698,303	2.01%	—	—
Net loss	$(21,567,837)	(39.12)%	$(5,157,871)	(14.88)%	$(445,265)	(3.44)%

We believe that reviewing our operating results for the year ended December 31, 2019 by combining the results of the 2019 successor period (April 6, 2019 through December 31, 2019) and 2019 predecessor period (January 1, 2019 through April 5, 2019) with the pro forma adjustment related to the acquisition described below, is more useful in discussing our overall operating performance compared to the results of the year ended December 31, 2020 (successor). We do not see any potential risks associated with utilizing this pro forma presentation.

Following are the year ended December 31, 2020 and the combined period for 2019:

	Year Ended December 31, 2020	Period April 6 to December 31, 2019 Successor (As Restated)	Period January 1 to April 5, 2019 Predecessor	Pro Forma Combined Year Ended December 31, 2019	Increase (Decrease)
Product sales, net	$55,133,653	$34,668,112	$12,946,901	$47,615,013	$7,518,640
Cost of goods sold	47,878,541	28,596,129	11,004,842	39,600,971	8,277,570
Gross profit	7,255,112	6,071,983	1,942,059	8,014,042	(758,930)
Operating expenses
Personnel	6,565,380	2,909,751	913,919	3,823,670	2,741,710
Advertising	4,865,361	1,996,507	714,276	2,710,783	2,154,578
Bank and credit card fees	1,806,620	870,877	329,247	1,200,124	606,496
Depreciation and amortization	549,712	271,036	9,675	280,711	269,001
General and administrative	7,900,566	4,728,571	451,214	5,246,045 *	2,654,521
Total operating expenses	21,687,639	10,776,742	2,418,331	13,261,333	8,426,306
Loss from operations	(14,432,527)	(4,704,759)	(476,272)	(5,247,291)	9,185,236
Other income (expense)
Interest income	2,479	—	23,807	23,807	(21,328)
Financing costs	(762,911)	(520,160)	—	(520,160)	242,751
Adjustment in value of contingency	(138,922)	32,246	—	32,246	(171,168)
Interest expense	(870,847)	(785,411)	—	(785,411)	85,436
Loss on extinguishment of debt	(1,756,095)	—	—	—	1,756,095
Write-off of acquisition receivable	(809,000)	—	—	—	809,000
Change in fair value of warrant liability	(2,127,656)	106,900	—	106,900	(2,234,556)
Other income	25,945	15,010	7,200	22,210	3,735
Total other income (expense)	(6,437,007)	(1,151,415)	31,007	(1,120,408)	5,316,599
Net loss before income taxes	(20,869,534)	(5,856,174)	(445,265)	(6,367,699)*	14,501,835
Income tax benefit (expense)	(698,303)	698,303	—	698,303	(1,396,606)
Net loss	$(21,567,837)	$(5,157,871)	$(445,265)	$(5,669,396)*	$15,898,441

____________

*        Includes a pro forma adjustment of $66,260 for the management fee to our manager.

Product sales, net.    Our product sales increased by $7,518,640, or 15.79%, to $55,133,653 for the year ended December 31, 2020 from $47,615,013 for the combined year ended December 31, 2019, which included $12,946,901 for our predecessor from January 1, 2019 to April 5, 2019 and $34,668,112 for our successor from April 6, 2019 to December 31, 2019.

The increase is due to increased sales volume to meet appliance and furniture demand resulting from increased advertising, which has a direct impact on customer orders and shipped sales. In the first three months of 2020, sales were affected by working capital issues, which delayed the timing of ordering product to fulfill customer orders resulting in increased order cancellations. Late in the second quarter of 2020 and through the remainder of 2020, we experienced delays in getting products from manufacturers whose production facilities were closed or operating at reduced capacity because of the COVID-19 pandemic, which resulted in some cancellations of customer orders. We estimate that cancellations caused by shipping delays approximated $39.7 million in the year ended December 31, 2020, based on the historical ratio of shipped sales to customer orders of approximately 79% to the actual ratio of approximately 45% in the year ended December 31, 2020.

Our net sales by sales type is as follows:

	2020 Successor				2019 Total
	Amount	% of Net Sales	2019 Successor	2019 Predecessor	Amount	% of Net Sales
Appliance sales	$40,113,568	72.76%	$28,487,053	$9,784,525	$38,271,578	80.38%
Furniture sales	11,800,277	21.40%	4,405,866	2,456,085	6,861,951	14.41%
Other sales	3,219,808	5.84%	1,775,193	706,291	2,481,484	5.21%
Total	$55,133,653	100.00%	$34,668,112	$12,946,901	$47,615,013	100.00%

The percentage of furniture sales increased in 2020 as compared to 2019 as furniture was more readily available from manufacturers than appliances.

Cost of goods sold.    Our cost of goods sold increased by $8,277,570, or 20.90%, to $47,878,541 for the year ended December 31, 2020 from $39,600,971 for the combined year ended December 31, 2019, which included $11,004,842 for our predecessor from January 1, 2019 to April 5, 2019 and $28,596,129 for our successor from April 6, 2019 to December 31, 2019. As a percentage of net sales, cost of goods sold increased from 83.17% in 2019 to 86.84% in 2020. Such increase was due to COVID-19 related supply chain issues reducing the volume we purchased, which resulted in decreased manufacturer rebates, as well as due to the change in product mix, with furniture sales, which have lower margins, accounting for a larger portion of our total sales in 2020.

Personnel expenses.    Our personnel expenses increased by $2,741,710, or 71.70%, to $6,565,380 for the year ended December 31, 2020 from $3,823,670 for the combined year ended December 31, 2019, which included $913,919 for our predecessor from January 1, 2019 to April 5, 2019 and $2,909,751 for our successor from April 6, 2019 to December 31, 2019. As a percentage of net sales, personnel expenses increased from 8.03% in 2019 to 11.91% in 2020. The increase is the result of hiring additional senior management and other staff needed for increased customer demand for our products, the accrual of $359,216 as the present value of a severance contract payable to our former president and $398,908 in stock compensation expense. Beginning in the second quarter of 2020, there was a dramatic increase in cancellations of customer orders, which were primarily related to the lack of product availability. We hired a number of temporary employees to process cancellations and address the related customer service issues. As a percentage of orders, our personnel expense declined to 5.8% in 2020 from 6.2% in 2019.

Advertising expenses.    Our advertising expenses increased by $2,154,578, or 79.48%, to $4,865,361 for the year ended December 31, 2020 from $2,710,783 for the combined year ended December 31, 2019, which included $714,276 for our predecessor from January 1, 2019 to April 5, 2019 and $1,996,507 for our successor from April 6, 2019 to December 31, 2019. As a percentage of net sales, advertising expenses increased from 5.69% in 2019 to 8.82% in 2020. The increase relates to an increase in advertising spending to drive traffic to our website. Measuring our advertising expense as a percentage of orders, we had a decline in 2020 of 3.9% compared to 4.4% in 2019.

Bank and credit card fees.    Our bank and credit card fees increased by $606,496, or 50.54%, to $1,806,620 for the year ended December 31, 2020 from $1,200,124 for the combined year ended December 31, 2019, which included $329,247 for our predecessor from January 1, 2019 to April 5, 2019 and $870,877 for our successor from April 6, 2019 to December 31, 2019. As a percentage of net sales, bank and credit card fees increased from 2.52% in 2019 to 3.28% in 2020. These fees are based on customer orders that are paid with a credit card (substantially all orders), so the increase was largely due to the increase in customer orders. We pay a credit card fee for each order, regardless of whether that order is shipped or cancelled by customer. Comparing bank and credit card fees as a percentage orders shows a reduction from 1.9% of orders in 2019 to 1.5% in 2020.

Depreciation and amortization.    Depreciation and amortization was $549,712, or 1.00% of net sales, for the year ended December 31, 2020, as compared to $280,711, or 0.59% of net sales, for the combined year ended December 31, 2019.

General and administrative expenses.    Our general and administrative expenses increased by $2,654,521, or 50.60%, to $7,900,566 for the year ended December 31, 2020 from $5,246,045 for the combined year ended December 31, 2019, which included $451,214 for our predecessor from January 1, 2019 to April 5, 2019, $4,728,571 for our successor from April 6, 2019 to December 31, 2019 and a pro forma adjustment of $66,260 for the management fee to our manager. As a percentage of net sales, general and administrative expenses increased from 11.02% in 2019 to 14.33% in 2020. The increase was largely due to increased directors and officers insurance expenses, fees to our board of directors, and legal, audit and other professional fees in connection with becoming a public company, as well as consulting fees to upgrade our online shopping cart, fees to our manager under the offsetting management services agreement described below, fees for our Electronic Data Interchange initiative, and other consulting fees. Comparing general and administrative expenses as a percentage orders shows a reduction from 8.4% of orders in 2019 to 6.4% in 2020.

Total other income (expense).    We had $6,437,007 in total other expense, net, for the year ended December 31, 2020, as compared to total other expense, net, of $1,120,408 for the combined year ended December 31, 2019, which included income of $31,007 for our predecessor from January 1, 2019 to April 5, 2019 and expenses of $1,151,415 for our successor from April 6, 2019 to December 31, 2019. Total other expense, net, for the year ended December 31, 2020 consisted of financing costs of $762,911, interest expense of $870,847, adjustment in value of contingency of $138,922, loss on debt modification and extinguishment of $1,756,095, write-off of acquisition receivable of $809,000, and change in the warrant liability of $2,127,656, offset by interest income of $2,479 and other income of $25,945, while total other expense, net, for the year ended December 31, 2019 consisted of financing costs of $520,160 and interest expense of $785,411, offset by a gain on write-down of contingency of $32,246, a change in fair value of warrant liability of $106,900, interest income of $23,807 and other income of $22,210.

Income tax benefit (expense).    We had an income tax expense of $698,303 for the year ended December 31, 2020, as compared to an income tax benefit of $698,303 for the combined year ended December 31, 2019. In the fourth quarter of 2020, we determined that we should establish a valuation allowance for the deferred tax asset, resulting in an income tax expense of $698,303.

Net loss.    As a result of the cumulative effect of the factors described above, our net loss increased by $15,898,441, or 280.43%, to $21,567,837 for the year ended December 31, 2020 from $5,669,396 for the combined year ended December 31, 2019, which included $445,265 for our predecessor from January 1, 2019 to April 5, 2019 and $5,856,174 for our successor from April 6, 2019 to December 31, 2019 and a pro forma adjustment of $66,260 for the management fee to our manager. The net loss for the year ended December 31, 2020 was also affected by certain non-cash charges described below equal to $4,831,673 in the aggregate.

Non-GAAP to GAAP Reconciliation

This prospectus contains financial measures that are not calculated in accordance with generally accepted accounting principles in the United States of America, or GAAP. The non-GAAP financial measures are net loss before taxes for the year ended December 31, 2020 excluding the following non-cash charges (i) an adjustment in value of contingency of $138,922, (ii) a loss on extinguishment of debt of $1,756,095, (iii) a write-off of acquisition receivable of $809,000 and (iv) a non-cash charge to change in warrant liability expense of $2,127,656.

The non-GAAP financial information should be considered supplemental to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. Management, however, believes that these non-GAAP financial measures, when used in conjunction with the results presented in accordance with GAAP, may provide a more complete understanding of our results and may facilitate a fuller analysis of our results, particularly in evaluating performance from one period to another. Management has chosen to provide this supplemental information to investors, analysts, and other interested parties to enable them to perform additional analyses of results and to illustrate the results giving effect to the non-GAAP adjustments shown in the reconciliation described in the next paragraph. Furthermore, the economic substance behind our decision to use such non-GAAP measures is that such measures approximate our controllable operating performance more closely than the most directly comparable GAAP financial measures. Management strongly encourages investors to review our consolidated financial statements and publicly filed reports in their entirety and cautions investors that the non-GAAP measures used by us may differ from similar measures used by other companies, even when similar terms are used to identify such measures.

The following tables provides a reconciliation of the non-GAAP net loss before taxes to the comparable GAAP measure.

	Year Ended December 31, 2020
	GAAP	Elimination of Non-Cash Charges	Non-GAAP
Loss from operations	$(14,432,527)	$—	$(14,432,527)
Other income (expense)
Interest income	2,479	—	2,479
Financing costs	(762,911)	—	(762,911)
Adjustment in value of contingency	(138,922)	(138,922)	—
Interest expense	(870,847)	—	(870,847)
Loss on extinguishment of debt	(1,756,095)	(1,756,095)	—
Write-off of acquisition receivable	(809,000)	(809,000)	—
Change in fair value of warrant liability	(2,127,656)	(2,127,656)	—
Other income	25,945	—	25,945
Total other income (expense)	(6,437,007)	(4,831,673)	(1,605,334)
Net loss before income taxes	$(20,869,534)		$(16,037,861)

Liquidity and Capital Resources

As of March 31, 2021, we had cash and cash equivalents of $1,309,374 and restricted cash of $10,094,932. We have relied on cash on hand, external bank lines of credit, proceeds from our initial public offering described below, issuance of third party and related party debt and the issuance of notes to support cashflow from operations. For the three months ended March 31, 2021, we incurred operating losses of approximately $3,280,686, cash flows used in operations of $2,807,673 and negative working capital of $19,801,748.

On March 19, 2021, we received net proceeds of $4,590,000 from the sale of notes due December 19, 2021 and warrants described below. These proceeds will supplement our cash flow from operations and provide additional liquidity.

Management has prepared estimates of operations for fiscal years 2021 and 2022 and believes that sufficient funds will be generated from operations to fund our operations and to service our debt obligations for one year from the date of the filing of our quarterly report on Form 10-Q for the quarter ended March 31, 2021. We may, however, in the future require additional cash resources due to changing business conditions, implementation of our strategy to expand our business, or other investments or acquisitions we may decide to pursue. If our own financial resources are insufficient to satisfy our capital requirements, we may seek to sell additional equity or debt securities or obtain additional credit facilities. The sale of additional equity securities could result in dilution to our stockholders. The incurrence of indebtedness would result in increased debt service obligations and could require us to agree to operating and financial covenants that would restrict our operations. Financing may not be available in amounts or on terms acceptable to us, if at all. Any failure by us to raise additional funds on terms favorable to us, or at all, could limit our ability to expand our business operations and could harm our overall business prospects.

The impact of COVID-19 on our business has been considered in these assumptions; however, it is too early to know the full impact of COVID-19 or its timing on a return to more normal operations.

The accompanying consolidated financial statements have been prepared on a going concern basis under which we are expected to be able to realize our assets and satisfy our liabilities in the normal course of business.

Summary of Cash Flow

The following table provides detailed information about our net cash flow for all financial statement periods presented in this prospectus.

	2021 Three Months Ended March 31, 2021	Three Months Ended March 31, 2020 (As Restated)	Year Ended December 31, 2020 Successor	Year Ended December 31, 2019
				2019 Successor (As Restated)	2019 Predecessor	2019 Total (As Restated)
Net cash provided by (used in) operating activities	$(2,807,673)	$958,356	$5,408,883	$(2,299,215)	$611,268	$(1,687,947)
Net cash used in investing activities	(126,115)	—	(113,147)	(2,200)	—	(2,200)
Net cash provided by financing activities	4,426,178	(775,158)	4,144,872	2,772,723	—	2,772,723
Net change in cash	$1,492,390	$183,198	$9,440,608	$471,308	$611,268	$1,082,576

Our net cash used in operating activities was $2,807,673 for the three months ended March 31, 2021, as compared to net cash provided by operating activities of $958,356 for the three months ended March 31, 2020. For the three months ended March 31, 2021, our net loss of $3,493,215, a decrease in merchandise inventory of $736,243 and a decrease in accounts payable and accrued expensed of $344,893, offset by an increase in receivables of $1,049,878 and an increase in customer deposits of $390,196, were the primary drivers of the net cash used in operating activities. For the three months ended March 31, 2020, our net loss of $2,207,020 and deferred tax assets of $435,000, offset by increases in customer deposits of $1,270,488 and accounts payable and accrued expenses of $1,442,264, were the primary drivers of the net cash provided by operating activities.

Our net cash provided by operating activities was $5,408,883 for the year ended December 31, 2020, as compared to net cash used in operating activities of $1,687,947 for the combined year ended December 31, 2019, which included net cash used in operating activities of $2,299,215 for our successor from April 6, 2019 to December 31, 2019 and net cash provided by operating activities of $611,268 for our predecessor from January 1, 2019 to April 5, 2019. For the year ended December 31, 2020, our net loss of $21,567,837 and an increase in merchandise inventory of $3,767,151, offset by an increase in customer deposits of $17,714,914, an increase in accounts payable and accrued expenses of $7,337,081, a change in fair value of warrant liability of $2,127,656 and a loss on extinguishment of debt of $1,756,095, were the primary drivers of the net cash provided by operating activities. For the combined year ended December 31, 2019, our net loss of $5,603,136, offset by increases in accounts payable and accrued expenses of $1,821,629 and merchandise inventory of $1,066,627, were the primary drivers of the net cash used in operating activities.

Our net cash used in investing activities was $126,115 for the three months ended March 31, 2021, all of which consisted of expenditures to upgrade our new warehouse. We had no investing activities for the three months ended March 31, 2020.

Our net cash used in investing activities was $113,147 for the year ended December 31, 2020, as compared to $2,200 for the year ended December 31, 2019, all of which was during the period from April 6, 2019 to December 31, 2019. The net cash used in investing activities for both years consisted entirely of purchases of property and equipment.

Our net cash provided by financing activities was $4,426,178 for the three months ended March 31, 2021, as compared to net cash used in financing activities of $775,158 for the three months ended March 31, 2020. Net cash provided by financing activities for the three months ended March 31, 2021 consisted of proceeds from the private placement described below of 4,590,000, offset by repayment on notes payable of $163,822. Net cash used in financing activities for the three months ended March 31, 2020 consisted of net payments on lines of credit of $681,408 and repayment on notes payable of $93,750.

Our net cash provided by financing activities was $4,144,872 for the year ended December 31, 2020, as compared to $2,772,723 for the combined year ended December 31, 2019, all of which was during the period from April 6, 2019 to December 31, 2019. Net cash provided by financing activities for the year ended December 31, 2020 consisted of net proceeds of $8,602,166 from our initial public offering and $642,600 in proceeds from our Paycheck Protection Program loan, offset by payments of $2,883,754 on our notes payable (including repayment of our Paycheck Protection Program loan), payments of $771,431 on our convertible notes payable, net payments on lines of credit of $1,339,430 and $105,279 in loan financing costs. For the combined year ended December 31, 2019, net cash provided by financing activities consisted of proceeds from note payable of $1,500,000, net borrowings from lines of credit of $1,339,430 and proceeds from convertible notes payable of $650,000, offset by repayments on notes payable $357,207 and cash paid for financing costs of $359,500.

Initial Public Offering

On August 4, 2020, we sold 1,111,200 shares of common stock in connection with our initial public offering to the underwriters at a purchase price per share of $8.325 (the offering price to the public of $9.00 per share minus the underwriters’ discount) for total gross proceeds of $10,000,800. After deducting the underwriting commission and expenses, we received net proceeds of approximately $8,602,166. We also issued warrants for the purchase of 55,560 shares of common stock to affiliates of ThinkEquity, a division of Fordham Financial Management, Inc. The warrants are exercisable at any time and from time to time, in whole or in part, beginning on January 26, 2021 until July 30, 2025, at a per share exercise price equal to $11.25 (125% of the public offering price per share).

Private Placement

On March 19, 2021, we entered into a securities purchase agreement with two institutional investors, pursuant to which we issued to each investor (i) a 10% OID senior secured promissory note in the principal amount of $2,750,000 and (ii) a four-year warrant to purchase 200,000 shares of our common stock at an exercise price of $12.00, subject to adjustments, which may be exercised on a cashless basis, for a purchase price of $2,500,000 each, or $5,000,000 in the aggregate. After deducting a placement fee and other expenses, we received net proceeds of $4,590,000. As of March 31, 2021, the outstanding balance of the notes is $3,347,763, comprised of principal of $5,500,000, net of unamortized loan costs of $2,152,237. Loan costs consist of unamortized original issue discount of $870,291 and unamortized warrant value of $1,281,946.

The notes bear interest at a rate of 10% per annum and mature on December 19, 2021. The notes may be prepaid by us in whole or in part at any time or from time to time without penalty or premium upon at least five (5) days prior written notice, which notice period may be waived by the holder. In addition, if we issue and sell shares of our equity securities to investors on or before the maturity date in an equity financing with total gross proceeds of not less than $10,000,000 (excluding the conversion of the notes or other convertible securities issued for capital raising purposes), then we must repay the then-outstanding principal amount of the notes and any accrued but unpaid interest.

The notes are secured by a first priority security interest in all of our assets and contain customary events of default. Upon, and during the continuance of, an event of default, the notes are convertible, in whole or in part, at the option of the holder into shares of common stock at a conversion price equal to $12.00, or if lower, 80% of the lowest volume weighted average price for the twenty (20) consecutive trading days prior to the applicable conversion date, but in no event less than $9.00. The conversion price will be appropriately adjusted for any stock dividend, stock split, stock combination, reclassification or similar transaction that proportionately decreases or increases the common stock. In addition, if we sell or grant any common stock or securities convertible into or exchangeable for common stock or grants any right to reprice such securities at an effective price per share that is lower than the then conversion price, the conversion price shall be reduced to such price, subject to certain exceptions set forth in the notes.

We expect to repay these notes from the proceeds of the term loan described in the “Use of Proceeds” section above.

Term Loan

On August 25, 2020, we entered into a promissory note and security agreement with Arvest Bank for a loan in the principal amount of $3,500,000. As of March 31, 2021, the outstanding balance of this loan is $3,026,812, comprised of principal of $3,119,806, net of unamortized loan costs of $92,994.

The loan matures on August 25, 2025 and bears interest at 3.250% per annum; provided that, upon an event of default, the interest rate shall increase by 6% until paid in full. Pursuant to the terms of the loan agreement, we are required to make monthly payments of $63,353 beginning on September 25, 2020 and until the maturity date, at which time all unpaid principal and interest will be due. We may prepay the loan in full or in part at any time without penalty. The loan agreement contains customary events of default and affirmative and negative covenants for a loan of this type. The loan is secured by all financial assets credited to our securities account held by Arvest Investments, Inc.

As noted above, this loan was repaid on May 10, 2021.

Contractual Obligations

Our principal commitments consist mostly of obligations under the loan described above, the operating leases described under “Business — Facilities” and other contractual commitments described below.

Management Services Agreement

On April 5, 2019, we entered into a management services agreement with our manager, pursuant to which we appointed our manager to provide certain services to us for a quarterly management fee equal to $62,500. Under certain circumstances specified in the management services agreement, our quarterly fee may be reduced if similar fees payable to our manager by subsidiaries of our former parent company, 1847 Holdings LLC, or 1847 Holdings, exceed a threshold amount.

Pursuant to the management services agreement, we must also reimburse our manager for all costs and expenses which are specifically approved by our board of directors, including all out-of-pocket costs and expenses, that are actually incurred by our or our affiliates on our behalf in connection with performing services under the management services agreement.

The services provided by our manager include: conducting general and administrative supervision and oversight of our day-to-day business and operations, including, but not limited to, recruiting and hiring of personnel, administration of personnel and personnel benefits, development of administrative policies and procedures, establishment and management of banking services, managing and arranging for the maintaining of liability insurance, arranging for equipment rental, maintenance of all necessary permits and licenses, acquisition of any additional licenses and permits that become necessary, participation in risk management policies and procedures; and overseeing and consulting with respect to our business and operational strategies, the implementation of such strategies and the evaluation of such strategies, including, but not limited to, strategies with respect to capital expenditure and expansion programs, acquisitions or dispositions and product or service lines.

We expensed $62,500 in management fees for the three months ended March 31, 2021 and 2020 and $250,000 and $183,790 for the years ended December 31, 2020 and 2019, respectively.

Earn Out Payment

Pursuant to an asset purchase agreement, dated January 18, 2019, as amended, among our company, Goedeker Television, Steve Goedeker and Mike Goedeker, Goedeker Television is entitled to receive an earn out payment of $200,000 if the EBITDA (as defined in the asset purchase agreement) of the business acquired from Goedeker Television for the trailing twelve (12) month period from April 5, 2022 is $2,500,000 or greater, and may be entitled to receive a partial earn out payment if the EBITDA is less than $2,500,000 but greater than $1,500,000.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

Critical Accounting Policies

The following discussion relates to critical accounting policies for our company. The preparation of consolidated financial statements in conformity with GAAP requires our management to make assumptions, estimates and judgments that affect the amounts reported, including the notes thereto, and related disclosures of commitments and contingencies, if any. We have identified certain accounting policies that are significant to the preparation of our consolidated financial statements. These accounting policies are important for an understanding of our financial condition and results of operation. Critical accounting policies are those that are most important to the portrayal of our financial condition and results of operations and require management’s difficult, subjective, or complex judgment, often as a result of the need to make estimates about the effect of matters that are inherently uncertain and may change in subsequent periods. Certain accounting estimates are particularly sensitive because of their significance to our consolidated financial statements and because of the possibility that future events affecting the estimate may differ significantly from management’s current judgments. We believe the following critical accounting policies involve the most significant estimates and judgments used in the preparation of our consolidated financial statements:

Revenue Recognition and Cost of Revenue

We record revenue in accordance with Financial Accounting Standards Board, or FASB, Accounting Standards Codification, or ASC, Topic 606. Revenue is recognized to depict the transfer of goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. ASC 606 also requires additional disclosure about the nature, amount, timing, and uncertainty of revenue and cash flows arising from customer purchase orders, including significant judgments.

We collect the full sales price from the customer at the time the order is placed, which is recorded as customer deposits on the accompanying consolidated balance sheet. We do not incur incremental costs obtaining purchase orders from customers, however, if we did, because all our contracts are less than a year in duration, any contract costs incurred would be expensed rather than capitalized.

The revenue that we recognize arises from orders we receive from our customers. Our performance obligations under the customer orders correspond to each sale of merchandise that we make to customers under the purchase orders; as a result, each purchase order generally contains only one performance obligation based on the merchandise sale to be completed.

Control of the delivery transfers to customers when the customer can direct the use of, and obtain substantially all the benefits from, our products, which generally occurs when the customer assumes the risk of loss. The risk of loss shifts to the customer at different times depending on the method of delivery. We deliver products to our customers in three possible ways. The first way is through a shipment of the products through a third-party carrier from our warehouse to the customer (which we refer to as a company shipment). The second way is through a shipment of the products through a third-party carrier from a warehouse other than our warehouse to the customer (which we refer to as a drop shipment) and the third way is where we deliver the products to the customer and often also install the product (which we refer to as a local delivery). In the case of a local delivery, we load the product on to our own truck and deliver and install the product at the customer’s location. When a product is delivered through a local delivery, risk of loss passes to the customer at the time of installation and revenue is recognized upon installation at the customer’s location. In the case of a company shipment and a drop shipment, the delivery to the customer is made free on board, or FOB, shipping point (whether from our warehouse or a third party’s warehouse). Therefore, risk of loss and title transfers to the customer once the products are shipped (i.e., leaves our warehouse or a third-party’s warehouse). After shipment and prior to delivery, the customer is able to redirect the product to a different destination, which demonstrates the customer’s control over the product once shipped. Once the risk of loss has shifted to the customer, we have satisfied our performance obligation and we recognize revenue.

We agree with customers on the selling price of each transaction. This transaction price is generally based on the agreed upon sales price. In our contracts with customers, we allocate the entire transaction price to the sales price, which is the basis for the determination of the relative standalone selling price allocated to each performance obligation. Any sales tax, value added tax, and other tax we collect concurrently with revenue-producing activities are excluded from revenue.

Cost of revenue includes the cost of purchased merchandise plus the cost of shipping merchandise and where applicable installation, net of promotional rebates and other incentives received from vendors.

Substantially all our sales are to individual retail consumers.

Shipping and Handling — We bill our customers for shipping and handling charges, which are included in net sales for the applicable period, and the corresponding shipping and handling expense is reported in cost of sales.

Disaggregated Revenue — We disaggregate revenue from contracts with customers by product type, as we believe it best depicts how the nature, amount, timing and uncertainty of revenue and cash flows are affected by economic factors.

We also sell extended warranty contracts. We are an agent for the warranty company and earn a commission on the warranty contracts purchased by customers; therefore, the cost of the warranty contracts is netted against warranty revenue in the our consolidated statement of operations. We assume no liability for repairs to products on which we have sold a warranty contract.

We experience operational trends which are primarily holidays such as Presidents Day, Memorial Day, July 4th, Labor Day, Thanksgiving Day, and Christmas and Black Friday and Cyber Monday.

Receivables

Receivables represent rebates receivable due from manufacturers from whom we purchase products and amounts due from credit card processors that do not settle within two days. Rebates receivable are stated at the amount that management expects to collect from manufacturers, net of accounts payable amounts due the vendor. Rebates are calculated on product and model sales programs from specific vendors. The rebates are paid at intermittent periods either in cash or through issuance of vendor credit memos, which can be applied against vendor accounts payable. Based on our assessment of the credit history with our manufacturers, we have concluded that there should be no allowance for uncollectible accounts. We historically collect substantially all of our outstanding rebates receivables. Uncollectible balances are expensed in the period it is determined to be uncollectible.

Merchandise Inventory

Inventory consists of finished products acquired for resale and is valued at the lower-of-cost-or-market with cost determined on an average item basis. We periodically evaluate the value of items in inventory and provide write-downs to inventory based on our estimate of market conditions.

Goodwill

We test our goodwill for impairment at least annually on December 31 and whenever events or circumstances change that indicate impairment may have occurred. A significant amount of judgment is involved in determining if an indicator of impairment has occurred. Such indicators may include, among others: a significant decline in our expected future cash flows; a significant adverse change in legal factors or in the business climate; unanticipated competition; and slower growth rates. Any adverse change in these factors could have a significant impact on the recoverability of goodwill and our consolidated financial results.

We test goodwill by estimating fair value using a discounted cash flow model. The key assumptions used in the discounted cash flow model to determine the highest and best use of estimated future cash flows include revenue growth rates and profit margins based on internal forecasts, terminal value and an estimate of a market participant’s weighted-average cost of capital used to discount future cash flows to their present value. There were no impairment charges during the three months ended March 31, 2021 and 2020 or the years ended December 31, 2020 and 2019.

Intangible Assets

As of March 31, 2021 and December 31, 2020, definite-lived intangible assets primarily consisted of tradenames and customer relationships which are being amortized over their estimated useful lives, or 5 years.

We periodically evaluate the reasonableness of the useful lives of these assets. Once these assets are fully amortized, they are removed from the accounts. These assets are reviewed for impairment or obsolescence when events or changes in circumstances indicate that the carrying amount may not be recoverable. If impaired, intangible assets are written down to fair value based on discounted cash flows or other valuation techniques. We have no intangibles with indefinite lives.

In applying the acquisition method of accounting, amounts assigned to identifiable assets and liabilities acquired were based on estimated fair values as of the date of acquisition, with the remainder recorded as goodwill. Identifiable intangible assets are initially valued at fair value using generally accepted valuation methods appropriate for the type of intangible asset. Identifiable intangible assets with definite lives are amortized over their estimated useful lives and are reviewed for impairment if indicators of impairment arise. Intangible assets with indefinite lives are tested for impairment within one year of acquisitions or annually as of December 1, and whenever indicators of impairment exist. The fair values of intangible assets are compared against their carrying values, and an impairment loss would be recognized for the amount by which a carrying amount exceeds its fair value. At March 31, 2021 and December 31, 2020, there were no impairments in intangible or the right of use, or ROU, assets.

Long-Lived Assets

We review our property and equipment and any identifiable intangibles (including ROU asset) for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The test for impairment is required to be performed by management upon triggering events. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the future undiscounted operating cash flow expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the asset exceeds the fair value of the asset. Long-lived assets to be disposed of are reported at the lower of carrying amount or fair value less costs to sell. At March 31, 2021 and December 31, 2020, there were no impairments in long-lived assets.

Lease Liabilities

Lease liabilities and their corresponding ROU assets are recorded based on the present value of lease payments over the expected lease term at the lease commencement date. As most of our leases do not provide an implicit rate, we use an estimated incremental borrowing rate, or IBR, based on the information available at the commencement date of the respective lease to determine the present value of future payments. The determination of the IBR requires judgment and is primarily based on publicly available information for companies within the same industry and with similar credit profiles. We adjust the rate for the impact of collateralization, the lease term and other specific terms included in each lease arrangement. The IBR is determined at the lease commencement and is subsequently reassessed upon a modification to the lease arrangement.

Lease expense for minimum lease payments is recognized on a straight-line basis over the lease term.

We review the ROU asset for impairment whenever events or changes in circumstances indicate that the carrying amount of the ROU asset may not be recoverable. When such events occur, we compare the carrying amount of the ROU asset to the undiscounted expected future cash flows related to the ROU asset. If the comparison indicates that an impairment exists, the amount of the impairment is calculated as the difference between the excess of the carrying amount over the fair value of the ROU asset. If a readily determinable market price does not exist, fair value is estimated using discounted expected cash flows attributable to the ROU asset.

Sales Tax Liability

On June 21, 2018, the U.S. Supreme Court issued an opinion in South Dakota v. Wayfair, Inc., 138 S. Ct. 2080 (2018), whereby the longstanding Quill Corp v. North Dakota sales tax case was overruled, and states may now require remote sellers to collect sales tax under certain circumstances. In 2020, we began collecting sales tax in nearly all states that have sales tax. We accrued sales taxes in the states with sales tax. We accrued the potential liability from the effective date of a state’s adoption of the Wayfair decision up to the date we began collecting and filing sales taxes in the various states. At March 31, 2021 and December 31, 2020, the amount of such accrual was $5,915,910 and $5,804,100, respectively, which is included in accounts payable and accrued expenses. To date, only one state has notified us of a potential sales tax liability of approximately $82,000, all of which was previously accrued.

Appliances Connection

Overview

Headquartered in Brooklyn, New York and founded in 1998, Appliances Connection is one of the leading retailers of household appliances with a 200,000 square foot warehouse in Hamilton, New Jersey and a 23,000 square foot showroom in Brooklyn, New York. In addition to selling appliances, it also sells furniture, fitness equipment, plumbing fixtures, televisions, outdoor appliances, and patio furniture, as well as commercial appliances for builder and business clients. It also provides appliance installation services and old appliance removal services. Appliances Connection serves retail customers, builders, architects, interior designers, restaurants, schools and other large corporations. It ships to 48 states in the Continental United States and offers nearly 300,000 products, from luxury brands like Viking, Miele, Thermador, Sub-Zero, Wolf, Forte, Ilve, and Bosch, to household favorites like GE, LG, Frigidaire and Whirlpool.

1 Stop, founded in 2000, specializes in the sale of appliances and consumer electronics, including laundry, refrigeration, and air conditioning appliances, ranges, dishwashers, plumbing fixtures, televisions and video monitors, home and office furniture, as well as home décor, fireplaces, generators and small appliances. 1 Stop operates out of its Brooklyn, New York showroom as well as through its website 1stopcamera.com.

Gold Coast, which has been in business since 2015, is primarily engaged in the retail sale of outdoor, cooking, air conditioning, refrigeration and laundry appliances and operates out of its Brooklyn, New York showroom as well as online at goldcoastappliances.com.

Joe’s Appliances, which was formed in 2018, is also primarily engaged in retail sale offerings of a comprehensive suite of major appliances, including outdoor, cooking, air conditioning, refrigeration and laundry appliances, and appliance services. Joe’s Appliances operates out if it’s Brooklyn, New York store location as well as online at its website, joesappliances.com.

Superior Deals is in the electrical appliances, television and radio sets industry, while also providing a full line of appliance accessories including power cords, hoses, connections, brackets, and water and air filters. Superior Deals has been in business since 2000, primarily serving customers in the New York metro area, as well as nationally through Appliances Connection’s retail website www.appliancesconnection.com.

YF Logistics, formed in 2014, is a full-service logistics company that fulfills customer orders for 1 Stop, Gold Coast, Superior Deals and Joe’s Appliances, utilizing its own in-house logistics team to ship, install, and service appliances and other products across the continental United States from its 200,000 square foot warehouse located in Hamilton, New Jersey.

Recent Developments

Impact of Coronavirus Pandemic

In late 2019, a novel strain of coronavirus, or COVID-19, was reported to have surfaced in Wuhan, China. The virus has since spread to over 150 countries and every state in the United States. On March 11, 2020, the World Health Organization declared the outbreak a pandemic, and on March 13, 2020, the United States declared a national emergency.

Most states and cities reacted by instituting quarantines, restrictions on travel, “stay at home” rules and restrictions on the types of businesses that could continue to operate, as well as guidance in response to the pandemic and the need to contain it. Appliances Connection’s retail facilities and warehouse were deemed essential businesses that were not subject to restrictions in New York and New Jersey, so they remained open and continued to operate. Therefore, the restrictions put in place have not had a materially negative impact on the operations Appliances Connection. However, the situation surrounding COVID-19 remains fluid, and we may be required to close or limit service offerings in our retail facilities or warehouse in response to guidance from applicable government and public health officials, which could adversely affect our operations and revenues.

In addition, Appliances Connection is dependent upon suppliers to provide it with all of the products that its sells. The pandemic has impacted and may continue to impact suppliers and manufacturers of certain products. As a result, Appliances Connection has faced and may continue to face delays or difficulty sourcing certain products, which could negatively affect its business and financial results. Even if Appliances Connection is able to find alternate sources for such products, they may cost more, which could adversely impact its profitability and financial condition.

The global deterioration in economic conditions, which may have an adverse impact on discretionary consumer spending, could also impact Appliances Connection’s business. For instance, consumer spending may be negatively impacted by general macroeconomic conditions, including a rise in unemployment, and decreased consumer confidence resulting from the pandemic. Changing consumer behaviors as a result of the pandemic may also have a material impact on Appliances Connection’s revenue.

Appliances Connection has taken steps to take care of its employees, including providing the ability for employees to work remotely and implementing strategies to support appropriate social distancing techniques for those employees who are not able to work remotely. Appliances Connection has also taken precautions with regard to employee, facility and office hygiene as well as implementing significant travel restrictions. Appliances Connection continues to assess business continuity plans for all business units in the context of the pandemic. This is a rapidly evolving situation, and Appliances Connection will continue to monitor and mitigate developments affecting its workforce, its suppliers, its customers and the public at large to the extent they are able to do so and it will continue to carefully review all rules, regulations, and orders and responding accordingly.

If the current pace of the pandemic cannot be slowed and the spread of the virus is not contained, Appliances Connection’s business operations could be further delayed or interrupted. It is expected that government and health authorities may announce new or extend existing restrictions, which could require Appliances Connection to make further adjustments to its operations in order to comply with any such restrictions. In addition, Appliances Connection’s operations could be disrupted if any of its employees were suspected of having the virus, which could require quarantine of some or all such employees or closure of its facilities for disinfection. The duration of any business disruption cannot be reasonably estimated at this time but may materially affect Appliances Connection’s ability to operate its business and result in additional costs.

The extent to which the pandemic may impact the results of Appliances Connection will depend on future developments, which are highly uncertain and cannot be predicted as of the date of this prospectus, including new information that may emerge concerning the severity of the pandemic and steps taken to contain the pandemic or treat its impact, among others. Nevertheless, the pandemic and the current financial, economic and capital markets environment, and future developments in the global supply chain and other areas present material uncertainty and risk with respect to the performance, financial condition, results of operations and cash flows of Appliances Connection. See also “Risk Factors” for more information.

Principal Factors Affecting Financial Performance

Appliances Connection’s operating results are primarily affected by the following factors:

•        its ability to acquire new customers or retain existing customers;

•        its ability to offer competitive product pricing;

•        its ability to broaden product offerings;

•        industry demand and competition; and

•        market conditions and its market position.

Key Financial Operating Metrics

	Three Months Ended March 31,		Year Ended December 31,
	2021	2020	2020	2019
Site Sessions (in millions)	8.6	5.5	31.0	17.6
Order History (in millions)	$168.6	$81.9	$466.9	$252.3

A site session occurs when a person visits Appliances Connection’s website. An order occurs when a customer has visited the website and ordered one or more items and has paid for them. An order is paid for by the customer when the order is placed and booked as revenue by when the order is shipped.

Appliances Connection’s site sessions increased to approximately 31.0 million in the year ended December 31, 2020, as compared to approximately 17.6 million in the year ended December 31, 2019. In the three months ended March 31, 2021, its site sessions increased to approximately 8.6 million, as compared to approximately 5.5 million in the three months ended March 31, 2020. These increased site sessions resulted in record orders in the year ended December 31, 2020 and the three months ended March 31, 2021.

Results of Operations

Comparison of Three Months Ended March 31, 2021 and 2020

The following table sets forth key components of the results of operations of Appliances Connection for the three months ended March 31, 2021 and 2020, in dollars and as a percentage of net sales.

	Three Months Ended March 31, 2021		Three Months Ended March 31, 2020
	Amount	% of Net Sales	Amount	% of Net Sales
Net sales	$109,260,089	100.00%	$57,074,441	100.00%
Cost of sales	79,723,604	72.97%	46,025,053	80.64%
Gross profit	29,536,485	27.03%	11,049,388	19.36%
Operating expenses
Personnel	4,426,724	4.05%	2,708,990	4.75%
Advertising	2,269,449	2.08%	1,795,218	3.15%
Bank and credit card fees	1,863,628	1.71%	822,905	1.44%
Depreciation and amortization	153,096	0.14%	155,739	0.27%
General and administrative	3,306,562	3.03%	1,869,650	3.28%
Total operating expenses	12,019,459	11.00%	7,352,502	12.88%
Income from operations	17,517,026	16.03%	3,696,886	6.48%
Other income (expense)
Other income	2,217,943	2.03%	393,627	0.69%
Other expense	(186,745)	(0.17)%	(161,402)	(0.28)%
Total other income (expense)	2,031,198	1.86%	232,225	0.41%
Net Income	$19,548,224	17.89%	$3,929,111	6.88%

Net sales.    Appliances Connection generates revenue from the retail sale of home furnishings, including appliances, furniture, home goods, and related products. Its net sales increased by $52,185,648, or 91.43%, to $109,260,089 for the three months ended March 31, 2021 from $57,074,441 for the three months ended March 31, 2020. Such increase is due to increased demand for its appliances, home furnishings, furniture, home goods and related products due to increased advertising, as well as customers spending more time at their homes as a result of the ongoing COVID-19 pandemic, combined with governmental and enhanced unemployment benefits, and its position as an “essential business”. Additionally, management believes its net sales in the three months ended March 31, 2021 were favorably impacted by a strong alignment of its technologically advanced online sales and infrastructure platform with current customer trends for online and phone-based shopping and decreased competition from certain of its competitors that are relatively more reliant on showroom and in-person sales that were closed for a portion of such period due to the pandemic. Also, there was an increase in overall product mix available from more brand manufactures increasing production.

Cost of sales.    Cost of sales includes the cost of purchased merchandise plus freight and any applicable delivery charges from the vendors. Cost of sales increased by $33,698,551, or 73.22%, to $79,723,604 for the three months ended March 31, 2021 from $46,025,053 for the three months ended March 31, 2020. As a percentage of net sales, cost of sales decreased from 80.64% in the 2020 period to 72.97% in the 2021 period. Such a decrease was due to an overall improvement in margins from the product mix sold. Most of the sold brands have many high to low-end appliances for the consumer to purchase. The higher-end appliances have better margins and are currently in greater demand, resulting in better margins when sold. Further, as a result of the pandemic, many manufacturers could not fulfill orders on some of the in-demand appliances promptly, resulting in increased costs, cancellations, and delivery time for many products. In 2021, Appliances Connection has seen an overall increase in product availability and improved delivery time on orders, contributing to the decrease in the cost of sales during the period.

Personnel expenses.    Personnel expenses include employee salaries and bonuses plus related payroll taxes as well as health insurance premiums. Personnel expenses increased by $1,717,734, or 63.41%, to $4,426,724 for the three months ended March 31, 2021 from $2,708,990 for the three months ended March 31, 2020. Such increase was due to additional personnel and payroll hours to support the increased sales, as well as wage increases for some employees. As a percentage of net sales, personnel expenses were 4.05% and 4.75% for the three months ended March 31, 2021 and 2020, respectively.

Advertising expenses.    Advertising expenses include the cost of marketing products and primarily include online search engine, digital, social media, television and radio advertising expenses. Advertising expenses increased by $474,231, or 26.42%, to 2,269,449 for the three months ended March 31, 2021 from $1,795,218 for the three months ended March 31, 2020. Such increase was due to increased investments in digital and social media engagement to capitalize on current customer trends for online shopping, as well as increased investment on television and radio to promote additional brand recognition. As a percentage of net sales, advertising expenses were 2.08% and 3.15% for the three months ended March 31, 2021 and 2020, respectively.

Bank and credit card fees.    Bank and credit card fees are primarily the fees paid to credit card processors for processing credit card payments made by customers. Bank and credit card fees increased by $1,040,723, or 126.47%, to $1,863,628 for the three months ended March 31, 2021 from $822,905 for the three months ended March 31, 2020. These fees are based on customer orders that are paid with a credit card (substantially all orders), so the increase was primarily due to the increase in customer orders resulting in increased merchant processing fees by credit card networks. As a percentage of net sales, bank and credit card fees were 1.71% and 1.44% for the three months ended March 31, 2021 and 2020, respectively.

Depreciation and amortization.    Depreciation and amortization was $153,096, or 0.14% of net sales, for the three months ended March 31, 2021, as compared to $155,739, or 0.27% of net sales, for the three months ended March 31, 2020.

General and administrative expenses.    General and administrative expenses consist primarily of professional advisor fees, bad debts, rent expense, sales tax expense, insurance, and other expenses incurred in connection with general operations. General and administrative expenses increased by $1,436,912, or 76.85%, to $3,306,562 for the three months ended March 31, 2021 from $1,869,650 for the three months ended March 31, 2020. The primary increases were increases in insurance, rent, state corporation tax, and professional fees. As a percentage of net sales, general and administrative expenses were 3.03% and 3.28% for the three months ended March 31, 2021 and 2020, respectively.

Total other income (expense).    Total other income, net, was $2,031,198 for the for the three months ended March 31, 2021, which included other income of $2,217,943 and other expense of $186,745. For the for the three months ended March 31, 2020, total other income, net, was $232,225, which included other income of $393,627 and other expense of $161,402. Other income includes interest income on bank and vendor deposits and other expense includes interest expense on financed equipment.

Net income.    As a result of the cumulative effect of the factors described above, net income was $19,548,224 for the three months ended March 31, 2021, as compared to $3,929,111 for the three months ended March 31, 2020, an increase of $15,619,113, or 397.52%. As a percentage of net sales, net income was 17.89% and 6.88% for the three months ended March 31, 2021 and 2020, respectively.

Comparison of Years Ended December 31, 2020 and 2019

The following table sets forth key components of the results of operations of Appliances Connection for the years ended December 31, 2020 and 2019, in dollars and as a percentage of net sales.

	Year Ended December 31, 2020		Year Ended December 31, 2019
	Amount	% of Net Sales	Amount	% of Net Sales
Net sales	$312,608,528	100.00%	$219,333,461	100.00%
Cost of sales	247,379,397	79.13%	176,771,632	80.59%
Gross profit	65,229,131	20.87%	42,561,829	19.41%
Operating expenses
Personnel	13,563,628	4.34%	10,919,298	4.98%
Advertising	9,164,242	2.93%	5,073,731	2.31%
Bank and credit card fees	12,361,428	3.95%	9,413,611	4.29%
Depreciation and amortization	782,773	0.25%	553,357	0.25%
General and administrative	9,949,762	3.18%	7,095,979	3.24%
Total operating expenses	45,821,833	14.66%	33,055,976	15.07%
Income from operations	19,407,298	6.21%	9,505,853	4.33%
Other income (expense)
Other income	1,336,115	0.43%	1,880,282	0.86%
Other expense	(663,674)	(0.21)%	(247,539)	(0.11)%
Total other income (expense)	672,441	0.22%	1,632,743	0.74%
Net Income	$20,079,739	6.42%	$11,138,596	5.08%

Net sales.    Net sales increased by $93,275,067, or 42.53%, to $312,608,528 for the year ended December 31, 2020 from $219,333,461 for the year ended December 31, 2019. Such increase is due to increased demand for its home furnishings, appliances, furniture, home goods and related products due to increased advertising, as well as customers spending more time at their homes as a result of the ongoing COVID-19 pandemic, combined with governmental and enhanced unemployment benefits, and its position as an “essential business”. Additionally, management believes its net sales in the year ended December 31, 2020 were favorably impacted by a strong alignment of its technologically advanced online sales and infrastructure platform with current customer trends for online and phone-based shopping and decreased competition from certain of its competitors that are relatively more reliant on showroom and in-person sales that were closed for a portion of such period due to the pandemic.

Cost of sales.    Cost of sales increased by $70,607,765, or 39.94%, to $247,379,397 for the year ended December 31, 2020 from $176,771,632 for the year ended December 31, 2019. Such increase was generally in line with the increase in net sales. As a percentage of net sales, cost of sales decreased slightly from 80.59% in 2019 to 79.13% in 2020.

Personnel expenses.    Personnel expenses increased by $2,644,330, or 24.22%, to $13,563,628 for the year ended December 31, 2020 from $10,919,298 for the year ended December 31, 2019. Such increase was due to additional payroll hours to support the increased sales in 2020, as well as increases in the minimum wage in New Jersey and Long Island. As a percentage of net sales, personnel expenses were 4.34% and 4.98% for the years ended December 31, 2020 and 2019, respectively.

Advertising expenses.    Advertising expenses increased by $4,090,511, or 80.62%, to $9,164,242 for the year ended December 31, 2020 from $5,073,731 for the year ended December 31, 2019. Such increase was due to increased investments in digital and social media engagement to capitalize on current customer trends for online shopping, as well as increased investment on television and radio to promote additional brand recognition. As a percentage of net sales, advertising expenses were 2.93% and 2.31% for the years ended December 31, 2020 and 2019, respectively.

Bank and credit card fees.    Bank and credit card fees increased by $2,947,817, or 31.31%, to $12,361,428 for the year ended December 31, 2020 from $9,413,611 for the year ended December 31, 2019. These fees are based on customer orders that are paid with a credit card (substantially all orders), so the increase was primarily due to the increase in customer orders as well as recent increases in interchange rates charged by credit card networks. As a percentage of net sales, bank and credit card fees were 3.95% and 4.29% for the years ended December 31, 2020 and 2019, respectively.

Depreciation and amortization.    Depreciation and amortization was $782,773, or 0.25% of net sales, for the year ended December 31, 2020, as compared to $553,357, or 0.25% of net sales, for the year ended December 31, 2019.

General and administrative expenses.    General and administrative expenses increased by $2,853,783, or 40.22%, to $9,949,762 for the year ended December 31, 2020 from $7,095,979 for the year ended December 31, 2019. The primary increases are were increases in insurance, rent, and telephone service expenses and payments on notes payable used to finance purchases of transportation vehicles. As a percentage of net sales, general and administrative expenses were 3.18% and 3.24% for the years ended December 31, 2020 and 2019, respectively.

Total other income (expense).    Total other income, net, was $672,441 for the for the year ended December 31, 2020, which included other income of $1,336,115 and other expense of $663,674. For the for the year ended December 31, 2019, total other income, net, was $1,632,743, which included other income of $1,880,282 and other expense of $247,539. Other income includes interest income on bank and vendor deposits and other expense includes interest expense on financed equipment.

Net income.    As a result of the cumulative effect of the factors described above, net income was $20,079,739 for the year ended December 31, 2020, as compared to $11,138,596 for the year ended December 31, 2019, an increase of $8,941,143, or 80.27%. As a percentage of net sales, net income was 6.42% and 5.08% for the years ended December 31, 2020 and 2019, respectively.

Liquidity and Capital Resources

As of March 31, 2021, Appliances Connection had cash and cash equivalents of $23,668,538. To date, Appliances Connection has financed its operations primarily through revenue generated from operations.

Summary of Cash Flow

The following table provides detailed information about Appliances Connection’s net cash flow for all financial statement periods presented in this prospectus.

	Three Months Ended March 31,		Years Ended December 31,
	2021	2020	2020	2019
Net cash provided by operating activities	$18,164,748	$8,558,116	$16,594,919	2,125,205
Net cash provided by (used in) investing activities	—	—	2,610	(68,636)
Net cash used in financing activities	(9,339,122)	(2,395,852)	(7,666,660)	(1,577,959)
Net change in cash	8,825,626	6,162,264	8,930,869	478,610
Cash at beginning of period	14,842,912	5,912,043	5,912,043	5,433,433
Cash at end of period	$23,668,538	$12,074,307	$14,842,912	$5,912,043

Net cash provided by operating activities was $18,164,748 and $8,558,116 for the three months ended March 31, 2021 and 2020, respectively. For the three months ended March 31, 2021, the primary drivers of the net cash provided by operating activities were net income of $19,548,224, an increase in accounts payable and accrued expenses of $4,133,312, an increase in accounts receivable of $3,582,337 and an increase in customer deposits of $1,378,736, offset by a decrease in deposits with vendors of $4,571,117, a decrease in inventory of $3,190,209, a decrease in prepaid expenses and other current assets of $1,063,163 and forgiveness of the PPP loan described below in the amount of $1,872,470.

Net cash provided by operating activities was $16,594,919 and $2,125,205 for the years ended December 31, 2020 and 2019, respectively. For the year ended December 31, 2020, the primary drivers of the net cash provided by operating activities were net income of $20,079,739, an increase in accounts payable and accrued expenses of $5,959,575, an increase in customer deposits of $5,611,683 and operating lease right-of-use assets of $1,442,621, offset by a decrease in deposits with vendors of $9,728,097, a decrease in accounts receivable of $5,674,584 and operating lease liabilities of $1,363,066. For the year ended December 31, 2019, the primary drivers of the net cash provided by operating activities were net income of $11,138,596 and an increase in accounts payable and accrued expenses of $6,768,230, offset by decreases in customer deposits of $7,612,046, inventory of $3,934,936 and deposits with vendors of $3,236,141.

Appliances Connection had no investing activities for the three months ended March 31, 2021 and 2020. Net cash provided by investing activities was $2,610 for the year ended December 31, 2020, compared with net cash used in investing activities of $68,636 for the year ended December 31, 2019. The net cash provided by investing activities for the year ended December 31, 2020 consisted of proceeds from disposal of assets of $33,444, offset by purchases of property and equipment of $30,834, while the net cash used in investing activities for the year ended December 31, 2019 consisted entirely of purchases of property and equipment.

Net cash used in financing activities was $9,339,122 and $2,395,852 for the three months ended March 31, 2021 and 2020, respectively. Net cash used in financing activities for the three months ended March 31, 2020 consisted of distributions of $9,229,947, repayments on notes payable of $103,272 and repayments of financing lease liabilities of $5,903, while net cash used in financing activities for the three months ended March 31, 2020 consisted of distributions of $2,317,868, repayments on notes payable of $72,749 and repayments of financing lease liabilities of $5,235.

Net cash used in financing activities was $7,666,660 and $1,577,959 for the years ended December 31, 2020 and 2019, respectively. Net cash used in financing activities for the year ended December 31, 2020 consisted of distributions of $9,637,816, repayments on notes payable of $318,457 and repayments of financing lease liabilities of $19,978, offset by proceeds from PPP and EIDL (as defined below) loans of $2,309,591, while net cash used in financing activities for the year ended December 31, 2019 consisted of distributions of $1,318,549, repayments on notes payable of $241,647 and repayments of financing lease liabilities of $17,763.

Notes Payable

Appliances Connection has financed purchases of transportation vehicles with notes payable which are secured by the vehicles purchased. These notes have five-year terms and interest rates ranging from 3.59% to 5.74%. As of March 31, 2021, the outstanding balance of these notes is $1,584,013.

During the year ended December 31, 2020, Appliances Connection received Paycheck Protection Program, or PPP, loans pursuant to the Coronavirus Aid, Relief and Economic Security Act, or the CARES Act, in an aggregate principal amount of $1,872,470, which had two-year maturities and bore interest at 1.0% per annum. As of December 31, 2020, the outstanding balance of the PPP loans was $1,872,470. Subsequent to December 31, 2020, Appliances Connection was notified by its bank that its application for forgiveness of the PPP loans had been approved and that the loans had been forgiven in their entirety.

Additionally, during the year ended December 31, 2020, pursuant to the Economic Injury Disaster Loan, or EIDL, program under the CARES Act, Appliances Connection entered into three promissory notes with the U.S. Small Business Administration with an aggregate principal amount of $412,200. The EIDL loans have thirty-year maturities and bear interest at 3.75% per annum. The EIDL loans are secured by all of the assets of 1 Stop, Gold Coast and YF Logistics. Installment payments, including principal and interest, will begin one-year from the origination date. The EIDL loans may be prepaid at any time prior to maturity with no prepayment penalties. As of March 31, 2021 the outstanding balance of the EIDL loans is $412,100.

Financing Leases

In March 2018, Appliances Connection entered in an equipment financing lease to purchase a forklift for $59,326, maturing in March 2023. As of March 31, 2021, the balance payable was $30,275.

In January 2019, Appliances Connection entered in an equipment financing lease to purchase a forklift for $55,510, maturing in January 2024. As of March 31, 2021, the balance payable was $35,063.

In March 2021, Appliances Connection entered in an equipment financing lease to purchase four forklifts totaling $151,794, maturing in March 2026. As of March 31, 2021, the balance payable was $151,794.

Contractual Obligations

Appliances Connection’s principal commitments consist mostly of obligations under the notes and financing leases described above and the operating leases described under “Business — Facilities” below.

Off-Balance Sheet Arrangements

Appliances Connection has no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on its financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

Critical Accounting Policies

The following discussion relates to critical accounting policies for Appliances Connection. The preparation of the combined financial statements in conformity with GAAP requires management to make assumptions, estimates and judgments that affect the amounts reported, including the notes thereto, and related disclosures of commitments and contingencies, if any. Appliances Connection has identified certain accounting policies that are significant to the preparation of its combined financial statements. These accounting policies are important for an understanding of its financial condition and results of operation. Critical accounting policies are those that are most important to the portrayal of its financial condition and results of operations and require management’s difficult, subjective, or complex judgment, often as a result of the need to make estimates about the effect of matters that are inherently uncertain and may change in subsequent periods. Certain accounting estimates are particularly sensitive because of their significance to the combined financial statements and because of the possibility that future events affecting the estimate may differ significantly from management’s current judgments. We believe the following critical accounting policies involve the most significant estimates and judgments used in the preparation of Appliances Connection’s combined financial statements:

Revenue Recognition and Cost of Revenue

Appliances Connection records revenue in accordance with FASB ASC Topic 606. This ASU is based on the principle that revenue is recognized to depict the transfer of goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. This ASU also requires additional disclosure about the nature, amount, timing, and uncertainty of revenue and cash flows arising from customer purchase orders, including significant judgments. Appliances Connection’s adoption of this ASU resulted in no change to the Company’s results of operations or balance sheet.

Appliances Connection collects 100% of the payment for internet and phone orders, including tax in certain jurisdictions, from the customer at the time the order is placed. Customers placing orders with a purchase order are allowed to purchase on credit and make payment after receipt of product. Appliances Connection does not incur incremental costs obtaining purchase orders from customers; however, if Appliances Connection did, because all Appliances Connection’s contracts are less than a year in duration, any contract costs incurred would be expensed rather than capitalized.

Performance Obligations — The revenue that Appliances Connection recognizes arises from orders it receives from contracts with customers. Appliances Connection’s performance obligations under the customer orders correspond to each sale of merchandise that it makes to customers and each order generally contains only one performance obligation based on the merchandise sale to be completed. Control of the delivery transfers to customers when the customer can direct the use of, and obtain substantially all the benefits from, Appliances Connection’s products, which generally occurs when the customer assumes the risk of loss. The transfer of control generally occurs at the point of pickup, shipment, or installation, depending on the type of order. Once this occurs, Appliances Connection has satisfied its performance obligation and Appliances Connection’s recognizes revenue.

Transaction Price — Appliances Connection agrees with customers on the selling price of each transaction. This transaction price is generally based on the agreed upon sales price. In Appliances Connection’s contracts with customers, it allocates the entire transaction price to the sales price, which is the basis for the determination of the relative standalone selling price allocated to each performance obligation. Any sales tax that Appliances Connection collects concurrently with revenue-producing activities are excluded from revenue.

Cost of sales includes the cost of purchased merchandise plus freight and any applicable delivery charges from the vendor to Appliances Connection.

Substantially all Appliances Connection’s sales are to individual retail consumers (homeowners), builders, and designers. The large majority of customers are homeowners and their contractors, with the homeowner being key in the final decisions. Appliances Connection has a diverse customer base with no one customer accounting for more than five percent of total revenue.

Receivables

Receivables consists of customer’s balance payments for which Appliances Connection extends credit to certain homebuilders and designers based on prior business relationship, and vendor rebate receivables. Vendor rebates receivable represent amounts due from manufactures from whom Appliances Connection purchases products. Rebates receivable are stated at the amount that management expects to collect from manufacturers (vendors). Rebates are calculated on product and model sales programs from specific vendors. The rebates are paid at intermittent periods either in cash or through issuance of vendor credit memos, which can be applied against vendor accounts payable. Based on Appliances Connection’s assessment of the credit history with its manufacturers, it has concluded that there should be no allowance for uncollectible accounts.

Appliances Connection historically collects substantially all its trade receivables from customers and bad debt expense has been historically immaterial to the combined financial statements. Uncollectible balances are expensed in the period it is determined to be uncollectible. Appliances Connection had no significant concentrations of receivables balances as of March 31, 2021, December 31, 2020 and 2019.

Inventory

Inventory mainly consists of finished goods acquired for resale and is valued at the average cost determined on a specific item basis. Appliances Connection periodically evaluates the value of items in inventory and provides write-downs to inventory based on estimate of its ability to sell the item as well as general market conditions.

Property and Equipment

Property and equipment is stated at the historical cost. Maintenance and repairs of property and equipment are charged to operations as incurred. Leasehold improvements are amortized over the lesser of the base term of the lease or estimated life of the leasehold improvements.

Depreciation is computed using the straight-line method over estimated useful lives as follows:

Useful Life (Years)
Furniture and fixtures	7
Transportation equipment	5
Machinery and equipment	5 – 7
Office equipment	5 – 7
Leasehold improvements	Shorter of lease term of estimated useful life

Long-lived Assets

Appliances Connection reviews its property and equipment and any identifiable intangibles for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The test for impairment is required to be performed by management if triggering events occur. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the future undiscounted operating cash flow expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the asset exceeds the fair value of the asset. Long-lived assets to be disposed of are reported at the lower of carrying amount or fair value less costs to sell.

Fair Value of Financial Instruments

The fair value of a financial instrument is the amount that could be received upon the sale of an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Financial assets are marked to bid prices and financial liabilities are marked to offer prices. Fair value measurements do not include transaction costs. A fair value hierarchy is used to prioritize the quality and reliability of the information used to determine fair values. Categorization within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement. Cash, restricted cash receivables, inventory, and prepaid expenses approximate fair value. The fair value hierarchy is defined in the following three categories:

Level 1: Quoted market prices in active markets for identical assets or liabilities.

Level 2: Observable market-based inputs or inputs that are corroborated by market data.

Level 3: Unobservable inputs that are not corroborated by market data.

CORPORATE HISTORY AND STRUCTURE

History of Goedeker

Our company was incorporated in the State of Delaware on January 10, 2019 for the sole purpose of acquiring substantially all of the assets of Goedeker Television. On April 5, 2019, we acquired substantially all of the assets of Goedeker Television for an aggregate purchase price of $4,175,373, consisting of: (i) the issuance of a promissory note in the principal amount of $4,100,000 and a deemed fair value of $3,637,898; (ii) up to $600,000 in earn out payments with a deemed fair value of $81,494; (iii) a 22.5% ownership interest in our parent company at the time, 1847 Goedeker Holdco Inc., with a deemed fair value of $786,981, (iv) cash of $478,000, and (v) net of a working capital adjustment of $809,000. As a result of this transaction, we acquired the former business of Goedeker Television and continue to operate this business. Prior to our acquisition of substantially all of the assets of Goedeker Television, we had no operations other than operations relating to our incorporation and organization.

On October 20, 2020, we formed ACI as a wholly owned subsidiary in the State of Delaware for the sole purpose of completing the proposed acquisition. As of the date of this prospectus, we do not have any other subsidiaries.

History of Appliances Connection

1 Stop was incorporated in the State of New York on February 2, 2000. It specializes in the sale of appliances and consumer electronics. 1 Stop operates under the assumed name appliancesconnection.com.

Gold Coast is a family-owned appliance business originally incorporated in New York in 1971 and located in Brooklyn, New York. Appliances Connection acquired Gold Coast in 2015.

Superior Deals was incorporated in the State of New York on September 21, 2000. It is in the electrical appliances, television and radio sets industry. Super Deals also operates under the assumed name appliancesconnection.com.

Joe’s Appliances is a family-owned discount appliances and electronics business originally incorporated in New York in 1942 and based in Brooklyn, NY. Appliances Connection acquired Joe’s Appliances in 2018.

YF Logistics was incorporated in the State of New Jersey on January 24, 2014. It is a full-service logistics company that fulfills customer orders for 1 Stop, Gold Coast, Superior Deals and Joe’s Appliances.

Corporate Structure

The following chart depicts our pro forma organization structure following completion of the proposed acquisition.

PROPOSED ACQUISITION OF APPLIANCES CONNECTION

On October 20, 2020, we entered into the purchase agreement with ACI, Appliances Connection and the holders of all of the issued and outstanding capital stock or other equity securities of Appliances Connection (which we refer to as the sellers) to acquire Appliances Connection, which was amended on December 8, 2020 and April 6, 2021. The following is a summary of the material terms and conditions of the purchase agreement. This summary may not contain all the information about the purchase agreement that may be important to you. This summary is qualified in its entirety by reference to the purchase agreement, a copy of which has been filed as an exhibit to the registration statement of which this prospectus forms a part. You are encouraged to read the purchase agreement in its entirety because it is the legal document that governs the proposed acquisition.

Reasons for the Proposed Acquisition

In evaluating the purchase agreement and the proposed acquisition, our board of directors consulted with our management and its advisors and, in reaching its decision to approve the purchase agreement and the transactions contemplated by the purchase agreement, our board of directors considered a variety of factors, including the following (which are not necessarily in order of relative importance):

•        the accretive nature of Appliances Connection’s earnings when combined with our earnings;

•        the relatively stable nature of Appliances Connection’s revenue and earnings year to year;

•        the expected synergies that would result from the business combination in the areas of product ordering, marketing, cost of goods sold and third-party logistics;

•        the location and demographic mix of Appliances Connection;

•        Appliances Connection’s foothold in the country’s largest market, New York, which immediately provides a model of how to be more effective in similar large urban markets throughout the United States and their demonstrated success in providing appliances at the premium and super premium part of the industry’s product offerings which will allow more access to the upper end of the business model where margins are higher and less prone to swings in consumer demand;

•        the diversity of brand name product offerings of Appliances Connection, which are both complimentary and similar to our brand name product offerings;

•        the extensive assortments of global appliance brands offered by Appliances Connection; and

•        Appliances Connection’s ability to provide “last mile” customer services through its large warehouse, its acquisition of inventory at discounted rates and its expertise in delivering, hooking up and hauling away of old appliances, which puts them in a top of class position for the logistics required to compete across the country on a low cost distribution model.

Our board of directors also considered the risks and potentially negative factors relating to the proposed acquisition, including:

•        the potential inability to quickly integrate the business of Appliances Connection with our own business;

•        the potential underestimation of time and resources necessary for integration and to achieve expected synergies;

•        information technology and infrastructure capability and transition costs;

•        unforeseen costs and expenses relating to the combination of the two companies;

•        supply interruptions continuing beyond the first quarter of 2021, which would impact both businesses;

•        the possibility of an economic downturn affecting demand for appliances; and

•        other risks described under the section “Risk Factors — Risks Related to Proposed Acquisition.”

Our board of directors believed that, overall, the potential benefits of the proposed acquisition to our stockholders outweighed the risks and uncertainties of the proposed acquisition. The foregoing discussion of factors considered by our board of directors is not intended to be exhaustive and is not provided in any specific order or ranking, but includes material factors considered by our board. In reaching its decision regarding the proposed acquisition, our board did not quantify or otherwise assign relative weights to the specific factors. Moreover, each member of our board applied his or her own personal business judgment and may have given different weights to different factors. Our board did not undertake to make any specific determination as to whether any factor, or any particular aspect of any factor, supported or did not support its ultimate determination. Our board based its decision to approve the purchase agreement on the totality of the information presented.

The factors, potential risks and uncertainties contained in this explanation of our reasons for the proposed acquisition and other information presented in this section contain information that is forward-looking in nature and, therefore, should be read in light of the factors discussed in “Cautionary Statement Regarding Forward-Looking Statements.”

Structure of the Proposed Acquisition

Pursuant to the purchase agreement, we, through ACI, will acquire all of the issued and outstanding capital stock or other equity securities of Appliances Connection, which includes 1 Stop, Gold Coast, Superior Deals, Joe’s Appliances and YF Logistics. Each of these companies will become a wholly owned subsidiary of ACI.

Consideration

The aggregate purchase price for our acquisition of Appliances Connection is $222,000,000, subject to adjustment as described below. The purchase price consists of (i) $180,000,000 in cash (subject to adjustment), (ii) 2,333,333 shares of our common stock having a stated value that is equal to $21,000,000 and (iii) a number of shares of our common stock that is equal to (A) $21,000,000 divided by (B) the average of the closing price of our shares of common stock (as reported on NYSE American) for the 20 trading days immediately preceding the 3rd trading day prior to the closing date of the acquisition.

The purchase price is subject to a closing net working capital adjustment provision. Under this provision, the sellers shall deliver to ACI at least one day prior to the closing of the proposed acquisition a statement setting forth their good faith estimate of the net working capital of Appliances Connection (which excludes accruals for sales tax liabilities). If such estimated net working capital exceeds a target net working capital of ($15,476,941), then within five (5) days ACI shall make a cash payment to the sellers that is equal to such excess. If such target net working capital exceeds such estimated net working capital, then either (i) if finally determined at the closing, the cash portion of the purchase price shall be decreased by such excess or (ii) within 5 days of the closing, the sellers shall make a cash payment to ACI that is equal to such excess.

The purchase price is also subject to a post-closing net working capital adjustment provision. On or before the 75th day following the closing of the proposed acquisition, ACI shall deliver to the sellers a statement setting forth its calculation of the net working capital. If such net working capital exceeds the estimated net working capital referred to above, then within five (5) days after the final determination of such net working capital ACI shall send payment by wire transfer of immediately available funds to the sellers in an amount equal to such excess. If the estimated net working capital exceeds such net working capital, then within five (5) days the sellers shall pay to ACI in cash an amount equal to such excess.

The cash portion of the purchase price will also be (i) decreased by (A) the amount of any outstanding unpaid indebtedness of Appliances Connection (other than trade debt) existing as of the closing date and (B) any transaction expenses, and (ii) increased by the amount of cash or cash equivalents held by, or on the books of, Appliances Connection as of the closing date, if any, that is in excess of $850,000.

Upon execution of the purchase agreement, ACI paid a deposit in the amount of $100,000 and upon execution of the first amendment to the purchase agreement, ACI paid an additional deposit in the amount of $75,000, all of which will be credited towards the cash portion of the purchase price at closing.

We have entered into a non-binding engagement letter with a commercial bank for the provision of a senior secured credit facility involving a term loan in the expected principal amount of $60 million, which will be used to pay a portion of the cash portion of the purchase price, and a revolving loan in the expected principal amount of $10 million, which will be used for general corporate and working capital purposes. We intend to use all of the proceeds of the term loan to pay a portion of the purchase price and the proceeds of this offering will be used to pay the remainder of the purchase price and related acquisition fees and expenses.

Representations, Warranties and Covenants

The purchase agreement contains customary representations, warranties and covenants, including those related to the operation of Appliances Connection’s business prior to the closing, a customary non-solicitation covenant during the period prior to closing, and a covenant that the sellers will not compete with the business of 1 Stop as of the closing date for a period of two (2) years following closing.

The purchase agreement also contains customary demand and “piggy-back” registration rights with respect to the shares to be issued to the sellers.

Conditions to Closing

The closing of the purchase agreement is subject to customary closing conditions, including, without limitation:

•        the receipt of all authorizations, consents, permits, licenses or approvals of all governmental authorities or other third parties;

•        the expiration or termination of any waiting period applicable to the consummation of the transaction under the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended, which has been completed;

•        the absence of any temporary, preliminary or permanent restraining order preventing the consummation of the proposed acquisition;

•        the release of any security interests related to Appliances Connection;

•        the execution of new leases for properties leased by 1 Stop and Joe’s Appliances;

•        the execution of certain employment agreements between certain officers of Appliances Connection and ACI;

•        the receipt of an opinion of the sellers’ counsel; and

•        the receipt of documents required for the transfer of the securities of Appliances Connection to ACI.

In addition, ACI shall have obtained on terms and conditions reasonably satisfactory to it all of the financing necessary to pay the cash portion of the purchase price and pay related fees and expenses to consummate the proposed acquisition and provide reasonably adequate working capital for Appliances Connection after the closing.

The purchase agreement contains a number of conditions that must be fulfilled to complete the proposed acquisition. There can be no assurance that the conditions to the closing will be satisfied or that the proposed acquisition will be completed. See “Risk Factors — Risks Related to the Proposed Acquisition.”

Lock-Up Agreement

Each seller agreed to enter into a lock-up agreement which will provide that the seller may not transfer or assign or otherwise dispose of the shares that will be issued to such seller at closing for a period of 180 days after the closing, and thereafter the seller will only be permitted to sell shares at a rate of no more than one percent of our outstanding stock per quarter until the one year anniversary of the closing.

Indemnification

The purchase agreement contains mutual indemnification for breaches of representations or warranties and failure to perform covenants or obligations contained in the purchase agreement. In the case of the indemnification provided by the sellers with respect to breaches of certain non-fundamental representations and warranties, the sellers will only become liable for indemnified losses if the amount exceeds an aggregate of $2,100,000, whereupon the sellers will be liable for all losses relating back to the first dollar, provided that the liability of the sellers for breaches of certain non-fundamental representations and warranties shall not exceed $21,000,000.

Termination

The purchase agreement may be terminated as follows:

•        by mutual written consent of ACI, our company and the sellers at any time prior to the closing;

•        by either ACI and our company or the sellers if any governmental entity will have issued an order or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by the purchase agreement;

•        by either ACI and our company or the sellers if the closing does not occur on or before June 30, 2021; provided, that the right to terminate shall not be available to any party that has breached in any material respect its obligations under the purchase agreement in any manner that shall have caused the failure of a condition to the consummation of the proposed acquisition;

•        by ACI and our company if any seller or Appliances Connection has breached its respective representations and warranties or any covenant or other agreement to be performed by it in a manner such that the closing conditions related to such representations, warranties or covenants of such party would not be satisfied; or

•        by the sellers if ACI or our company has breached its representations and warranties or any covenant or other agreement to be performed by it in a manner such that the closing conditions related to such representations, warranties or covenants of such party would not be satisfied.

In the event that the purchase agreement is terminated in accordance with the circumstances described in the first, second or fourth bullets set forth above, the deposit referred to above shall be returned to ACI with two (2) business days. In the event that the purchase agreement is terminated by the sellers in accordance with the circumstances described in the third or fifth bullets set forth above, the sellers shall retain the deposit.

BUSINESS

Overview

About Goedeker

Our company operates a technology-driven e-commerce platform for appliances and furniture, offering a combination of selection, service and value we believe to be unmatched in the $22.9 billion United States household major appliance industry. Since our founding in 1951, we have evolved from a local brick and mortar operation serving the St. Louis metro area to a nationwide omni-channel retailer offering over 141,000 SKUs across all major appliance brands with competitive pricing. Our relentless focus on customer experience encompasses our easy to navigate websites, highly trained call center representatives and sophisticated fulfillment ecosystem.

Our customers span a wide range of demographics, style and budget, which we attract with our efficient digital marketing capabilities and match with our broad product selection. We have invested considerably in our scalable logistics infrastructure, purpose built for the unique demands of the appliance market and see it as a competitive advantage, strengthening as we grow. Our tightly-integrated vendor relationships and order management tools allow us to offer our vast selection of products while holding limited inventory, contributing to strong and improving operating metrics.

About Appliances Connection

Headquartered in Brooklyn, New York and founded in 1998, Appliances Connection is one of the leading retailers of household appliances with a 200,000 square foot warehouse in Hamilton, New Jersey and a 23,000 square foot showroom in Brooklyn, New York. In addition to selling appliances, it also sells furniture, fitness equipment, plumbing fixtures, televisions, outdoor appliances, and patio furniture, as well as commercial appliances for builder and business clients. It also provides appliance installation services and old appliance removal services. Appliances Connection serves retail customers, builders, architects, interior designers, restaurants, schools and other large corporations. It ships to 48 states in the Continental United States and offers nearly 300,000 products, from luxury brands like Viking, Miele, Thermador, Sub-Zero, Wolf, Forte, Ilve, and Bosch, to household favorites like GE, LG, Frigidaire and Whirlpool.

1 Stop, founded in 2000, specializes in the sale of appliances and consumer electronics, including laundry, refrigeration, and air conditioning appliances, ranges, dishwashers, plumbing fixtures, televisions and video monitors, home and office furniture, as well as home décor, fireplaces, generators and small appliances. 1 Stop operates out of its Brooklyn, New York showroom as well as through its website 1stopcamera.com.

Gold Coast, which has been in business since 2015, is primarily engaged in the retail sale of outdoor, cooking, air conditioning, refrigeration and laundry appliances and operates out of its Brooklyn, New York showroom as well as online at goldcoastappliances.com.

Joe’s Appliances, which was formed in 2018, is also primarily engaged in retail sale offerings of a comprehensive suite of major appliances, including outdoor, cooking, air conditioning, refrigeration and laundry appliances, and appliance services. Joe’s Appliances operates out if it’s Brooklyn, New York store location as well as online at its website, joesappliances.com.

Superior Deals is in the electrical appliances, television and radio sets industry, while also providing a full line of appliance accessories including power cords, hoses, connections, brackets, and water and air filters. Superior Deals has been in business since 2000, primarily serving customers in the New York metro area, as well as nationally through Appliances Connection’s retail website www.appliancesconnection.com.

YF Logistics, formed in 2014, is a full-service logistics company that fulfills customer orders for 1 Stop, Gold Coast, Superior Deals and Joe’s Appliances, utilizing its own in-house logistics team to ship, install, and service appliances and other products across the continental United States from its 200,000 square foot warehouse located in Hamilton, New Jersey.

Appliances Connection has built powerful home-grown logistics technology that can help reduce cycle time and efficiencies for the combined company’s operations. Appliances Connection will bring the relationships, network, and technology necessary to continue economies of scale for the entire business of the combined company throughout the United States e-commerce market. The combined company will leverage Appliances Connection’s powerful platform to increase speed, reduce costs and increase margins across our entire business.

On a pro forma basis, the combined company had total sales of $368 million for the year ended December 31, 2020 and $123 million for the three months ended March 31, 2021.

The Large and Growing United States Appliance Market

The United States household major appliances market is highly fragmented with big box retailers, online retailers, and thousands of local and regional retailers competing for share in what has historically been a high touch sale process. According to Statista, revenue in the United States household major appliances market (excluding small appliances) is projected to reach $22.9 billion in 2021 and is expected to grow at an annual growth rate of 1.68% from 2021 to 2025.

According to the United States Census Bureau, there are approximately 100 million households in the United States with annual incomes between $25,000 and $250,000 and approximately 193 million individuals between the ages of 20 and 64 in the United States, many of whom are accustomed to purchasing goods online. As younger generations age, start new families and move into new homes, we expect online sales of household appliances to increase. In addition, we believe the online household appliances market will further grow as older generations of consumers become increasingly comfortable purchasing online, particularly if the process is easy and efficient.

When shopping for appliances their homes, consumers bring their own unique combination of style and budget, requiring vast selection to garner broad appeal. Brick and mortar retailers must balance selection with the challenges of high inventory carrying costs, complex vendor requirements and limited showroom and storage space. As a result, consumers are faced with a decision between shopping in multiple stores, or settling for what is available. Just as e-commerce has changed the landscape of other retail sectors, we believe an easy-to-browse, online shopping experience with massive selection and excellent customer service has the potential to change the way people buy household appliances.

Logistics, fulfillment and customer service for household appliances are challenging given the myriad vendors and product specifications, and the cumbersome size and weight of items. Household appliances often have a low dollar value to weight ratio compared to other categories of retail, therefore requiring a logistics network that is optimized for items with those characteristics. Many consumers also seek first-rate customer service so they are not burdened with managing delivery, shipping and return logistics on their own. However, we believe big box retailers that serve the mass market for home goods are often unable or unwilling to provide this level of service.

Our Solution — Key Benefits for Our Customers

The combined company will offer broad selection and choice. We believe that the combined company will offer the largest online selection of household appliances, with over 51,000 household appliance SKUs. The combined company’s easy to use websites make it easy for customers to discover products, styles and price points that appeal to them. Convenience and value are central to our offering. The combined company will offer a one-stop shop for consumers in the appliance category, with competitive pricing reflecting the many vendors on its platform and a differentiated and robust merchandising experience.

The combined company will offer consumers an engaging shopping journey through the combination of its technology-rich platform and its experienced customer support personnel, available via chat, email, text and phone. Superior customer service will be a core part of the experience that the combined company will offer shoppers. The combined company’s customer service organization will help consumers navigate its sites, answer questions and complete orders, staffed with specialists focused on specific product classes. This team will help the combined company build trust with consumers, enhance its reputation and drive sales.

Competitive Strengths

We believe that the combined company will be a leading e-commerce appliance retailer due to its following key strengths:

•        Name and reputation.    We believe that the combined company will enjoy a long-standing (50+ years) reputation with vendors and customers for its focus on offering a full line of appliances and other home furnishings with competitive pricing and superior customer service.

•        Product selection and pricing.    We believe that the combined company’s broad product selection and attractive pricing model will create a sustainable competitive advantage. The combined company will strive to offer consumers the broadest choice in the market and review pricing by other retailers on a daily basis to ensure its product offerings are competitively priced. Goedeker and Appliances Connection have negotiated attractive terms with their respective vendor partners, allowing them to pass through savings and selection to customers.

•        Website ease of use.    The combined company’s purpose-built technology platform will be designed to provide consumers with a compelling user experience as they browse, research and purchase its products. The combined company will use personalization, based on past browsing and shopping patterns, to create a more engaging consumer experience.

•        Best in class customer service and marketing technology.    We believe that the investments that Goedeker and Appliances Connection have made in their respective call center tools and shopping platforms, combined with digital marketing optimization, will allow the combined company to offer an unmatched customer journey.

•        Logistics technology and efficiency.    The combined company’s proprietary technology will eliminate manual steps and reduce order processing time, allowing it to provide faster services to customers.

Our Growth Strategies

Our mission is to change the way consumers buy appliances and, in doing so, become the leading online retailer of home appliances. The strategies of the combined company to achieve this mission, while increasing value for our shareholders, will include:

•        Grow our brand.    Increasing brand awareness and growing favorable brand equity among consumers is central to the growth, of the combined company following the proposed acquisition. The combined company plans to drive brand awareness through a combination of sophisticated, multi-layered marketing programs and word-of-mouth referrals. The combined company will continue to invest in marketing initiatives to efficiently attract consumers.

•        Expand in the commercial market.    To date, Goedeker and Appliances Connection have directed all marketing efforts toward the consumer. With remodels and new home construction, there is opportunity to market to home builders, real estate developers, contractors and interior designers who are making or influencing the purchasing decision for many consumers. We believe that the combined company’s low price business model will be received well by this market, creating substantial revenue opportunities and more repeat business. Evidence of unmet demand and market need is ongoing with large commercial sales occurring organically each week through Goedeker and Appliances Connection’s websites and contact centers.

•        Drive continued operational excellence.    Goedeker and Appliances Connection are committed to improving productivity and profitability through several operational initiatives designed to grow revenue and expand margins. Some of the key initiatives for operational excellence for the combined company include:

•        Logistics and shipping optimization.    The combined company will implement a series of initiatives with key vendors to increase shipping speed to customers, cut costs and increase margins. The combined company plans to pick up product from manufacturers’ warehouses and selectively use inventory buys to reduce costs. With access to vendor warehouse operations, we expect to take advantage of buying opportunities and capture time-sensitive customers more frequently. The combined company will also explore options to use a showroom, warehousing and cross dock model in other key markets.

•        Optimize price.    The combined company will continue building a data-based understanding of price elasticity dynamics, promotional strategies and other price management tools to drive optimized pricing for our products.

•        Drive marketing efficiencies.    As the combined company continues to grow and scale, we believe that the combined company will continue to improve the efficiency of its marketing investments. We believe that with larger budgets and deeper experience, the combined company will benefit from lower media rates and increased data that will improve its customer targeting capabilities.

•        Opportunistically pursue strategic acquisitions.    The combined company may continue to expand its business through opportunistic acquisitions that allow it to enhance its customer offering, build its multi-brand portfolio, enter new geographies or enhance its operational infrastructure.

Products and Services

Appliances

The appliance category is our largest revenue source. We have a long history of selling these products and serving the distinct needs of consumers looking to replace or add to their home appliances. We offer nearly 22,000 appliance SKUs from all mainline original equipment manufacturers, including Bosch, Whirlpool, GE, Maytag, LG, Samsung, Sharp, and Kitchen Aid, among others. We sell all major home appliances, including refrigerators, ranges, ovens, dishwashers, microwaves, freezers, washers and dryers.

Appliances Connection is an authorized dealer of most major appliance brands, from luxury brands like Viking, Miele, Thermador, Sub-Zero, Wolf, Forte, Ilve and Bosch, to household favorites like GE, LG, Frigidaire and Whirlpool. It offers approximately 51,000 appliance SKUs. It sells all major home appliances, including refrigerators, ranges, ovens, dishwashers, microwaves, freezers, washers and dryers, and air conditioners.

Furniture

We began selling furniture online in 2015 and currently offer approximately 63,000 SKUs from approximately 150 furniture vendors. Appliances Connection also sells a full line of furniture for every room in the home and currently offers approximately 247,700 SKUs from approximately 240 furniture vendors.

Both companies utilize sophisticated websites that include organization of product by type and characteristics that make for a complete shopping experience in a complicated product category.

Other Products

We also offer a broad assortment of products in the décor, bed & bath, lighting, outdoor living and electronics categories. While these are not individually high-volume categories, they complement the appliance and furniture categories to produce a one-stop home goods offering for our customers.

Appliances Connection also sells outdoor living products, fitness equipment, plumbing fixtures, air conditioners, fireplaces, fans, dehumidifiers, humidifiers, air purifiers and televisions. Appliances Connection also sells commercial appliances for its builder and business clients.

Appliances Connection is an authorized dealer of most major outdoor appliance and furniture brands. It sells all major outdoor living appliances and furniture including various types of electronic, charcoal, and gas grills, barbeques, and smokers. Appliances Connection also offers anything a customer would need to create a fully functioning outdoor kitchen, including outdoor refrigerators, sinks, ranges, kitchen islands, ice makers, and warming drawers. Appliances Connection’s patio and lawn furniture selection include umbrellas, lounge chairs, outdoor beds, outdoor fireplaces and fire pits, swings, patio sets, and patio sofas.

We also offer customers the opportunity to purchase warranties that protect their appliances beyond the manufacturers’ warranty period. These warranties are offered through third party vendors. We remit the cost of the warranty to the warranty company, net of our commission. The warranty company assumes all costs of the warrantied product.

Installation and Other Services

We and Appliances Connection offer installation and removal services within the continental United States. A full-service install involves hooking up the appliance, testing it to ensure proper operation, and removing packing materials from customer’s home, office or other delivery location. We fulfill such installation services through third-party logistics service provider partners. Appliances Connection primarily fulfills such installation services internally through YF Logistics, utilizing third-party logistics service provider partners provide these services to delivery points in remote areas within the continental United States where YF Logistics may not be available.

Appliances Connection also has outside business partners such as Scavolini, a leader in kitchen cabinetry and design, and an in-house design team trained by the experts at Scavolini that will help customers remodel and reinvent their kitchens, living rooms, bathrooms and laundry rooms.

Pricing

We believe that our pricing model creates a competitive advantage as we strive to sell at the lowest possible price in the market. Our team tracks pricing daily on more than 15,000 appliance SKUs, comparing prices with all major resellers. Adjustments are made daily to ensure the success this strategy. Our business model emphasizes value added products up to and including super premium products. As a result, we believe that our average selling price by product category is higher than industry norms.

Appliances Connection provides the customer with a full suite of appliance and furniture options, from familiar household names up to luxury and premium brands, utilizing a pricing model intended to offer customers the lowest prices available in the market. This allows the customer to easily find the appliance they are looking for within their budget. Appliances Connection’s team tracks the manufacturer minimum advertised price, or MAP, daily on more than 51,000 appliance SKUs, comparing prices across all major resellers. Price adjustments are made monthly or more frequent basis to ensure product offerings are competitively priced, maximizing value for customers.

Vendor/Supplier Relationships

We offer more than 240 vendors and over 141,000 SKUs available for purchase through our website. During the year ended December 31, 2020, we purchased a substantial portion of products from Whirlpool (38%) and General Electric brands (12.3%). Whirlpool brands accounted for 44.1% of product purchases during the year ended December 31, 2019. No other supplier accounted for more than 10% of our purchases in the years ended December 31, 2020 or 2019.

Appliances Connection offers more nearly 2,000 vendors and nearly 300,000 SKUs available for purchase through its website. Appliances Connection is a member of Dynamic Marketing, Inc., or DMI, a 60-member appliance purchasing cooperative. DMI purchases consumer electronics and appliances at wholesale prices from various vendors, and them make such products available to its members, including Appliances Connection, who sell such products to end consumers. DMI’s purchasing group arrangement provides its members, including Appliances Connection, with leverage and purchasing power with appliance vendors, and increases Appliances Connection’s ability to compete with competitors, including big box appliance and electronics retailers. Appliances Connection owns an approximate 5% equity interest in DMI. Additionally, Albert Fouerti, one of the owners of Appliances Connection who will also become a member of our board of directors upon closing of the proposed acquisition, is on the Board of DMI. During the years ended December 31, 2020 and 2019, Appliances Connection purchased a substantial portion of products (75.2% and 70.7%, respectively) from DMI. The other largest vendors include the following: Ashley Furniture, Sub-Zero, Miele, BSH Home Appliances, Ilve, and ALMO Distributing. Appliances Connection’s business model allows it to constantly review and evaluate each supplier relationship and it is are always open to building new supplier/vendor relationships.

As noted above, we are substantially dependent on Whirlpool for a large portion of our product purchases and Appliances Connection utilizes DMI for a large portion of its product purchases. Products are purchased from all suppliers, including any purchases made from Whirlpool or through DMI, on an at-will basis. Neither our company nor Appliances Connection has any long-term purchase agreements with Whirlpool or DMI, as applicable, or any other suppliers. Relationships with suppliers are subject to change from time to time. Changes in relationships with suppliers occur periodically and could positively or negatively impact net sales and operating profits. We believe that both companies can be successful in mitigating negative effects resulting from unfavorable changes in the relationships with suppliers through, among other things, the development of new or expanded supplier relationships. Please see “Risk Factors” for a description of the risks related to supplier relationships, including our dependence on Whirlpool.

Sales and Marketing

Goedeker

We market our products through a variety of methods, including through paid shopping and paid searches, display marketing, affiliate marketing, organic marketing, paid social media marketing and email marketing. The diagram below sets forth some of our key marketing statistics for 2020.

This chart shows results from our marketing efforts. The revenue shown exceeds total revenue as a customer may visit the site more than once before making a purchase, causing revenue attribution in multiple channels.

Paid Shopping and Paid Search

Our most effective channel is paid shopping and paid search. We utilize multiple search platforms (primarily Google) to put our products in front of consumers that are searching for products online. We have engaged a “best in class” agency and continually monitor and optimize campaigns in order to create more efficient and profitable campaign results. We specialize in a “bottom of the funnel” approach, meaning our campaigns are designed to spend more liberally with those at the end of the purchase cycle, and more conservatively with those in the beginning of the purchase journey.

Display Marketing

The majority of our display efforts are in the form of remarketing across the Google ad network. At this time, we are not focused on major branding efforts as much as we are on capitalizing on consumers who have begun their buying journey. With high average order values, we find that remarketing works effectively at bringing consumers back on the website or the phone to place an order.

Affiliate Marketing

Keeping a keen eye on nexus laws, we have scaled back our affiliate marketing in order to protect the interests of our company. We have found that the administrative burden and tax impact or revenue generated by many of the affiliates outweighed the benefits. As of the date of this prospectus, we have only one affiliate marketing relationship remaining with 169 affiliate partners.

Organic Marketing

Organic marketing continues to be a strong channel for our company. While we are not heavily invested in organic at this time, the channel resulted in approximately 1.1 million users coming to our website in 2020. We understand best practices in technology, programming, copywriting, link acquisition as well as many other strategies to ensure we are in a strong position with the largest search engines.

Paid Social Media

Social media is utilized sparingly to drive traffic and manage brand perception. It is our goal to not look irrelevant to consumers viewing us on social media, while at the same time minimizing spending on these channels. We have found awareness campaigns on social media to be ineffective with products at our price point. We do take advantage of the remarketing opportunities on Facebook, which work well for us by driving highly qualified traffic back to our website where that traffic is converted to customers.

Email

Using email marketing, we put relevant products and offers in front our of a growing email database of approximately 259,000 opted-in consumers multiple times per week. Our marketing team produces email content by utilizing in-house design, copy and programming resources. Messages are sent using an enterprise-level email service provider and metrics such as deliverability, open rates and click rates are constantly monitored. Messages are targeted to individuals based on numerous factors including what time they are most likely to read emails, past purchase behavior and frequency of interaction.

Additionally, we utilize a multitude of triggered email programs, such as cart and browse abandonment, to entice customers back into the funnel. We continue to pursue best practices such as offer modals and scraping the checkout in order to facilitate continued list growth. Below is a diagram representing key performance metrics for the period from July to December 2020.

Appliances Connection

Appliances Connection markets its products through a variety of methods, including through online advertisements and promotions and digital marketing, including through Appliances Connection’s retail website, www.appliancesconnection.com. To a lesser degree, it also utilizes more traditional forms of marketing like television and radio advertisements in the New York City media market.

Online Advertisement and Promotions

Appliances Connection’s major marketing channel is its website located at www.appliancesconnection.com. The website is key to new product launches as consumers can view product features and specifications. The website is up to date with all promotional MAP pricing, falling in line with expectations from the manufacturers and taking advantage of buyer holidays. The website facilitates sales of products to markets not reached by Appliances Connection’s brick and mortar store.

Digital Marketing

Appliances Connection has more than 12,100 followers on Twitter, 28,700 fans on Facebook and 2,000 subscribers on YouTube. It has been using digital marketing media with engaging posts to promote its products.

Television and Radio Marketing

Appliances Connection utilizes television and radio marketing as a more traditional means to reach customers who may not be as active online or on social media, primarily targeting the New York City media audience.

Showrooms

Appliances Connection maintains two showrooms in Brooklyn, New York where customers can fully visualize their renovations by touching and seeing the products in the showroom. The showrooms also allow customers to access factory-trained staff’s knowledge and experience to assist customers with their product selections.

Customers and Markets

Based on a study that we commissioned in 2019, our average shopper is between 35 and 64 years old and lives in a single-family home, which they own. Most of our customers are not reluctant to buy at a premium price for top quality as long as we and our products provide good value. Our most popular brands tend to be middle to upper market brands that are not found in the stores of many large retailers. A significant percentage of our customers have household income above $100,000.

Our physical store presence and warehouse is located in St Louis, Missouri, and third-party distribution, delivery and installation agreements allow us to serve, sell and ship to customers nationwide. We plan to expand our agreements directly with manufacturers to pick up and deliver from their warehouse to reach more customers, more quickly at reduced costs. In fact, while we started many years ago as a brick and mortar only business, about 78% of our sales originate from outside the Midwest market. The diagram below represents our sales by region for 2020:

Most of Appliances Connection’s customers are not reluctant to buy at a premium price for top quality as long as Appliances Connection and its products provide good value. The most popular brands tend to be middle to upper market brands that are not found in the stores of many large retailers. Customers demand variety and Appliances Connection has successfully been able to provide them with an abundance of options when it comes to choosing their household appliances and furniture.

While Appliances Connection’s physical showrooms are located in Brooklyn, New York and its warehouse is located in New Jersey, the combination of YF Logistics and third-party distribution, delivery and installation agreements allow Appliances Connection to serve, sell and ship to customers nationwide. Its proprietary logistical technology has allowed it to expand its presence outside of the Northeast region and Appliances Connection is able to provide customers all over the country with the top-notch level of support that the original Northeastern customers have always enjoyed. While about one-third of Appliances Connection’s sales are still in the Northeast market, it has successfully been expanding its footprint into the rest of the Continental United States The diagram below represents Appliances Connection’s sales by region for 2020:

Customer Support

Our customer support team exists to sell and service customers at all parts of the buying and ownership cycle. We believe that by integrating phone support with marketing efforts, we differentiate ourselves from big box and independent retailers. Leading edge contact center technology and management is in early stage deployment and promises to increase sales close rates, decrease cancellations, increase average ticket size and create customers that purchase within the next twelve months. Current repeat purchasing is roughly 11% within a year, which demonstrates a reasonable satisfaction with the current model. We have a customer service team of 29 members and call center sales team of 22 members.

Our call center is now available to field inbound customer calls from 8:00 am to 6:00 pm CT, Monday through Saturday and Sunday from 12:00pm to 6:00 pm CT. Approximately 36% of all sales involve an order that was placed with a sales representative. This percentage should increase in 2021 as chat becomes a more deployed resource for our shoppers and customers.

Appliances Connection’s in-house customer support team facilitates sales and support for its products at each stage of the purchasing process as well as ongoing post-sale technical support. Appliances Connection’s customer care staff, which includes approximately 54 employees, includes a highly-trained and knowledgably call center sales team that also provides customer support over the phone, via email, or via online chat on its website. Additionally, the customer care staff provides technical support to customers, offering additional information with respect to product features and manufacturer warranties to increase customer satisfaction and return business.

Appliances Connection’s call center is now available to field inbound customer calls from 9:00 am to 9:00 pm ET, Monday through Thursday, Friday from 9:00 am to 4:00 pm ET and Sunday from 10:00 am to 5:00 pm ET. Approximately 50% of all sales involve an order that was placed with a sales representative. Appliances Connection expects this percentage to increase in 2021 as online chat becomes a more deployed resource for shoppers and customers.

Logistics

Purchasing and Inventory Management

We primarily purchase inventory only after a sale has been made through our website, which allows us to tightly manage our inventory and warehouse space while still providing customers quick delivery times and control over the entire process. However, we do also make some strategic inventory buys to take advantage of lower costs and to satisfy consumer demand more quickly. About 64% of appliances flow through our warehouse while almost all furniture is drop shipped to the customer. All inventory is managed with a barcode system and is automatically tracked through our Microsoft Dynamics GP ERP system. As described above, initiatives are underway that will allow us to pick up products closer and more quickly directly from our manufacturers’ warehouses.

Appliances Connection carefully monitors and manages its inventory levels in an effort to match quantities on hand with customer demand as closely as possible by tracking historical and projected consumer demand, as well as continuous monitoring and adjustment of inventory receipt levels. In some instances, Appliances Connection purchases inventory only after a sale has been made through its website. Nearly all of Appliances Connection’s appliances flow through its Hamilton, New Jersey warehouse. All inventory is managed with a barcode system and is automatically tracked through its proprietary in-house inventory management system.

Shipping and Delivery

We take ownership of inventory when it is delivered to our warehouse. At this point, warehouse staff unloads the product, determines the delivery location, picks a carrier and ultimately ships the product. We primarily use R+L Carriers for most of our larger shipping services. We also use AM Home Delivery for furniture deliveries. If a customer is outside of their service zones or requires faster delivery times, we will use one of our three or four specialty carriers to get the job done.

Appliances Connection takes ownership of inventory when it is delivered to its warehouse in New Jersey. At this point, warehouse staff unloads the product, determines the delivery location, picks a carrier and ultimately ships the product. Appliances Connection primarily uses YF Logistics for its shipping and logistics services; however, if the shipment is outside of YF Logistics’ service zone, it utilizes other third party carriers for shipping and installation services to get the job done.

Appliances Connection plans to implement a series of initiatives with key vendors to increase shipping speed to customers, cut costs and increase margins. Appliances Connection plans to pick up product from manufacturers’ warehouses and selectively use inventory buys to reduce costs. With access to vendor warehouse operations, Appliances Connection expects to take advantage of buying opportunities and capture time-sensitive customers more frequently. The combined entity will explore options to use a showroom, warehousing and cross dock model in other key markets.

Returns and Exchanges

We offer a 30-day money back, 100% satisfaction guarantee. If a customer is not satisfied with his or her order, we will exchange or refund the full purchase price, minus all shipping costs, within 30 days of delivery. We do not charge a restocking fee when items are returned or exchanged, which we believe differentiates us from other retailers. We will not take returns of, or exchange, products that are damaged, installed, assembled, or used after the customer has taken delivery.

Appliances Connection offers a 30-day return policy that allows customers to return merchandise if, for any reason, they are not 100% satisfied with their purchase. If a customer is not satisfied with his or her order, Appliances Connection will exchange or refund the full purchase price within 30 days of delivery.

Each company’s return and exchange policy is designed to be as worry-free and customer-friendly as possible.

Competition

Both companies compete with big box retailers, independent appliance and furniture retailers, hybrid retail and direct-to-consumer companies and web only companies. As hybrid retail and direct-to-consumer companies, they have the ability to navigate the competitive offerings of each competitor, utilizing online marketing, their customer service expertise and large curated assortments to attract and retain new customers.

Appliances

The United States appliance market in general is highly fragmented with thousands of local and regional retailers competing for share. The primary competitors in the appliance market include:

•        Big Box Retailers:    Home Depot, Lowe’s, Best Buy and Walmart

•        Online Retailers and Marketplaces:    Amazon and Wayfair

•        Specialty Retailers:    AJ Madison and US Appliance

•        Regional Retailers:    P.C. Richards & Sons

The shifting landscape to online sales in the segment is providing a significant market share capture and positioning opportunity for companies. Both companies are continuing to capitalize on this market shift.

Furniture and Homewares

Although consolidation in the United States furniture and homeware market continues to progress, the industry is still relatively fragmented compared to other retail subsectors of similar market value. The main competitors in the furniture and homewares market include:

•        Furniture Stores:    Ashley Furniture, Bob’s Discount Furniture, Havertys, Raymour & Flanagan and Rooms To Go

•        Big Box Retailers:    Bed Bath & Beyond, IKEA, Target and Walmart

•        Department Stores:    JCPenney and Macy’s

•        Specialty Retailers:    Crate and Barrel, Ethan Allen, TJX, At Home, Williams Sonoma, Restoration Hardware, Arhaus, Horchow, Room & Board and Mitchell Gold + Bob Williams

•        Online Retailers and Marketplaces:    Amazon, Wayfair and eBay

Much like the appliance market, the shifting landscape to online sales in the segment is providing a significant market share capture and positioning opportunity for companies. Both companies are continuing to capitalize on this market shift. We believe there may be opportunities for nationally distributed niche products, like sleeper sofas, where we could benefit from not inventorying product but marketing and then ordering on demand after payment. Similar opportunities are even more broadly available in the appliance market.

Intellectual Property

We own several domain names, including for our www.goedekers.com website.

1 Stop operates under the registered trademark “CONNECT TO GOOD.” Superior Deals owns four registered trademarks, “Forté,” “SUPERIORBRANDS,” “MILO ITALIA” and “SUPERIORBRANDS.” 1 Stop and Gold Coast own numerous domain names, including the www.appliancesconnection.com website, as well as 1stopcamera.com, goldcoastappliances.com, and joesappliances.com.

The agreements with suppliers generally provide us and Appliances Connection with limited, non-exclusive licenses to use the supplier’s trademarks, service marks and trade names for the sole purpose of promoting and selling their products.

To protect intellectual property, both companies rely on a combination of laws and regulations, as well as contractual restrictions. They also rely on the protection of laws regarding unregistered copyrights for certain content they create. They also rely on trade secret laws to protect proprietary technology and other intellectual property. To further protect intellectual property, we enter into confidentiality agreements with our executive officers and directors.

Facilities

We are headquartered at 3817 Millstone Parkway, St. Charles, MO 63301. This facility totals 86,800 square feet of office, showroom and warehouse space. We lease this facility pursuant to a lease agreement with Westgate 200, LLC, dated January 13, 2021, and amended on March 30, 2021. The initial term of the lease expires on April 30, 2027 with two (2) options to renew for additional five (5) year periods. The base rent is initially $20,976.79 per month and increases to $31,465 on October 1, 2021, with annual increases thereafter to a base rent during the sixth year of $35,558 per month. We also pay our 43.4% pro rata portion of the property taxes, operating expenses and insurance costs and are also responsible to pay for the utilities used on the premises.

Our prior headquarters were located in Ballwin, MO. This facility totals 50,000 square feet of office, showroom and warehouse space. We lease this facility pursuant to a lease agreement entered into with S.H.J., L.L.C., a Missouri limited liability company and affiliate of Goedeker Television, on April 5, 2019. The lease is for a term of five (5) years and provides for a base rent of $45,000 per month. In addition, we are responsible for all taxes and insurance premiums during the lease term. We intend to continue to use this space for at least the next few months as we continue to transition our operations to the St. Charles location.

Appliances Connection is headquartered at 1870 Bath Avenue, Brooklyn, NY 11214. It has a 200,000 square foot warehouse in Hamilton, New Jersey and a 23,000 square foot showroom in Brooklyn, New York.

Appliances Connection leases two facilities pursuant to lease agreements entered into between 1 Stop and Joe’s Appliances and 1870 Bath Ave. LLC and 7812 5th Ave Realty LLC, respectively, which are entities owned and controlled by Albert Fouerti and Elie Fouerti, the principal officers and owners of 1 Stop and Joe’s Appliances. The leases are for a term of ten (10) years and provide for different monthly fixed rent from $5,300 per month to $74,000 per month for the first year of the term. In addition, Appliances Connection is responsible for all taxes and insurance premiums during the lease term.

YF Logistics subleases the warehouse space from DMI for a rent equal to 71.43% of the base rent paid by DMI under its lease for the premises, plus 71.43% of any taxes, operating expenses, additional charges or any other amounts due by DMI, for a total of $56,250 per month. The initial term of the sublease was for a period commencing on June 1, 2019 and terminating on April 30, 2020, with automatic renewals for successive one year terms until the earlier of (i) termination by either upon thirty (30) days’ prior written notice or (ii) April 30, 2024.

We believe that all properties have been adequately maintained, are generally in good condition, and are suitable and adequate for the businesses of Goedeker and Appliances Connection.

Employees

As of March 31, 2021, we employed 107 full-time employees, 1 Stop employed 192 full-time employees, YF Logistics employed 145 full-time employees, Superior Deals employed 5 full-time employees, Joe’s Appliances employed 3 full-time employees and Gold Coast employed 2 full-time employees. None of the employees are represented by labor unions, and we believe that Goedeker and Appliances Connection have excellent relationships with their respective employees.

Legal Proceedings

From time to time, the combined company may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business. We are not currently aware of any such legal proceedings or claims that we believe will have a material adverse effect on the business, financial condition or operating results of Goedeker, Appliances Connection or the combined company.

Regulation

Our combined business is subject a variety of laws and regulations applicable to companies conducting business on the Internet. Jurisdictions vary as to how, or whether, existing laws governing areas such as personal privacy and data security, consumer protection or sales and other taxes, among other areas, apply to the Internet and e-commerce, and these laws are continually evolving. For example, certain applicable privacy laws and regulations require us to provide customers with our policies on sharing information with third parties, and advance notice of any changes to these policies. Related laws may govern the manner in which we store or transfer sensitive information or impose obligations on us in the event of a security breach or inadvertent disclosure of such information. Additionally, tax regulations in jurisdictions where we do not currently collect state or local taxes may subject us to the obligation to collect and remit such taxes, or to additional taxes, or to requirements intended to assist jurisdictions with their tax collection efforts. New legislation or regulation, the application of laws from jurisdictions whose laws do not currently apply to our business, or the application of existing laws and regulations to the Internet and e-commerce generally could result in significant additional taxes on our business. Further, we could be subject to fines or other payments for any past failures to comply with these requirements. The continued growth and demand for e-commerce is likely to result in more laws and regulations that impose additional compliance burdens on e-commerce companies.

MANAGEMENT

Directors and Executive Officers

Set forth below is information regarding our directors, executive officers and significant employees as of the date of this prospectus.

Name	Age	Position
Douglas T. Moore	64	Chief Executive Officer and Director
Robert D. Barry	77	Chief Financial Officer
Thomas S. Harcum	38	Chief Marketing Officer and Chief Technology Officer
Jacob Guilhas	42	Vice President of Logistics
Michael K. Hargrave	55	Chief Merchant
Albert Fouerti	41	President of ACI and Director Nominee(1)
Elie Fouerti	42	Vice President of ACI(2)
Ellery W. Roberts	50	Chairman of the Board
Edward J. Tobin	64	Director
Ellette A. Anderson	44	Director
Clark R. Crosnoe	52	Director
Paul A. Froning	50	Director
Glyn C. Milburn	50	Director
Alan P. Shor	62	Director Nominee(3)

____________

(1)      Albert Fouerti will become the President of ACI and a member of our board of directors upon closing of the proposed acquisition.

(2)      Elie Fouerti will become the Vice President of ACI upon closing of the proposed acquisition.

(3)      Alan P. Shor will become a member of our board of directors upon closing of the proposed acquisition.

Douglas T. Moore.    Mr. Moore has served as our Chief Executive Officer since August 2019 and as a director since April 2020. Through his more than 25 years of retail experience, Mr. Moore has developed an understanding of strategic and tactical business issues that include store operations, merchandising, supply chain, sourcing and human resource planning. He also possesses senior management, marketing, risk assessment and retail knowledge. Prior to joining us, Mr. Moore was President and Chief Executive Officer of Med-Air Homecare, a home healthcare equipment and service provider, from November 2013 until May 2019, Principal of First Street Consulting, LLC, a retail consulting firm, from January 2011 until October 2017, and Senior Vice President of FirstSTREET for Boomers and Beyond, Inc., a leading direct marketer of products for baby boomers, from October 2017 until August 2019. From February 2012 through June 2012, Mr. Moore served as the Chief Merchandising and Marketing Officer at hhgregg, Inc., a consumer electronics retail chain. Mr. Moore has served on the board of directors of Lumber Liquidators Holdings, Inc., one of the leading specialty retailers of hard-surface flooring in North America, since April 2006. Mr. Moore received his undergraduate degree and M.B.A. from the University of Virginia. We believe Mr. Moore is qualified to serve on our board of directors due to his extensive experience in the retail industry and public company board experience.

Robert D. Barry.    Mr. Barry has served as our Chief Financial Officer since our inception and as a director from inception until April 2020. He has served on the board of directors of our former parent company, 1847 Holdings LLC, or 1847 Holdings, since January 2014 and has served as Controller of 1847 Holdings’ subsidiary Neese, Inc., since July 2017. From April 2013 until August 2016, Mr. Barry was Chief Executive Officer and Chief Financial Officer of Pawn Plus Inc., a chain of five retail pawn stores in suburban Philadelphia and one pawn store in northeastern Ohio. Prior to that, Mr. Barry served as Executive Vice President and Chief Financial Officer of Regional Management Corp., a consumer loan company based in Greenville, South Carolina, from March 2007 to January 2013. Prior to joining Regional Management Corp., Mr. Barry was the Managing Member of AccessOne Mortgage Company, LLC in Raleigh, North Carolina, from 1997 to 2007. During this time, he also served as part-time Chief Financial Officer for Patriot State Bank, in Fuquay-Varina, North Carolina, from March 2006 to March 2007 and Nuestro Banco, Raleigh, North Carolina, from July 2006 to March 2007. Prior to his time at AccessOne, Mr. Barry was Executive Vice President and Chief Financial Officer for Regional Acceptance Corporation, a consumer finance company based in Greenville, North Carolina and prior to that he was a financial institutions partner in the Raleigh, North Carolina office of KPMG LLP. Mr. Barry is a Certified Public Accountant licensed in North Carolina and Georgia.

Thomas S. Harcum.    Mr. Harcum has served as our Chief Marketing Officer and Chief Technology Officer since January 2020. He has almost 20 years of experience in marketing and technology in several fields, including pharmaceuticals and publishing. Particularly, Mr. Harcum’s expertise includes direct to consumer e-commerce, lead generation and cost center management and P&L responsibilities for marketing funnel management, customer acquisition, telephony, product development, technology management, project management, development lifecycle and brand management. Previously, he was the Senior Director of Marketing for firstSTREET from October 2012 to December 2019. Mr. Harcum has a B.A. from Virginia Commonwealth University.

Jacob Guilhas.    Mr. Guilhas has served as our Vice President of Logistics since October 2020. In his 20 years of retail logistics experience, he has vast experience in leading a full spectrum of multi-site business operations in highly competitive, fast-paced, and complex environments. Prior to joining us, Mr. Guilhas served as Managing Director at FedEx Supply Chain from March 2016 to October 2019, Head of Logistics and Fulfillment for Groupon from October 2014 to March 2016, facility General Manager with Exel (nowDP-DHL) from September 2013 to October 2014, and Regional Operations Director for Walmart eCommerce from September 2003 to September 2013. Mr. Guilhas has served in leadership positions for multiple large-scale distribution and fulfillment centers, and has led a variety of projects including multiple distribution center “greenfield” start-ups, international operations start-ups, and long-term strategic planning. Mr. Guilhas brings specialized experience in coordinating multi-channel operations, complex systems integrations, safety controls, and continuous improvement. Mr. Guilhas holds multiple advanced degrees including a Doctorate of Management from Colorado Tech.

Michael K. Hargrave.    Mr. Hargrave has served as our Chief Merchant since May 2020. He has almost 34 years of experience in retail merchandising and management across multiple product categories, especially hardlines segments including appliances, hardware and lawn and garden. Mr. Hargrave has developed an understanding of strategic and tactical business issues that include sales management, merchandising, marketing, product development, strategic sourcing and online content management. He also possesses store operation, supply chain management, website development and affiliate marketing knowledge. Prior to joining us, Mr. Hargrave held roles for Sears Holdings Corporation as Senior Director, Online Hardlines Merchandising from June 2017 until April 2020, Divisional Merchandise Manager Online Tools, from July 2014 until June 2017, and Director, Online Merchandising Lawn & Garden, from March 2009 until July 2014. Mr. Hargrave serves as a founding member of the Advisory Council for the Home Improvement e-Retailer Summit and has been named to the Home Improvement Executive Magazine’s “Top 100 Retail Executives.” Mr. Hargrave received his undergraduate degree from the University of Michigan.

Albert Fouerti.    Mr. A. Fouerti will become the President of ACI and a member of our board of directors upon closing of the proposed acquisition. He has served as the Chief Executive Officer of 1 Stop since 1999. With over 20 years of experience in retail, he has made Appliances Connection into a household name for kitchen appliances. With 1 Stop starting out as a small camera and computer shop in Great Neck, NY, Mr. A. Fouerti was a pioneer for online shopping. Driven by technology, he entered the appliance business in 2008, and has contributed in taking the appliance industry into to the digital age. Along with his brother, Elie Fouerti, they developed a process of delivering bulky items across the United States. We believe Mr. A. Fouerti is qualified to serve as a member of our board because of his extensive experience building and leading the Appliances Connection business from its founding and his insight into our industry and business as Appliances Connection’s co-founder and Chief Executive Officer.

Elie Fouerti.    Mr. E. Fouerti will become the Vice President of ACI upon closing of the proposed acquisition. He has served as both the Chief Financial Officer and Vice President of 1 Stop for over 20 years. Along with his brother, Mr. A. Fouerti, they have created a successful independent online retailer of appliances. Mr. E. Fouerti helped his brother in developing a process for delivering bulky items across the United States, paving the way for a new era of ordering appliances online. We believe Mr. E. Fouerti is qualified to serve as a member of ACI’s management team because of his extensive experience building and leading the Appliances Connection business from its founding and his insight into our industry and business as Appliances Connection’s co-founder and Chief Financial Officer.

Ellery W. Roberts.    Mr. Roberts has served as the Chairman of our board of directors since our inception. Mr. Roberts brings over 20 years of private equity investing experience to our company. Mr. Roberts has been the Chairman, Chief Executive Officer, President and Chief Financial Officer of 1847 Holdings since its inception on January 22, 2013 and is also the sole manager of our manager. Mr. Roberts has also been a director of Western Capital Resources, Inc., a public company, since May 2010.  In July 2011, Mr. Roberts formed The 1847 Companies LLC, a company that is no longer active, where he began investing his own personal capital and capital of high net worth individuals in select transactions. Prior to forming The 1847 Companies LLC, Mr. Roberts was the co-founder and was co-managing principal from October 2009 to June 2011 of RW Capital Partners LLC, the recipient of a “Green Light” letter from the United States Small Business Administration permitting RW Capital Partners LLC to raise capital in pursuit of the Small Business Investment Company license with the preliminary support of the Small Business Administration. Mr. Roberts was a founding member of Parallel Investment Partners, LP (formerly SKM Growth Investors, LP), a Dallas-based private equity fund focused on re-capitalizations, buyouts and growth capital investments in lower middle market companies throughout the United States. Previously, Mr. Roberts served as Principal with Lazard Group LLC, a Senior Financial Analyst at Colony Capital, Inc., and a Financial Analyst with the Corporate Finance Division of Smith Barney Inc. (now known as Morgan Stanley Smith Barney LLC).  Mr. Roberts received his B.A. degree in English from Stanford University. We believe Mr. Roberts is qualified to serve on our board of directors due to his extensive investment experience.

Edward J. Tobin.    Mr. Tobin has served on our board of directors since April 2020. Mr. Tobin has served as Managing Director of our manager since January 2014. From 1997 until November 2014, Mr. Tobin was a Director of Global Emerging Markets North America, Inc., where he managed Special Situations and Venture investing. In this role, he oversaw structured finance transactions in industries such as clean tech, media, telecommunications, manufacturing, real estate and life sciences. Prior to that, Mr. Tobin was Managing Director of Lincklaen Partners, a private family investment office. Previously, he had been a portfolio manager with Neuberger and Berman and a Vice President of Nordberg Capital, Inc. Mr. Tobin received his MBA from the Wharton School, as well as a Master of Science in Engineering and a Bachelor of Science in Economics from the University of Pennsylvania. We believe Mr. Tobin is qualified to serve on our board of directors due to his extensive investment experience.

Ellette A. Anderson.    Ms. Anderson has served on our board of directors since July 2020. In 2013, Ms. Anderson founded Griffin Archer LLC, a full-service advertising agency that offers a comprehensive range of services addressing both the traditional and digital marking aspects of business. As the Chief Executive Officer of Griffin Archer, Ms. Anderson is responsible for overseeing new business acquisitions, strategic planning, and creative direction for their entire client portfolio. From April 2004 to August 2013, she served as a Writer and Associate Creative Director at Carmichael Lynch Advertising in Minneapolis where she received multiple industry awards for her creative work on several iconic brands. She holds a B.A. degree in English Literature from the University of Kansas. We believe Ms. Anderson is qualified to serve on our board of directors due to her deep experience in the advertising and marketing industry.

Clark R. Crosnoe.    Mr. Crosnoe has served on our board of directors since July 2020. In 2009, Mr. Crosnoe founded CRC Capital LLC, a registered investment advisor and manager of the CRC Investment Fund LP, a private investment partnership focused on publicly-traded equity securities. As managing member of CRC Capital LLC, Mr. Crosnoe is responsible for strategy, oversight and the day-to-day investment decisions of the fund. The portfolio typically includes investments in the consumer, financial, healthcare, industrial and energy sectors. In 1999, Mr. Crosnoe was a founding employee of Parallel Investment Partners where he was named partner in 2003. As a partner, he was responsible for sourcing, evaluating, structuring, executing and monitoring investments, and also dedicated a substantial portion of his time to marketing activities for the firm. Mr. Crosnoe began his career in investment banking at Wasserstein Perella & Co. and also gained valuable experience at multi-billion dollar hedge fund HBK Investments. Mr. Crosnoe holds undergraduate degrees from the University of Texas at Austin and earned an MBA from Harvard Business School in 1996. We believe Mr. Crosnoe is qualified to serve on our board due to his approximately 24 years of private and public investment and advisory experience.

Paul A. Froning.    Mr. Froning has served on our board of directors since July 2020. He has served on the board of directors of 1847 Holdings since April 2013. In 2009, Mr. Froning co-founded Focus Healthcare Partners LLC, a Chicago-based private equity investment, advisory and asset management firm targeting the senior housing and healthcare sectors. Prior to that, from February 2008 to October 2009, Mr. Froning was a Managing Director in the private equity department of Fortress Investment Group LLC, a publicly-traded New York-based private investment firm.  Prior to that, Mr. Froning was the Chief Investment Officer and Executive Vice President of Brookdale Senior Living Inc., a publicly-traded affiliate of Fortress Investment Group LLC, from 2005 to 2008.  Previously, Mr. Froning held senior investment positions at the private equity investment arms of Lazard Group LLC and Security Capital Group, prior to its acquisition by GE Capital Corp., in addition to investment banking experience at Salomon Brothers, prior to its acquisition by Travelers Group, and the securities subsidiary of Principal Financial Group. Mr. Froning has a B.A. degree from the University of Notre Dame. We believe Mr. Froning is qualified to serve on our board of directors due to his twenty years of private equity, investment and advisory experience.

Glyn C. Milburn.    Mr. Milburn has served on our board of directors since July 2020.  Since February 2016, Mr. Milburn has served as a Partner at Jimmy Blackman & Associates, a full-service Government and Public Affairs firm, where he is responsible for business strategy, client management, communications and campaign management for a client portfolio comprised of large public safety labor unions, banking/finance companies, and hotel operators across the State of California. From April 2013 to January 2016, Mr. Milburn served as a Special Assistant in the City of Los Angeles where he held two positions in the City of Los Angeles, one in the Office of Los Angeles Mayor Eric Garcetti’s Office of Economic Development and another in the Office of Los Angeles Councilman Dennis Zine.  From August 2012 to March 2013, Mr. Milburn co-Founded Provident Investment Advisors LLC, a special investment vehicle for energy, technology and healthcare ventures, where he served as Managing Member.  Mr. Milburn holds a B.A. degree in Public Policy from Stanford University.  We believe Mr. Milburn is qualified to serve on our board of directors due to his valuable background in policy development, regulatory and strategic planning experience.

Alan P. Shor.    Mr. Shor will become a member of our board of directors upon closing of the proposed acquisition. Mr. Shor is a co-founder of The Retail Connection, L.P., a retail real estate company, and has served as its President and Co-Chairman of the Board of Directors since its launch in January 2004. Mr. Shor is deeply involved in the strategic direction and day-to-day operations of the company and also leads its investment and merchant banking business. He has served as an operating partner with leading private equity firms which have deep experience in consumer and multi-unit based investments. He is an investor in and a Board member of four high-growth retail chains: Diamonds Direct (since 2015), WSS (since 2016), Neighborhood Goods (since 2018) and Obsession Fragrance (since 2019). Prior to launching The Retail Connection, Mr. Shor served as President, Chief Operating Officer and a member of the Board of Zale Corporation, a publicly-held specialty retailer of fine jewelry. Prior to joining Zale, he spent 12 years with Troutman Sanders, an international law firm, where he built a strong track record of advising senior management teams of Fortune 1000 companies. Mr. Shor is also active in a number of professional and charitable organizations. Mr. Shor graduated with honors from both the University of Georgia and University of Georgia School of Law. We believe Mr. Shor is qualified to serve on our board of directors due to his valuable background in the retail and investment industries.

Our directors currently have terms which will end at our next annual meeting of the stockholders or until their successors are elected and qualify, subject to their prior death, resignation or removal. Officers serve at the discretion of the board of directors. There is no arrangement or understanding between any director or executive officer and any other person pursuant to which he was or is to be selected as a director, nominee or officer.

Family Relationships

There are no family relationships among any of our executive officers or directors.

Involvement in Certain Legal Proceedings

To the best of our knowledge, except as described below, none of our directors or executive officers has, during the past ten years:

•        been convicted in a criminal proceeding or been subject to a pending criminal proceeding (excluding traffic violations and other minor offences);

•        had any bankruptcy petition filed by or against the business or property of the person, or of any partnership, corporation or business association of which he was a general partner or executive officer, either at the time of the bankruptcy filing or within two years prior to that time;

•        been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction or federal or state authority, permanently or temporarily enjoining, barring, suspending or otherwise limiting, his involvement in any type of business, securities, futures, commodities, investment, banking, savings and loan, or insurance activities, or to be associated with persons engaged in any such activity;

•        been found by a court of competent jurisdiction in a civil action or by the Securities and Exchange Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;

•        been the subject of, or a party to, any federal or state judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated (not including any settlement of a civil proceeding among private litigants), relating to an alleged violation of any federal or state securities or commodities law or regulation, any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order, or any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

•        been the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act (15 U.S.C. 78c(a)(26))), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act (7 U.S.C. 1(a)(29))), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Corporate Governance

Governance Structure

We chose to appoint a separate Chairman of the Board who is not our Chief Executive Officer. Our board of directors has made this decision based on their belief that a separate Chairman of the Board can act as a balance to the Chief Executive Officer, who also serves as a non-independent director.

The Board’s Role in Risk Oversight

The board of directors oversees that the assets of our company are properly safeguarded, that the appropriate financial and other controls are maintained, and that our business is conducted wisely and in compliance with applicable laws and regulations and proper governance. Included in these responsibilities is the board’s oversight of the various risks facing our company. In this regard, our board seeks to understand and oversee critical business risks. Our board does not view risk in isolation. Risks are considered in virtually every business decision and as part of our business strategy. Our board recognizes that it is neither possible nor prudent to eliminate all risk. Indeed, purposeful and appropriate risk-taking is essential for our company to be competitive on a global basis and to achieve its objectives.

While the board oversees risk management, company management is charged with managing risk. Management communicates routinely with the board and individual directors on the significant risks identified and how they are being managed. Directors are free to, and indeed often do, communicate directly with senior management.

Our board administers its risk oversight function as a whole by making risk oversight a matter of collective consideration. Much of this work has been delegated to committees, which will meet regularly and report back to the full board. The audit committee oversees risks related to our consolidated financial statements, the financial reporting process, accounting and legal matters, the compensation committee evaluates the risks and rewards associated with our compensation philosophy and programs, and the nominating and corporate governance committee evaluates risk associated with management decisions and strategic direction.

Independent Directors

The rules of NYSE American and the NYSE generally require that a majority of an issuer’s board of directors must consist of independent directors. Our board of directors currently consists of seven (7) directors, four (4) of whom, Ellette A. Anderson, Clark R. Crosnoe, Paul A. Froning and Glyn C. Milburn, are independent within the meaning of the rules of NYSE American and the NYSE.

In connection with the proposed acquisition, Albert Fouerti, who is not independent, will be appointed to our board. In addition, we have appointed Alan P. Shor, who is independent, to our board effective upon closing of the proposed acquisition. As a result, our board of directors will consist of nine (9) directors, five (5) of whom will be independent within the meaning of the rules of NYSE American and the NYSE.

Committees of the Board of Directors

Our board has established an audit committee, a compensation and nominating and corporate governance committee, each with its own charter approved by the board. Each committee’s charter is available on our website at www.goedekers.com.

In addition, our board of directors may, from time to time, designate one or more additional committees, which shall have the duties and powers granted to it by our board of directors.

Audit Committee

Paul A. Froning, Clark R. Crosnoe and Glyn C. Milburn, each of whom satisfies the “independence” requirements of Rule 10A-3 under the Exchange Act and the rules of NYSE American and the NYSE, serve on our audit committee, with Mr. Froning serving as the chairman. Our board has determined that Messrs. Froning and Crosnoe qualify as “audit committee financial experts.” The audit committee oversees our accounting and financial reporting processes and the audits of the consolidated financial statements of our company.

The audit committee is responsible for, among other things: (i) retaining and overseeing our independent accountants; (ii) assisting the board in its oversight of the integrity of our consolidated financial statements, the qualifications, independence and performance of our independent auditors and our compliance with legal and regulatory requirements; (iii) reviewing and approving the plan and scope of the internal and external audit; (iv) pre-approving any audit and non-audit services provided by our independent auditors; (v) approving the fees to be paid to our independent auditors; (vi) reviewing with our chief executive officer and chief financial officer and independent auditors the adequacy and effectiveness of our internal controls; (vii) reviewing hedging transactions; and (viii) reviewing and assessing annually the audit committee’s performance and the adequacy of its charter.

Compensation Committee

Paul A. Froning, Clark R. Crosnoe and Ellette A. Anderson, each of whom satisfies the “independence” requirements of Rule 10A-3 under the Exchange Act and the rules of NYSE American and the NYSE, serve on our compensation committee, with Mr. Crosnoe serving as the chairman. The members of the compensation committee are also “outside directors” as defined in Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code, and “non-employee directors” within the meaning of Section 16 of the Exchange Act. The compensation committee assists the board in reviewing and approving the compensation structure, including all forms of compensation, relating to our directors and executive officers.

The compensation committee is responsible for, among other things: (i) reviewing and approving the remuneration of our executive officers; (ii) making recommendations to the board regarding the compensation of our independent directors; (iii) making recommendations to the board regarding equity-based and incentive compensation plans, policies and programs; and (iv) reviewing and assessing annually the compensation committee’s performance and the adequacy of its charter.

Nominating and Corporate Governance Committee

Paul A. Froning, Clark R. Crosnoe and Glyn C. Milburn, each of whom satisfies the “independence” requirements of Rule 10A-3 under the Exchange Act and the rules of NYSE American and the NYSE, serve on our nominating and corporate governance committee, with Mr. Milburn serving as the chairman. The nominating and corporate governance committee assists the board of directors in selecting individuals qualified to become our directors and in determining the composition of the board and its committees.

The nominating and corporate governance committee will be responsible for, among other things: (i) identifying and evaluating individuals qualified to become members of the board by reviewing nominees for election to the board submitted by stockholders and recommending to the board director nominees for each annual meeting of stockholders and for election to fill any vacancies on the board; (ii) advising the board with respect to board organization, desired qualifications of board members, the membership, function, operation, structure and composition of committees (including any committee authority to delegate to subcommittees), and self-evaluation and policies; (iii) advising on matters relating to corporate governance and monitoring developments in the law and practice of corporate governance; (iv) overseeing compliance with the our code of ethics; and (v) approving any related party transactions.

The nominating and corporate governance committee’s methods for identifying candidates for election to our board of directors (other than those proposed by our stockholders, as discussed below) will include the solicitation of ideas for possible candidates from a number of sources — members of our board of directors, our executives, individuals personally known to the members of our board of directors, and other research. The nominating and corporate governance committee may also, from time-to-time, retain one or more third-party search firms to identify suitable candidates.

In making director recommendations, the nominating and corporate governance committee may consider some or all of the following factors: (i) the candidate’s judgment, skill, experience with other organizations of comparable purpose, complexity and size, and subject to similar legal restrictions and oversight; (ii) the interplay of the candidate’s experience with the experience of other board members; (iii) the extent to which the candidate would be a desirable addition to the board and any committee thereof; (iv) whether or not the person has any relationships that might impair his or her independence; and (v) the candidate’s ability to contribute to the effective management of our company, taking into account the needs of our company and such factors as the individual’s experience, perspective, skills and knowledge of the industry in which we operate.

A stockholder may nominate one or more persons for election as a director at an annual meeting of stockholders if the stockholder complies with the notice and information provisions contained in our bylaws. Such notice must be in writing to our company not less than 120 days and not more than 150 days prior to the anniversary date of the preceding year’s annual meeting of stockholders or as otherwise required by requirements of the Exchange Act. In addition, stockholders furnishing such notice must be a holder of record on both (i) the date of delivering such notice and (ii) the record date for the determination of stockholders entitled to vote at such meeting.

Code of Ethics

We have adopted a code of ethics that applies to all of our directors, officers and employees, including our principal executive officer, principal financial officer and principal accounting officer. Such code of ethics addresses, among other things, honesty and ethical conduct, conflicts of interest, compliance with laws, regulations and policies, including disclosure requirements under the federal securities laws, and reporting of violations of the code.

We are required to disclose any amendment to, or waiver from, a provision of our code of ethics applicable to our principal executive officer, principal financial officer, principal accounting officer, controller, or persons performing similar functions. We intend to use our website as a method of disseminating this disclosure, as permitted by applicable SEC rules. Any such disclosure will be posted to our website within four (4) business days following the date of any such amendment to, or waiver from, a provision of our code of ethics.

EXECUTIVE COMPENSATION

Summary Compensation Table — Years Ended December 31, 2020 and 2019

The following table sets forth information concerning all cash and non-cash compensation awarded to, earned by or paid to the named persons for services rendered in all capacities during the noted periods. No other executive officers received total annual salary and bonus compensation in excess of $100,000.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Awards ($)(1)	All Other Compensation ($)(2)	Total ($)
Douglas T. Moore,	2020	341,923	130,000	910,264	16,965	1,399,152
Chief Executive Officer	2019	133,727	35,000	—	9,465	178,192

Robert D. Barry,	2020	149,077	—	376,800	—	525,877
Chief Financial Officer(3)	2019	61,762	—	—	—	61,762

Thomas S. Harcum,	2020	131,923	—	157,000	17,470	306,393
Chief Marketing and Technology Officer	2019	—	—		—	—

____________

(1)      The amount is equal to the aggregate grant-date fair value with respect to the awards, computed in accordance with FASB ASC Topic 718.

(2)      The amounts included for Mr. Moore for 2019 include reimbursement for accommodations in the amount of $6,955, reimbursement for airline tickets in the amount of $1,640, and reimbursement for car rental expenses in the amount of $870. In 2020, the amounts represent reimbursement for accommodations of $14,630 and $2,335 for 401(k) plan matches. For Mr. Harcum, the amount represents reimbursement for accommodations.

(3)      Mr. Barry was a part-time employee in 2019 following the acquisition of Goedeker Television until our initial public offering on July 31, 2020, at which time he became a full-time employee. Compensation for 2020 includes $55,385 as a part-time employee.

Employment Agreements

On August 15, 2019, we entered into an employment letter agreement with Mr. Moore setting forth the terms of the compensation for his services as Chief Executive Officer of our company. On April 21, 2020, we amended the employment letter agreement, which became effective upon closing of our initial public offering on August 4, 2020.  Pursuant to the employment letter agreement, as amended, Mr. Moore is entitled to an annual base salary of $400,000 and an annual incentive bonus of up to 100% of base to the extent that we achieve certain annual EBITDA objectives to be established by our compensation committee.  On August 19, 2020, we also granted Mr. Moore a special bonus of up to $125,000 to the extent that we achieve certain milestones. We also agreed to grant to Mr. Moore an option to purchase 263,158 shares of our common stock immediately following the closing of the initial public offering with an exercise price of $9.00, equal to the public offering price per share paid in the initial public offering. Vesting of the options will occur annually over a 4-year period in increments of 25% per year beginning on August 15, 2020.  Mr. Moore also received relocation compensation, including a signing bonus of $35,000, reimbursement of living and accommodations in the St. Louis area for up to six months, car rental expenses for up to two months, and reimbursement of once monthly round trip airline tickets to St. Louis for either Mr. Moore or his spouse until April 2020. Mr. Moore is also entitled to a 15% discount on all purchases from our company. He is also eligible to participate in all employee benefit plans, including health insurance, commensurate with his position.  Mr. Moore’s employment is at-will and may be terminated by us at any time. Mr. Moore may terminate his employment upon 90 days’ notice. If we terminate Mr. Moore’s employment without cause, he is entitled to six months of base compensation, which will be paid in a lump sum upon termination. The employment letter agreement contains restrictive covenants prohibiting Mr. Moore from (i) owning or operating a business that competes with our company during the term of his employment and for a period of one year following the termination of his employment or (ii) soliciting our employees for a period of two years following the termination of his employment.

On April 21, 2020, we entered into an employment letter agreement with Robert D. Barry setting forth the terms of the compensation for his services as Chief Financial Officer of our company.  This employment letter agreement became effective upon closing of our initial public offering on August 4, 2020.  Pursuant to the employment letter agreement,

Mr. Barry is entitled to an annual base salary of $250,000 and an annual incentive bonus of up to 50% of base to the extent that we achieve certain annual EBITDA objectives to be established by our compensation committee.  Mr. Barry is also entitled to a 15% discount on all purchases from our company. He is also eligible to participate in all employee benefit plans, including health insurance, commensurate with his position.  Mr. Barry’s employment is at-will and may be terminated by us at any time. Mr. Barry may terminate his employment upon 90 days’ notice. If we terminate Mr. Barry’s employment without cause, he is entitled to six months of base compensation, which will be paid in a lump sum upon termination. The employment letter agreement contains restrictive covenants prohibiting Mr. Barry from (i) owning or operating a business that competes with our company during the term of his employment and for a period of one year following the termination of his employment or (ii) soliciting our employees for a period of two years following the termination of his employment.

On December 13, 2019, we entered into an employment offer letter with Thomas S. Harcum setting forth the terms of the compensation for his services as Chief Marketing Officer and Chief Technology Officer of our company, effective as of January 6, 2020.  Pursuant to the employment offer letter, Mr. Harcum is entitled to an annual base salary of $140,000 and an annual incentive bonus of up to 20% of base to the extent that we achieve certain annual EBITDA objectives to be established by our compensation committee. He is also eligible to participate in all employee benefit plans, including health insurance, commensurate with his position.  Mr. Harcum’s employment is at-will and may be terminated by us at any time.

Outstanding Equity Awards at Fiscal Year-End

The following table includes certain information with respect to the value of all unexercised options and unvested shares of restricted stock previously awarded to the executive officers named above at the fiscal year ended December 31, 2020.

Name	Option Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date
Douglas T. Moore	65,790	197,368	—	$9.00	08/04/2030
Robert D. Barry	—	120,000	—	$9.00	09/10/2030
Thomas S. Harcum	—	50,000	—	$9.00	09/10/2030

Additional Narrative Disclosure

Retirement Benefits

We have not maintained, and do not currently maintain, a defined benefit pension plan or nonqualified deferred compensation plan. We currently make available a retirement plan intended to provide benefits under Section 401(k) of the Code, pursuant to which employees, including the executive officers named above, can make voluntary pre-tax contributions. We currently match 100% of elective deferrals up to 3% of compensation and 50% of elective deferrals for next 2% of compensation. These matching contributions vest 100% following 60 days of the participant’s employment. All contributions under the plan are subject to certain annual dollar limitations, which are periodically adjusted for changes in the cost of living. See “— Summary Compensation Table — Years Ended December 31, 2020 and 2019” for matches made for the executive officers named above.

Potential Payments Upon Termination or Change in Control

As described under “— Employment Agreements” above, Messrs. Moore and Barry are entitled severance if their employment is terminated without cause.

In the event of a change in control (as defined in our 2020 Equity Incentive Plan), all options issued to the executive officers named above shall become immediately vested and exercisable with respect to 100% of the shares subject to the option.

Director Compensation

We have agreed to pay our independent directors a fee of $35,000 per year, which is payable monthly commencing in the first month following the closing of the of our initial public offering in August 2020. We also agreed to reimburse the independent directors for pre-approved reasonable business expenses incurred in good faith in connection with the performance of their duties for us.

The table below sets forth the compensation to our independent directors during the fiscal year ended December 31, 2020.

Name	Fees Earned or Paid in Cash ($)	Total ($)
Ellette A. Anderson	14,583	14,583
Clark R. Crosnoe	14,583	14,583
Paul A. Froning	14,583	14,583
Glyn C. Milburn	14,583	14,583

2020 Equity Incentive Plan

On July 30, 2020, we established the 1847 Goedeker Inc. 2020 Equity Incentive Plan, or the Plan. The purpose of the Plan is to grant restricted stock, stock options and other forms of incentive compensation to our officers, employees, directors and consultants. The maximum number of shares of common stock that may be issued pursuant to awards granted under the Plan is 1,000,000 shares. Cancelled and forfeited stock options and stock awards may again become available for grant under the Plan. As of the date of this prospectus, 445,000 shares remain available for issuance under the Plan.

The following summary briefly describes the principal features of the Plan and is qualified in its entirety by reference to the full text of the Plan.

Awards that may be granted include: (a) incentive stock options, (b) non-qualified stock options, (c) stock appreciation rights, (d) restricted awards, (e) performance share awards, and (f) performance compensation awards. These awards offer our officers, employees, consultants and directors the possibility of future value, depending on the long-term price appreciation of our common stock and the award holder’s continuing service with our company.

Stock options give the option holder the right to acquire from us a designated number of shares of common stock at a purchase price that is fixed upon the grant of the option. The exercise price will not be less than the market price of the common stock on the date of grant. Stock options granted may be either tax-qualified stock options (so-called “incentive stock options”) or non-qualified stock options.

Stock appreciation rights, or SARs, which may be granted alone or in tandem with options, have an economic value similar to that of options. When a SAR for a particular number of shares is exercised, the holder receives a payment equal to the difference between the market price of the shares on the date of exercise and the exercise price of the shares under the SAR. Again, the exercise price for SARs normally is the market price of the shares on the date the SAR is granted. Under the Plan, holders of SARs may receive this payment — the appreciation value — either in cash or shares of common stock valued at the fair market value on the date of exercise. The form of payment will be determined by us.

Restricted shares are shares of common stock awarded to participants at no cost. Restricted shares can take the form of awards of restricted stock, which represent issued and outstanding shares of our common stock subject to vesting criteria, or restricted stock units, which represent the right to receive shares of our common stock subject to satisfaction of the vesting criteria. Restricted shares are forfeitable and non-transferable until the shares vest. The vesting date or dates and other conditions for vesting are established when the shares are awarded.

The Plan also provides for performance compensation awards, representing the right to receive a payment, which may be in the form of cash, shares of common stock, or a combination, based on the attainment of pre-established goals.

All of the permissible types of awards under the Plan are described in more detail as follows:

Purposes of Plan:    The purposes of the Plan are to attract and retain officers, employees and directors for our company and its subsidiaries; motivate them by means of appropriate incentives to achieve long-range goals; provide incentive compensation opportunities; and further align their interests with those of our stockholders through compensation that is based on our common stock.

Administration of the Plan:    The Plan is administered by our compensation committee (which we refer to as the administrator). Among other things, the administrator has the authority to select persons who will receive awards, determine the types of awards and the number of shares to be covered by awards, and to establish the terms, conditions, performance criteria, restrictions and other provisions of awards. The administrator has authority to establish, amend and rescind rules and regulations relating to the Plan.

Eligible Recipients:    Persons eligible to receive awards under the Plan will be those officers, employees, consultants, and directors of our company and its subsidiaries who are selected by the administrator.

Shares Available Under the Plan:    The maximum number of shares of our common stock that may be delivered to participants under the Plan is 1,000,000, subject to adjustment for certain corporate changes affecting the shares, such as stock splits. Shares subject to an award under the Plan for which the award is canceled, forfeited or expires again become available for grants under the Plan. Shares subject to an award that is settled in cash will not again be made available for grants under the Plan.

Stock Options:

General.    Subject to the provisions of the Plan, the administrator has the authority to determine all grants of stock options. That determination will include: (i) the number of shares subject to any option; (ii) the exercise price per share; (iii) the expiration date of the option; (iv) the manner, time and date of permitted exercise; (v) other restrictions, if any, on the option or the shares underlying the option; and (vi) any other terms and conditions as the administrator may determine.

Option Price.    The exercise price for stock options will be determined at the time of grant. Normally, the exercise price will not be less than the fair market value on the date of grant. As a matter of tax law, the exercise price for any incentive stock option awarded may not be less than the fair market value of the shares on the date of grant. However, incentive stock option grants to any person owning more than 10% of our voting stock must have an exercise price of not less than 110% of the fair market value on the grant date.

Exercise of Options.    An option may be exercised only in accordance with the terms and conditions for the option agreement as established by the administrator at the time of the grant. The option must be exercised by notice to us, accompanied by payment of the exercise price. Payments may be made in cash or, at the option of the administrator, by actual or constructive delivery of shares of common stock to the holder of the option based upon the fair market value of the shares on the date of exercise.

Expiration or Termination.    Options, if not previously exercised, will expire on the expiration date established by the administrator at the time of grant. In the case of incentive stock options, such term cannot exceed ten years provided that in the case of holders of more than 10% of our voting stock, such term cannot exceed five years. Options will terminate before their expiration date if the holder’s service with our company or a subsidiary terminates before the expiration date. The option may remain exercisable for specified periods after certain terminations of employment, including terminations as a result of death, disability or retirement, with the precise period during which the option may be exercised to be established by the administrator and reflected in the grant evidencing the award.

Incentive and Non-Qualified Options.    As described elsewhere in this summary, an incentive stock option is an option that is intended to qualify under certain provisions of the Code, for more favorable tax treatment than applies to non-qualified stock options. Any option that does not qualify as an incentive stock option will be a non-qualified stock option. Under the Code, certain restrictions apply to incentive stock options. For example, the exercise price for incentive stock options may not be less than the fair market value of the shares on the grant date and the term of the option may not exceed ten years. In addition, an incentive stock option may not be transferred, other than by will or the laws of descent and distribution, and is exercisable during the holder’s lifetime only by the holder. In addition, no incentive stock options may be granted to a holder that is first exercisable in a single year if that option, together with all incentive stock options previously granted to the holder that also first become exercisable in that year, relate to shares having an aggregate fair market value in excess of $100,000, measured at the grant date.

Stock Appreciation Rights:    Awards of SARs may be granted alone or in tandem with stock options. SARs provide the holder with the right, upon exercise, to receive a payment, in cash or shares of stock, having a value equal to the excess of the fair market value on the exercise date of the shares covered by the award over the exercise price of those shares. Essentially, a holder of a SAR benefits when the market price of the common stock increases, to the same extent that the holder of an option does, but, unlike an option holder, the SAR holder need not pay an exercise price upon exercise of the award.

Stock Awards:    Stock awards can also be granted under the Plan. A stock award is a grant of shares of common stock or of a right to receive shares in the future. These awards will be subject to such conditions, restrictions and contingencies as the administrator shall determine at the date of grant. Those may include requirements for continuous service and/or the achievement of specified performance goals.

Cash Awards:    A cash award is an award that may be in the form of cash or shares of common stock or a combination, based on the attainment of pre-established performance goals and other conditions, restrictions and contingencies identified by the administrator.

Section 162(m) of the Code:    Section 162(m) of the Code limits publicly-held companies to an annual deduction for United States federal income tax purposes of $1.0 million for compensation paid to each of their chief executive officer and their three highest compensated executive officers (other than the chief executive officer) determined at the end of each year, referred to as covered employees.

Performance Criteria:    Under the Plan, one or more performance criteria will be used by the administrator in establishing performance goals. Any one or more of the performance criteria may be used on an absolute or relative basis to measure the performance of our company, as the administrator may deem appropriate, or as compared to the performance of a group of comparable companies, or published or special index that the administrator deems appropriate. In determining the actual size of an individual performance compensation award, the administrator may reduce or eliminate the amount of the award through the use of negative discretion if, in its sole judgment, such reduction or elimination is appropriate. The administrator shall not have the discretion to (i) grant or provide payment in respect of performance compensation awards if the performance goals have not been attained or (ii) increase a performance compensation award above the maximum amount payable under the Plan.

Other Material Provisions:    Awards will be evidenced by a written agreement, in such form as may be approved by the administrator. In the event of various changes to the capitalization of our company, such as stock splits, stock dividends and similar re-capitalizations, an appropriate adjustment will be made by the administrator to the number of shares covered by outstanding awards or to the exercise price of such awards. The administrator is also permitted to include in the written agreement provisions that provide for certain changes in the award in the event of a change of control of our company, including acceleration of vesting. Except as otherwise determined by the administrator at the date of grant, awards will not be transferable, other than by will or the laws of descent and distribution. Prior to any award distribution, we are permitted to deduct or withhold amounts sufficient to satisfy any employee withholding tax requirements. Our board also has the authority, at any time, to discontinue the granting of awards. The board also has the authority to alter or amend the Plan or any outstanding award or may terminate the Plan as to further grants, provided that no amendment will, without the approval of our stockholders, to the extent that such approval is required by law or the rules of an applicable exchange, increase the number of shares available under the Plan, change the persons eligible for awards under the Plan, extend the time within which awards may be made, or amend the provisions of the Plan related to amendments. No amendment that would adversely affect any outstanding award made under the Plan can be made without the consent of the holder of such award.

CURRENT RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Transactions with Related Persons

The following includes a summary of transactions since the beginning of our 2019 fiscal year, or any currently proposed transaction, in which we were or are to be a participant and the amount involved exceeded or exceeds the lesser of $120,000 or one percent of the average of our total assets at year end for the last two completed fiscal years, and in which any related person had or will have a direct or indirect material interest (other than compensation described under “Executive Compensation”). We believe the terms obtained or consideration that we paid or received, as applicable, in connection with the transactions described below were comparable to terms available or the amounts that would be paid or received, as applicable, in arm’s-length transactions.

Management Services Agreement

On April 5, 2019, we entered into the management services agreement with our manager, which is owned and controlled by Ellery W. Roberts, our Chairman. Pursuant to the management services agreement, we expensed $62,500 in management fees for the three months ended March 31, 2021 and 2020 and $250,000 and $183,790 for the years ended December 31, 2020 and 2019, respectively. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Goedeker — Contractual Obligations” for a description of this agreement. See also Item 1A “Risks Related to this Offering and Ownership of Our Common Stock — Certain of our directors could be in a position of conflict of interest.”

Advances

As of December 31, 2019, our manager had funded $33,738 to us in related party advances. These advances were unsecured, bore no interest, and did not have formal repayment terms or arrangements. These advances were repaid from the proceeds of our initial public offering in August 2020.

Related Party Note

A portion of the purchase price for the acquisition of Goedeker Television was paid by our issuance to Steve Goedeker, as representative of Goedeker Television, of a 9% subordinated promissory note in the principal amount of $4,100,000. Michael Goedeker, our director, President and Chief Operating Officer until March 2020 and a significant stockholder, was also a director, officer and principal stockholder of Goedeker Television.

As of December 31, 2019, the balance of the note was $3,300,444. On June 2, 2020, the parties entered into an amendment and restatement of the note that became effective as of the closing of our initial public offering on August 4, 2020, pursuant to which (i) the principal amount of the existing note was increased by $250,000, (ii) upon the closing of the initial public offering, we agreed to make all payments of principal and interest due under the note through the date of the closing, and (iii) from and after the closing, the interest rate of the note was increased from 9% to 12%. In accordance with the terms of the amended and restated note, we used a portion of the proceeds from the initial public offering to pay $1,083,842 of the balance of the note representing a $696,204 reduction in the principal balance and interest accrued through August 4, 2020 of $387,638. We repaid this note in August 2020.

Securities Purchase Agreement

On April 5, 2019, our company, 1847 Goedeker Holdco Inc., or Holdco (our direct parent company at such time) and 1847 Holdings (Holdco’s parent company at such time) entered into a securities purchase agreement with Leonite Capital LLC, or Leonite, pursuant to which our company, Holdco and 1847 Holdings issued to Leonite a secured convertible promissory note in the aggregate principal amount of $714,286. As additional consideration for the purchase of the note, (i) 1847 Holdings issued to Leonite 50,000 common shares (valued at $137,500), (ii) 1847 Holdings issued to Leonite a five-year warrant to purchase 200,000 common shares at an exercise price of $1.25 per share (subject to adjustment), which may be exercised on a cashless basis, and (iii) Holdco issued to Leonite shares of common stock equal to a 7.5% non-dilutable interest in Holdco. As of December 31, 2019, the balance of the note was $584,943. As a result of this transaction, Leonite became a related party.

On May 11, 2020, our company, Holdco, 1847 Holdings and Leonite entered into a first amendment to secured convertible promissory note, pursuant to which the parties agreed (i) to extend the maturity date of the note to October 5, 2020, (ii) that our failure to repay the note on the original maturity date of April 5, 2020 shall not constitute and event of default under the note and (iii) to increase the principal amount of the note by $207,145, as a forbearance fee.

In connection with the amendment, (i) 1847 Holdings issued to Leonite another five-year warrant to purchase 200,000 common shares at an exercise price of $1.25 per share (subject to adjustment), which may be exercised on a cashless basis and (ii) upon closing of 1847 Holdings’ acquisition of Asien’s Appliance, Inc., 1847 Holdings’ wholly owned subsidiary 1847 Asien Inc. issued to Leonite shares of common stock equal to a 5% interest in 1847 Asien Inc.

Under the note, Leonite had the right at any time at its option to convert all or any part of the outstanding and unpaid principal amount and accrued and unpaid interest of the note into fully paid and non-assessable common shares or any shares of capital stock or other securities of 1847 Holdings into which such common shares may be changed or reclassified.

On May 4, 2020, Leonite converted $100,000 of the outstanding balance of the note into 100,000 common shares of 1847 Holdings. On July 24, 2020, Leonite converted $50,000 of the outstanding balance of the note into 50,000 common shares of 1847 Holdings.

On August 4, 2020, we used a portion of the proceeds from our initial public offering to repay the note in full.

On September 2, 2020, 1847 Holdings and Leonite entered into an amendment to the warrant issued on April 5, 2019, pursuant to which the warrant was amended to allow for the exercise of the warrant for 180,000 common shares of 1847 Holdings in exchange for Leonite’s surrender of the remaining 20,000 common shares underlying that warrant, as well as all 200,000 common shares underlying the second warrant issued to Leonite on May 11, 2020. On September 18, 2020, Leonite exercised the warrant in accordance with the foregoing for 180,000 common shares of 1847 Holdings. As a result, both warrants have terminated.

Related Party Leases

Appliances Connection leases two facilities pursuant to lease agreements entered into between 1 Stop and Joe’s Appliances and 1870 Bath Ave. LLC and 7812 5th Ave Realty LLC, respectively, which are entities owned and controlled by Albert Fouerti and Elie Fouerti, the principal officers and owners of 1 Stop and Joe’s Appliances. Please see “Business — Facilities” for a description of these leases.

DMI Cooperative

As described above, Appliances Connection is a member of DMI, an appliance purchasing cooperative. Appliances Connection owns an approximate 5% equity interest in DMI. Additionally, Albert Fouerti, one of the owners of Appliances Connection who will also become a member of our board of directors upon closing of the proposed acquisition, is on the Board of DMI. As such, DMI is deemed to be a related party.

At March 31, 2021, vendor rebate deposits, net, due from DMI were $36,304,532 and vendor rebates receivable were $2,407,616. During the three months ended March 31, 2021, the following transactions were carried out with DMI: total purchases $61,088,556, purchase volume rebate income $2,345,939, interest income $222,036, consulting income $63,750, and rent expense $168,750. During the three months ended March 31, 2020, the following transactions were carried out with DMI: total purchases $34,749,175, purchase volume rebate income $3,762,689, interest income $326,676, consulting income $63,750, and rent expense $168,750.

At December 31, 2020 and 2019, vendor rebate deposits, net, due from DMI were $31,733,415 and $22,005,318, respectively, and vendor rebates receivable were $4,691,514 and $3,284,594, respectively. During the year ended December 31, 2020, the following transactions were carried out with DMI: total purchases $175,630,820, vendor rebates $8,222,373, interest income $968,080, consulting income $255,000, and rent expense $675,000. During the year ended December 31, 2019, the following transactions were carried out with DMI: total purchases $120,328,645, vendor rebates $3,284,594, interest income $1,428,546, consulting income $188,617, and rent expense $337,500.

Participation in this Offering

Certain of our existing stockholders and certain of our officers, directors, employees and related persons, have indicated an interest in purchasing an aggregate of approximately $             in units in this offering at the public offering price. However, because indications of interest are not binding agreements or commitments to purchase, the underwriters may determine to sell more, fewer or no units in this offering to these persons, and any of these persons may determine to purchase more, fewer or no units in this offering. The underwriters will receive the same underwriting discount on any units purchased by these persons as they will on any other units sold to the public in this offering.

Promoters and Certain Control Persons

Each of Ellery W. Roberts, our Chairman and Robert D. Barry, our Chief Financial Officer, may be deemed a “promoter” as defined by Rule 405 of the Securities Act. For information regarding compensation, including items of value, that have been provided or that may be provided to these individuals, please refer to “Executive Compensation” above.

Indemnification Agreements

Our amended and restated certificate of incorporation and bylaws provide for indemnification of directors and officers to the fullest extent permitted by law, including payment of expenses in advance of resolution of any such matter.

We have entered into separate indemnification agreements with our directors and certain officers. Each indemnification agreement provides for, among other things, indemnification to the fullest extent permitted by law and our amended and restated certificate of incorporation and bylaws against any and all expenses, judgments, fines, penalties and amounts paid in settlement of any claim. The indemnification agreements provide for the advancement or payment of all expenses to the indemnitee and for reimbursement to us if it is found that such indemnitee is not entitled to such indemnification under applicable law and our amended and restated certificate of incorporation and bylaws.

We have obtained standard policies of insurance under which coverage is provided (a) to our directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act, and (b) to us with respect to payments which we may make to such officers and directors pursuant to the above indemnification provision or otherwise as a matter of law.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

PRINCIPAL STOCKHOLDERS

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of May 21, 2021 for (i) each of our named executive officers and directors; (ii) all of our named executive officers and directors as a group; and (iii) each other stockholder known by us to be the beneficial owner of more than 5% of our outstanding common stock. The following table assumes that the underwriters have not exercised the over-allotment option.

Beneficial ownership is determined in accordance with SEC rules and generally includes voting or investment power with respect to securities. For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any shares of common stock that such person or any member of such group has the right to acquire within sixty (60) days of May 21, 2021. For purposes of computing the percentage of outstanding shares of our common stock held by each person or group of persons named above, any shares that such person or persons has the right to acquire within sixty (60) days of May 21, 2021 are deemed to be outstanding for such person, but not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. The inclusion herein of any shares listed as beneficially owned does not constitute an admission of beneficial ownership by any person. The share ownership numbers after the offering for the beneficial owners indicated below exclude any potential purchases that may be made by such persons in this offering.

Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o our company, 3817 Millstone Parkway, St. Charles, MO 63301.

Name of Beneficial Owner	Common Stock Beneficially Owned Prior to this Offering(1)		Common Stock Beneficially Owned After this Offering(2)
	Shares	%	Shares	%
Douglas T. Moore, CEO and Director(3)	65,790	1.07%	65,790	*
Robert D. Barry, CFO	12,433	*	12,433	*
Thomas S. Harcum, CMO and CTO	—	*	—	*
Jacob Guilhas, VP of Logistics	—	*	—	*
Michael K. Hargrave, Chief Merchant	—	*	—	*
Ellery W. Roberts, Chairman of the Board	1,375,597	22.51%	1,375,597	2.89%
Edward J. Tobin, Director	960,680	15.72%	960,680	2.02%
Ellette A. Anderson, Director	—	*	—	*
Clark R. Crosnoe. Director	—	*	—	*
Paul A. Froning, Director	42,628	*	42,628	*
Glyn C. Milburn, Director	—	*	—	*
Albert Fouerti, Director Nominee	—	*	—	*
Alan P. Shor, Director Nominee	—	*	—	*
All executive officers and directors (13 persons)	2,457,128	40.20%	2,457,128	5.15%
Michael Goedeker(4)	534,375	8.74%	534,375	1.12%
Stephen Goedeker(5)	534,375	8.74%	534,375	1.12%
Avi Geller(6)	503,369	8.24%	503,369	1.06%

____________

*        Less than 1%

(1)      Based on 6,111,200 shares of common stock issued and outstanding as of May 21, 2021.

(2)      Based on 47,659,715 shares of common stock issued and outstanding after this offering (including an estimated 5,583,603 shares issued in connection with the proposed acquisition).

(3)      Consists of 65,790 shares of common stock which Mr. Moore has the right to acquire within 60 days through the exercise of vested options.

(4)      Based solely on the information set forth in the Schedule 13G filed by Michael Goedeker with the SEC on February 26, 2021.

(5)      Based solely on the information set forth in the Schedule 13G filed by Stephen Goedeker with the SEC on February 26, 2021.

(6)      Represents shares of common stock held by Leonite. Based on the information set forth in the Schedule 13G filed by Leonite with the SEC on October 26, 2020, Avi Geller is the Chief Investment Officer of Leonite and has voting and investment power over the securities held by it. Mr. Geller disclaims beneficial ownership of the shares held by Leonite except to the extent of his pecuniary interest, if any, in such shares. The address of Leonite is 1 Hillcrest Center Dr, Suite 232, Spring Valley, NY 10977.

We do not currently have any arrangements which if consummated may result in a change of control of our company.

DESCRIPTION OF CAPITAL STOCK

General

Our authorized capital stock currently consists of 200,000,000 shares of common stock, par value $0.0001 per share, and 20,000,000 shares of preferred stock, par value $0.0001 per share.

The following description summarizes important terms of the classes of our capital stock. This summary does not purport to be complete and is qualified in its entirety by the provisions of our amended and restated certificate of incorporation and our bylaws, which have been filed as exhibits to the registration statement of which this prospectus is a part.

Certain provisions of our amended and restated certificate of incorporation and our bylaws summarized below may be deemed to have an anti-takeover effect and may delay or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares of common stock.

As of May 21, 2021, there were 6,111,200 shares of common stock and no shares of preferred stock issued and outstanding. As of such date, there were approximately 43 stockholders of record of our common stock. In computing the number of holders of record of our common stock, each broker-dealer and clearing corporation holding shares on behalf of its customers is counted as a single stockholder.

The Units

Each unit being offered in this offering consists of one share of common stock and a warrant to purchase one share of common stock. The common stock and warrants that are part of the units are immediately separable and will be issued separately in this offering, although they will have been purchased together in this offering.

Common Stock

The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. Under our amended and restated certificate of incorporation and bylaws, any corporate action to be taken by vote of stockholders other than for election of directors shall be authorized by the affirmative vote of the majority of votes cast. Directors are elected by a plurality of votes. Stockholders do not have cumulative voting rights.

Subject to preferences that may be applicable to any then-outstanding preferred stock, holders of common stock are entitled to receive ratably those dividends, if any, as may be declared from time to time by the board of directors out of legally available funds. In the event of our liquidation, dissolution or winding up, holders of common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities and the satisfaction of any liquidation preference granted to the holders of any then-outstanding shares of preferred stock.

Holders of common stock have no preemptive, conversion or subscription rights and there are no redemption or sinking fund provisions applicable to the common stock. The rights, preferences and privileges of the holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock.

Preferred Stock

Our amended and restated certificate of incorporation authorizes our board to issue up to 20,000,000 shares of preferred stock in one or more series, to determine the designations and the powers, preferences and rights and the qualifications, limitations and restrictions thereof, including the dividend rights, conversion or exchange rights, voting rights (including the number of votes per share), redemption rights and terms, liquidation preferences, sinking fund provisions and the number of shares constituting the series. Our board of directors could, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of common stock and which could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, a majority of our outstanding voting stock.

Warrants Issued in this Offering

Form.    The warrants will be issued under a warrant agent agreement between us and American Stock Transfer & Trust Company, LLC, as warrant agent. The material terms and provisions of the warrants offered hereby are summarized below. The following description is subject to, and qualified in its entirety by, the form of warrant agent agreement and accompanying form of warrant, which is filed as an exhibit to the registration statement of which this prospectus is a part. You should review a copy of the form of warrant agent agreement and accompanying form of warrant for a complete description of the terms and conditions applicable to the warrants.

Exercisability.    The warrants are exercisable immediately upon issuance and will thereafter remain exercisable at any time up to five (5) years from the date of original issuance. The warrants will be exercisable, at the option of each holder, in whole or in part by delivering to us a duly executed exercise notice accompanied by payment in full for the number of shares purchased upon such exercise (except in the case of a cashless exercise as discussed below). No fractional shares will be issued in connection with the exercise of a warrant. In lieu of fractional shares, we will round down to the nearest whole share.

Exercise Price.    Each warrant represents the right to purchase one share of common stock at an exercise price of $           per share (equal to the public offering price). The exercise price is subject to appropriate adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our common stock and also upon any distributions of assets, including cash, stock or other property to our stockholders.

Cashless Exercise.    If, at any time during the term of the warrants, the issuance of common stock upon exercise of the warrants is not covered by an effective registration statement, the holder is permitted to effect a cashless exercise of the warrants (in whole or in part) by having the holder deliver to us a duly executed exercise notice, canceling a portion of the warrant in payment of the purchase price payable in respect of the number of shares purchased upon such exercise.

Failure to Timely Deliver Shares.    If we fail for any reason to deliver to the holder the shares subject to an exercise by the date that is the earlier of (i) two (2) trading days and (ii) the number of trading days that is the standard settlement period on our primary trading market as in effect on the date of delivery of the exercise notice, we must pay to the holder, in cash, as liquidated damages and not as a penalty, for each $1,000 of shares subject to such exercise (based on the daily volume weighted average price of our common stock on the date of the applicable exercise notice), $10 per trading day (increasing to $20 per trading day on the fifth (5th) trading day after such liquidated damages begin to accrue) for each trading day after such date until such shares are delivered or the holder rescinds such exercise. In addition, if after such date the holder is required by its broker to purchase (in an open market transaction or otherwise) or the holder’s brokerage firm otherwise purchases, shares of common stock to deliver in satisfaction of a sale by the holder of the shares which the holder anticipated receiving upon such exercise, then we shall (A) pay in cash to the holder the amount, if any, by which (x) the holder’s total purchase price (including brokerage commissions, if any) for the shares of common stock so purchased exceeds (y) the amount obtained by multiplying (1) the number of shares that we were required to deliver to the holder in connection with the exercise at issue times (2) the price at which the sell order giving rise to such purchase obligation was executed, and (B) at the option of the holder, either reinstate the portion of the warrant and equivalent number of shares for which such exercise was not honored (in which case such exercise shall be deemed rescinded) or deliver to the holder the number of shares of common stock that would have been issued had we timely complied with our exercise and delivery obligations.

Exercise Limitation.    A holder will not have the right to exercise any portion of the warrant if the holder (together with its affiliates) would beneficially own in excess of 4.99% of the number of shares of our common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the warrants. However, any holder may increase or decrease such percentage to any other percentage not in excess of 9.99%, provided that any increase in such percentage shall not be effective until 61 days following notice from the holder to us.

Exchange Listing.    We have applied for the listing of the warrants offered in this offering on NYSE American under the symbol “GOEDW”.

Rights as a Stockholder.    Except as otherwise provided in the warrants or by virtue of such holder’s ownership of our common stock, the holder of a warrant does not have the rights or privileges of a holder of our common stock, including any voting rights, until the holder exercises the warrant.

Governing Law and Jurisdiction.    The warrant agent agreement and warrant provide that the validity, interpretation, and performance of the warrant agent agreement and the warrants will be governed by the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. In addition, the warrant agent agreement and warrant provide that any action, proceeding or claim against any party arising out of or relating to the warrant agent agreement or the warrants must be brought and enforced in the state and federal courts sitting in the City of New York, Borough of Manhattan. Investors in this offering will be bound by these provisions. However, we do not intend that the foregoing provisions would apply to actions arising under the Securities Act or the Exchange Act.

Other Warrants

In connection with our initial public offering, we issued warrants for the purchase of 55,560 shares of common stock to affiliates of ThinkEquity, a division of Fordham Financial Management, Inc. The warrants will be exercisable at any time and from time to time, in whole or in part, beginning on January 26, 2021 until July 30, 2025, at a per share exercise price equal to $11.25 (125% of the public offering price per share).

On March 19, 2021, we issued four-year warrants to purchase an aggregate of 400,000 shares of common stock at an exercise price of $12.00, subject to adjustments, which may be exercised on a cashless basis.

Options

As of the date of this prospectus, we have issued options to purchase an aggregate of 555,000 shares of common stock under the Plan, each at an exercise price of $9.00 per share.

Anti-takeover Effects of Delaware Law and Charter Provisions

We have elected not to be governed by Section 203 of the General Corporation Law of the State of Delaware, which prohibits a publicly-held Delaware corporation from engaging in a business combination, except under certain circumstances, with an interested stockholder.

Our amended and restated certificate of incorporation and bylaws contain certain provisions that may have anti-takeover effects, making it more difficult for or preventing a third party from acquiring control of our company or changing our board of directors and management.

Our amended and restated certificate of incorporation authorizes our board of directors to issue up to 20,000,000 shares of preferred stock without further stockholder approval. The preferred stock may be issued in one or more series, the terms of which may be determined at the time of issuance by the board of directors without further action by the stockholders. These terms may include preferences as to dividends and liquidation, conversion rights, redemption rights and sinking fund provisions. The issuance of any preferred stock could diminish the rights of holders of our common stock, and therefore could reduce the value of such common stock. In addition, specific rights granted to future holders of preferred stock could be used to restrict our ability to merge with, or sell assets to, a third party. The ability of our board of directors to issue preferred stock could make it more difficult, delay, discourage, prevent or make it more costly to acquire or effect a change-in-control, which in turn could prevent our stockholders from recognizing a gain in the event that a favorable offer is extended and could materially and negatively affect the market price of our common stock.

Our bylaws permit the board of directors to establish the number of directors and fill any vacancies and newly created directorships. These provisions will prevent a stockholder from increasing the size of our board of directors and gaining control of our board of directors by filling the resulting vacancies with its own nominees. In addition, our bylaws provide that no member of our board of directors may be removed from office by our stockholders without cause and, in addition to any other vote required by law, upon the approval of not less than the majority of the total voting power of all of our outstanding voting stock then entitled to vote in the election of directors.

Our bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of our stockholders, including proposed nominations of persons for election to the board of directors. Stockholders at an annual meeting will only be able to consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the board of directors or by a stockholder who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given us timely written notice, in proper form, of the stockholder’s intention to bring that business before the meeting. Although our bylaws do not give the board of directors the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting, our bylaws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed or may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of our company.

Furthermore, neither the holders of our common stock nor the holders of our preferred stock have cumulative voting rights in the election of our directors. The combination of the present ownership by a few stockholders of a significant portion of our issued and outstanding common stock and lack of cumulative voting makes it more difficult for other stockholders to replace our board of directors or for a third party to obtain control of our company by replacing its board of directors.

Transfer Agent and Registrar

American Stock Transfer & Trust Company, LLC, 6201 15th Avenue, Brooklyn, NY 11219, telephone (800) 937-5449, is the transfer agent for our common stock.

Trading Symbol and Market

Our common stock is listed and traded on NYSE American under the symbol “GOED” and we have applied for the listing of the warrants under the symbol “GOEDW.” In connection with this offering, we have applied for the listing of our common stock and warrants on the NYSE.

SHARES ELIGIBLE FOR FUTURE SALE

Future sales of substantial amounts of shares of our common stock, including shares issued upon the conversion of convertible notes, the exercise of outstanding options and warrants, in the public market after this offering, or the possibility of these sales occurring, could cause the prevailing market price for our common stock to fall or impair our ability to raise equity capital in the future.

Immediately following the closing of this offering, we will have 47,659,715 shares of common stock issued and outstanding (including an estimated 5,583,603 shares issued in connection with the proposed acquisition), assuming no exercise of the warrants being offered in this offering. In the event the underwriters exercise the over-allotment option to purchase additional shares of common stock and warrants in full, we will have 53,054,452 shares of common stock issued and outstanding. The common stock sold in this offering will be freely tradable without restriction or further registration or qualification under the Securities Act.

Previously issued shares of common stock that were not offered and sold in this offering, shares issued in the proposed acquisition, as well as shares issuable upon the exercise of previously issued warrants and subject to employee stock options, are or will be upon issuance, “restricted securities,” as that term is defined in Rule 144 under the Securities Act. These restricted securities are eligible for public sale only if such public resale is registered under the Securities Act or if the resale qualifies for an exemption from registration under Rule 144 or Rule 701 under the Securities Act, which are summarized below.

Rule 144

In general, a person who has beneficially owned restricted shares of our common stock for at least twelve months, or at least six months in the event we have been a reporting company under the Exchange Act for at least ninety (90) days before the sale, would be entitled to sell such securities, provided that such person is not deemed to be an affiliate of ours at the time of sale or to have been an affiliate of ours at any time during the ninety (90) days preceding the sale. A person who is an affiliate of ours at such time would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of shares that does not exceed the greater of the following:

•        1% of the number of shares of our common stock then outstanding; or

•        1% of the average weekly trading volume of our common stock during the four calendar weeks preceding the filing by such person of a notice on Form 144 with respect to the sale;

provided that, in each case, we are subject to the periodic reporting requirements of the Exchange Act for at least 90 days before the sale. Rule 144 trades must also comply with the manner of sale, notice and other provisions of Rule 144, to the extent applicable.

Rule 701

In general, Rule 701 allows a stockholder who purchased shares of our capital stock pursuant to a written compensatory plan or contract and who is not deemed to have been an affiliate of ours during the immediately preceding 90 days to sell those shares in reliance upon Rule 144, but without being required to comply with the public information, holding period, volume limitation or notice provisions of Rule 144. All holders of Rule 701 shares, however, are required to wait until ninety (90) days after the date of this prospectus before selling shares pursuant to Rule 701.

Lock-Up Agreements

We and all of our directors and executive officers have agreed with the underwriters, subject to certain exceptions, not to sell, transfer or dispose of, directly or indirectly, any of our common stock or securities convertible into or exercisable or exchangeable for our common stock for a period of 90 days from the date of this prospectus. See “Underwriting — No Sales of Similar Securities.”

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS
FOR NON-U.S. HOLDERS OF OUR COMMON STOCK AND WARRANTS

The following is a summary of the material United States federal income tax consequences of the purchase, ownership and disposition of our common stock and warrants that are being issued pursuant to this offering. This summary is limited to Non-United States Holders (as defined below) that hold our common stock and warrants as capital assets (generally, property held for investment) for United States federal income tax purposes. This summary does not discuss all of the aspects of United States federal income taxation that may be relevant to a Non-United States Holder in light of the Non-United States Holder’s particular investment or other circumstances. Accordingly, all prospective Non-United States Holders should consult their own tax advisors with respect to the United States federal, state, local and non-United States tax consequences of the purchase, ownership and disposition of our common stock or warrants.

This summary is based on provisions of the Code, applicable United States Treasury regulations and administrative and judicial interpretations, all as in effect or in existence on the date of this prospectus. Subsequent developments in United States federal income tax law, including changes in law or differing interpretations, which may be applied retroactively, could alter the United States federal income tax consequences of owning and disposing of our common stock or warrants as described in this summary. There can be no assurance that the Internal Revenue Service, or IRS, will not take a contrary position with respect to one or more of the tax consequences described herein and we have not obtained, nor do we intend to obtain, a ruling from the IRS with respect to the United States federal income tax consequences of the ownership or disposition of our common stock or warrants.

As used in this summary, the term “Non-United States Holder” means a beneficial owner of our common stock or warrants that is not, for United States federal income tax purposes:

•        an individual who is a citizen or resident of the United States;

•        a corporation (or other entity treated as a corporation) created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

•        an entity or arrangement treated as a partnership;

•        an estate whose income is includible in gross income for United States federal income tax purposes regardless of its source; or

•        a trust, if (1) a United States court is able to exercise primary supervision over the trust’s administration and one or more “United States persons” (within the meaning of the Code) has the authority to control all of the trust’s substantial decisions, or (2) the trust has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

If an entity or arrangement treated as a partnership for United States federal income tax purposes holds our common stock or warrants, the tax treatment of a partner in such a partnership generally will depend upon the status of the partner, the activities of the partnership and certain determinations made at the partner level. Partnerships, and partners in partnerships, that hold our common stock or warrants should consult their own tax advisors as to the particular United States federal income tax consequences of owning and disposing of our common stock or warrants that are applicable to them.

This summary does not consider any specific facts or circumstances that may apply to a Non-United States Holder, including the impact of the Medicare contribution tax on net investment income and the alternative minimum tax, and does not address any special tax rules that may apply to particular Non-United States Holders, including, without limitation:

•        a Non-United States Holder that is a financial institution, insurance company, tax-exempt organization, pension plan, broker, dealer or trader in stocks, securities or currencies, United States expatriate, controlled foreign corporation or passive foreign investment company;

•        a Non-United States Holder holding our common stock or warrants as part of a conversion, constructive sale, wash sale or other integrated transaction or a hedge, straddle or synthetic security;

•        a Non-United States Holder that holds or receives our common stock or warrants pursuant to the exercise of any employee stock option or otherwise as compensation; or

•        a Non-United States Holder that at any time owns, directly, indirectly or constructively, 5% or more of our outstanding common stock.

In addition, this summary does not address any United States state or local, or non-United States or other tax consequences, or any United States federal income tax consequences for beneficial owners of a Non-United States Holder, including stockholders of a controlled foreign corporation or passive foreign investment company that holds our common stock or warrants. This summary also does not address the effects of other United States federal tax laws, such as estate and gift tax laws.

Each Non-United States Holder should consult its tax advisor regarding the United States federal, state, local and non-United States income and other tax consequences of owning and disposing of our common stock or warrants.

Exercise and Expiration of Warrants

In general, a Non-United States Holder will not recognize gain or loss for U.S. federal income tax purposes upon the exercise of warrants into shares of common stock.

The expiration of a warrant will be treated as if the Non-United States Holder sold or exchanged the warrant and recognized a capital loss equal to the Non-United States Holder’s tax basis in the warrant. However, a Non-United States Holder will not be able to utilize a loss recognized upon expiration of a warrant against the Non-United States Holder’s United States federal income tax liability unless the loss is effectively connected with the Non-United States Holder’s conduct of a trade or business within the United States (and, if an income tax treaty applies, is attributable to a permanent establishment or fixed base in the United States) or is treated as a U.S.-source loss and the Non-United States Holder is present 183 days or more in the taxable year of disposition and certain other conditions are met.

Certain Adjustments to Warrants

The number of shares of common stock issued on the exercise of the warrants and the exercise price of warrants are subject to adjustment in certain circumstances. Adjustments (or failure to make adjustments) that have the effect of increasing a Non-United States Holder’s proportionate interest in our assets or earnings and profits may, in some circumstances, result in a constructive distribution to the Non-United States Holder. Adjustments to the conversion rate made pursuant to a bona fide reasonable adjustment formula which has the effect of preventing the dilution of the interest of the holders of our warrants generally will not be deemed to result in a constructive distribution. If an adjustment is made that does not qualify as being made pursuant to a bona fide reasonable adjustment formula, a Non-United States Holder of warrants may be deemed to have received a constructive distribution from us, even though such Non-United States Holder has not received any cash or property as a result of such adjustment. The tax consequences of the receipt of a distribution from us are described above under “— Distributions on Our Common Stock” below. Any resulting withholding tax attributable to deemed dividends would be collected from other amounts payable or distributable to the Non-United States Holder. Non-United States Holders should consult their tax advisors regarding the proper treatment of any adjustments to the terms of the warrants.

Distributions on Our Common Stock

We do not currently expect to pay any cash dividends on our common stock. If we make distributions of cash or property (other than certain pro rata distributions of our common stock) with respect to our common stock, any such distributions generally will constitute dividends for United States federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under United States federal income tax principles. If a distribution exceeds our current and accumulated earnings and profits, the excess will be treated as a nontaxable return of capital to the extent of the Non-United States Holder’s adjusted tax basis in its common stock and will reduce (but not below zero) such Non-United States Holder’s adjusted tax basis in its common stock. Any remaining excess will be treated as gain from a disposition of our common stock subject to the tax treatment described below in “— Dispositions of Our Common Stock or Warrants.”

Subject to the discussion below on effectively connected income, dividends paid to a Non-United States Holder of our common stock will be subject to United States federal withholding tax at a rate of 30% of the gross amount of the dividends (or such lower rate specified by an applicable income tax treaty, provided the Non-United States Holder furnishes a valid IRS Form W-8BEN or W-8BEN-E (or other applicable documentation) certifying qualification for the lower treaty rate).

Distributions on our common stock that are treated as dividends and that are effectively connected with a Non-United States Holder’s conduct of a trade or business in the United States will be taxed on a net income basis at the regular graduated rates and in the manner applicable to United States persons. An exception may apply if the Non-United States Holder is eligible for, and properly claims, the benefit of an applicable income tax treaty and the dividends are not attributable to a permanent establishment or fixed base maintained by the Non-United States Holder in the United States. In such case, the Non-United States Holder may be eligible for a lower rate under an applicable income tax treaty between the United States and its jurisdiction of tax residence. Dividends that are effectively connected with a Non-United States Holder’s conduct of a trade or business in the United States will not be subject to the United States withholding tax if the Non-United States Holder provides to the applicable withholding agent a properly executed IRS Form W-8ECI (or other applicable form) in accordance with the applicable certification and disclosure requirements. A Non-United States Holder treated as a corporation for United States federal income tax purposes may also be subject to a “branch profits tax” at a 30% rate (unless the Non-United States Holder is eligible for a lower rate under an applicable income tax treaty) on the Non-United States Holder’s earnings and profits (attributable to dividends on our common stock or otherwise) that are effectively connected with the Non-United States Holder’s conduct of a trade or business within the United States.

The IRS Forms and other certifications described above must be provided to the applicable withholding agent prior to the payment of dividends and must be updated periodically. A Non-United States Holder may obtain a refund or credit of any excess amounts withheld by timely filing an appropriate claim for a refund with the IRS. Non-United States Holders should consult their tax advisors regarding their eligibility for benefits under a relevant income tax treaty and the manner of claiming such benefits.

The foregoing discussion is subject to the discussions below under “— Backup Withholding and Information Reporting” and “— FATCA Withholding.”

Dispositions of Our Common Stock or Warrants

A Non-United States Holder generally will not be subject to United States federal income tax (including United States withholding tax) on gain recognized on any sale or other disposition of our common stock or warrants unless:

•        the gain is effectively connected with the Non-United States Holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base maintained by the Non-United States Holder in the United States); in this case, the gain will be subject to United States federal income tax on a net income basis at the regular rates and in the manner applicable to United States persons (unless an applicable income tax treaty provides otherwise) and, if the Non-United States Holder is treated as a corporation for United States federal income tax purposes, the “branch profits tax” described above may also apply;

•        the Non-United States Holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition and meets certain other requirements; in this case, except as otherwise provided by an applicable income tax treaty, the gain, which may be offset by certain United States source capital losses (provided the Non-United States Holder has timely filed United States federal income tax returns with respect to such losses), generally will be subject to a flat 30% United States federal income tax, even if the Non-United States Holder is not treated as a resident of the United States under the Code; or

•        we are or have been a “United States real property holding corporation” for United States federal income tax purposes at any time during the shorter of (i) the five-year period ending on the date of disposition and (ii) the period that the Non-United States Holder held our common stock or warrants.

Generally, a corporation is a “United States real property holding corporation” if the fair market value of its “United States real property interests” equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business. We believe that we are not currently, and we do not anticipate becoming in the future, a United States real property holding corporation. However, because the determination of whether we are a United States real property holding corporation is made from time to time and depends on the relative fair market values of our assets, there can be no assurance in this regard. If we were a United States real property holding corporation, the tax relating to disposition of stock in a United States real property holding corporation generally will not apply to a Non-United States Holder whose holdings, direct, indirect and constructive, constituted 5% or less of our common stock at all times during the applicable period, provided that our common stock is “regularly traded on an established securities market” (as provided in applicable United States Treasury regulations) at any time during the calendar year in which the disposition occurs. However, no assurance can be provided that our common stock will be regularly traded on an established securities market for purposes of the rules described above. Non-United States Holders should consult their tax advisors regarding the possible adverse United States federal income tax consequences to them if we are, or were to become, a United States real property holding corporation.

The foregoing discussion is subject to the discussions below under “— Backup Withholding and Information Reporting” and “— FATCA Withholding.”

Backup Withholding and Information Reporting

Backup withholding (currently at a rate of 24%) will not apply to payments of dividends on our common stock to a Non-United States Holder if the Non-United States Holder provides to the applicable withholding agent a properly executed IRS Form W-8BEN or W-8BEN-E (or other applicable form) certifying under penalties of perjury that the Non-United States Holder is not a United States person or is otherwise entitled to an exemption. However, the applicable withholding agent generally will be required to report to the IRS (and to such Non-United States Holder) payments of distributions on our common stock and the amount of United States federal income tax, if any, withheld from those payments, regardless of whether such distributions constitute dividends. In accordance with applicable treaties or agreements, the IRS may provide copies of such information returns to the tax authorities in the country in which the Non-United States Holder resides.

The gross proceeds from sales or other dispositions of our common stock or warrants may be subject, in certain circumstances discussed below, to United States backup withholding and information reporting. If a Non-United States Holder sells or otherwise disposes of our common stock or warrants outside the United States through a non-United States office of a non-United States broker and the disposition proceeds are paid to the Non-United States Holder outside the United States, then the United States backup withholding and information reporting requirements generally will not apply to that payment. However, United States information reporting, but not United States backup withholding, will apply to a payment of disposition proceeds, even if that payment is made outside the United States, if a Non-United States Holder sells our common stock or warrants through a non-United States office of a broker that is a United States person or has certain enumerated connections with the United States, unless the broker has documentary evidence in its files that the Non-United States Holder is not a United States person and certain other conditions are met or the Non-United States Holder otherwise qualifies for an exemption.

If a Non-United States Holder receives payments of the proceeds of a disposition of our common stock or warrants to or through a United States office of a broker, the payment will be subject to both United States backup withholding and information reporting unless the Non-United States Holder provides to the broker a properly executed IRS Form W-8BEN or W-8BEN-E (or other applicable form) certifying under penalties of perjury that the Non-United States Holder is not a United States person, or the Non-United States Holder otherwise qualifies for an exemption.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be credited against the Non-United States Holder’s United States federal income tax liability (which may result in the Non-United States Holder being entitled to a refund), provided that the required information is timely furnished to the IRS.

FATCA Withholding

The Foreign Account Tax Compliance Act and related Treasury guidance (commonly referred to as FATCA) impose United States federal withholding tax at a rate of 30% on payments to certain foreign entities of (i) United States-source dividends (including dividends paid on our common stock) and (ii) (subject to the proposed Treasury Regulations discussed below) the gross proceeds from the sale or other disposition of property that produces United States-source dividends (including sales or other dispositions of our common stock or warrants). This withholding tax applies to a foreign entity, whether acting as a beneficial owner or an intermediary, unless such foreign entity complies with (i) certain information reporting requirements regarding its United States account holders and its United States owners and (ii) certain withholding obligations regarding certain payments to its account holders and certain other persons.

Accordingly, the entity through which a Non-United States Holder holds its common stock or warrants will affect the determination of whether such withholding is required. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA generally applies to payments of dividends on our common stock. While withholding under FATCA would have applied also to payments of gross proceeds from the sale or other disposition of stock on or after January 1, 2019, proposed Treasury Regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued.

Non-United States Holders are encouraged to consult their tax advisors regarding FATCA.

UNDERWRITING

ThinkEquity, a division of Fordham Financial Management, Inc., is acting as representative of each of the underwriters named below. Subject to the terms and conditions set forth in an underwriting agreement among us and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the number of units set forth opposite its name below.

Underwriter	Number of Units
ThinkEquity, a division of Fordham Financial Management, Inc.

Total

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the units sold under the underwriting agreement if any of these units are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the units, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the units, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

The representative has advised us that the underwriters propose initially to offer the units to the public at the public offering price set forth on the cover page of this prospectus and to dealers at that price less a concession not in excess of $              per unit. After the initial offering, the public offering price, concession or any other term of the offering may be changed.

The following table shows the public offering price, underwriting discount and proceeds before expenses to us. The information assumes either no exercise or full exercise by the underwriters of their option to purchase additional units.

	Per Unit	Without Option	With Option
Public offering price	$	$	$
Underwriting discount (7%)	$	$	$
Proceeds, before expenses, to us	$	$	$

We have paid an expense deposit of $50,000 to the representative, which will be applied against the actual out-of-pocket accountable expenses that will be paid by us to the representative in connection with this offering, and will be reimbursed to us to the extent not incurred.

In addition, we have also agreed to pay the following expenses of the representative relating to the offering: (a) all fees, expenses and disbursements relating to background checks of our officers and directors in an amount not to exceed $15,000 in the aggregate; (b) all filing fees and communication expenses associated with the review of this offering by FINRA; (c) all fees, expenses and disbursements relating to the registration, qualification or exemption of securities offered under the securities laws of foreign jurisdictions designated by the underwriter, including the reasonable fees and expenses of the underwriter’s blue sky counsel; (d) $29,500 for the underwriters’ use of Ipreo’s book-building, prospectus tracking and compliance software for this offering; (e) the costs associated with bound volumes of the public offering materials as well as commemorative mementos and lucite tombstones in an amount not to exceed $3,000, (f) the fees and expenses of the representatives’ legal counsel incurred in connection with this offering, not to exceed $150,000 and legal fees and expenses of the former underwriter, previously engaged with respect to the offering, not to exceed $404,330; (g) $10,000 for data services; and (h) up to $30,000 of the representative’s actual accountable road show expenses for the offering.

The expenses of the offering, not including the underwriting discount, are estimated at $1,050,000 and are payable by us.

Option to Purchase Additional Units

We have granted a 30-day option to the underwriters to purchase up to an aggregate of              additional shares of common stock and/or warrants to purchase up to              additional shares of common stock (equal to 15% of the common stock and warrants underlying the units sold in the offering) in any combination thereof, solely to cover over-allotments, if any. The underwriters may exercise this option for 30 days from the date of this prospectus solely to cover sales of shares of common stock and/or warrants by the underwriters in excess of the total number of shares of common stock and/or warrants underlying the units set forth in the table above. If any of these additional shares and/or warrants are purchased, the underwriters will offer the additional shares and/or warrants on the same terms as those on which the units are being offered.

No Sales of Similar Securities

We, our executive officers and directors have agreed not to sell or transfer any common stock or securities convertible into, exchangeable for, exercisable for, or repayable with common stock, for 90 days after the date of this prospectus without first obtaining the written consent of the representative. Specifically, we and these other persons have agreed, with certain limited exceptions, not to directly or indirectly:

•        offer, pledge, sell or contract to sell any common stock,

•        sell any option or contract to purchase any common stock,

•        purchase any option or contract to sell any common stock,

•        grant any option, right or warrant for the sale of any common stock,

•        lend or otherwise dispose of or transfer any common stock, or

•        request or demand that we file or make a confidential submission of a registration statement related to, or enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of any common stock, whether any such swap or transaction is to be settled by delivery of shares or other securities, in cash or otherwise.

This lock-up provision applies to common stock and to securities convertible into or exchangeable or exercisable for or repayable with common stock. It also applies to common stock owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition.

New York Stock Exchange American Listing

Our common stock is listed and traded on NYSE American under the symbol “GOED” and we have applied for the listing of the warrants under the symbol “GOEDW.” In connection with this offering, we have applied for the listing of our common stock and warrants on the NYSE.

Price Stabilization, Short Positions

Until the distribution of the units is completed, SEC rules may limit underwriters and selling group members from bidding for and purchasing our securities. However, the representative may engage in transactions that stabilize the price of our securities, such as bids or purchases to peg, fix or maintain that price.

In connection with the offering, the underwriters may purchase and sell our securities in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriters of a greater number of securities than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional securities described above. The underwriters may close out any covered short position by either exercising their option to purchase additional securities or purchasing securities in the open market. In determining the source of securities to close out the covered short position, the underwriters will consider, among other things, the price of securities available for purchase in the open market as compared to the price at which they may purchase securities through the option granted to them. “Naked” short sales are sales in excess of such option. The underwriters must close out any naked short position by purchasing securities in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our securities in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of securities made by the underwriters in the open market prior to the completion of the offering.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our securities or preventing or retarding a decline in the market price of our securities. As a result, the price of our securities may be higher than the price that might otherwise exist in the open market. The underwriters may conduct these transactions on NYSE American, in the over-the-counter market or otherwise.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our securities. In addition, neither we nor any of the underwriters make any representation that the representative will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Electronic Distribution

In connection with the offering, certain of the underwriters or securities dealers may distribute prospectuses by electronic means, such as e-mail.

Other Relationships

Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

European Economic Area

In relation to each Member State of the European Economic Area (each being referred to as a Relevant State), no securities have been offered or will be offered pursuant to the public in that Relevant State prior to the publication of a prospectus in relation to the securities which has been approved by the competent authority in that Relevant State or, where appropriate, approved in another Relevant State and notified to the competent authority in that Relevant State, all in accordance with the Prospectus Regulation), except that offers of securities may be made to the public in that Relevant State at any time under the following exemptions under the Prospectus Regulation:

a.      to any legal entity which is a qualified investor as defined under the Prospectus Regulation;

b.      to fewer than 150 natural or legal persons (other than qualified investors as defined under the Prospectus Regulation), subject to obtaining the prior consent for any such offer; or

c.      in any other circumstances falling within Article 1(4) of the Prospectus Regulation, provided that no such offer of securities shall require the Issuer or any Manager to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation.

Each person in a Relevant State who initially acquires any securities or to whom any offer is made will be deemed to have represented, acknowledged and agreed to and with our company and the Managers that it is a qualified investor within the meaning of the Prospectus Regulation.

In the case of any securities being offered to a financial intermediary as that term is used in Article 5(1) of the Prospectus Regulation, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the securities acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer to the public other than their offer or resale in a Relevant State to qualified investors, in circumstances in which the prior consent has been obtained to each such proposed offer or resale.

Our company and its affiliates will rely upon the truth and accuracy of the foregoing representations, acknowledgements and agreements.

For the purposes of this provision, the expression an “offer to the public” in relation to any securities in any Relevant State means the communication in any form and by any means of sufficient information on the terms of the offer and any securities to be offered so as to enable an investor to decide to purchase or subscribe for any securities, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.

The above selling restriction is in addition to any other selling restrictions set out below.

Notice to Prospective Investors in the United Kingdom

In relation to the United Kingdom, or the UK, no securities have been offered or will be offered pursuant to the public in the UK prior to the publication of a prospectus in relation to the securities which has been approved by the Financial Conduct Authority in the UK in accordance with the UK Prospectus Regulation and the FSMA, except that offers of securities may be made to the public in the UK at any time under the following exemptions under the UK Prospectus Regulation and the FSMA:

a.      to any legal entity which is a qualified investor as defined under the UK Prospectus Regulation;

b.        to fewer than 150 natural or legal persons (other than qualified investors as defined under the UK Prospectus Regulation), subject to obtaining the prior consent of the Global Co-ordinator for any such offer; or

c.      at any time in other circumstances falling within section 86 of the FSMA,

provided that no such offer of securities shall require the Issuer or any Manager to publish a prospectus pursuant to Section 85 of the FSMA or Article 3 of the UK Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the UK Prospectus Regulation.

Each person in the UK who initially acquires any securities or to whom any offer is made will be deemed to have represented, acknowledged and agreed to and with our company and the Managers that it is a qualified investor within the meaning of the UK Prospectus Regulation.

In the case of any securities being offered to a financial intermediary as that term is used in Article 5(1) of the UK Prospectus Regulation, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the securities acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer to the public other than their offer or resale in the UK to qualified investors, in circumstances in which the prior consent has been obtained to each such proposed offer or resale.

Our company and its affiliates will rely upon the truth and accuracy of the foregoing representations, acknowledgements and agreements.

For the purposes of this provision, the expression an “offer to the public” in relation to any securities in the UK means the communication in any form and by any means of sufficient information on the terms of the offer and any securities to be offered so as to enable an investor to decide to purchase or subscribe for any securities, the expression “UK Prospectus Regulation” means Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018, and the expression “FSMA” means the Financial Services and Markets Act 2000.

This document is for distribution only to persons who (i) have professional experience in matters relating to investments and who qualify as investment professionals within the meaning of Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended, or the Financial Promotion Order, (ii) are persons falling within Article 49(2)(a) to (d) (“high net worth companies, unincorporated associations etc.”) of the Financial

Promotion Order, (iii) are outside the United Kingdom, or (iv) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000, as amended, in connection with the issue or sale of any securities may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as “relevant persons”). This document is directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this document relates is available only to relevant persons and will be engaged in only with relevant persons.

Notice to Prospective Investors in Switzerland

The securities may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange, or SIX, or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the securities or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, our company, the securities have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of securities will not be supervised by, the Swiss Financial Market Supervisory Authority, FINMA, and the offer of securities has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes, or CISA. The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of securities.

Notice to Prospective Investors in the Dubai International Financial Centre

This prospectus relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority, or the DFSA. This prospectus is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus nor taken steps to verify the information set forth herein and has no responsibility for the prospectus. The securities to which this prospectus relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the securities offered should conduct their own due diligence on the securities. If you do not understand the contents of this prospectus you should consult an authorized financial advisor.

Notice to Prospective Investors in Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission in relation to the offering. This prospectus does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001, or the Corporations Act, and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act. Any offer in Australia of the securities may only be made to persons, or Exempt Investors, who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the securities without disclosure to investors under Chapter 6D of the Corporations Act.

The securities applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring securities must observe such Australian on-sale restrictions.

This prospectus contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Notice to Prospective Investors in Hong Kong

The securities have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the securities has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to securities which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Notice to Prospective Investors in Japan

The securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) and, accordingly, will not be offered or sold, directly or indirectly, in Japan, or for the benefit of any Japanese Person or to others for re-offering or resale, directly or indirectly, in Japan or to any Japanese Person, except in compliance with all applicable laws, regulations and ministerial guidelines promulgated by relevant Japanese governmental or regulatory authorities in effect at the relevant time. For the purposes of this paragraph, “Japanese Person” shall mean any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

Notice to Prospective Investors in Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, the securities were not offered or sold or caused to be made the subject of an invitation for subscription or purchase and will not be offered or sold or caused to be made the subject of an invitation for subscription or purchase, and this prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the securities, has not been circulated or distributed, nor will it be circulated or distributed, whether directly or indirectly, to any person in Singapore other than (i) to an institutional investor (as defined in Section 4A of the Securities and Futures Act (Chapter 289) of Singapore, as modified or amended from time to time, or the SFA) pursuant to Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the securities are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

a)      a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

b)      a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities or securities-based derivatives contracts (each term as defined in Section 2(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the securities pursuant to an offer made under Section 275 of the SFA except:

a)      to an institutional investor or to a relevant person, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

b)      where no consideration is or will be given for the transfer;

c)      where the transfer is by operation of law; or

d)      as specified in Section 276(7) of the SFA.

Notice to Prospective Investors in Canada

The securities may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws. Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor. Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI33-105 regarding underwriter conflicts of interest in connection with this offering.

LEGAL MATTERS

Certain legal matters with respect to the shares of common stock and warrants offered hereby will be passed upon by Bevilacqua PLLC, Washington, DC. Loeb & Loeb LLP, New York, New York, is acting as counsel to the underwriters.

EXPERTS

The consolidated financial statements of our company appearing elsewhere in this prospectus have been included herein in reliance upon the report of Friedman LLP, an independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

The combined financial statements of Appliances Connection appearing elsewhere in this prospectus have been included herein in reliance upon the report of Friedman LLP, an independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

INTERESTS OF NAMED EXPERTS AND COUNSEL

As of the date of this prospectus, Louis A. Bevilacqua, the managing member of our legal counsel, Bevilacqua PLLC, owns 298,427 shares of our common stock, representing approximately 4.88% of our outstanding common stock, which equity securities were received upon the distribution of shares by 1847 Holdings. Mr. Bevilacqua also owns approximately 10% of our manager. Mr. Bevilacqua received these securities as partial consideration for legal services previously provided to 1847 Holdings and our manager.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement, of which this prospectus is a part, on Form S-1 with the SEC relating to this offering. This prospectus, which constitutes a part of the registration statement, does not contain all of the information in the registration statement and the exhibits filed with the registration statement. For further information pertaining to us and the units to be sold in this offering, you should refer to the registration statement and its exhibits. References in this prospectus to any of our contracts, agreements or other documents are not necessarily complete, and you should refer to the exhibits attached to the registration statement for copies of the actual contracts, agreements or documents.

We file periodic reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information are available for inspection and copying at the SEC’s public reference facilities and the website of the SEC referred to above. Additionally, we will make these filings available, free of charge, on our website at www.goedekers.com as soon as reasonably practicable after we electronically file such materials with, or furnish them to, the SEC. The information on our website, other than these filings, is not, and should not be, considered part of this prospectus and is not incorporated by reference into this document.

FINANCIAL STATEMENTS

Page
Unaudited Condensed Consolidated Financial Statements of 1847 Goedeker Inc. for the Three Months Ended March 31, 2021 and 2020	F-2
Condensed Consolidated Balance Sheets as of March 31, 2021 (unaudited) and December 31, 2020	F-3
Condensed Consolidated Statements of Operations for the Three Months Ended March 31, 2021 and 2020 (As Restated) (unaudited)	F-4
Condensed Consolidated Statement of Stockholders’ Deficit for Three Months Ended March 31, 2021 and 2020 (As Restated) (unaudited)	F-5
Condensed Consolidated Statements of Cash Flows for the Three Months Ended March 31, 2021 and 2020 (As Restated) (unaudited)	F-6
Notes to Condensed Consolidated Financial Statements (unaudited)	F-7

Audited Consolidated Financial Statements of 1847 Goedeker Inc. as of and for the Years Ended December 31, 2020 and 2019	F-24
Report of Independent Registered Public Accounting Firm	F-25
Consolidated Balance Sheets as of December 31, 2020 and 2019 (as Restated)	F-26

Consolidated Statements of Operations for the Year Ended December 31, 2020 and the Period from April 6, 2019 to December 31, 2019 (Successor) (as Restated) and for the Period from January 1, 2019 to April 5, 2019 (Predecessor)

F-27
Statement of Stockholders’ Equity for Predecessor for the Period from January 1, 2019 to April 5, 2019	F-28
Consolidated Statement of Stockholder’s Deficit for Successor for the Year Ended December 31, 2020 and the Period from April 5, 2019 to December 31, 2019 (as Restated)	F-29

Consolidated Statements of Cash Flows for the Year Ended December 31, 2020 and the Period from April 6, 2019 to December 31, 2019 (Successor) (as Restated) and for the Period from January 1, 2019 to April 5, 2019 (Predecessor)

F-30
Notes to Consolidated Financial Statements	F-32

Unaudited Combined Financial Statements of 1 Stop Electronics Center, Inc., YF Logistics LLC, Gold Coast Appliances, Inc., Joe’s Appliances LLC and Superior Deals Inc. (dba Appliances Connection) for the Three Months Ended March 31, 2021 and 2020

F-57
Combined Balance Sheets as of March 31, 2021 (unaudited) and December 31, 2020	F-58
Combined Statements of Income and Changes in Owners’ Equity for the Three Months Ended March 31, 2021 and 2020 (unaudited)	F-59
Combined Statements of Cash Flows for the Three Months Ended March 31, 2021 and 2020 (unaudited)	F-60
Notes to Combined Financial Statements (unaudited)	F-61

Audited Combined Financial Statements of 1 Stop Electronics Center, Inc., YF Logistics LLC, Gold Coast Appliances, Inc., Joe’s Appliances LLC and Superior Deals Inc. (dba Appliances Connection) as of and for the Years Ended December 31, 2020 and 2019

F-71
Report of Independent Registered Public Accounting Firm	F-72
Combined Balance Sheets as of December 31, 2020 and 2019	F-73
Combined Statements of Income and Changes in Owners’ Equity for the Years Ended December 31, 2020 and 2019	F-74
Combined Statements of Cash Flows for the Years Ended December 31, 2020 and 2019	F-75
Notes to Combined Financial Statements	F-76

1847 GOEDEKER INC.

UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

THREE MONTHS ENDED MARCH 31, 2021 AND 2020

1847 GOEDEKER INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31, 2021	December 31, 2020
	(unaudited)
ASSETS
Current Assets
Cash and cash equivalents	$1,309,374	$934,729
Restricted cash	10,094,932	8,977,187
Receivables	948,354	1,998,232
Vendor deposits	742,926	547,648
Merchandise inventory, net	5,883,484	5,147,241
Prepaid expenses and other current assets	525,960	635,084
Total Current Assets	19,505,030	18,240,121
Property and equipment, net	355,581	245,948
Operating lease right-of-use assets, net	3,404,860	1,578,235
Goodwill	4,725,689	4,725,689
Intangible assets, net	1,276,088	1,381,937
Other long-term assets	45,000	45,000
TOTAL ASSETS	$29,312,248	$26,216,930

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current Liabilities
Accounts payable and accrued expenses	$12,356,822	$12,701,715
Customer deposits	22,269,406	21,879,210
Short term notes payable, net	3,347,763	—
Current portion of notes payable, net	668,744	663,339
Current portion of operating lease liabilities	664,043	450,712
Total Current Liabilities	39,306,778	35,694,976
Notes payable, net of current portion, net	2,358,068	2,522,030
Operating lease liabilities, net of current portion	2,803,203	1,127,523
Contingent note payable	188,170	188,170
TOTAL LIABILITIES	44,656,219	39,532,699
Stockholders’ Deficit
Preferred stock, $.0001 par value, 20,000,000 shares authorized; none issued and outstanding as of March 31, 2021 or December 31, 2020	—	—
Common stock, $.0001 par value, 200,000,000 shares authorized; 6,111,200 shares issued and outstanding as of March 31, 2021 and December 31, 2020	611	611
Additional paid-in capital	14,874,341	13,409,328
Accumulated deficit	(30,218,923)	(26,725,708)
Total Stockholders’ Deficit	(15,343,971)	(13,315,769)
TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$29,312,248	$26,216,930

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements

1847 GOEDEKER INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three Months Ended March 31,
	2021	2020 (As Restated)
Product sales, net	$13,697,368	$9,677,178
Cost of goods sold	11,068,911	8,111,170
Gross profit	2,628,457	1,566,008

Operating Expenses
Personnel	1,931,324	1,311,484
Advertising	1,083,248	666,436
Bank and credit card fees	532,742	244,740
Depreciation and amortization	122,331	91,841
General and administrative	2,239,498	1,439,840
Total Operating Expenses	5,909,143	3,754,341
LOSS FROM OPERATIONS	(3,280,686)	(2,188,333)

Other Income (Expense)
Interest income	10,096	—
Interest expense	(232,831)	(456,070)
Other income	10,206	2,383
Total Other Income (Expense)	(212,529)	(453,687)

NET LOSS BEFORE INCOME TAXES	(3,493,215)	(2,642,020)

INCOME TAX BENEFIT	—	435,000

NET LOSS	$(3,493,215)	$(2,207,020)

LOSS PER COMMON SHARE – BASIC AND DILUTED	$(0.57)	$(0.44)

WEIGHTED-AVERAGE NUMBER OF COMMON SHARES OUTSTANDING – BASIC AND DILUTED	6,111,200	5,000,000

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements

1847 GOEDEKER INC.
CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ DEFICIT
(UNAUDITED)

For the Three Months Ended March 31, 2021

	Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount
Balance, January 1, 2021	6,111,200	$611	$13,409,328	$(26,725,708)	$(13,315,769)
Stock-based compensation expense	—	—	124,575	—	124,575
Issuance of warrants in connection with notes payable	—	—	1,340,438	—	1,340,438
Net loss	—	—	—	(3,493,215)	(3,493,215)
Balance, March 31, 2021	6,111,200	$611	$14,874,341	$(30,218,923)	$(15,343,971)

For the Three Months Ended March 31, 2020 (As Restated)

	Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount
Balance, January 1, 2020	4,750,000	$475	$1,079,179	$(5,157,871)	$(4,078,217)
Net loss	—	—	—	(2,207,020)	(2,207,020)
Balance, March 31, 2020	4,750,000	$475	$1,079,179	$(7,364,891)	$(6,285,237)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements

1847 GOEDEKER INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Three Months Ended March 31,
	2021	2020 (As Restated)
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(3,493,215)	$(2,207,020)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	127,596	91,841
Amortization of debt discount	98,201	209,132
Stock-based compensation expense	124,575	—
Non-cash lease expense	127,397	103,145
Deferred tax assets	—	(435,000)
Changes in operating assets and liabilities:
Receivables	1,049,878	290,707
Vendor deposits	(195,278)	—
Merchandise inventory	(736,243)	310,631
Prepaid expenses and other assets	109,124	(14,687)
Accounts payable and accrued expenses	(344,893)	1,442,264
Customer deposits	390,196	1,270,488
Operating lease liabilities	(65,011)	(103,145)
Net cash provided by (used in) operating activities	(2,807,673)	958,356
CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property and equipment	(126,115)	—
Net cash used in investing activities	(126,115)	—
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from short term notes payable	4,590,000	—
Repayment on notes payable	(163,822)	(93,750)
Net payments on lines of credit	—	(681,408)
Net cash provided by (used in) financing activities	4,426,178	(775,158)
NET CHANGE IN CASH AND RESTRICTED CASH	1,492,390	183,198
CASH AND RESTRICTED CASH, BEGINNING OF PERIOD	9,911,916	64,470
CASH AND RESTRICTED CASH, END OF PERIOD	$11,404,306	$247,668

Cash, cash equivalents, and restricted cash consist of the following:
End of period
Cash and cash equivalents	$1,309,374	$247,668
Restricted cash	10,094,932	—
	$11,404,306	$247,668
Cash, cash equivalents, and restricted cash consist of the following
Beginning of period
Cash and cash equivalents	$934,729	$471,308
Restricted cash	8,977,187	—
	$9,911,916	$471,308
SUPPLEMENTAL CASH FLOW INFORMATION
Cash paid for interest	$29,473	$92,398
Cash paid for taxes	$—	$—
NON-CASH INVESTING AND FINANCING ACTIVITIES
Debt discount, warrants on short-term note payable	$1,340,438	—
Original issue discount on short-term note payable	$910,000	—
Adjustment to fair value of goodwill based on final purchase price allocation	$—	$121,736
Right of use asset acquired	$1,954,022	—
Right of use liability assumed	$(1,954,022)	—

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements

1847 GOEDEKER INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2021 AND 2020
(UNAUDITED)

NOTE 1 — ORGANIZATION AND NATURE OF BUSINESS

1847 Goedeker Inc. (the “Company”) was formed under the laws of the State of Delaware on January 10, 2019 for the sole purpose of acquiring the business of Goedeker Television Co. Prior to the acquisition, the Company did not have any operations other than operations relating to its incorporation and organization.

On April 5, 2019, the Company acquired substantially all the assets and assumed substantially all the liabilities of Goedeker Television Co., a Missouri corporation (“Goedeker”). As a result of this transaction, the Company acquired the former business of Goedeker and continues to operate this business.

October 20, 2020, the Company formed Appliances Connection Inc. (“ACI”) as a wholly owned subsidiary in the State of Delaware. At December 31, 2020, ACI had no assets or liabilities.

The Company is a one-stop e-commerce destination for home furnishings, including appliances, furniture, home goods and related products. Since Goedeker’s founding in 1951, it has evolved from a local brick and mortar operation serving the St. Louis metro area to a large nationwide omnichannel retailer that offers one-stop shopping. While the Company still maintains its St. Louis showroom, over 95% of its sales are placed through its website at www.goedekers.com.

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The unaudited condensed consolidated financial statements of the Company and ACI have been prepared in accordance with generally accepted accounting principles in the United States of America (“GAAP”) and with the instructions to Article 8 of Regulation S-X.

In the opinion of management, all adjustments considered necessary for a fair presentation have been included. Operating results for the three months March 31, 2021 are not necessarily indicative of the results that may be expected for the year ending December 31, 2021.

These unaudited interim consolidated financial statements should be read in conjunction with the audited consolidated financial statements and notes thereto contained in the Company’s annual report on Form 10-K for the year ended December 31, 2020.

Principles of Consolidation

The unaudited condensed consolidated financial statements include the accounts of the Company and its consolidated subsidiary, ACI. All significant intercompany balances and transactions have been eliminated in consolidation. The Company does not have a majority or minority interest in any other company, either consolidated or unconsolidated.

Stock Split

On July 30, 2020, the Company completed a 4,750-for-1 forward stock split of its outstanding common stock. As a result of this stock split, the Company’s issued and outstanding common stock increased from 1,000 to 4,750,000 shares. Accordingly, all share and per share information has been restated to retroactively show the effect of this stock split.

Use of Estimates

The preparation of these unaudited condensed consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the unaudited condensed consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

1847 GOEDEKER INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2021 AND 2020
(UNAUDITED)

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Cash and Cash Equivalents

Cash and equivalents include: (1) currency on hand, (2) demand deposits with banks or financial institutions, (3) other kinds of accounts that have the general characteristics of demand deposits, and (4) short-term, highly liquid investments that are both readily convertible to known amounts of cash and so near their maturity that they present insignificant risk of changes in value because of changes in interest rates. The majority of payments due from financial institutions for the settlement of credit card and debit card transactions process within two business days and are, therefore, classified as cash and cash equivalents. Other payment methods that take more time to settle are classified as receivables.

At March 31, 2021, restricted cash includes approximately $3,120,000 pledged to secure a note, $100,000 to secure a vendor letter of credit and $6,874,932 withheld by credit card processors as security for the Company’s customer refund claims and credit card chargebacks. The cash pledged to secure the note payable will be released as the note is repaid, the cash pledged to secure the letter of credit will be released when the vendor offers the Company credit terms, and the cash held by credit card processors will be released at the discretion of the credit card companies.

Revenue Recognition and Cost of Revenue

The Company records revenue in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 606. Revenue is recognized to depict the transfer of goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. ASC 606 also requires additional disclosure about the nature, amount, timing, and uncertainty of revenue and cash flows arising from customer purchase orders, including significant judgments.

The Company collects the full sales price from the customer at the time the order is placed, which is recorded as customer deposits on the accompanying consolidated balance sheet. The Company does not incur incremental costs obtaining purchase orders from customers, however, if the Company did, because all the Company’s contracts are less than a year in duration, any contract costs incurred would be expensed rather than capitalized.

The revenue that the Company recognizes arises from orders it receives from its customers. The Company’s performance obligations under the customer orders correspond to each sale of merchandise that it makes to customers under the purchase orders; as a result, each purchase order generally contains only one performance obligation based on the merchandise sale to be completed.

Control of the delivery transfers to customers when the customer can direct the use of, and obtain substantially all the benefits from, the Company’s products, which generally occurs when the customer assumes the risk of loss. The risk of loss shifts to the customer at different times depending on the method of delivery. The Company delivers products to its customers in three possible ways. The first way is through a shipment of the products through a third-party carrier from the Company’s warehouse to the customer (a “Company Shipment”). The second way is through a shipment of the products through a third-party carrier from a warehouse other than the Company’s warehouse to the customer (a “Drop Shipment”) and the third way is where the Company itself delivers the products to the customer and often also installs the product (a “Local Delivery”). In the case of a Local Delivery, the Company loads the product on to its own truck and delivers and installs the product at the customer’s location. When a product is delivered through a Local Delivery, risk of loss passes to the customer at the time of installation and revenue is recognized upon installation at the customer’s location. In the case of a Company Shipment and a Drop Shipment, the delivery to the customer is made free on board, or FOB, shipping point (whether from the Company’s warehouse or a third party’s warehouse). Therefore, risk of loss and title transfers to the customer once the products are shipped (i.e., leaves the Company’s warehouse or a third-party’s warehouse). After shipment and prior to delivery, the customer is able to redirect the product to a different destination, which demonstrates the customer’s control over the product once shipped. Once the risk of loss has shifted to the customer, the Company has satisfied its performance obligation and the Company recognizes revenue.

1847 GOEDEKER INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2021 AND 2020
(UNAUDITED)

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The Company agrees with customers on the selling price of each transaction. This transaction price is generally based on the agreed upon sales price. In the Company’s contracts with customers, it allocates the entire transaction price to the sales price, which is the basis for the determination of the relative standalone selling price allocated to each performance obligation. Any sales tax, value added tax, and other tax the Company collects concurrently with revenue-producing activities are excluded from revenue.

Cost of revenue includes the cost of purchased merchandise plus the cost of shipping merchandise and where applicable installation, net of promotional rebates and other incentives received from vendors.

Substantially all the Company’s sales are to individual retail consumers.

Shipping and Handling — The Company bills its customers for shipping and handling charges, which are included in net sales for the applicable period, and the corresponding shipping and handling expense is reported in cost of sales.

Disaggregated Revenue — The Company disaggregates revenue from contracts with customers by product type, as it believes it best depicts how the nature, amount, timing and uncertainty of revenue and cash flows are affected by economic factors.

The Company’s disaggregated revenue by product type is as follows:

	March 31,
	2021	2020
Appliance sales	$10,273,393	$7,802,104
Furniture sales	2,327,834	1,281,836
Other sales	1,096,141	593,238
Total	$13,697,368	$9,677,178

The Company also sells extended warranty contracts. The Company is an agent for the warranty company and earns a commission on the warranty contracts purchased by customers; therefore, the cost of the warranty contracts is netted against warranty revenue in the accompanying consolidated statement of operations. The Company assumes no liability for repairs to products on which it has sold a warranty contract.

The Company experiences operational trends which are primarily holidays such as Presidents Day, Memorial Day, July 4th, Labor Day, Thanksgiving Day, and Christmas and Black Friday and Cyber Monday.

Receivables

Receivables represent rebates receivable due from manufacturers from whom the Company purchases products and amounts due from credit card processors that do not settle within two days. Rebates receivable are stated at the amount that management expects to collect from manufacturers, net of accounts payable amounts due the vendor. Rebates are calculated on product and model sales programs from specific vendors. The rebates are paid at intermittent periods either in cash or through issuance of vendor credit memos, which can be applied against vendor accounts payable. Based on the Company’s assessment of the credit history with its manufacturers, it has concluded that there should be no allowance for uncollectible accounts. The Company historically collects substantially all of its outstanding rebates receivables. Uncollectible balances are expensed in the period it is determined to be uncollectible.

Merchandise Inventory

Inventory consists of finished products acquired for resale and is valued at the lower-of-cost-or-market with cost determined on an average item basis. The Company periodically evaluates the value of items in inventory and provides write-downs to inventory based on its estimate of market conditions.

1847 GOEDEKER INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2021 AND 2020
(UNAUDITED)

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Property and Equipment

Property and equipment is stated at the historical cost. Maintenance and repairs of property and equipment are charged to operations as incurred. Leasehold improvements are amortized over the lesser of the base term of the lease or estimated life of the leasehold improvements. Depreciation is computed using the straight-line method over estimated useful lives as follows:

Category	Useful Life (Years)
Machinery and equipment	5
Office equipment	5
Vehicles	5

Goodwill

The Company tests its goodwill for impairment at least annually on December 31 and whenever events or circumstances change that indicate impairment may have occurred. A significant amount of judgment is involved in determining if an indicator of impairment has occurred. Such indicators may include, among others: a significant decline in the Company’s expected future cash flows; a significant adverse change in legal factors or in the business climate; unanticipated competition; and slower growth rates. Any adverse change in these factors could have a significant impact on the recoverability of goodwill and the Company’s consolidated financial results.

The Company tests goodwill by estimating fair value using a Discounted Cash Flow (“DCF”) model. The key assumptions used in the DCF model to determine the highest and best use of estimated future cash flows include revenue growth rates and profit margins based on internal forecasts, terminal value and an estimate of a market participant’s weighted-average cost of capital used to discount future cash flows to their present value. There were no impairment charges during three months ended March 31, 2021 and 2020.

Intangible Assets

As of March 31, 2021 and December 31, 2020, definite-lived intangible assets primarily consisted of tradenames and customer relationships which are being amortized over their estimated useful lives, or 5 years.

The Company periodically evaluates the reasonableness of the useful lives of these assets. Once these assets are fully amortized, they are removed from the accounts. These assets are reviewed for impairment or obsolescence when events or changes in circumstances indicate that the carrying amount may not be recoverable. If impaired, intangible assets are written down to fair value based on discounted cash flows or other valuation techniques. The Company has no intangibles with indefinite lives.

In applying the acquisition method of accounting, amounts assigned to identifiable assets and liabilities acquired were based on estimated fair values as of the date of acquisition, with the remainder recorded as goodwill. Identifiable intangible assets are initially valued at fair value using generally accepted valuation methods appropriate for the type of intangible asset. Identifiable intangible assets with definite lives are amortized over their estimated useful lives and are reviewed for impairment if indicators of impairment arise. Intangible assets with indefinite lives are tested for impairment within one year of acquisitions or annually as of December 1, and whenever indicators of impairment exist. The fair values of intangible assets are compared against their carrying values, and an impairment loss would be recognized for the amount by which a carrying amount exceeds its fair value. At March 31, 2021 and December 31, 2020, there were no impairments in intangible or the right of use (“ROU”) assets.

1847 GOEDEKER INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2021 AND 2020
(UNAUDITED)

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Long-Lived Assets

The Company reviews its property and equipment and any identifiable intangibles (including ROU asset) for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The test for impairment is required to be performed by management upon triggering events. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the future undiscounted operating cash flow expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the asset exceeds the fair value of the asset. Long-lived assets to be disposed of are reported at the lower of carrying amount or fair value less costs to sell. At March 31, 2021 and December 31, 2020, there were no impairments in long-lived assets.

Lease Liabilities

Lease liabilities and their corresponding ROU assets are recorded based on the present value of lease payments over the expected lease term at the lease commencement date. As most of the Company’s leases do not provide an implicit rate, the Company uses an estimated incremental borrowing rate (“IBR”) based on the information available at the commencement date of the respective lease to determine the present value of future payments. The determination of the IBR requires judgment and is primarily based on publicly available information for companies within the same industry and with similar credit profiles. The Company adjusts the rate for the impact of collateralization, the lease term and other specific terms included in each lease arrangement. The IBR is determined at the lease commencement and is subsequently reassessed upon a modification to the lease arrangement.

Lease expense for minimum lease payments is recognized on a straight-line basis over the lease term.

The Company reviews the ROU asset for impairment whenever events or changes in circumstances indicate that the carrying amount of the ROU asset may not be recoverable. When such events occur, the Company compares the carrying amount of the ROU asset to the undiscounted expected future cash flows related to the ROU asset. If the comparison indicates that an impairment exists, the amount of the impairment is calculated as the difference between the excess of the carrying amount over the fair value of the ROU asset. If a readily determinable market price does not exist, fair value is estimated using discounted expected cash flows attributable to the ROU asset.

Fair Value of Financial Instruments

The fair value of a financial instrument is the amount that could be received upon the sale of an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Financial assets are marked to bid prices and financial liabilities are marked to offer prices. Fair value measurements do not include transaction costs. A fair value hierarchy is used to prioritize the quality and reliability of the information used to determine fair values. Categorization within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement. Cash, restricted cash, receivables, inventory, and prepaid expenses approximate fair value, due to their short-term nature. The fair value hierarchy is defined in the following three categories:

Level 1: Quoted market prices in active markets for identical assets or liabilities.

Level 2: Observable market-based inputs or inputs that are corroborated by market data.

Level 3: Unobservable inputs that are not corroborated by market data.

Customer Deposits

Customer deposits represent the amount collected from customers when an order is placed. The deposits are transferred to revenue when the order ships to the customer or returned to the Company if the order is subsequently cancelled.

1847 GOEDEKER INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2021 AND 2020
(UNAUDITED)

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Income Taxes

Under the Company’s accounting policies, the Company initially recognizes a tax position in its unaudited condensed consolidated financial statements when it becomes more likely than not that the position will be sustained upon examination by the tax authorities. Such tax positions are initially and subsequently measured as the largest amount of tax positions that has a greater than 50% likelihood of being realized upon ultimate settlement with the tax authorities assuming full knowledge of the position and all relevant facts. Although the Company believes its provisions for unrecognized tax positions are reasonable, the Company can make no assurance that the final tax outcome of these matters will not be different from that which the Company has reflected in its income tax provisions and accruals. The tax law is subject to varied interpretations, and the Company has taken positions related to certain matters where the law is subject to interpretation. Such differences could have a material impact on the Company’s income tax provisions and operating results in the period(s) in which the Company makes such determination.

Sales Tax Liability

On June 21, 2018, the U.S. Supreme Court issued an opinion in South Dakota v. Wayfair, Inc., 138 S. Ct. 2080 (2018), whereby the longstanding Quill Corp v. North Dakota sales tax case was overruled, and states may now require remote sellers to collect sales tax under certain circumstances. In 2020, the Company began collecting sales tax in nearly all states that have sales tax. The Company accrued sales taxes in the states with sales tax. The Company accrued the potential liability from the effective date of a state’s adoption of the Wayfair decision up to the date the Company began collecting and filing sales taxes in the various states. At March 31, 2021 and December 31, 2020, the amount of such accrual was $5,915,910 and $5,804,100, respectively, which is included in accounts payable and accrued expenses. To date, only one state has notified the Company of a potential sales tax liability of approximately $82,000, all of which was previously accrued.

Basic Income (Loss) Per Share

Basic income (loss) per share is calculated by dividing the net loss applicable to common shareholders by the weighted average number of common shares during the period. Diluted earnings per share is calculated by dividing the net income available to common shareholders by the diluted weighted average number of shares outstanding during the year. The diluted weighted average number of shares outstanding is the basic weighted number of shares adjusted for any potentially dilutive securities. For the three months ended March 31, 2021, the potentially dilutive securities were warrants for the purchase of 455,560 shares of common stock and options for the purchase of 555,000 shares of common stock. The potentially dilutive securities for the three months ended March 31, 2020 were warrants for the purchase of 250,000 shares of common stock. These potentially dilutive securities were excluded from diluted loss per share.

Reclassifications

Certain accounts have been reclassified to conform with classifications adopted in the period ended March 31, 2021. Such reclassifications had no effect on net earnings or financial position.

Going Concern Assessment

Management assesses going concern uncertainty in the Company’s unaudited condensed consolidated financial statements to determine whether there is sufficient cash on hand and working capital, including available borrowings on loans, to operate for a period of at least one year from the date the consolidated financial statements are issued or available to be issued, which is referred to as the “look-forward period”, as defined in GAAP. As part of this assessment, based on conditions that are known and reasonably knowable to management, management will consider various scenarios, forecasts, projections, estimates and will make certain key assumptions, including the timing and nature of projected cash expenditures or programs, its ability to delay or curtail expenditures or programs and its ability

1847 GOEDEKER INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2021 AND 2020
(UNAUDITED)

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

to raise additional capital, if necessary, among other factors. Based on this assessment, as necessary or applicable, management makes certain assumptions around implementing curtailments or delays in the nature and timing of programs and expenditures to the extent it deems probable those implementations can be achieved and management has the proper authority to execute them within the look-forward period.

The Company has generated significant losses since its acquisition and has relied on cash on hand, external bank lines of credit, proceeds from the IPO described below, issuance of third party and related party debt and the issuance of a note to support cashflow from operations.

For the three months ended March 31, 2021, the Company incurred operating losses of approximately $3,280,686, cash flows used in operations of $2,807,673 and negative working capital of $19,801,748.

Management has prepared estimates of operations for fiscal years 2021 and 2022 and believes that sufficient funds will be generated from operations to fund its operations, and to service its debt obligations for one year from the date of the filing of these unaudited condensed consolidated financial statements in the Company’s Form 10-Q.

As described in Note 10 below, the Company received net proceeds of $4,590,000 from the sale of 10% OID senior secured promissory notes due December 19, 2021 and warrants on March 19, 2021. These proceeds will supplement the Company’s cash flow from operations and provide additional liquidity.

The impact of COVID-19 on the Company’s business has been considered in these assumptions; however, it is too early to know the full impact of COVID-19 or its timing on a return to more normal operations.

The accompanying unaudited condensed consolidated financial statements have been prepared on a going concern basis under which the Company is expected to be able to realize its assets and satisfy its liabilities in the normal course of business.

Management believes that based on relevant conditions and events that are known and reasonably knowable that its forecasts, for one year from the date of the filing of these unaudited condensed consolidated financial statements, indicate improved operations and the Company’s ability to continue operations as a going concern. The Company has contingency plans to reduce or defer expenses and cash outlays should operations not improve in the look forward period.

Recent Accounting Pronouncements

Recently Adopted

In August 2018, the FASB issued ASU 2018-15, Intangibles – Goodwill and Other – Internal-Use Software (Subtopic 350-40): Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract, which aligns the requirements for capitalizing implementation costs incurred in a hosting arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use software (and hosting arrangements that include an internal-use software license). ASU 2018-15 is effective for annual periods beginning after December 15, 2019, including interim periods within those annual periods. Early adoption is permitted. The Company adopted ASU 2018-15 on January 1, 2020 on a prospective basis. The adoption of this standard did not have a material impact on the Company’s unaudited condensed consolidated financial statements.

In August 2018, the FASB issued ASU 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework — Changes to the Disclosure Requirements for Fair Value Measurement, which removes, modifies and adds various disclosure requirements related to fair value disclosures. Disclosures related to transfers between fair value hierarchy levels will be removed and further detail around changes in unrealized gains and losses for the period and unobservable inputs used in determining level 3 fair value measurements will be added, among other changes. ASU 2018-13 is

1847 GOEDEKER INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2021 AND 2020
(UNAUDITED)

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

effective for interim and annual reporting periods beginning after December 15, 2019, and early adoption is permitted. The Company adopted ASU 2018-13 on January 1, 2020 on a prospective basis. The adoption of this standard did not have a material impact on the Company’s unaudited condensed consolidated financial statements.

Not Yet Adopted

In June 2016, the FASB issued ASU 2016-13 Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments which requires the measurement and recognition of expected credit losses for financial assets held at amortized cost. ASU 2016-13 replaces the existing incurred loss impairment model with an expected loss methodology, which will result in more timely recognition of credit losses. ASU 2016-13 is effective for annual reporting periods, and interim periods within those years beginning after December 15, 2019. This pronouncement was amended under ASU 2019-10 to allow an extension on the adoption date for entities that qualify as a small reporting company. The Company has elected this extension and the effective date for the Company to adopt this standard will be for fiscal years beginning after December 15, 2022. The Company has not completed its assessment of the standard but does not expect the adoption to have a material impact on the Company’s financial position, results of operations, or cash flows.

The Company currently believes that all other issued and not yet effective accounting standards are not relevant to the Company’s unaudited condensed consolidated financial statements.

NOTE 3 — RESTATEMENT OF FINANCIAL STATEMENTS

The Company restated its previously issued financial statements as for the three months ended March 31, 2020 to reflect the modification of a sales tax liability. The Company determined that it should accrue a liability for potential 2020 sales taxes that might be payable to the states in which it operates as a result of the Wayfair decision (See Note 2 — Sales Tax Liability). Accordingly, the Company accrued a liability of $921,900, representing a potential liability for sales taxes and penalties of $873,200 and interest expense of $48,700.

The following tables summarize the effect of the restatement on the specific items presented in the Company’s previously reported financial statements:

1847 GOEDEKER INC.
STATEMENTS OF OPERATIONS
Three Months Ended March 31, 2020

	As Filed	Adjustments	As Restated
Gross profit	$1,566,008	$—	$1,566,008
Operating Expenses
General and administrative	566,640	873,200	1,439,840
Total Operating Expenses	2,881,141	873,200	3,754,341
LOSS FROM OPERATIONS	(1,315,133)	(873,200)	(2,188,333)
Total Other Income (Expense)	(404,987)	(48,700)	(453,687)
NET LOSS BEFORE INCOME TAXES	(1,720,120)	(921,900)	(2,642,020)
INCOME TAX BENEFIT (EXPENSE)	435,000	—	435,000
NET LOSS	$(1,285,120)	$(921,900)	$(2,207,020)

LOSS PER COMMON SHARE – BASIC AND DILUTED	$(0.26)		$(0.44)
WEIGHTED-AVERAGE NUMBER OF COMMON SHARES OUTSTANDING – BASIC AND DILUTED	5,000,000		5,000,000

1847 GOEDEKER INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2021 AND 2020
(UNAUDITED)

NOTE 3 — RESTATEMENT OF FINANCIAL STATEMENTS (cont.)

1847 GOEDEKER INC.
STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)
Three Months Ended March 31, 2020

	Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount
As Filed:
Balance, January 1, 2020	4,750,000	$475	$1,079,179	$(2,068,150)	$(795,954)
Net loss	—	—	—	(1,285,120)	(1,285,120)
Balance, March 31, 2020	4,750,000	$475	$1,079,179	$(3,353,270)	$(2,081,074)

As Restated:
Balance, January 1, 2020	4,750,000	$475	$1,079,179	$(5,157,871)	$(4,078,217)
Net loss	—	—	—	(2,207,020)	(2,207,020)
Balance, March 31, 2020	4,750,000	$475	$1,079,179	$(7,364,891)	$(6,285,237)

1847 GOEDEKER INC.
STATEMENTS OF CASH FLOWS
Three Months Ended March 31, 2020

	As Filed	Adjustments	As Restated
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(1,285,120)	$(921,900)	$(2,207,020)
Accounts payable and accrued expenses	520,364	921,900	1,442,264
Net cash provided by (used in) operating activities	958,356	—	958,356
CASH FLOWS FROM INVESTING ACTIVITIES
Net cash used in investing activities	—	—	—
CASH FLOWS FROM FINANCING ACTIVITIES
Net cash provided by (used in) financing activities	(775,158)	—	(775,158)
NET CHANGE IN CASH AND RESTRICTED CASH	183,198	—	183,198
CASH AND RESTRICTED CASH, BEGINNING OF PERIOD	64,470	—	64,470
CASH AND RESTRICTED CASH, END OF PERIOD	$247,668	$—	$247,668

NOTE 4 — RECEIVABLES

At March 31, 2021 and December 31, 2020, receivables consisted of the following: respectively.

	March 31, 2021	December 31, 2020
Vendor rebates receivable	$604,372	$1,337,791
Credit cards in process of collection	343,982	660,441
Total receivables	$948,354	$1,998,232

1847 GOEDEKER INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2021 AND 2020
(UNAUDITED)

NOTE 5 — MERCHANDISE INVENTORY

At March 31, 2021 and December 31, 2020, the inventory balances are composed of:

	March 31, 2021	December 31, 2020
Appliances	$5,985,757	$5,285,975
Furniture	249,008	194,852
Other	73,719	91,414
Total merchandise inventory	6,308,484	5,572,241

Allowance for inventory obsolescence	(425,000)	(425,000)
Merchandise inventory, net	$5,883,484	$5,147,241

NOTE 6 — VENDOR DEPOSITS

Deposits with vendors represent cash on deposit with one vendor arising from accumulated rebates paid by the vendor. The deposits are used by the vendor to seek to secure the Company’s purchases. The deposit can be withdrawn at any time up to the amount of the Company’s credit line with the vendor. Alternatively, the Company could secure their credit line with a floor plan line from a lender and withdraw all its deposits. The Company has elected to leave the deposits with the vendor on which it earns interest income.

Prior to obtaining an open line of credit with a major vendor, the Company paid in advance for its purchases. The vendor did not ship product to the Company until an order was complete. As a result, the vendor held Company funds. A second vendor uses the Company’s vendor deposit account as collateral. Orders from this vendor exceeded the deposit account and the Company prepaid for some orders. Vendor deposits as of March 31, 2021 and December 31, 2020 were $742,926 and $547,648, respectively.

NOTE 7 — PROPERTY AND EQUIPMENT

Property and equipment consist of the following at March 31, 2021 and December 31, 2020:

	March 31, 2021	December 31, 2020
Equipment	$69,336	$69,336
Warehouse equipment	61,070	61,070
Furniture and fixtures	512	512
Transportation equipment	63,784	63,784
Leasehold improvements	136,931	136,931
Construction in progress	126,116	—
Total property and equipment	457,749	331,633
Accumulated depreciation	(102,168)	(85,685)
Property and equipment, net	$355,581	$245,948

Depreciation expense for the three months ended March 31, 2021 and 2020 was $16,483 and $10,959, respectively.

1847 GOEDEKER INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2021 AND 2020
(UNAUDITED)

NOTE 8 — INTANGIBLE ASSETS

The following provides a breakdown of identifiable intangible assets as of March 31, 2021 and December 31, 2020:

	March 31, 2021	December 31, 2020
Customer relationships	$749,000	$749,000
Marketing related – tradename	1,368,000	1,368,000
Total intangible assets	2,117,000	2,117,000
Accumulated amortization	(840,912)	(735,063)
Intangible assets, net	$1,276,088	$1,381,937

In connection with the acquisition of Goedeker, the Company identified intangible assets of $2,117,000, representing trade names and customer relationships. These assets are being amortized on a straight-line basis over their weighted average estimated useful life of 3 years. Amortization expense for the three months ended March 31, 2021 and 2020 was $105,849 and $80,882, respectively.

As of March 31, 2021, the estimated annual amortization expense for each of the next five years is as follows:

2021 (remainder of year)	$317,547
2022	423,396
2023	423,396
2024	111,749
Total	$1,276,088

NOTE 9 — ACCOUNTS PAYABLE AND ACCRUED EXPENSES

The following is schedule of accounts payable and accrued expenses at March 31, 2021 and December 31, 2020:

	March 31, 2021	December 31, 2020
Trade accounts payable	$5,267,392	$5,975,486
Sales tax	5,915,910	5,804,100
Accrued payroll liabilities	510,388	492,573
Accrued interest	10,000	10,000
Accrued liability for sales returns	200,000	200,000
Other accrued liabilities	453,132	219,556
Total accounts payable and accrued expenses	$12,356,822	$12,701,715

NOTE 10 — NOTES PAYABLE

Arvest Loan

On August 25, 2020, the Company entered into a promissory note and security agreement with Arvest Bank for a loan in the principal amount of $3,500,000. As of March 31, 2021, the outstanding balance of this loan is $3,026,812, comprised of principal of $3,119,806, net of unamortized loan costs of $92,994. The Company classified $668,744 as a current liability and the balance as a long-term liability.

The loan matures on August 25, 2025 and bears interest at 3.250% per annum; provided that, upon an event of default, the interest rate shall increase by 6% until paid in full. Pursuant to the terms of the loan agreement, the Company is required to make monthly payments of $63,353 beginning on September 25, 2020 and until the maturity date, at which time all unpaid principal and interest will be due. The Company may prepay the loan in full or in part at any time

1847 GOEDEKER INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2021 AND 2020
(UNAUDITED)

NOTE 10 — NOTES PAYABLE (cont.)

without penalty. The loan agreement contains customary events of default and affirmative and negative covenants for a loan of this type. The loan is secured by all financial assets credited to the Company’s securities account held by Arvest Investments, Inc.

Maturities of the debt are as follows:

For the years ended December 31,
2021 (remainder of year)	$499,517
2022	685,222
2023	707,826
2024	731,177
2025	496,064
Total	$3,119,806
Less: Loan costs	(92,994)
Total	$3,026,812

The Company repaid this loan on May 10, 2021. See Note 15.

10% OID Senior Promissory Notes

On March 19, 2021, the Company entered into a securities purchase agreement with two institutional investors, pursuant to which the Company issued to each investor (i) a 10% OID senior secured promissory note in the principal amount of $2,750,000 and (ii) a four-year warrant to purchase 200,000 shares of the Company’s common stock at an exercise price of $12.00, subject to adjustments, which may be exercised on a cashless basis, for a purchase price of $2,500,000 each, or $5,000,000 in the aggregate, the relative fair value of which is $1,340,438 and was recorded as debt discount. After deducting a placement fee and other expenses, the Company received net proceeds of $4,590,000. As of March 31, 2021, the outstanding balance of the notes is $3,347,763, comprised of principal of $5,500,000, net of unamortized loan costs of $2,152,237. Loan costs consist of unamortized original issue discount of $870,291 and unamortized warrant value of $1,281,946. The original issue discount and warrant expense are amortized as interest expense. See also Note 13.

The notes bear interest at a rate of 10% per annum and mature on December 19, 2021. The notes may be prepaid by the Company in whole or in part at any time or from time to time without penalty or premium upon at least five (5) days prior written notice, which notice period may be waived by the holder. In addition, if the Company issues and sells shares of its equity securities to investors on or before the maturity date in an equity financing with total gross proceeds of not less than $10,000,000 (excluding the conversion of the notes or other convertible securities issued for capital raising purposes), then the Company must repay the then-outstanding principal amount of the notes and any accrued but unpaid interest.

The notes are secured by a first priority security interest in all of the Company’s assets and contain customary events of default. Upon, and during the continuance of, an event of default, the notes are convertible, in whole or in part, at the option of the holder into shares of common stock at a conversion price equal to $12.00, or if lower, 80% of the lowest volume weighted average price for the twenty (20) consecutive trading days prior to the applicable conversion date, but in no event less than $9.00. The conversion price will be appropriately adjusted for any stock dividend, stock split, stock combination, reclassification or similar transaction that proportionately decreases or increases the common stock. In addition, if the Company sells or grants any common stock or securities convertible into or exchangeable for common stock or grants any right to reprice such securities at an effective price per share that is lower than the then conversion price, the conversion price shall be reduced to such price, subject to certain exceptions. See Note 13 for additional terms of the warrants.

1847 GOEDEKER INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2021 AND 2020
(UNAUDITED)

NOTE 11 — OPERATING LEASES

On April 5, 2019, the Company entered into a lease agreement with S.H.J., L.L.C., a Missouri limited liability company and affiliate of the Company at that time. The lease is for a term five (5) years and provides for a base rent of $45,000 per month. In addition, the Company is responsible for all taxes and insurance premiums during the lease term. In the event of late payment, interest shall accrue on the unpaid amount at the rate of eighteen percent (18%) per annum. The lease contains customary events of default.

On January 13, 2021, the Company entered into a lease agreement with Westgate 200, LLC for a new premises in St. Charles, Missouri. The lease is for a term of 63 months with two (2) options to renew for additional five (5) year periods and provides for a base rent of $4.35 per square foot per year with 2.5% annual increases and a three-month abatement, resulting in a base rent during the first year of $20,977 per month, increasing to a base rent during the fifth year of $23,147 per month. The Company must also pay its 29% pro rata portion of the property taxes, operating expenses and insurance costs and is also responsible to pay for the utilities used on the premises. The lease contains customary events of default.

On March 31, 2021, the Company amended the lease agreement with Westgate 200, LLC that increased the space available to the Company. The amendment increased the Company’s share of the pro rata portion property taxes, operating expenses and insurance costs from 29% to 43.4%. The initial term of the lease is extended by one year to April 30, 2027. Monthly rent payments remain at $20,977 until September 30, 2021 and increase to $31,465 per month until April 30, 2022 and then increases at approximately 2.5% per month every year. In connection with the new leases, the Company recorded a Right of Use asset and liability of $1,954,022 representing the present value of future lease payments.

During the three months ended March 31, 2021, the Company accrued rent expense of $62,386. During the three months ended March 31, 2020, the Company paid and expensed rent payments of $135,000.

Supplemental balance sheet information related to leases at March 31, 2021 was as follows:

Operating lease right-of-use assets	$3,404,861

Lease liabilities, current portion	$664,043
Lease liabilities, long-term	2,803,203
Total operating lease liabilities	$3,467,246

Weighted average remaining lease term (months)	57

Weighted average discount rate	5.9%

Maturities of the lease liabilities for each of the next five years is as follows:

2021 (remainder of year)	$604,279
2022	923,945
2023	933,493
2024	538,041
2025	413,168
Thereafter	565,936
Total lease payments	$3,978,862
Less imputed interest	(511,616)
Total lease liability	$3,467,246

1847 GOEDEKER INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2021 AND 2020
(UNAUDITED)

NOTE 12 — RELATED PARTIES

On April 5, 2019, the Company entered into an offsetting management services agreement with 1847 Partners LLC (the “Manager”), a company owned and controlled by Ellery W. Roberts, the Company’s chairman and a significant stockholder. This agreement was amended on April 21, 2020 with the amendment becoming effective at the closing of IPO on August 4, 2020.

Pursuant to the offsetting management services agreement, as amended, the Company appointed the Manager to provide certain services to it for a quarterly management fee equal to $62,500; provided, however, that, (i) pro-rated payments shall be made in the first quarter and the last quarter of the term, (ii) if the aggregate amount of management fees paid or to be paid by the Company, together with all other management fees paid or to be paid by all other subsidiaries of 1847 Holdings to the Manager, in each case, with respect to any fiscal year exceeds, or is expected to exceed, 9.5% of 1847 Holdings’ gross income with respect to such fiscal year, then the management fee to be paid by the Company for any remaining fiscal quarters in such fiscal year shall be reduced, on a pro rata basis determined by reference to the management fees to be paid to the Manager by all of the subsidiaries of 1847 Holdings, until the aggregate amount of the management fee paid or to be paid by the Company, together with all other management fees paid or to be paid by all other subsidiaries of 1847 Holdings to the Manager, in each case, with respect to such fiscal year, does not exceed 9.5% of 1847 Holdings’ gross income with respect to such fiscal year, and (iii) if the aggregate amount the management fee paid or to be paid by the Company, together with all other management fees paid or to be paid by all other subsidiaries of 1847 Holdings to the Manager, in each case, with respect to any fiscal quarter exceeds, or is expected to exceed, the aggregate amount of the parent management fee (as defined in the offsetting management services agreement) with respect to such fiscal quarter, then the management fee to be paid by the Company for such fiscal quarter shall be reduced, on a pro rata basis, until the aggregate amount of the management fee paid or to be paid by the Company, together with all other management fees paid or to be paid by all other subsidiaries of 1847 Holdings to the Manager, in each case, with respect to such fiscal quarter, does not exceed the parent management fee calculated and payable with respect to such fiscal quarter.

The Company shall also reimburse the Manager for all costs and expenses of the Company which are specifically approved by the board of directors of the Company, including all out-of-pocket costs and expenses, that are actually incurred by the Manager or its affiliates on behalf of Goedeker in connection with performing services under the offsetting management services agreement. The Company did not pay any expenses for the three months ended March 31, 2021 and 2020.

The Company expensed $62,500 in management fees for the three months ended March 31, 2021 and 2020.

NOTE 13 — STOCKHOLDERS’ DEFICIT

As of March 31, 2021, the Company was authorized to issue 200,000,000 shares of common stock, $0.0001 par value per share, and 20,000,000 shares of “blank check” preferred stock, 0.0001 par value per share. To date, the Company has not designated or issued any shares of preferred stock.

Common Stock

As of March 31, 2021 and December 31, 2020, the Company had 6,111,200 shares of common stock issued and outstanding. Each share entitles the holder thereof to one vote per share on all matters coming before the stockholders of the Company for a vote.

The Company did not issue any shares of common stock during the three months ended March 31, 2021 and 2020.

Equity Incentive Plan

Effective as of July 30, 2020, the Company established the 1847 Goedeker Inc. 2020 Equity Incentive Plan (the “Plan”). The Plan was approved by the Company’s board of directors and stockholders on April 21, 2020. The Plan is administered by compensation committee of the board of directors. The Plan permits the grant of restricted stock, stock

1847 GOEDEKER INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2021 AND 2020
(UNAUDITED)

NOTE 13 — STOCKHOLDERS’ DEFICIT (cont.)

options and other forms of incentive compensation to the Company’s officers, employees, directors and consultants. As of March 31, 2021, the maximum number of shares of common stock that may be issued pursuant to awards granted under the Plan was 555,000 shares and there were 555,000 shares granted. See also Note 15.

During the year ended December 31, 2020, the Company issued options for the purchase of 555,000 shares of common stock with a total value of $1,848,056. The Company recorded stock option expense of $124,575 for the three months ended March 31, 2021. The remaining compensation expense of $1,324,573 will be recognized over the remaining vesting period of forty months.

The following table presents activity relating to stock options for the three months ended March 31, 2021:

	Shares	Weighted Average Exercise Price	Weighted Average Contractual Term in Years
Outstanding at January 1, 2021	555,000	$9.00	9
Granted	—	—	—
Exercised	—	—	—
Forfeited/Cancelled/Expired	—	—	—
Outstanding at March 31, 2021	555,000	$9.00	8.75

Exercisable at March 31, 2021	65,790	$9.00	8.75

As of March 31, 2021, vested outstanding stock options had no intrinsic value as the exercise price is greater than the estimated fair value of the underlying common stock.

The Company recognizes compensation expense for stock option awards on a straight-line basis over the applicable service period of the award. The service period is generally the vesting period.

Warrants

On August 4, 2020, the Company issued warrants for the purchase of 55,560 shares of common stock to affiliates of the representative in the IPO. These warrants are exercisable at any time and from time to time, in whole or in part, beginning on January 26, 2021 until July 30, 2025, at a per share exercise price equal to $11.25.

On March 19, 2021, the Company issued four-year warrants to purchase an aggregate of 400,000 shares of common stock to two investors at an exercise price of $12.00, subject to adjustments, which may be exercised on a cashless basis (See Note 10).

The following table presents activity relating to the warrants for the three months ended March 31, 2021:

	Shares	Weighted Average Exercise Price	Weighted Average Contractual Term in Years
Outstanding at January 1, 2021	55,560	$11.25	4.5
Granted	400,000	12.00	4.0
Exercised	—	—	—
Cancelled/Expired	—	—	—
Outstanding at March 31, 2021	455,560	$11.91	4.1

1847 GOEDEKER INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2021 AND 2020
(UNAUDITED)

NOTE 13 — STOCKHOLDERS’ DEFICIT (cont.)

The Company recognizes stock issuance expense for the warrants on a straight-line basis over the vesting period of the warrants. The following assumptions were used to calculate warrant expense for the three months ended March 31, 2021:

Volatility	74.2%
Risk-free interest rate	0.615%
Dividend yield	0.0%
Term	4.0 years

NOTE 14 — COMMITMENTS AND CONTINGENCIES

On January 18, 2019, the Company entered into an asset purchase agreement with Goedeker, Steve Goedeker and Mike Goedeker, pursuant to which on April 5, 2019 the Company acquired substantially all of the assets of Goedeker used in its retail appliance and furniture business (the “Goedeker Business”).

Pursuant to the asset purchase agreement, Goedeker entitled to receive an earn out payment of $200,000 if the EBITDA (as defined in the asset purchase agreement) of the Goedeker Business for the trailing twelve (12) month period from April 5, 2022 is $2,500,000 or greater, and may be entitled to receive a partial earn out payment if the EBITDA of the Goedeker Business is less than $2,500,000 but greater than $1,500,000. The Company expects to meet this target and adjusted the contingent note payable in the condensed consolidated balance sheet to the present value of the amount due.

NOTE 15 — SUBSEQUENT EVENTS

In accordance with ASC 855-10, the Company has analyzed its operations subsequent to March 31, 2021 to the date these unaudited condensed consolidated financial statements were issued and has determined that it does not have any material subsequent events to disclose in these unaudited condensed consolidated financial statements, except as set forth below.

Amendment to Securities Purchase Agreement

On October 20, 2020, the Company entered into a securities purchase agreement, which was amended on December 8, 2020, with ACI and 1 Stop Electronics Center, Inc., Gold Coast Appliances, Inc., Superior Deals Inc., Joe’s Appliances LLC and YF Logistics LLC (collectively, “Appliances Connection”) and the sellers set forth on Exhibit A thereto, pursuant to which ACI agreed to acquire all of the issued and outstanding capital stock or other equity securities of Appliances Connection for an aggregate purchase price of $210,000,000, subject to adjustment, consisting of (i) $168,000,000 in cash, (ii) 2,333,333 shares of the Company’s common stock having a stated value that is equal to $21,000,000, and (iii) a number of shares of the Company’s common stock that is equal to (A) $21,000,000 divided by (B) the average of the closing price of the Company’s common stock (as reported on the NYSE American) for the 20 trading days immediately preceding the 3rd trading day prior to the closing date of the transaction.

On April 6, 2021, the parties entered into an amendment to the securities purchase agreement, pursuant to which (i) the outside date (as defined in the securities purchase agreement) by which the closing of the securities purchase agreement must be completed was changed to June 30, 2021, (ii) the definition of net working capital set forth in the securities purchase agreement was revised to clarify that the accrued liabilities for potential sales tax will not be included in such calculation, and (iii) the condition to closing the transaction contemplated by the securities purchase agreement relating to a lease for the Gold Coast location was deleted, because such lease has since been terminated.

1847 GOEDEKER INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2021 AND 2020
(UNAUDITED)

NOTE 15 — SUBSEQUENT EVENTS (cont.)

Amendment to Equity Incentive Plan Increase

On April 9, 2021, the board of directors approved an amendment to the Plan to increase the number of shares of common Stock reserved for issuance under the Plan from 555,000 to 1,000,000 shares. Such increase was approved by the Company’s stockholders effective as of May 13, 2021.

Repayment of Note

On May 10, 2021, the Company repaid the Arvest loan (see Note 10) by transferring principal and accrued interest from the restricted cash account.

1847 GOEDEKER INC.

AUDITED CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
1847 Goedeker Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of 1847 Goedeker Inc. and subsidiary (the “Company”) as of December 31, 2020 and 2019, and the related consolidated statements of operations, stockholder’s deficit, and cash flows for the year ended December 31, 2020 and the period from April 6, 2019 through December 31, 2019 (effective April 6, 2019, the “Successor Company”), the period from January 1, 2019 through April 5, 2019 (pre-April 6, 2019, the “Predecessor Company”), and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Successor Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for the year ended December 31, 2020 and for the period from April 6, 2019 through December 31, 2019, in conformity with accounting principles generally accepted in the United States of America. Further, in our opinion, the Predecessor Company financial statements referred to above present fairly, in all material respects, the results of its operations and cash flows for the period from January 1, 2019 through April 5, 2019 in conformity with accounting principles generally accepted in the United States of America.

Restatement of Previously Issued Financial Statements

As discussed in Note 3 to the consolidated financial statements, the Company has restated its 2019 financial statements to correct errors.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Friedman LLP

We have served as the Company’s auditor since 2020.
Marlton, New Jersey
March 29, 2021

1847 GOEDEKER INC.
CONSOLIDATED BALANCE SHEETS

	December 31, 2020	December 31, 2019
		(As Restated)
ASSETS
Current Assets
Cash and cash equivalents	$934,729	$471,308
Restricted cash	8,977,187	—
Receivables	1,998,232	1,455,248
Vendor deposits	547,648	294,960
Merchandise inventory, net	5,147,241	1,380,090
Prepaid expenses and other current assets	635,084	892,796
Total Current Assets	18,240,121	4,494,402
Property and equipment, net	245,948	185,606
Operating lease right-of-use assets, net	1,578,235	2,000,755
Goodwill	4,725,689	4,603,953
Intangible assets, net	1,381,937	1,878,844
Deferred tax assets	—	698,303
Other long-term assets	45,000	45,000
TOTAL ASSETS	$26,216,930	$13,906,863

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current Liabilities
Accounts payable and accrued expenses	$12,701,715	$5,375,420
Customer deposits	21,879,210	4,164,296
Advances, related party	—	137,500
Lines of credit	—	1,250,930
Current portion of notes payable, related parties	—	1,068,075
Current portion of notes payable	663,339	999,200
Convertible notes payable	—	584,943
Warrant liability	—	122,344
Current portion of operating lease liabilities	450,712	422,520
Total Current Liabilities	35,694,976	14,125,228
Notes payable, related parties, net of current portion	—	2,232,369
Notes payable, net of current portion	2,522,030	—
Operating lease liabilities, net of current portion	1,127,523	1,578,235
Contingent note payable	188,170	49,248
TOTAL LIABILITIES	39,532,699	17,985,080
Stockholders’ Deficit
Preferred stock, $.0001 par value, 20,000,000 shares authorized; none issued and outstanding at December 31, 2020 or 2019	—	—
Common stock, $.0001 par value, 200,000,000 shares authorized; 6,111,200 and 4,750,000 shares issued and outstanding as of December 31, 2020 and 2019, respectively	611	475
Additional paid-in capital	13,409,328	1,079,179
Accumulated deficit	(26,725,708)	(5,157,871)
Total Stockholders’ Deficit	(13,315,769)	(4,078,217)
TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$26,216,930	$13,906,863

The accompanying notes are an integral part of these consolidated financial statements

1847 GOEDEKER INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Successor		Predecessor
	Year Ended December 31, 2020	Period from April 6, 2019 through December 31, 2019	Period from January 1, 2019 through April 5, 2019
		(As Restated)
Product sales, net	$55,133,653	$34,668,112	$12,946,901
Cost of goods sold	47,878,541	28,596,129	11,004,842
Gross profit	7,255,112	6,071,983	1,942,059

Operating Expenses
Personnel	6,565,380	2,909,751	913,919
Advertising	4,865,361	1,996,507	714,276
Bank and credit card fees	1,806,620	870,877	329,247
Depreciation and amortization	549,712	271,036	9,675
General and administrative	7,900,566	4,728,571	451,214
Total Operating Expenses	21,687,639	10,776,742	2,418,331

LOSS FROM OPERATIONS	(14,432,527)	(4,704,759)	(476,272)

Other Income (Expense)
Interest income	2,479	—	23,807
Financing costs – amortization of debt discount	(762,911)	(520,160)	—
Adjustment in value of contingency	(138,922)	32,246
Interest expense	(870,847)	(785,411)	—
Loss on extinguishment of debt	(1,756,095)	—	—
Write-off of acquisition receivable	(809,000)	—	—
Change in fair value of warrant liability	(2,127,656)	106,900	—
Other income	25,945	15,010	7,200
Total Other Income (Expense)	(6,437,007)	(1,151,415)	31,007

NET LOSS BEFORE INCOME TAXES	(20,869,534)	(5,856,174)	(445,265)

INCOME TAX BENEFIT (EXPENSE)	(698,303)	698,303	—

NET LOSS	$(21,567,837)	$(5,157,871)	$(445,265)

LOSS PER COMMON SHARE – BASIC AND DILUTED	$(3.95)	$(1.03)	$(63.61)

WEIGHTED-AVERAGE NUMBER OF COMMON SHARES OUTSTANDING – BASIC AND DILUTED	5,463,603	5,000,000	7,000

The accompanying notes are an integral part of these consolidated financial statements

1847 GOEDEKER INC.
STATEMENT OF STOCKHOLDERS’ EQUITY
(PREDECESSOR)

	Common Stock		Additional Paid-in Capital	Retained Earnings	Total Stockholders’ Equity
	Shares	Amount
Balance, December 31, 2018	7,000	$7,000	$707,049	$2,684,628	$3,398,677
Net loss for the period from January 1, 2019 through April 5, 2019	—	—	—	(445,265)	(445,265)
Balance, April 5, 2019	7,000	$7,000	$707,049	$2,239,363	$2,953,412

The accompanying notes are an integral part of consolidated these financial statements

1847 GOEDEKER INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)
(SUCCESSOR)

For the Period from April 6, 2019 through December 31, 2019 (as Restated)

	Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Equity (Deficit)
	Shares	Amount
Balance, April 6, 2019	—	$—	$—	$—	$—
Capital contribution by Holdco for the acquisition of Goedeker Television Co.	4,750,000	475	786,506	—	786,981
Issuance of warrants in connection with notes payable	—	—	292,673	—	292,673
Net loss for the period from April 6, 2019 through December 31, 2019	—	—	—	(5,157,871)	(5,157,871)
Balance, December 31, 2019	4,750,000	$475	$1,079,179	$(5,157,871)	$(4,078,217)

For the Year Ended December 31, 2020

	Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Equity
	Shares	Amount
Balance, January 1, 2020 (as restated)	4,750,000	$475	$1,079,179	$(5,157,871)	$(4,078,217)
Issuance of 1847 Holdings warrants in connection with notes payable	—	—	566,711	—	566,711
Forgiveness of related party debt	—	—	137,500	—	137,500
Issuance of 1847 Holdings shares in connection with conversion of notes payable	—	—	375,000	—	375,000
Issuance of common stock for cash	1,111,200	111	8,602,055	—	8,602,166
Issuance of common stock in connection with exercise of warrant	250,000	25	2,249,975	—	2,250,000
Stock-based compensation expense	—	—	398,908	—	398,908
Net loss	—	—	—	(21,567,837)	(21,567,837)
Balance, December 31, 2020	6,111,200	$611	$13,409,328	$(26,725,708)	$(13,315,769)

The accompanying notes are an integral part of these consolidated financial statements

1847 GOEDEKER INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Successor		Predecessor
	Year Ended December 31, 2020	Period from April 6, 2019 through December 31, 2019	Period from January 1, 2019 through April 5, 2019
		(As Restated)
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(21,567,837)	$(5,157,871)	$(445,265)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	549,712	271,036	9,675
Amortization of finance costs	681,976	599,814	—
Loss on extinguishment of debt	1,756,095	—	—
Write-off of acquisition receivable	809,000	—	—
Adjustment in contingent liability	138,922	(32,246)	—
Stock-based compensation	398,908	—	—
Change in fair value of warrant liability	2,127,656	(106,900)	—
Non-cash lease expense	422,520	299,245	—
Deferred tax assets	698,303	(698,303)	—
Changes in operating assets and liabilities:
Receivables	(664,720)	(999,066)	1,730,079
Vendor deposits	(252,688)	(294,960)	(73,770)
Merchandise inventory	(3,767,151)	471,161	595,466
Prepaid expenses and other assets	(551,288)	167,066	2,784
Accounts payable and accrued expenses	7,337,081	1,625,064	196,565
Customer deposits	17,714,914	1,855,990	(1,404,266)
Operating lease liabilities	(422,520)	(299,245)	—
Net cash provided by (used in) operating activities	5,408,883	(2,299,215)	611,268
CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property and equipment	(113,147)	(2,200)	—
Net cash used in investing activities	(113,147)	(2,200)	—
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from initial public offering, net	8,602,166	—	—
Proceeds from note payable	642,600	1,500,000	—
Payments on notes payable	(2,883,754)	(357,207)	—
Proceeds from convertible notes payable	—	650,000	—
Payments on convertible notes payable	(771,431)	—
Net borrowings (payments) on lines of credit	(1,339,430)	1,339,430	—
Cash paid for financing costs	(105,279)	(359,500)	—
Net cash provided by financing activities	4,144,872	2,772,723	—
NET CHANGE IN CASH AND RESTRICTED CASH	9,440,608	471,308	611,268
CASH AND RESTRICTED CASH, BEGINNING OF YEAR	471,308	—	1,525,693
CASH AND RESTRICTED CASH, END OF YEAR	$9,911,916	$471,308	$2,136,961

1847 GOEDEKER INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS — Continued

	Successor		Predecessor
	Year Ended December 31, 2020	Period from April 6, 2019 through December 31, 2019	Period from January 1, 2019 through April 5, 2019
		(As Restated)
Cash, cash equivalents and restricted cash consist of the following:
End of year
Cash and cash equivalents	$934,726	$471,308	$—
Restricted cash	8,977,187	—	—
	$9,911,916	$471,308	$—

Cash, cash equivalents and restricted cash consist of the following:
Beginning of year
Cash and cash equivalents	$471,308	$—	$1,525,693
Restricted cash	—	—	—
	$471,308	$—	$1,525,693

SUPPLEMENTAL CASH FLOW INFORMATION
Cash paid for interest	$764,424	$292,890	$—
Cash paid for taxes	$—	$—	$—

NON-CASH INVESTING AND FINANCING ACTIVITIES
Operating lease right-of-use asset and liability	$—	$2,300,000	$—
Debt discounts on notes payable	$—	$64,286	$—
Warrants in 1847 Holdings contributed on notes payable	$566,711	$292,673	$—
1847 Holdings common shares contributed on note payable	$—	$137,500	$—
Acquisition of Goedeker Television Co.	$—	$4,725,689	$—
Conversion of debt through issuance of 1847 Holdings common shares	$375,000	$—	$—
Derecognition of related party debt	$137,500	$—	$—
Adjustment to fair value of goodwill based on final purchase price allocation	$121,736	$—	$—
Conversion of warrant into common stock	$2,250,000	$—	$—
Issuance of note payable to repay Seller note	$3,500,000	$—	$—

The accompanying notes are an integral part of these consolidated financial statements

1847 GOEDEKER INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2020 AND 2019

NOTE 1 — ORGANIZATION AND NATURE OF BUSINESS

1847 Goedeker Inc. (the “Company”) was formed under the laws of the State of Delaware on January 10, 2019 for the sole purpose of acquiring the business of Goedeker Television Co. Prior to the acquisition, the Company did not have any operations other than operations relating to its incorporation and organization.

On April 5, 2019, the Company acquired substantially all the assets and assumed substantially all the liabilities of Goedeker Television Co., a Missouri corporation (“Goedeker”). As a result of this transaction, the Company acquired the former business of Goedeker and continues to operate this business.

October 20, 2020, the Company formed Appliances Connection Inc. (“ACI”) as a wholly owned subsidiary in the State of Delaware. At December 31, 2020, ACI had no assets or liabilities.

The Company is a one-stop e-commerce destination for home furnishings, including appliances, furniture, home goods and related products. Since Goedeker’s founding in 1951, it has evolved from a local brick and mortar operation serving the St. Louis metro area to a large nationwide omnichannel retailer that offers one-stop shopping. While the Company still maintains its St. Louis showroom, over 95% of its sales are placed through its website at www.goedekers.com.

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The consolidated financial statements of the Company and ACI have been prepared in accordance with generally accepted accounting principles in the United States of America (“GAAP”) and are presented in US dollars.

Management has analyzed the impact of the Coronavirus pandemic (“COVID-19”) on its consolidated financial statements as of December 31, 2020 and has determined that the changes to its significant judgments and estimates did not have a material impact with respect to goodwill, intangible assets or long-lived assets.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its consolidated subsidiary, ACI. All significant intercompany balances and transactions have been eliminated in consolidation. The Company does not have a majority or minority interest in any other company, either consolidated or unconsolidated.

Stock Split

On July 30, 2020, the Company completed a 4,750-for-1 forward stock split of its outstanding common stock. As a result of this stock split, the Company’s issued and outstanding common stock increased from 1,000 to 4,750,000 shares. Accordingly, all share and per share information has been restated to retroactively show the effect of this stock split.

Predecessor and Successor Reporting

The acquisition of Goedeker, as described in Note 1, was accounted for under the acquisition method of accounting in accordance with GAAP. For the purpose of financial reporting, Goedeker was deemed to be the predecessor company and the Company is deemed to be the successor company in accordance with the rules and regulations issued by the Securities and Exchange Commission. The assets and liabilities of Goedeker were recorded at their respective fair values as of the acquisition date. Fair value adjustments related to the transaction are reflected in the books of the Company, resulting in assets and liabilities of the Company being recorded at fair value at April 6, 2019. Therefore, the Company’s financial information prior to the transaction is not comparable to its financial information subsequent to the transaction.

1847 GOEDEKER INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2020 AND 2019

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

As a result of the impact of pushdown accounting, the consolidated financial statements and certain note presentations separate the Company’s presentations into two distinct periods, the period before the consummation of the transaction (labeled “Predecessor”) and the period after that date (labeled “Successor”), to indicate the application of a different basis of accounting between the periods presented.

Use of Estimates

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

Cash and equivalents include: (1) currency on hand, (2) demand deposits with banks or financial institutions, (3) other kinds of accounts that have the general characteristics of demand deposits, and (4) short-term, highly liquid investments that are both readily convertible to known amounts of cash and so near their maturity that they present insignificant risk of changes in value because of changes in interest rates. The majority of payments due from financial institutions for the settlement of credit card and debit card transactions process within two business days and are, therefore, classified as cash and cash equivalents. Other payment methods that take more time to settle are classified as receivables.

Restricted cash includes $3,298,529 pledged to secure a note, $100,000 to secure a vendor letter of credit and $5,578,658 withheld by credit card processors as security for the Company’s customer refund claims and credit card chargebacks. The cash pledged to secure the note payable will be released as the note is repaid, the cash pledged to secure the letter of credit will be released when the vendor offers the Company credit terms, and the cash held by credit card processors will be released at the discretion of the credit card companies.

Revenue Recognition and Cost of Revenue

The Company records revenue in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 606. Revenue is recognized to depict the transfer of goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. ASC 606 also requires additional disclosure about the nature, amount, timing, and uncertainty of revenue and cash flows arising from customer purchase orders, including significant judgments.

The Company collects the full sales price from the customer at the time the order is placed, which is recorded as customer deposits on the accompanying consolidated balance sheet. The Company does not incur incremental costs obtaining purchase orders from customers, however, if the Company did, because all the Company’s contracts are less than a year in duration, any contract costs incurred would be expensed rather than capitalized.

The revenue that the Company recognizes arises from orders it receives from its customers. The Company’s performance obligations under the customer orders correspond to each sale of merchandise that it makes to customers under the purchase orders; as a result, each purchase order generally contains only one performance obligation based on the merchandise sale to be completed.

Control of the delivery transfers to customers when the customer can direct the use of, and obtain substantially all the benefits from, the Company’s products, which generally occurs when the customer assumes the risk of loss. The risk of loss shifts to the customer at different times depending on the method of delivery. The Company delivers products to its customers in three possible ways. The first way is through a shipment of the products through a third-party carrier from the Company’s warehouse to the customer (a “Company Shipment”). The second way is through a shipment of the products through a third-party carrier from a warehouse other than the Company’s warehouse to the customer (a “Drop Shipment”) and the third way is where the Company itself delivers the products to the customer and often

1847 GOEDEKER INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2020 AND 2019

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

also installs the product (a “Local Delivery”). In the case of a Local Delivery, the Company loads the product on to its own truck and delivers and installs the product at the customer’s location. When a product is delivered through a Local Delivery, risk of loss passes to the customer at the time of installation and revenue is recognized upon installation at the customer’s location. In the case of a Company Shipment and a Drop Shipment, the delivery to the customer is made free on board, or FOB, shipping point (whether from the Company’s warehouse or a third party’s warehouse). Therefore, risk of loss and title transfers to the customer once the products are shipped (i.e., leaves the Company’s warehouse or a third-party’s warehouse). After shipment and prior to delivery, the customer is able to redirect the product to a different destination, which demonstrates the customer’s control over the product once shipped. Once the risk of loss has shifted to the customer, the Company has satisfied its performance obligation and the Company recognizes revenue.

The Company agrees with customers on the selling price of each transaction. This transaction price is generally based on the agreed upon sales price. In the Company’s contracts with customers, it allocates the entire transaction price to the sales price, which is the basis for the determination of the relative standalone selling price allocated to each performance obligation. Any sales tax, value added tax, and other tax the Company collects concurrently with revenue-producing activities are excluded from revenue.

Cost of revenue includes the cost of purchased merchandise plus the cost of shipping merchandise and where applicable installation, net of promotional rebates and other incentives received from vendors.

Substantially all the Company’s sales are to individual retail consumers.

Shipping and Handling — The Company bills its customers for shipping and handling charges, which are included in net sales for the applicable period, and the corresponding shipping and handling expense is reported in cost of sales.

Disaggregated Revenue — The Company disaggregates revenue from contracts with customers by product type, as it believes it best depicts how the nature, amount, timing and uncertainty of revenue and cash flows are affected by economic factors.

The Company’s disaggregated revenue by product type is as follows:

	Successor		Predecessor
	Year Ended December 31, 2020	Period from April 6, 2019 through December 31, 2019	Period from January 1, 2019 through April 5, 2019
Appliance sales	$40,113,568	$28,487,053	$9,784,525
Furniture sales	11,800,277	4,405,866	2,456,085
Other sales	3,219,808	1,775,193	706,291
Total	$55,133,653	$34,668,112	$12,946,901

The Company also sells extended warranty contracts. The Company is an agent for the warranty company and earns a commission on the warranty contracts purchased by customers; therefore, the cost of the warranty contracts is netted against warranty revenue in the accompanying consolidated statement of operations. The Company assumes no liability for repairs to products on which it has sold a warranty contract.

The Company experiences operational trends which are primarily holidays such as Presidents Day, Memorial Day, July 4th, Labor Day, Thanksgiving Day, and Christmas and Black Friday and Cyber Monday.

1847 GOEDEKER INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2020 AND 2019

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Receivables

Receivables represent rebates receivable due from manufacturers from whom the Company purchases products and amounts due from credit card processors that do not settle within two days. Rebates receivable are stated at the amount that management expects to collect from manufacturers, net of accounts payable amounts due the vendor. Rebates are calculated on product and model sales programs from specific vendors. The rebates are paid at intermittent periods either in cash or through issuance of vendor credit memos, which can be applied against vendor accounts payable. Based on the Company’s assessment of the credit history with its manufacturers, it has concluded that there should be no allowance for uncollectible accounts. The Company historically collects substantially all of its outstanding rebates receivables. Uncollectible balances are expensed in the period it is determined to be uncollectible.

Merchandise Inventory

Inventory consists of finished products acquired for resale and is valued at the lower-of-cost-or-market with cost determined on an average item basis. The Company periodically evaluates the value of items in inventory and provides write-downs to inventory based on its estimate of market conditions.

Property and Equipment

Property and equipment is stated at the historical cost. Maintenance and repairs of property and equipment are charged to operations as incurred. Leasehold improvements are amortized over the lesser of the base term of the lease or estimated life of the leasehold improvements. Depreciation is computed using the straight-line method over estimated useful lives as follows:

Category	Useful Life (Years)
Machinery and equipment	5
Office equipment	5
Vehicles	5

Goodwill

The Company tests its goodwill for impairment at least annually on December 31 and whenever events or circumstances change that indicate impairment may have occurred. A significant amount of judgment is involved in determining if an indicator of impairment has occurred. Such indicators may include, among others: a significant decline in the Company’s expected future cash flows; a significant adverse change in legal factors or in the business climate; unanticipated competition; and slower growth rates. Any adverse change in these factors could have a significant impact on the recoverability of goodwill and the Company’s consolidated financial results.

The Company tests goodwill by estimating fair value using a Discounted Cash Flow (“DCF”) model. The key assumptions used in the DCF model to determine the highest and best use of estimated future cash flows include revenue growth rates and profit margins based on internal forecasts, terminal value and an estimate of a market participant’s weighted-average cost of capital used to discount future cash flows to their present value. There were no impairment charges during the years ended December 31, 2020 and 2019.

Intangible Assets

As of December 31, 2020 and 2019, definite-lived intangible assets primarily consisted of tradenames and customer relationships which are being amortized over their estimated useful lives, or 5 years.

1847 GOEDEKER INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2020 AND 2019

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The Company periodically evaluates the reasonableness of the useful lives of these assets. Once these assets are fully amortized, they are removed from the accounts. These assets are reviewed for impairment or obsolescence when events or changes in circumstances indicate that the carrying amount may not be recoverable. If impaired, intangible assets are written down to fair value based on discounted cash flows or other valuation techniques. The Company has no intangibles with indefinite lives.

In applying the acquisition method of accounting, amounts assigned to identifiable assets and liabilities acquired were based on estimated fair values as of the date of acquisition, with the remainder recorded as goodwill. Identifiable intangible assets are initially valued at fair value using generally accepted valuation methods appropriate for the type of intangible asset. Identifiable intangible assets with definite lives are amortized over their estimated useful lives and are reviewed for impairment if indicators of impairment arise. Intangible assets with indefinite lives are tested for impairment within one year of acquisitions or annually as of December 1, and whenever indicators of impairment exist. The fair values of intangible assets are compared against their carrying values, and an impairment loss would be recognized for the amount by which a carrying amount exceeds its fair value. At December 31, 2020 and 2019, there were no impairments in intangible or the right of use (“ROU”) assets.

Long-Lived Assets

The Company reviews its property and equipment and any identifiable intangibles (including ROU asset) for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The test for impairment is required to be performed by management upon triggering events. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the future undiscounted operating cash flow expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the asset exceeds the fair value of the asset. Long-lived assets to be disposed of are reported at the lower of carrying amount or fair value less costs to sell. At December 31, 2020 and 2019, there were no impairments in long-lived assets.

Lease Liabilities

Lease liabilities and their corresponding ROU assets are recorded based on the present value of lease payments over the expected lease term at the lease commencement date. As most of the Company’s leases do not provide an implicit rate, the Company uses an estimated incremental borrowing rate (“IBR”) based on the information available at the commencement date of the respective lease to determine the present value of future payments. The determination of the IBR requires judgment and is primarily based on publicly available information for companies within the same industry and with similar credit profiles. The Company adjusts the rate for the impact of collateralization, the lease term and other specific terms included in each lease arrangement. The IBR is determined at the lease commencement and is subsequently reassessed upon a modification to the lease arrangement.

Lease expense for minimum lease payments is recognized on a straight-line basis over the lease term.

The Company reviews the ROU asset for impairment whenever events or changes in circumstances indicate that the carrying amount of the ROU asset may not be recoverable. When such events occur, the Company compares the carrying amount of the ROU asset to the undiscounted expected future cash flows related to the ROU asset. If the comparison indicates that an impairment exists, the amount of the impairment is calculated as the difference between the excess of the carrying amount over the fair value of the ROU asset. If a readily determinable market price does not exist, fair value is estimated using discounted expected cash flows attributable to the ROU asset.

Fair Value of Financial Instruments

The fair value of a financial instrument is the amount that could be received upon the sale of an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Financial assets are marked to bid prices and financial liabilities are marked to offer prices. Fair value measurements do not include transaction

1847 GOEDEKER INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2020 AND 2019

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

costs. A fair value hierarchy is used to prioritize the quality and reliability of the information used to determine fair values. Categorization within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement. Cash, restricted cash, receivables, inventory, and prepaid expenses approximate fair value, due to their short-term nature. The fair value hierarchy is defined in the following three categories:

Level 1:    Quoted market prices in active markets for identical assets or liabilities.

Level 2:    Observable market-based inputs or inputs that are corroborated by market data.

Level 3:    Unobservable inputs that are not corroborated by market data.

Customer Deposits

Customer deposits represent the amount collected from customers when an order is placed. The deposits are transferred to revenue when the order ships to the customer or returned to the Company if the order is subsequently cancelled.

Derivative Instrument Liability

The Company accounts for derivative instruments in accordance with ASC 815, Derivatives and Hedging, which establishes accounting and reporting standards for derivative instruments and hedging activities, including certain derivative instruments embedded in other financial instruments or contracts, and requires recognition of all derivatives on the balance sheet at fair value, regardless of hedging relationship designation. Accounting for changes in fair value of the derivative instruments depends on whether the derivatives qualify as hedge relationships and the types of relationships designated are based on the exposures hedged. At December 31, 2019, the Company classified a warrant issued in conjunction with a term loan as a derivative instrument (see Note 12). There were no derivative instruments at December 31, 2020.

Income Taxes

Under the Company’s accounting policies, the Company initially recognizes a tax position in its consolidated financial statements when it becomes more likely than not that the position will be sustained upon examination by the tax authorities. Such tax positions are initially and subsequently measured as the largest amount of tax positions that has a greater than 50% likelihood of being realized upon ultimate settlement with the tax authorities assuming full knowledge of the position and all relevant facts. Although the Company believes its provisions for unrecognized tax positions are reasonable, the Company can make no assurance that the final tax outcome of these matters will not be different from that which the Company has reflected in its income tax provisions and accruals. The tax law is subject to varied interpretations, and the Company has taken positions related to certain matters where the law is subject to interpretation. Such differences could have a material impact on the Company’s income tax provisions and operating results in the period(s) in which the Company makes such determination.

Sales Tax Liability

On June 21, 2018, the U.S. Supreme Court issued an opinion in South Dakota v. Wayfair, Inc., 138 S. Ct. 2080 (2018), whereby the longstanding Quill Corp v. North Dakota sales tax case was overruled, and states may now require remote sellers to collect sales tax under certain circumstances. In 2020, the Company began collecting sales tax in nearly all states that have sales tax. The Company accrued sales taxes in the states with sales tax. The Company accrued the potential liability from the effective date of a state’s adoption of the Wayfair decision up to the date the Company began collecting and filing sales taxes in the various states. At December 31, 2020 and 2019, the amount of such accrual was $5,804,100 and $2,910,200, respectively, which is included in accounts payable and accrued expenses. To date, only one state has notified the Company of a potential sales tax liability of approximately $11,000.

1847 GOEDEKER INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2020 AND 2019

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Basic Income (Loss) Per Share

Basic income (loss) per share is calculated by dividing the net loss applicable to common shareholders by the weighted average number of common shares during the period. Diluted earnings per share is calculated by dividing the net income available to common shareholders by the diluted weighted average number of shares outstanding during the year. The diluted weighted average number of shares outstanding is the basic weighted number of shares adjusted for any potentially dilutive securities. For the year ended December 31, 2020, the potentially dilutive securities were warrants for the purchase of 55,560 shares of common stock issued to affiliates of the underwriter in its initial public offering described below and options for the purchase of 555,000 shares of common stock. For the year ended December 31, 2019, the potentially dilutive securities were penny warrants for the purchase of 250,000 shares of common stock, which were included in basic loss per share, but excluded from diluted loss per share.

Reclassifications

Certain accounts have been reclassified to conform with classifications adopted in the period ended December 31, 2020. Such reclassifications had no effect on net earnings or financial position.

Going Concern Assessment

Management assesses going concern uncertainty in the Company’s consolidated financial statements to determine whether there is sufficient cash on hand and working capital, including available borrowings on loans, to operate for a period of at least one year from the date the consolidated financial statements are issued or available to be issued, which is referred to as the “look-forward period”, as defined in GAAP. As part of this assessment, based on conditions that are known and reasonably knowable to management, management will consider various scenarios, forecasts, projections, estimates and will make certain key assumptions, including the timing and nature of projected cash expenditures or programs, its ability to delay or curtail expenditures or programs and its ability to raise additional capital, if necessary, among other factors. Based on this assessment, as necessary or applicable, management makes certain assumptions around implementing curtailments or delays in the nature and timing of programs and expenditures to the extent it deems probable those implementations can be achieved and management has the proper authority to execute them within the look-forward period.

The Company has generated significant losses since its acquisition and has relied on cash on hand, external bank lines of credit, proceeds from the IPO described below, issuance of third party and related party debt and the issuance of a note to support cashflow from operations.

For the year ended December 31, 2020, the Company incurred operating losses of approximately $14.4 million, cash flows from operations of $5.4 million, and negative working capital of $17.5 million.

Management has prepared estimates of operations for fiscal years 2021 and 2022 and believes that sufficient funds will be generated from operations to fund its operations, and to service its debt obligations for one year from the date of the filing of these consolidated financial statements in the Company’s 10-K.

On August 4, 2020, the Company completed an initial public offering of its common stock, pursuant to which the Company sold 1,111,200 shares of its common stock, at a purchase price of $9.00 per share, for total gross proceeds of $10,000,800 (the “IPO”). After deducting the underwriting commission and offering expenses, the Company received net proceeds of $8,602,166. The Company used a portion of the proceeds from the IPO to pay off certain debt as described below.

As described in Note 19 below, the Company received net proceeds of $4,590,000 from the sale of 10% OID senior secured promissory note and warrants on March 19, 2021. These proceeds will supplement the Company’s cash flow from operations and provide additional liquidity.

1847 GOEDEKER INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2020 AND 2019

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The impact of COVID-19 on the Company’s business has been considered in these assumptions; however, it is too early to know the full impact of COVID-19 or its timing on a return to more normal operations.

The accompanying consolidated financial statements have been prepared on a going concern basis under which the Company is expected to be able to realize its assets and satisfy its liabilities in the normal course of business.

Management believes that based on relevant conditions and events that are known and reasonably knowable that its forecasts, for one year from the date of the filing of these consolidated financial statements, indicate improved operations and the Company’s ability to continue operations as a going concern. The Company has contingency plans to reduce or defer expenses and cash outlays should operations not improve in the look forward period.

Recent Accounting Pronouncements

Recently Adopted

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842) (“ASC 842”), which requires lessees to recognize ROU assets and related lease liabilities on the balance sheet for all leases greater than one year in duration. The Company adopted ASC 842 on January 1, 2019 using a modified retrospective transition approach for leases existing at, or entered into after, the beginning of the earliest comparative period presented in the consolidated financial statements. The modified retrospective approach did not require any transition accounting for leases that expired before the earliest comparative period presented. The adoption of this standard resulted in the recording of ROU assets and lease liabilities for all of the Company’s lease agreements with original terms of greater than one year. The adoption of ASC 842 did not have a significant impact on the Company’s consolidated statements of income or cash flows. See Note 15 for the required disclosures relating to the Company’s lease agreements.

In June 2018, the FASB issued Accounting Standards Update (“ASU”) 2018-07, Compensation — Stock Compensation (Topic 718):    Improvements to Nonemployee Share-Based Payment Accounting, which simplifies the accounting for nonemployee share-based payment transactions by expanding the scope of ASC Topic 718, Compensation — Stock Compensation, to include share-based payment transactions for acquiring goods and services from nonemployees. Under the new standard, most of the guidance on stock compensation payments to nonemployees would be aligned with the requirements for share-based payments granted to employees. This standard became effective for the Company on January 1, 2019. The adoption of this standard did not have a material impact on the Company’s consolidated financial statements.

In February 2018, the FASB issued ASU 2018-02, Income Statement-Reporting Comprehensive Income (Topic 220):     Reclassification of Certain Tax Effects from Accumulated Other Comprehensive Income, which allows a reclassification from accumulated other comprehensive income (“AOCI”) to retained earnings for stranded tax effects resulting from U.S. federal tax legislation commonly referred to as the Tax Cuts and Jobs Act, which was enacted in December 2017.

In August 2017, the FASB issued ASU 2017-12, Derivatives and Hedging (Topic 815):    Targeted Improvements to Accounting for Hedging Activities, which expands and refines hedge accounting for both financial and non-financial risk components, aligns the recognition and presentation of the effects of hedging instruments and hedge items in the consolidated financial statements, and includes certain targeted improvements to ease the application of current guidance related to the assessment of hedge effectiveness. ASU 2017-12 became effective for the Company on January 1, 2019. The adoption of this standard did not have a material impact on the Company’s consolidated financial statements.

In August 2018, the FASB issued ASU 2018-15, Intangibles — Goodwill and Other — Internal-Use Software (Subtopic 350-40):    Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract, which aligns the requirements for capitalizing implementation costs incurred in a hosting arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop

1847 GOEDEKER INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2020 AND 2019

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

or obtain internal-use software (and hosting arrangements that include an internal-use software license). ASU 2018-15 is effective for annual periods beginning after December 15, 2019, including interim periods within those annual periods. Early adoption is permitted. The Company adopted ASU 2018-15 on January 1, 2020 on a prospective basis. The adoption of this standard did not have a material impact on the Company’s consolidated financial statements.

In August 2018, the FASB issued ASU 2018-13, Fair Value Measurement (Topic 820):    Disclosure Framework — Changes to the Disclosure Requirements for Fair Value Measurement, which removes, modifies and adds various disclosure requirements related to fair value disclosures. Disclosures related to transfers between fair value hierarchy levels will be removed and further detail around changes in unrealized gains and losses for the period and unobservable inputs used in determining level 3 fair value measurements will be added, among other changes. ASU 2018-13 is effective for interim and annual reporting periods beginning after December 15, 2019, and early adoption is permitted. The Company adopted ASU 2018-13 on January 1, 2020 on a prospective basis. The adoption of this standard did not have a material impact on the Company’s consolidated financial statements.

Not Yet Adopted

In June 2016, the FASB issued ASU 2016-13 Financial Instruments-Credit Losses (Topic 326):    Measurement of Credit Losses on Financial Instruments which requires the measurement and recognition of expected credit losses for financial assets held at amortized cost. ASU 2016-13 replaces the existing incurred loss impairment model with an expected loss methodology, which will result in more timely recognition of credit losses. ASU 2016-13 is effective for annual reporting periods, and interim periods within those years beginning after December 15, 2019. This pronouncement was amended under ASU 2019-10 to allow an extension on the adoption date for entities that qualify as a small reporting company. The Company has elected this extension and the effective date for the Company to adopt this standard will be for fiscal years beginning after December 15, 2022. The Company has not completed its assessment of the standard but does not expect the adoption to have a material impact on the Company’s financial position, results of operations, or cash flows.

The Company currently believes that all other issued and not yet effective accounting standards are not relevant to the Company’s consolidated financial statements.

NOTE 3 — RESTATEMENT OF FINANCIAL STATEMENTS

The Company restated its previously issued financial statements as of and for the year ended December 31, 2019 to reflect the modification of a sales tax liability and purchase accounting adjustments:

(1)    The Company determined that it should accrue a liability for potential 2019 sales taxes that might be payable to the states in which it operates as a result of the Wayfair decision (See Note 2 — Sales Tax Liability). Accordingly, the Company accrued a liability of $2,910,200, representing a potential liability for sales taxes and penalties of $2,808,000 and interest expense of $102,200.

(2)    The Company adjusted the fair value of ownership interests in Holdco that were transferred to seller and the value of liabilities assumed in the April 5, 2019 acquisition (see Note 10) resulting in a $372,063 reduction in Goodwill; a $192,542 reduction in Additional Paid in Capital, and $179,521 reduction in liabilities assumed, which was recognized as a general and administrative expense.

1847 GOEDEKER INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2020 AND 2019

NOTE 3 — RESTATEMENT OF FINANCIAL STATEMENTS (cont.)

The following tables summarize the effect of the restatement on the specific items presented in our historical financial statements included in our previously reported December 31, 2019 financial statements:

1847 GOEDEKER INC.
BALANCE SHEET

	December 31, 2019 (As Filed)		Adjustments	December 31, 2019 (As Restated)
ASSETS
Total Current Assets	4,494,402		—	4,494,402
Goodwill	4,976,016	(2)	(372,063)	4,603,953
TOTAL ASSETS	$14,278,926		$(372,063)	$13,906,863

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current Liabilities
Accounts payable and accrued expenses	$2,465,220	(1)	$2,910,200	$5,375,420
Total Current Liabilities	11,215,028		2,910,200	14,125,228
TOTAL LIABILITIES	15,074,880		2,910,200	17,985,080
Stockholders’ Deficit
Additional paid-in capital	1,271,721	(2)	(192,542)	1,079,179
Accumulated deficit	(2,068,150)	(1)	(2,910,200)	(5,157,871)
		(2)	(179,521)
Total Stockholders’ Deficit	(795,954)		(3,282,263)	(4,078,217)
TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	14,278,926		$(372,063)	$13,906,863

1847 GOEDEKER INC.
STATEMENTS OF OPERATIONS

	Period from April 6, 2019 through December 31, 2019 (As Filed)		Adjustments	Period from April 6, 2019 through December 31, 2019 (As Restated)
Gross profit	6,071,983		—	6,071,983
Operating Expenses
General and administrative	1,741,050	(1)	2,808,000	4,728,571
		(2)	179,521
Total Operating Expenses	7,789,221		2,987,521	10,776,742

LOSS FROM OPERATIONS	(1,717,238)		(2,987,521)	(4,704,759)

Total Other Income (Expense)	(1,049,215)		(102,200)	(1,151,415)

NET LOSS BEFORE INCOME TAXES	(2,766,453)		(3,089,721)	(5,856,174)

INCOME TAX BENEFIT (EXPENSE)	698,303		—	698,303
NET LOSS	$(2,068,150)		$(3,089,721)	$(5,157,871)
LOSS PER COMMON SHARE – BASIC AND DILUTED	$(0.41)			$(1.03)
WEIGHTED-AVERAGE NUMBER OF COMMON SHARES OUTSTANDING – BASIC AND DILUTED	5,000,000			5,000,000

1847 GOEDEKER INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2020 AND 2019

NOTE 3 — RESTATEMENT OF FINANCIAL STATEMENTS (cont.)

1847 GOEDEKER INC.
STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)

	Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Equity (Deficit)
	Shares	Amount
As Filed:
Capital contribution by Holdco for the acquisition of Goedeker Television Co.	4,750,000	475	979,048	—	979,523
Net loss for the period from April 6, 2019 through December 31, 2019	—	—	—	(2,068,150)	(2,068,150)
Balance, December 31, 2019	4,750,000	$475	$1,272,195	$(2,068,150)	$(795,954)

As Restated:
Capital contribution by Holdco for the acquisition of Goedeker Television Co.	4,750,000	475	786,506	—	786,981
Net loss for the period from April 6, 2019 through December 31, 2019	—	—	—	(5,157,871)	(5,157,871)
Balance, December 31, 2019	4,750,000	$475	$1,079,179	$(5,157,871)	$(4,078,217)

1847 GOEDEKER INC.
STATEMENTS OF CASH FLOWS

	Period from April 6, 2019 through December 31, 2019 (As Filed)		Adjustments	Period from April 6, 2019 through December 31, 2019 (As Restated)
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(2,068,150)	(1)	$(2,910,200)	$(5,157,871)
		(2)	(179,521)
Accounts payable and accrued expenses	(1,464,657)	(1)	2,910,200
		(2)	179,521	1,625,064
Net cash provided by (used in) operating activities	(2,299,215)		—	(2,299,215)
CASH FLOWS FROM INVESTING ACTIVITIES
Net cash used in investing activities	(2,200)			(2,200)
CASH FLOWS FROM FINANCING ACTIVITIES
Net cash provided by financing activities	2,772,723		—	2,772,723
NET CHANGE IN CASH AND RESTRICTED CASH	471,308		—	471,308
CASH AND RESTRICTED CASH, BEGINNING OF YEAR	—		—	—
CASH AND RESTRICTED CASH, END OF YEAR	$471,308		$—	$471,308

1847 GOEDEKER INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2020 AND 2019

NOTE 4 — RECEIVABLES

At December 31, 2020 and 2019, receivables consisted of the following: respectively.

	December 31, 2020	December 31, 2019
Vendor rebates receivable	$1,337,791	$1,455,248
Credit cards in process of collection	660,441	—
Total receivables	$1,998,232	$1,455,248

NOTE 5 — MERCHANDISE INVENTORY

At December 31, 2020 and 2019, the inventory balances are composed of:

	December 31, 2020	December 31, 2019
Appliances	$5,285,975	$1,538,552
Furniture	194,852	184,755
Other	91,414	81,783
Total merchandise inventory	5,572,241	1,805,090
Allowance for inventory obsolescence	(425,000)	(425,000)
Merchandise inventory, net	$5,147,241	$1,380,090

NOTE 6 — VENDOR DEPOSITS

Deposits with vendors represent cash on deposit with one vendor arising from accumulated rebates paid by the vendor. The deposits are used by the vendor to seek to secure the Company’s purchases. The deposit can be withdrawn at any time up to the amount of the Company’s credit line with the vendor. Alternatively, the Company could secure their credit line with a floor plan line from a lender and withdraw all its deposits. The Company has elected to leave the deposits with the vendor on which it earns interest income.

Prior to obtaining an open line of credit with a major vendor, the Company paid in advance for its purchases. The vendor did not ship product to the Company until an order was complete. As a result, the vendor held Company funds. A second vendor uses the Company’s vendor deposit account as collateral. Orders from this vendor exceeded the deposit account and the Company prepaid for some orders. Vendor deposits as of December 31, 2020 and 2019 were $547,648 and $294,960, respectively.

NOTE 7 — PROPERTY AND EQUIPMENT

Property and equipment consist of the following at December 31, 2020 and 2019:

	December 31, 2020	December 31, 2019
Equipment	$69,336	$7,376
Warehouse equipment	61,070	29,188
Furniture and fixtures	512	512
Transportation equipment	63,784	63,784
Leasehold improvements	136,931	117,626
Total property and equipment	331,633	218,486
Accumulated depreciation	(85,685)	(32,880)
Property and equipment, net	$245,948	$185,606

Depreciation expense for the year ended December 31, 2020, the period April 6, 2019 to December 31, 2019 and the period January 1, 2019 to April 5, 2019 was approximately $53,000, $33,000 and $10,000, respectively.

1847 GOEDEKER INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2020 AND 2019

NOTE 8 — INTANGIBLE ASSETS

The following provides a breakdown of identifiable intangible assets as of December 31, 2020 and 2019:

	December 31, 2020	December 31, 2019
Customer relationships	$749,000	$749,000
Marketing related – tradename	1,368,000	1,368,000
Total intangible assets	2,117,000	2,117,000
Accumulated amortization	(735,063)	(238,156)
Intangible assets, net	$1,381,937	$1,878,844

In connection with the acquisition of Goedeker, the Company identified intangible assets of $2,117,000, representing trade names and customer relationships. These assets are being amortized on a straight-line basis over their weighted average estimated useful life of 3.3 years. Amortization expense for the year ended December 31, 2020, the period April 6, 2019 to December 31, 2019 and the period January 1, 2019 to April 5, 2019 was $496,907, $238,156 and $-0-, respectively.

As of December 31, 2020, the estimated annual amortization expense for each of the next five years is as follows:

2021	$423,396
2022	423,396
2023	423,396
2024	111,749
Total	$1,381,937

NOTE 9 — ACCOUNTS PAYABLE AND ACCRUED EXPENSES

The following is schedule of accounts payable and accrued expenses at December 31, 2020 and 2019:

	December 31, 2020	December 31, 2019
Trade accounts payable	$5,975,486	$1,644,216
Sales tax	5,804,100	2,910,200
Accrued payroll liabilities	492,573	192,305
Accrued interest	10,000	253,678
Accrued liability for sales returns	200,000	200,000
Other accrued liabilities	219,556	175,021
Total accounts payable and accrued expenses	$12,701,715	$5,375,420

NOTE 10 — BUSINESS COMBINATION

On January 18, 2019, the Company entered into an asset purchase agreement with Goedeker and Steve Goedeker and Mike Goedeker (the “Stockholders”), pursuant to which the Company agreed to acquire substantially all of the assets of Goedeker used in its retail appliance and furniture business (the “Goedeker Business”).

On April 5, 2019, the Company, Goedeker and the Stockholders entered into an amendment to the asset purchase agreement and closing of the acquisition of substantially all of the assets of Goedeker was completed.

The aggregate purchase price, recorded as a capital contribution from the Company’s parent company at that time, 1847 Goedeker Holdco Inc. (“Holdco”), was $4,175,373 consisting of: (i) the issuance of a promissory note in the principal amount of $4,100,000 and a deemed fair value of $3,637,898; (ii) up to $600,000 in earn out payments (as described below) with a deemed fair value of $81,494; (iii) a 22.5% ownership interest in Holdco transferred to the Stockholders with a deemed fair value of $786,981, (iv) cash of $478,000, and (v) net of a working capital adjustment of $809,000.

1847 GOEDEKER INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2020 AND 2019

NOTE 10 — BUSINESS COMBINATION (cont.)

The asset purchase agreement provided for an adjustment to the purchase price based on the difference between actual working capital at closing and the seller’s preliminary estimate of closing date working capital.  In accordance with the asset purchase agreement, an independent CPA firm was retained by the Company and Goedeker to resolve differences in the working capital amounts.  The report issued by that CPA firm determined that Goedeker owed the Company $809,000, which Goedeker has not paid. On or about March 23, 2020, the Company submitted a claim for arbitration to the American Arbitration Association relating to Goedeker’s failure to pay. The claim alleged, inter alia, breach of contract, fraud, indemnification and the breach of the covenant of good faith and fair dealing. The Company alleged damages in the amount of $809,000, plus attorneys’ fees and costs. The $809,000 is included in other assets in the accompanying balance sheet as of December 31, 2019.

On June 2, 2020, the Company entered into a settlement agreement with Goedeker, Steve Goedeker, Mike Goedeker and 1847 Holdings LLC, the Company’s indirect parent company at such time (“1847 Holdings”). The settlement agreement and the related transaction documents that are exhibits to the settlement agreement were all signed on June 2, 2020 only became effective upon the closing of the IPO on August 4, 2020. Pursuant to the settlement agreement, the parties entered into an amendment and restatement of the 9% subordinated promissory note described below (see Note 13). In addition, the parties agreed that the arbitration action described above would be settled effective upon the closing of the IPO and that each party to such arbitration action would release all claims that it has against the other parties to such action. As part of the settlement of the arbitration action, the Company agreed that the sellers will not have to pay the $809,000 working capital adjustment amount, which resulted in a loss on write-off of acquisition receivable during the year ended December 31, 2020.

Goedeker is also entitled to receive the following earn out payments to the extent the Goedeker Business achieves the applicable EBITDA (as defined in the asset purchase agreement) targets:

1.      An earn out payment of $200,000 if the EBITDA of the Goedeker Business for the trailing twelve (12) month period from the closing date is $2,500,000 or greater, which target was not met;

2.      An earn out payment of $200,000 if the EBITDA of the Goedeker Business for the trailing twelve (12) month period from the first anniversary of closing date is $2,500,000 or greater, which target the Company does not expect to meet; and

3.      An earn out payment of $200,000 if the EBITDA of the Goedeker Business for the trailing twelve (12) month period from the second anniversary of the closing date is $2,500,000 or greater. The Company expects to meet this target and adjusted the contingent note payable in the consolidated balance sheet to the present value of the amount due.

To the extent the EBITDA of the Goedeker Business for any applicable period is less than $2,500,000 but greater than $1,500,000, the Company must pay a partial earn out payment to Goedeker in an amount equal to the product determined by multiplying (i) the EBITDA Achievement Percentage by (ii) the applicable earn out payment for such period, where the “Achievement Percentage” is the percentage determined by dividing (A) the amount of (i) the EBITDA of the Goedeker Business for the applicable period less (ii) $1,500,000, by (B) $1,000,000. For avoidance of doubt, no partial earn out payments shall be earned or paid to the extent the EBITDA of the Goedeker Business for any applicable period is equal or less than $1,500,000. For the trailing twelve (12) month period from the closing date, EBITDA for the Goedeker Business was ($2,825,000) so Goedeker is not entitled to an earn our payment for that period.

To the extent Goedeker is entitled to all or a portion of an earn out payment, the applicable earn out payment(s) (or portion thereof) shall be paid on the date that is three (3) years from the closing date, and shall accrue interest from the date on which it is determined Goedeker is entitled to such earn out payment (or portion thereof) at a rate equal to five percent (5%) per annum, computed on the basis of a 360 day year for the actual number of days elapsed.

1847 GOEDEKER INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2020 AND 2019

NOTE 10 — BUSINESS COMBINATION (cont.)

The Company determined the fair value of the earnout on the date of acquisition was $81,494. Such amount was recorded as a contingent consideration liability within the accounts payable and accrued expense line item on the consolidated balance sheet and is revalued to fair value each reporting period until settled. The year 1 contingent liability of $32,246 was written-off in the year ended December 31, 2019 as the target was not met and the balance of the liability at December 31, 2019 is $49,248. Management reviewed the contingent consideration due at December 31, 2020 and adjusted the balance to the present value of the amount it estimates will be due in April 2022.

The fair value of the purchase consideration issued to Goedeker was allocated to the net tangible assets acquired. The Company accounted for the acquisition as the purchase of a business under GAAP under the acquisition method of accounting, and the assets and liabilities acquired were recorded as of the acquisition date, at their respective fair values and consolidated with those of the Company. The fair value of the net liabilities assumed was approximately $550,316. The excess of the aggregate fair value of the net tangible assets has been allocated to goodwill. Provisional goodwill was estimated at $4,603,953 at December 31, 2019 due to the preliminary valuation. During the year ended December 31, 2020, the Company subsequently adjusted the value of goodwill by $121,736 to $4,725,689 based on the finalized purchase price allocation.

The table below shows the analysis of the Goedeker asset purchase:

Purchase consideration at fair value (as restated):
Note payable, net of $462,102 debt discount and $215,500 of capitalized financing costs	$3,637,898
Cash to seller at closing	478,000
Working capital adjustment	(809,000)
Contingent note payable	81,494
Fair value of ownership interest in Holdco transferred to seller	786,981
Amount of consideration	$4,175,373

Assets acquired and liabilities assumed at fair value
Accounts receivable	$456,183
Inventories	1,851,251
Other assets	295,863
Property and equipment	216,286
Customer related intangibles	749,000
Marketing related intangibles – tradename	1,368,000
Accounts payable and accrued expenses	(3,056,855)
Customer deposits	(2,430,044)
Net tangible assets acquired (liabilities assumed)	$(550,316)

Total net assets acquired (liabilities assumed)	$(550,316)
Consideration paid	4,175,373
Goodwill	$4,725,689

NOTE 11 — LINES OF CREDIT

Burnley Capital LLC

On April 5, 2019, the Company, as borrower, and Holdco entered into a loan and security agreement with Burnley Capital LLC (“Burnley”) for revolving loans in an aggregate principal amount that will not exceed the lesser of (i) the borrowing base (as defined in the loan and security agreement) or (ii) $1,500,000 minus reserves established Burnley at any time in accordance with the loan and security agreement. In connection with the closing of the acquisition of Goedeker on April 5, 2019, the Company borrowed $744,000 under the loan and security agreement and issued a revolving note to Burnley in the principal amount of up to $1,500,000. As of December 31, 2019, the balance of the line of credit was $571,997.

1847 GOEDEKER INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2020 AND 2019

NOTE 11 — LINES OF CREDIT (cont.)

On August 4, 2020, the Company used a portion of the proceeds from the IPO to repay the revolving note in full and the loan and security agreement was terminated. The total payoff amount was $118,194, consisting of principal of $32,350, interest of $42 and prepayment, legal, and other fees of $85,802.

Northpoint Commercial Finance LLC

On June 24, 2019, the Company, as borrower, entered into a loan and security agreement with Northpoint Commercial Finance LLC, which was amended on August 2, 2019, for revolving loans up to an aggregate maximum loan amount of $1,000,000 for the acquisition, financing or refinancing by the Company of inventory at an interest rate of LIBOR plus 7.99%. As of December 31, 2019, the balance of the line of credit was $678,993. The loan and security agreement was terminated on May 18, 2020 and there is no outstanding balance as of December 31, 2020.

NOTE 12 — NOTES PAYABLE AND WARRANT LIABILITY

Arvest Loan

On August 25, 2020, the Company entered into a promissory note and security agreement with Arvest Bank for a loan in the principal amount of $3,500,000. As of December 31, 2020, the outstanding balance of this loan is $3,185,369 comprised of principal of $3,283,628, net of unamortized loan costs of $98,259. The Company classified $663,339 as a current liability and the balance as a long-term liability.

The loan matures on August 25, 2025 and bears interest at 3.250% per annum; provided that, upon an event of default, the interest rate shall increase by 6% until paid in full. Pursuant to the terms of the loan agreement, the Company is required to make monthly payments of $63,353 beginning on September 25, 2020 and until the maturity date, at which time all unpaid principal and interest will be due. The Company may prepay the loan in full or in part at any time without penalty. The loan agreement contains customary events of default and affirmative and negative covenants for a loan of this type. The loan is secured by all financial assets credited to the Company’s securities account held by Arvest Investments, Inc.

Maturities of the debt are as follows:

For the years ended December 31,
2021	$663,339
2022	685,222
2023	707,826
2024	731,177
2025	496,064
Total	$3,283,628
Less: Loan costs	(98,259)
Total	$3,185,369

Small Business Community Capital II, L.P.

On April 5, 2019, the Company, as borrower, and Holdco entered into a loan and security agreement with Small Business Community Capital II, L.P. (“SBCC”) for a term loan in the principal amount of $1,500,000, pursuant to which the Company issued to SBCC a term note in the principal amount of up to $1,500,000 and a ten-year warrant to purchase shares of the most senior capital stock of the Company equal to 5.0% of the outstanding equity securities of the Company on a fully-diluted basis for an aggregate price equal to $100. As of December 31, 2019, the balance of the note was $999,201.

1847 GOEDEKER INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2020 AND 2019

NOTE 12 — NOTES PAYABLE AND WARRANT LIABILITY (cont.)

On August 4, 2020, the Company used a portion of the proceeds from the IPO to repay the term note in full and the loan and security agreement was terminated. The total payoff amount was $1,122,412 consisting of principal of $1,066,640, interest of $11,773 and prepayment, legal, and other fees of $43,999.

The Company classified the warrant as a derivative liability on the balance sheet at June 30, 2020 of $2,250,000 based on the estimated value of the warrant in the IPO. The increase in the value of the warrant from the estimated value of $122,344 at December 31, 2019 resulted in a charge of $2,127,656 during the year ended December 31, 2020. Immediately prior to the closing of the IPO on August 4, 2020, SBCC converted the warrant into 250,000 shares of common stock.

NOTE 13 — NOTES PAYABLE, RELATED PARTIES

As noted in Note 10, a portion of the purchase price for the acquisition was paid by the issuance by the Company to Steve Goedeker, as representative of Goedeker, of a 9% subordinated promissory note in the principal amount of $4,100,000. As of December 31, 2019, the balance of the note was $3,300,444.

Pursuant to the settlement agreement described above (see Note 10), the parties entered into an amendment and restatement of the note that became effective as of the closing of the IPO on August 4, 2020, pursuant to which (i) the principal amount of the existing note was increased by $250,000, (ii) upon the closing of the IPO, the Company agreed to make all payments of principal and interest due under the note through the date of the closing, and (iii) from and after the closing, the interest rate of the note was increased from 9% to 12%. In accordance with the terms of the amended and restated note, the Company used a portion of the proceeds from the IPO to pay $1,083,842 of the balance of the note representing a $696,204 reduction in the principal balance and interest accrued through August 4, 2020 of $387,638.

The Company repaid this note payable with proceeds from the Arvest Loan. In connection with the refinance, the Company recorded a $757,239 loss on extinguishment of debt consisting of a $250,000 forbearance fee, write-off of unamortized loan discount of $338,873, and write-off of unamortized debt costs of $168,366.

NOTE 14 — CONVERTIBLE PROMISSORY NOTE

On April 5, 2019, 1847 Holdings, Holdco and the Company (collectively, “1847”) entered into a securities purchase agreement with Leonite Capital LLC, a Delaware limited liability company (“Leonite”), pursuant to which 1847 issued to Leonite a secured convertible promissory note in the aggregate principal amount of $714,286. As additional consideration for the purchase of the note, (i) 1847 Holdings issued to Leonite 50,000 common shares (valued at $137,500), (ii) 1847 Holdings issued to Leonite a five-year warrant to purchase 200,000 common shares at an exercise price of $1.25 per share (subject to adjustment), which may be exercised on a cashless basis, and (iii) Holdco issued to Leonite shares of common stock equal to a 7.5% non-dilutable interest in Holdco. As of December 31, 2019, the balance of the note was $584,943. As a result of this transaction, Leonite became a related party.

On May 11, 2020, 1847 and Leonite entered into a first amendment to secured convertible promissory note, pursuant to which the parties agreed (i) to extend the maturity date of the note to October 5, 2020, (ii) that 1847’s failure to repay the note on the original maturity date of April 5, 2020 shall not constitute and event of default under the note and (iii) to increase the principal amount of the note by $207,145, as a forbearance fee. The Company accounted for this transaction as a loss on extinguishment of debt.

In connection with the amendment, (i) 1847 Holdings issued to Leonite another five-year warrant to purchase 200,000 common shares at an exercise price of $1.25 per share (subject to adjustment), which may be exercised on a cashless basis and (ii) upon closing of 1847 Holdings’ acquisition of Asien’s Appliance, Inc., 1847 Holdings’ wholly owned subsidiary 1847 Asien Inc. issued to Leonite shares of common stock equal to a 5% interest in 1847 Asien Inc. The

1847 GOEDEKER INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2020 AND 2019

NOTE 14 — CONVERTIBLE PROMISSORY NOTE (cont.)

Company accounted for the issuance of the 200,000 additional warrants as a $566,711 loss on debt restructuring and an increase in additional paid-in-capital, representing the estimated fair value of the 200,000 additional warrants for a five-year period.

1847 Holdings issued 50,000 common shares valued at $137,500 and a debt-discount related to the warrants valued at $292,673. In the second quarter of 2020, the $137,500 value of the shares was transferred from a liability to 1847 Holdings to additional paid-in-capital. The Company amortized $129,343 of financing costs related to the shares and warrants in the year ended December 31, 2020.

Under the note, Leonite had the right at any time at its option to convert all or any part of the outstanding and unpaid principal amount and accrued and unpaid interest of the note into fully paid and non-assessable common shares or any shares of capital stock or other securities of 1847 Holdings into which such common shares may be changed or reclassified.

On May 4, 2020, Leonite converted $100,000 of the outstanding balance of the note into 100,000 common shares of 1847 Holdings. The Company accounted for this transaction as a $100,000 reduction in the principal amount of the debt, a $175,000 loss on extinguishment of debt, and a $275,000 increase in additional paid-in-capital representing the fair value of the 1847 Holdings common shares on the conversion date.

On July 24, 2020, Leonite converted $50,000 of the outstanding balance of the note into 50,000 common shares of 1847 Holdings. The Company accounted for this transaction as a $50,000 reduction in the principal amount of the debt, a $50,000 loss on extinguishment of debt, and a $100,000 increase in additional paid-in-capital representing the fair value of the 1847 Holdings common shares on the conversion date.

As a result of the activity on this note, $948,856 was recorded as loss on extinguishment of debt for the year ended December 31, 2020.

On August 4, 2020, the Company used a portion of the proceeds from the IPO to repay the note in full. The total payoff amount was $780,653, consisting of principal of $771,431 and interest of $9,222.

On September 2, 2020, 1847 Holdings and Leonite entered into an amendment to the warrant issued on April 5, 2019, pursuant to which the warrant was amended to allow for the exercise of the warrant for 180,000 common shares of 1847 Holdings in exchange for Leonite’s surrender of the remaining 20,000 common shares underlying that warrant, as well as all 200,000 common shares underlying the second warrant issued to Leonite on May 11, 2020. On September 18, 2020, Leonite exercised the warrant in accordance with the foregoing for 180,000 common shares of 1847 Holdings. As a result, both warrants have terminated.

NOTE 15 — OPERATING LEASE

On April 5, 2019, the Company entered into a lease agreement with S.H.J., L.L.C., a Missouri limited liability company and affiliate of the Company at that time. The lease is for a term five (5) years and provides for a base rent of $45,000 per month. In addition, the Company is responsible for all taxes and insurance premiums during the lease term. In the event of late payment, interest shall accrue on the unpaid amount at the rate of eighteen percent (18%) per annum. The lease contains customary events of default, including if: (i) the Company shall fail to pay rent within five (5) days after the due date; (ii) any insurance required to be maintained by the Company pursuant to the lease shall be canceled, terminated, expire, reduced, or materially changed; (iii) the Company shall fail to comply with any term, provision, or covenant of the lease and shall not begin and pursue with reasonable diligence the cure of such failure within fifteen (15) days after written notice thereof to the Company; (iv) the Company shall become insolvent, make an assignment for the benefit of creditors, or file a petition under any section or chapter of the Bankruptcy Code, or under any similar law or statute of the United States of America or any State thereof; or (v) a receiver or trustee shall be appointed for the leased premises or for all or substantially all of the assets of the Company.

1847 GOEDEKER INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2020 AND 2019

NOTE 15 — OPERATING LEASE (cont.)

During the year ended December 31, 2020 and the period April 6 to December 31, 2019, the Company paid and expensed rent payments of $540,000 and $397,500, respectively.

At December 31, 2019, the operating lease right of use asset was $2,000,755. Supplemental balance sheet information related to lease at December 31, 2020 was as follows:

Operating lease right-of-use asset	$1,578,235

Lease liability, current portion	$450,712
Lease liability, long-term	1,127,523
Total operating lease liability	$1,578,235

Weighted average remaining lease term (months)	39
Weighted average discount rate	6.5%

Maturities of the lease liability for each of the next five years is as follows:

2021	$540,000
2022	540,000
2023	540,000
2024	135,000
Total lease payments	$1,755,000

Less imputed interest	(176,765)
Total lease liability	$1,578,235

NOTE 16 — RELATED PARTIES

Offsetting Management Services Agreement

On April 5, 2019, the Company entered into an offsetting management services agreement with 1847 Partners LLC (the “Manager”), a company owned and controlled by Ellery W. Roberts, the Company’s chairman and a significant stockholder. This agreement was amended on April 21, 2020 with the amendment becoming effective at the closing of IPO on August 4, 2020.

Pursuant to the offsetting management services agreement, as amended, the Company appointed the Manager to provide certain services to it for a quarterly management fee equal to $62,500; provided, however, that, (i) pro-rated payments shall be made in the first quarter and the last quarter of the term, (ii) if the aggregate amount of management fees paid or to be paid by the Company, together with all other management fees paid or to be paid by all other subsidiaries of 1847 Holdings to the Manager, in each case, with respect to any fiscal year exceeds, or is expected to exceed, 9.5% of 1847 Holdings’ gross income with respect to such fiscal year, then the management fee to be paid by the Company for any remaining fiscal quarters in such fiscal year shall be reduced, on a pro rata basis determined by reference to the management fees to be paid to the Manager by all of the subsidiaries of 1847 Holdings, until the aggregate amount of the management fee paid or to be paid by the Company, together with all other management fees paid or to be paid by all other subsidiaries of 1847 Holdings to the Manager, in each case, with respect to such fiscal year, does not exceed 9.5% of 1847 Holdings’ gross income with respect to such fiscal year, and (iii) if the aggregate amount the management fee paid or to be paid by the Company, together with all other management fees paid or to be paid by all other subsidiaries of 1847 Holdings to the Manager, in each case, with respect to any fiscal quarter exceeds, or is expected to exceed, the aggregate amount of the parent management fee (as defined in the offsetting management services agreement) with respect to such fiscal quarter, then the management fee to be paid by the Company for such fiscal quarter shall be reduced, on a pro rata basis, until the aggregate amount of the management fee paid or to be paid by the Company, together with all other management fees paid or to be paid by all other subsidiaries of 1847 Holdings to the Manager, in each case, with respect to such fiscal quarter, does not exceed the parent management fee calculated and payable with respect to such fiscal quarter.

1847 GOEDEKER INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2020 AND 2019

NOTE 16 — RELATED PARTIES (cont.)

The Company shall also reimburse the Manager for all costs and expenses of the Company which are specifically approved by the board of directors of the Company, including all out-of-pocket costs and expenses, that are actually incurred by the Manager or its affiliates on behalf of Goedeker in connection with performing services under the offsetting management services agreement. The Company did not pay any expenses for the years ended December 31, 2020 and 2019.

The Company expensed $250,000 and $183,790 in management fees for the years ended December 31, 2020 and 2019, respectively.

Other Transactions

See Note 14 for a description of the securities purchase agreement and secured convertible promissory note that the Company entered into with 1847 Holdings, Holdco and Leonite, as well as the related shares and warrants issued by 1847 Holdings, the Company’s indirect parent company at such time.

NOTE 17 — STOCKHOLDERS’ DEFICIT

As of December 31, 2020, the Company was authorized to issue 200,000,000 shares of common stock, $0.0001 par value per share, and 20,000,000 shares of “blank check” preferred stock, 0.0001 par value per share. To date, the Company has not designated or issued any shares of preferred stock.

Common Stock

As of December 31, 2020 and 2019, the Company had 6,111,200 and 4,750,000 shares of common stock issued and outstanding, respectively. Each share entitles the holder thereof to one vote per share on all matters coming before the stockholders of the Company for a vote.

Upon the Company’s inception on January 10, 2019, the Company issued 4,750,000 shares of common stock for a total purchase price of $1.00.

On August 4, 2020, the Company sold 1,111,200 shares of common stock for total gross proceeds of $10,000,800. After deducting the underwriting commission and expenses, the Company received net proceeds of $8,602,166.

On August 4, 2020, the Company issued 250,000 shares of common stock to SBCC upon conversion of its warrant (see Note 12).

Equity Incentive Plan

Effective as of July 30, 2020, the Company established the 1847 Goedeker Inc. 2020 Equity Incentive Plan (“Plan”). The Plan was approved by the Company’s board of directors and stockholders on April 21, 2020. The Plan is administered by compensation committee of the board of directors. The Plan permits the grant of restricted stock, stock options and other forms of incentive compensation to the Company’s officers, employees, directors and consultants. The maximum number of shares of common stock that may be issued pursuant to awards granted under the Plan is 555,000 shares. As of December 31, 2020, there were 555,000 shares granted and no shares available for grant.

During the year ended December 31, 2020, the Company issued options for the purchase of 555,000 shares of common stock with a total value of $1,848,056. The Company recorded stock option expense of $398,908 and for the year ended December 31, 2020. The remaining compensation expense of $1,449,148 will be recognized over the remaining vesting periods.

1847 GOEDEKER INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2020 AND 2019

NOTE 17 — STOCKHOLDERS’ DEFICIT (cont.)

The following table presents activity relating to stock options for the year ended December 31, 2020:

	Shares	Weighted Average Exercise Price	Weighted Average Contractual Term in Years
Outstanding at December 31, 2019	—	$—	—
Granted	555,000	9.00	10
Exercised	—	—	—
Forfeited/Cancelled/Expired	—	—	—
Outstanding at December 31, 2020	555,000	$9.00	9
Exercisable at December 31, 2020	65,790	$9.00	9

As of December 31, 2020, vested outstanding stock options had no intrinsic value as the exercise price is greater than the estimated fair value of the underlying common stock.

The Company recognizes compensation expense for stock option awards on a straight-line basis over the applicable service period of the award. The service period is generally the vesting period. The following assumptions were used to calculate stock-based compensation expense for the year ended December 31, 2020:

Volatility	46.6%
Risk-free interest rate	0.47%
Dividend yield	0.0%
Expected term	6.25 Years

The following table sets forth stock-based compensation expense for the year ended December 31, 2020 and the four succeeding years:

Year Ended December 31, 2020	$398,908
2021	483,185
2022	462,024
2023	367,198
2024	136,741
2025	—
Total stock-based compensation	$1,848,056

Warrants

On August 4, 2020, the Company issued warrants for the purchase of 55,560 shares of common stock to affiliates of the representative in the IPO (the “Underwriter Warrants”). The Underwriter Warrants are exercisable at any time and from time to time, in whole or in part, beginning on January 26, 2021 until July 30, 2025, at a per share exercise price equal to $11.25.

On April 5, 2019, the Company issued to SBCC a ten-year warrant to purchase shares of the most senior capital stock of the Company equal to 5.0% of the outstanding equity securities of the Company on a fully-diluted basis for an aggregate price equal to $100. SBCC exercised this warrant for the purchase of 250,000 shares of common stock on August 4, 2020.

1847 GOEDEKER INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2020 AND 2019

NOTE 17 — STOCKHOLDERS’ DEFICIT (cont.)

The following table presents activity relating to the Underwriter Warrants for the year ended December 31, 2020:

	Shares	Weighted Average Exercise Price	Weighted Average Contractual Term in Years
Outstanding at December 31, 2019	—	$—	—
Granted	55,560	11.25	5
Exercised	—	—	—
Cancelled/Expired	—	—	—
Outstanding at December 31, 2020	55,560	$11.25	4.5
Exercisable at December 31, 2020	-0-	$11.25	4.5

The Company recognizes stock issuance expense for the Underwriter Warrants on a straight-line basis over the vesting period of the Underwriter Warrants. The following assumptions were used to calculate stock issuance expense for the year ended December 31, 2020:

Volatility	46.5%
Risk-free interest rate	0.47%
Dividend yield	0.0%
Term	4.5 years

NOTE 18 — INCOME TAXES

As of December 31, 2020 and 2019, the Company had net operating loss carry forwards of approximately $15,002,557 and $1,593,680, respectively, that may be available to reduce future years’ taxable income indefinitely. Future tax benefits which may arise as a result of these losses have not been recognized in these consolidated financial statements, as their realization is determined not likely to occur and accordingly, the Company has recorded a valuation allowance for the deferred tax asset relating to these tax loss carry-forwards. The net change in the valuation allowance resulted in an increase of $4,377,815 and $709,582 for the years ended December 31, 2020 and 2019, respectively.

The provision for Federal and state income tax consists of the following.

The cumulative tax effect at the expected rate of 25.7% and 25.7% of significant items comprising the Company’s net deferred tax amount is as follows.

Due to the change in ownership provisions of the Tax Reform Act of 1986, net operating loss carry forwards incurred prior to 2018 for Federal income tax reporting purposes are subject to annual limitations. Should a change in ownership occur net operating loss carry forwards may be limited as to use in future years.

The components for the provision of income taxes include:

	December 31, 2020	December 31, 2019
Current Federal and State	$—	$—
Deferred Federal and State	698,303	(698,303)
Total provision (benefit) for income taxes	$698,303	$(698,303)

1847 GOEDEKER INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2020 AND 2019

NOTE 18 — INCOME TAXES (cont.)

A reconciliation of the statutory US Federal income tax rate to the Company’s effective income tax rate is as follows:

	December 31, 2020	December 31, 2019
Federal tax	$(4,382,602)	$(1,229,797)
State tax, net of Federal benefit	(891,129)	(250,059)
Change in warrant value	537,535	—
Write-off of acquisition and other receivables	238,540	—
Other	108,439	71,971
Valuation allowance	5,087,396	709,582
Total income tax provision (benefit)	$698,303	$(698,303)
Effective tax rate	(3.3)%	11.92%

Deferred income taxes reflect the net tax effect of temporary differences between amounts recorded for financial reporting purposes and amounts used for tax purposes. The major components of deferred tax assets and liabilities are as follows:

	December 31, 2020	December 31, 2019
Deferred tax assets
Inventory	$107,398	$107,398
Accrued expenses	1,589,889	792,845
Interest limitation	319,698	191,886
Other	6,597	—
Lease liability	398,820	505,591
Loss carryforward	3,791,146	339,287
Valuation allowance	(5,796,978)	(709,582)
Total deferred tax assets	$416,595	$1,227,425

Deferred tax liabilities
Other	—	(94)
Right of use assets	(398,820)	(505,591)
Intangibles	$(17,775)	$(23,437)
Total deferred tax liabilities	$(416,595)	$(529,122)
Total net deferred income tax assets (liabilities)	$—	$698,303

The Company accrues interest and penalties related to unrecognized tax benefits. The Company does not believe it has any unrecognized tax benefits for December 31, 2020 and 2019 that would have a material impact on the financial statements. The Company’s income tax returns are open to examination by the Internal Revenue Service and various State jurisdictions.

	December 31, 2020	December 31, 2019
Net deferred tax asset (liability)	$5,796,978	$1,407,885
Valuation allowance	$(5,796,978)	$(709,852)

1847 GOEDEKER INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2020 AND 2019

NOTE 19 — SUBSEQUENT EVENTS

In accordance with ASC 855-10, the Company has analyzed its operations subsequent to December 31, 2020 to the date these consolidated financial statements were issued and has determined that it does not have any material subsequent events to disclose in these consolidated financial statements, except as set forth below.

Lease Agreement

On January 13, 2021, the Company entered into a lease agreement with Westgate 200, LLC for a new premises in St. Charles, Missouri. The lease is for a term of 63 months with two (2) options to renew for additional five (5) year periods and provides for a base rent of $4.35 per square foot per year with 2.5% annual increases and a three-month abatement, resulting in a base rent during the first year of $20,976.79 per month, increasing to a base rent during the fifth year of $23,146.80 per month. The Company must also pay its 29% pro rata portion of the property taxes, operating expenses and insurance costs and is also responsible to pay for the utilities used on the premises. In the event of late payment, interest shall accrue on the unpaid amount at the rate equal to the greater of (i) two (2) percentage points in excess of the prime lending rate as established by U.S. Bank, N.A., or (ii) the default rate applicable to the first priority mortgage in effect at the time such default interest rate is imposed.

The lease contains customary events of default, including (i) if the Company shall fail to pay rent within five (5) days after the due date, (ii) if the Company shall fail to observe or perform any other terms, covenants, conditions or provisions under the lease and fail to cure such default within thirty (30) days after written notice to the Company, (iii) if the Company fails to occupy all or any material portion of the lease premises for more than ninety (90) consecutive days, for reasons other than force majeure, and fails to pay all costs incurred by the landlord as a result of such failure to occupy, and other customary representations, warranties and covenants.

Securities Purchase Agreement

On March 19, 2021, the Company entered into a Securities Purchase Agreement (the “Purchase Agreement”) with two institutional investors (each, a “Purchaser” and together, the “Purchasers”), pursuant to which the Company issued to each Purchaser (i) a 10% OID senior secured promissory note in the principal amount of $2,750,000 (together, the “Notes”) and (ii) a four-year warrant to purchase 200,000 shares of the Company’s common stock at an exercise price of $12.00, subject to adjustments, which may be exercised on a cashless basis (together, the “Warrants”), for a purchase price of $2,500,000 each, or $5,000,000 in the aggregate. After deducting a placement fee and other expenses, the Company received net proceeds of $4,590,000.

The Notes bear interest at a rate of 10% per annum and mature on December 19, 2021. The Notes may be prepaid by the Company in whole or in part at any time or from time to time without penalty or premium upon at least five (5) days prior written notice, which notice period may be waived by the holder. In addition, if the Company issues and sells shares of its equity securities to investors on or before the maturity date in an equity financing with total gross proceeds of not less than $10,000,000 (excluding the conversion of the notes or other convertible securities issued for capital raising purposes), then the Company must repay the then-outstanding principal amount of the Notes and any accrued but unpaid interest.

The Notes are secured by a first priority security interest in all of the Company’s assets and contain customary events of default. Upon, and during the continuance of, an event of default, the Notes are convertible, in whole or in part, at the option of the holder into shares of common stock at a conversion price equal to $12.00, or if lower, 80% of the lowest volume weighted average price for the twenty (20) consecutive trading days prior to the applicable conversion date, but in no event less than $9.00. The conversion price will be appropriately adjusted for any stock dividend, stock split, stock combination, reclassification or similar transaction that proportionately decreases or increases the common stock. In addition, if the Company sells or grants any common stock or securities convertible into or exchangeable for common stock or grants any right to reprice such securities at an effective price per share that is lower than the then conversion price, the conversion price shall be reduced to such price, subject to certain exceptions set forth in the Notes.

1847 GOEDEKER INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2020 AND 2019

NOTE 19 — SUBSEQUENT EVENTS (cont.)

Notwithstanding the foregoing, the Company shall not effect any conversion of a Note, and a holder shall not have the right to convert any principal and/or interest of a Note, to the extent that after giving effect to the conversion the holder (together with the holder’s affiliates and any persons acting as a group together with the holder or any of the holder’s affiliates) would beneficially own over 4.99% of the number of shares of the common stock outstanding immediately after giving effect to the issuance of shares of common stock upon conversion of the Note. The holder may, upon not less than 61 days’ prior notice to the Company, increase or decrease such limitation, provided that such limitation in no event exceeds 9.99% of the number of shares of the common stock outstanding immediately after giving effect to the issuance of shares of common stock upon conversion of the Note. The Warrants also contain this beneficial ownership limitation.

The Purchase Agreement contains customary representations, warranties and covenants for a transaction of this type. Pursuant to the Purchase Agreement, the Purchasers were granted piggy-back registration rights with respect to the shares issuable upon conversion of the Notes and exercise of the Warrants. The Company also agreed that, until the date that no Purchasers own any securities, the Company will timely file (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company pursuant to the Exchange Act even if the Company is not then subject to the reporting requirements of the Exchange Act. In addition, the Company agreed that, so long as any of the Notes remain outstanding, neither the Company, nor any subsidiary of the Company, shall, without each Purchaser’s written consent and subject to certain exceptions set forth in the Purchase Agreement:

•        sell, lease or otherwise dispose of any significant portion of its assets outside the ordinary course of business;

•        incur, create, assume or suffer to exist any lien on any of its property or assets, except for certain liens set forth in the Purchase Agreement;

•        incur or suffer to exist or guarantee any indebtedness that is senior to or pari passu with (in priority of payment and performance) the Company’s obligations under the Purchase Agreement except for non-equity linked indebtedness relating to the acquisition of inventory secured by certain liens;

•        pay, declare or set apart for such payment, any dividend or other distribution (whether in cash, property or other securities) on shares of capital stock, other than dividends on shares of common stock solely in the form of additional shares of common stock, or directly or indirectly or through any subsidiary make any other payment or distribution in respect of its capital stock;

•        redeem, repurchase or otherwise acquire in any one transaction or series of related transactions any shares of capital stock of the Company or any warrants, rights or options to purchase or acquire any such shares, or repay any pari passu or subordinated indebtedness of the Company other than non-equity linked indebtedness relating to the acquisition of inventory secured by certain liens;

•        lend money, give credit, make advances to or enter into any transaction with any person, firm, joint venture or corporation, including, without limitation, officers, directors, employees, subsidiaries and affiliates of the Company, except loans, credits or advances (i) in existence or committed on the closing date and which the Company has informed each Purchaser in writing prior to the closing date, (ii) in regard to transactions with unaffiliated third parties, made in the ordinary course of business, or (iii) in regard to transactions with unaffiliated third parties, not in excess of $50,000; or

•        repay any affiliate (as defined in Rule 144) of the Company in connection with any indebtedness or accrued amounts owed to any such party.

1 STOP ELECTRONICS CENTER, INC.; YF LOGISTICS LLC;
GOLD COAST APPLIANCES, INC.; JOE’S APPLIANCES LLC; AND SUPERIOR DEALS INC.
(dba APPLIANCES CONNECTION)

UNAUDITED COMBINED FINANCIAL STATEMENTS

MARCH 31, 2021 AND 2020

1 STOP ELECTRONICS CENTER, INC.; YF LOGISTICS LLC;
GOLD COAST APPLIANCES, INC.; JOE’S APPLIANCES LLC; AND SUPERIOR DEALS INC.
(dba APPLIANCES CONNECTION)
COMBINED BALANCE SHEETS

	March 31, 2021		December 31, 2020
	(unaudited	)
ASSETS
Current Assets
Cash and cash equivalents	$23,668,538		$14,842,912
Receivables, net	15,810,245		19,392,582
Deposits with vendors	36,304,532		31,733,415
Inventories, net	15,194,247		12,004,038
Prepaid expenses and other current assets	1,280,602		217,439
Total Current Assets	92,258,164		78,190,386
Property and equipment, net	1,996,520		1,997,822
Other assets	20,122		144,528
Operating lease right-of-use assets	4,275,036		4,646,508
TOTAL ASSETS	$98,549,842		$84,979,244

LIABILITIES AND OWNERS’ EQUITY
Current Liabilities
Accounts payable and accrued liabilities	$25,313,287		$21,179,975
Customer deposits	10,231,950		8,853,214
Current portion of notes payable	447,025		466,235
Current portion of financing lease liabilities	64,912		23,576
Current portion of operating lease liabilities	1,548,457		1,517,390
Total Current Liabilities	37,605,631		32,040,390
Notes payable, net of current portion	1,549,088		3,505,620
Financing lease liabilities, net of current portion	152,220		47,665
Operating lease liabilities, net of current portion	2,818,137		3,279,080
TOTAL LIABILITIES	42,125,076		38,872,755
Owners’ Equity
Common stock	3,000		3,000
Members’ equity	56,421,766		46,103,489
Total Owners’ Equity	56,424,766		46,106,489
TOTAL LIABILITIES AND OWNERS’ EQUITY	$98,549,842		$84,979,244

The accompanying notes are an integral part of these unaudited combined financial statements.

1 STOP ELECTRONICS CENTER, INC.; YF LOGISTICS LLC;
GOLD COAST APPLIANCES, INC.; JOE’S APPLIANCES LLC; AND SUPERIOR DEALS INC.
(dba APPLIANCES CONNECTION)
COMBINED STATEMENTS OF INCOME AND CHANGES IN OWNERS’ EQUITY
(UNAUDITED)

	Three Months Ended March 31,
	2021	2020
Net sales	$109,260,089	$57,074,441
Cost of sales	79,723,604	46,025,053
Gross Profit	29,536,485	11,049,388
Operating Expenses
Personnel	4,426,724	2,708,990
Advertising	2,269,449	1,795,218
Bank and credit card fees	1,863,628	822,905
Depreciation and amortization	153,096	155,739
General and administrative	3,306,562	1,869,650
Total Operating Expenses	12,019,459	7,352,502
INCOME FROM OPERATIONS	17,517,026	3,696,886
Other Income (Expense)
Other income	2,217,943	393,627
Other expense	(186,745)	(161,402)
Total Other Income (Expense)	2,031,198	232,225
NET INCOME	$19,548,224	$3,929,111

OWNERS’ EQUITY – Beginning	$46,106,489	$35,664,566
Distributions paid	(9,229,947)	(2,317,868)
OWNERS’ EQUITY – Ending	$56,424,766	$37,275,809

The accompanying notes are an integral part of these unaudited combined financial statements.

1 STOP ELECTRONICS CENTER, INC.; YF LOGISTICS LLC;
GOLD COAST APPLIANCES, INC.; JOE’S APPLIANCES LLC; AND SUPERIOR DEALS INC.
(dba APPLIANCES CONNECTION)
COMBINED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Three Months Ended March 31,
	2021	2020
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$19,548,224	$3,929,111
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	153,096	155,739
Change in inventory reserves	—	275,646
Operating lease right-of-use assets	371,472	447,054
Forgiveness of PPP Loans	(1,872,470)	—
Changes in operating assets and liabilities:
Accounts receivable	3,582,337	(2,266,243))
Deposits with vendors	(4,571,117)	1,464,619
Inventory	(3,190,209)	(1,574,075)
Prepaid expenses and other current assets	(1,063,163)	132,805
Accounts payable and accrued expenses	4,133,312	1,918,328
Customer deposits	1,378,736	4,514,453
Operating lease liabilities	(429,876)	(439,321)
Other assets	124,406	—
Net cash provided by operating activities	18,164,748	8,558,116

CASH FLOWS FROM FINANCING ACTIVITIES
Repayments on notes payable	(103,272)	(72,749)
Repayments of financing lease liabilities	(5,903)	(5,235)
Distributions paid	(9,229,947)	(2,317,868)
Net cash used in financing activities	(9,339,122)	(2,395,852)

NET CHANGE IN CASH IN CASH AND CASH EQUIVALENTS	8,825,626	6,162,264
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	14,842,912	5,912,043
CASH AND CASH EQUIVALENTS, END OF PERIOD	$23,668,538	$12,074,307

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid for interest	$23,432	$19,887
Cash paid for income taxes	$1,500,000	$—
Non-cash investing and financing activities:
Financed purchases of property and equipment	$151,794	$273,117
Principal of Paycheck Protection Program loans forgiven	$1,872,470	$—

The accompanying notes are an integral part of these unaudited combined financial statements.

1 STOP ELECTRONICS CENTER, INC.; YF LOGISTICS LLC;
GOLD COAST APPLIANCES, INC.; JOE’S APPLIANCES LLC; AND SUPERIOR DEALS INC.
(dba APPLIANCES CONNECTION)
NOTES TO UNAUDITED COMBINED FINANCIAL STATEMENTS
March 31, 2021 and 2020

NOTE 1 — ORGANIZATION AND NATURE OF BUSINESS

1 Stop Electronics Center, Inc. was formed under the laws of the State of New York on February 2, 2000. YF Logistics LLC was formed under the laws of the State of New Jersey on January 24, 2014. Gold Coast Appliances, Inc. was formed under the laws of the State of New York on February 11, 2015. Joe’s Appliances LLC was formed under the laws of the State of New York on November 9, 2018. Superior Deals Inc. was formed under the laws of the State of New York on September 21, 2020. The entities collectively do business as Appliances Connection and are referred to throughout as “the Company.”

Founded in 2000, Appliances Connection is one of the leading retailers of household appliances with a 200,000 square foot warehouse in Hamilton, NJ and a 23,000 square foot showroom in Brooklyn, New York. Appliances Connection carries many household name brands, including Bosch, GE, Frigidaire, Whirlpool, LG, and Samsung, and also carries many major luxury appliance brands such as Verona, Thermador, La Cornue, Dacor, Smeg, and Viking. Appliances Connection provides appliance installation services and old appliance removal services. In addition to selling appliances, it also sells furniture, fitness equipment, plumbing fixtures, televisions, outdoor appliances, and patio furniture, as well as commercial appliances for builder and business clients.

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The combined financial statements of the Company have been prepared in accordance with generally accepted accounting principles in the United States of America (“GAAP”) and are presented in US dollars. All intercompany transactions have been eliminated.

The interim combined financial statements of the Company for the three months ended March 31, 2021 and 2020 are not audited. In the opinion of our management, the accompanying combined financial statements contain all adjustments, consisting of normal recurring accruals, necessary for a fair presentation of our financial position as of March 31, 2021, and our results of operations and cash flows for the three-month periods ended March 31, 2021 and 2020. The results of operations for the three-month periods ended March 31, 2021 and 2020 are not necessarily indicative of the results for a full-year period. These unaudited interim combined financial statements should be read in conjunction with the audited financial statements.

Cash and Cash Equivalents

The Company considers all highly liquid investments with the original maturities of three months or less to be cash equivalents. At March 31, 2021 and December 31, 2020, the Company had $21,398,444 and $12,203,949, respectively, in its domestic accounts in excess of Federal Deposit Insurance Corporation (“FDIC”) insured limits. No losses have been incurred by the Company as a result of such excesses of FDIC limits.

Use of Estimates

The preparation of combined financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the combined financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition and Cost of Revenue

The Company records revenue in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 606. This ASU is based on the principle that revenue is recognized to depict the transfer of goods or services to customers in an amount that reflects the consideration to which the entity expects

1 STOP ELECTRONICS CENTER, INC.; YF LOGISTICS LLC;
GOLD COAST APPLIANCES, INC.; JOE’S APPLIANCES LLC; AND SUPERIOR DEALS INC.
(dba APPLIANCES CONNECTION)
NOTES TO UNAUDITED COMBINED FINANCIAL STATEMENTS
March 31, 2021 and 2020

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

to be entitled in exchange for those goods or services. This ASU also requires additional disclosure about the nature, amount, timing, and uncertainty of revenue and cash flows arising from customer purchase orders, including significant judgments. The Company’s adoption of this ASU resulted in no change to the Company’s results of operations or balance sheet.

Appliances Connection collects 100 percent of the payment for internet and phone orders, including tax in certain jurisdictions, from the customer at the time the order is placed. Customers placing orders with a purchase order are allowed to purchase on credit and make payment after receipt of product. Appliances Connection does not incur incremental costs obtaining purchase orders from customers; however, if Appliances Connection did, because all Appliances Connection’s contracts are less than a year in duration, any contract costs incurred would be expensed rather than capitalized.

Performance Obligations — The revenue that Appliances Connection recognizes arises from orders it receives from contracts with customers. Appliances Connection’s performance obligations under the customer orders correspond to each sale of merchandise that it makes to customers and each order generally contains only one performance obligation based on the merchandise sale to be completed. Control of the delivery transfers to customers when the customer can direct the use of, and obtain substantially all the benefits from, Appliances Connection’s products, which generally occurs when the customer assumes the risk of loss. The transfer of control generally occurs at the point of pickup, shipment, or installation, depending on the type of order. Once this occurs, Appliances Connection has satisfied its performance obligation and Appliances Connection’s recognizes revenue.

Transaction Price ‒ Appliances Connection agrees with customers on the selling price of each transaction. This transaction price is generally based on the agreed upon sales price. In Appliances Connection’s contracts with customers, it allocates the entire transaction price to the sales price, which is the basis for the determination of the relative standalone selling price allocated to each performance obligation. Any sales tax that Appliances Connection collects concurrently with revenue-producing activities are excluded from revenue.

Cost of sales includes the cost of purchased merchandise plus freight and any applicable delivery charges from the vendor to the company.

Substantially all Appliances Connection’s sales are to individual retail consumers (homeowners), builders, and designers. The large majority of customers are homeowners and their contractors, with the homeowner being key in the final decisions. The Company has a diverse customer base with no one customer accounting for more than five percent of total revenue.

Receivables

Receivables consists of customer’s balance payments for which the Company extends credit to certain homebuilders and designers based on prior business relationship, and vendor rebate receivables. Vendor rebates receivable represent amounts due from manufactures from whom the Company purchases products. Rebates receivable are stated at the amount that management expects to collect from manufacturers (vendors). Rebates are calculated on product and model sales programs from specific vendors. The rebates are paid at intermittent periods either in cash or through issuance of vendor credit memos, which can be applied against vendor accounts payable. Based on the Company’s assessment of the credit history with its manufacturers, it has concluded that there should be no allowance for uncollectible accounts.

1 STOP ELECTRONICS CENTER, INC.; YF LOGISTICS LLC;
GOLD COAST APPLIANCES, INC.; JOE’S APPLIANCES LLC; AND SUPERIOR DEALS INC.
(dba APPLIANCES CONNECTION)
NOTES TO UNAUDITED COMBINED FINANCIAL STATEMENTS
March 31, 2021 and 2020

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The Company historically collects substantially all its trade receivables from customers and bad debt expense has been historically immaterial to the combined financial statements. Uncollectible balances are expensed in the period it is determined to be uncollectible. The Company had no significant concentrations of receivables balances as of March 31, 2021 and December 31, 2020.

Inventory

Inventory mainly consists of finished goods acquired for resale and is valued at the average cost determined on a specific item basis. The Company periodically evaluates the value of items in inventory and provides write-downs to inventory based on estimate of its ability to sell the item as well as general market conditions. Based on these evaluations, the Company determined an obsolescence allowance of $550,101 was needed at March 31, 2021 and December 31, 2020, respectively.

Property and Equipment

Property and equipment is stated at the historical cost. Maintenance and repairs of property and equipment are charged to operations as incurred. Leasehold improvements are amortized over the lesser of the base term of the lease or estimated life of the leasehold improvements.

Depreciation is computed using the straight-line method over estimated useful lives as follows:

Useful Life (Years)
Furniture and fixtures	7
Transportation equipment	5
Machinery and equipment	5-7
Office equipment	5-7
Leasehold improvements	Shorter of lease term of estimated useful life

Long-lived Assets

The Company reviews its property and equipment and any identifiable intangibles for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The test for impairment is required to be performed by management if triggering events occur. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the future undiscounted operating cash flow expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the asset exceeds the fair value of the asset. Long-lived assets to be disposed of are reported at the lower of carrying amount or fair value less costs to sell.

Lease Liabilities

Lease liabilities and their corresponding right-of-use (“ROU”) assets are recorded based on the present value of lease payments over the expected lease term at the lease commencement date. As most of the Company’s leases do not provide an implicit rate, the Company uses an estimated incremental borrowing rate (“IBR”) based on the information available at the commencement date of the respective lease to determine the present value of future payments. The determination of the IBR requires judgment and is primarily based on publicly available information

1 STOP ELECTRONICS CENTER, INC.; YF LOGISTICS LLC;
GOLD COAST APPLIANCES, INC.; JOE’S APPLIANCES LLC; AND SUPERIOR DEALS INC.
(dba APPLIANCES CONNECTION)
NOTES TO UNAUDITED COMBINED FINANCIAL STATEMENTS
March 31, 2021 and 2020

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

for companies within the same industry and with similar credit profiles. The Company adjusts the rate for the impact of collateralization, the lease term and other specific terms included in each lease arrangement. The IBR is determined at the lease commencement and is subsequently reassessed upon a modification to the lease arrangement.

Lease expense for minimum lease payments is recognized on a straight-line basis over the lease term.

The Company reviews the ROU asset for impairment whenever events or changes in circumstances indicate that the carrying amount of the ROU asset may not be recoverable. When such events occur, the Company compares the carrying amount of the ROU asset to the undiscounted expected future cash flows related to the ROU asset. If the comparison indicates that an impairment exists, the amount of the impairment is calculated as the difference between the excess of the carrying amount over the fair value of the ROU asset. If a readily determinable market price does not exist, fair value is estimated using discounted expected cash flows attributable to the ROU asset.

Impact of COVID-19

In December 2019, a novel strain of coronavirus (“COVID-19”) emerged in China. On March 11, 2020, the World Health Organization declared the outbreak of COVID-19 a pandemic. The extent of the COVID-19 pandemic’s continued effect on our operational and financial performance and those of third parties on which the Company relies will depend on future developments, including the duration, spread and intensity of the outbreak, the pace at which jurisdictions across the country re-open and restrictions begin to lift. The ultimate impact of the COVID-19 pandemic is highly uncertain and subject to change. The Company does not yet know the full extent of potential impacts on its business and financing. However, these effects could have a material impact on the Company’s liquidity, capital resources, operations and business and those of the third parties on which the Company relies.

Fair Value of Financial Instruments

The fair value of a financial instrument is the amount that could be received upon the sale of an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Financial assets are marked to bid prices and financial liabilities are marked to offer prices. Fair value measurements do not include transaction costs. A fair value hierarchy is used to prioritize the quality and reliability of the information used to determine fair values. Categorization within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement. Cash, restricted cash, receivables, inventory, and prepaid expenses approximate fair value. The fair value hierarchy is defined in the following three categories:

Level 1: Quoted market prices in active markets for identical assets or liabilities.

Level 2: Observable market-based inputs or inputs that are corroborated by market data.

Level 3: Unobservable inputs that are not corroborated by market data.

Sales Tax Liability

On June 21, 2018, the U.S. Supreme Court issued an opinion in South Dakota v. Wayfair, Inc., 138 S. Ct. 2080 (2018), whereby the longstanding Quill Corp v. North Dakota sales tax case was overruled, and states may now require remote sellers to collect sales tax under certain circumstances. In 2020, the Company began collecting sales tax in nearly all states that have sales tax. The Company accrued sales taxes in the states with sales tax. The Company accrued the potential liability from the effective date of a state’s adoption of the Wayfair decision up to the date the Company began collecting and filing sales taxes in the various states. At March 31, 2021 and December 31, 2020, the amount of such accrual was $14,766,986 and $11,700,329, respectively, which is included in accounts payable and accrued expenses.

1 STOP ELECTRONICS CENTER, INC.; YF LOGISTICS LLC;
GOLD COAST APPLIANCES, INC.; JOE’S APPLIANCES LLC; AND SUPERIOR DEALS INC.
(dba APPLIANCES CONNECTION)
NOTES TO UNAUDITED COMBINED FINANCIAL STATEMENTS
March 31, 2021 and 2020

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Income Taxes

All combined entities have elected to be taxed as an “S Corporation” under the provisions of the Internal Revenue Code and comparable state income tax law. As an S Corporation, the Company is generally not subject to corporate income taxes and the Company’s net income or loss is reported on the individual tax return of the stockholder of the Company. Therefore, no provision or liability for income taxes is reflected in the combined financial statements.

However, the state of New York requires S corporations to pay corporation franchise tax, which the applicable tax rate to the Company is 8.85%. At March 31, 2021 and December 31, 2020, the amount of such accrual was $1,770,000 and $1,576,851, respectively, which is included in accounts payable and accrued expenses.

Management has evaluated its tax positions and has concluded that the Company had taken no uncertain tax positions that could require adjustment or disclosure in the combined financial statements to comply with provisions set forth in ASC 740, Income Taxes.

Recent Accounting Pronouncements

In June 2016, the FASB issued ASU 2016-13 Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments which requires the measurement and recognition of expected credit losses for financial assets held at amortized cost. ASU 2016-13 replaces the existing incurred loss impairment model with an expected loss methodology, which will result in more timely recognition of credit losses. ASU 2016-13 is effective for annual reporting periods, and interim periods within those years beginning after December 15, 2019. This pronouncement was amended under ASU 2019-10 to allow an extension on the adoption date for entities that qualify as a small reporting company. The Company has elected this extension and the effective date for the Company to adopt this standard will be for fiscal years beginning after December 15, 2022. The Company has not completed its assessment of the standard but does not expect the adoption to have a material impact on the Company’s financial position, results of operations, or cash flows.

The Company has evaluated all other recent accounting pronouncements and determined that the adoption of pronouncements applicable to the Company has not had or is not expected to have a material impact on the Company’s financial position, results of operations or cash flows.

NOTE 3 — RECEIVABLES

At March 31, 2021 and December 31, 2020, receivables consisted of the following:

	March 31, 2021	December 31, 2020
Trade receivables from customers	$9,857,750	$11,831,572
Credit card receivables in process of collection	2,594,727	1,716,364
Vendor rebate receivables	3,357,768	5,844,646
Total receivables	$15,810,245	$19,392,582

NOTE 4 — DEPOSITS WITH VENDORS

Deposits with vendors represent cash on deposit with one vendor arising from accumulated rebates paid by the vendor. The deposits are used by the vendor to seek to secure the Company’s purchases. The deposit can be withdrawn at any time up to the amount of the Company’s credit line with the vendor. Alternatively, the Company could secure their credit line with a floor plan line from a lender and withdraw all its deposits. The Company has elected to leave the deposits with the vendor on which it earns interest income. There were no purchase commitments outstanding at March 31, 2021 or December 31, 2020.

1 STOP ELECTRONICS CENTER, INC.; YF LOGISTICS LLC;
GOLD COAST APPLIANCES, INC.; JOE’S APPLIANCES LLC; AND SUPERIOR DEALS INC.
(dba APPLIANCES CONNECTION)
NOTES TO UNAUDITED COMBINED FINANCIAL STATEMENTS
March 31, 2021 and 2020

NOTE 5 — PROPERTY AND EQUIPMENT

Property and equipment consist of the following at March 31, 2021 and December 31, 2020:

	March 31, 2021	December 31, 2020
Furniture and fixtures	$41,621	$241,469
Transportation equipment	2,880,673	2,880,673
Leasehold improvements	870,034	870,034
Machinery and equipment	557,077	205,435
Office equipment	92,431	92,431
Total property and equipment	4,441,836	4,290,042
Less: accumulated depreciation	(2,445,316)	(2,292,220)
Property and equipment, net	$1,996,520	$1,997,822

Depreciation expense for the three months periods ended March 31, 2021 and 2020 was $153,096 and $155,739, respectively.

NOTE 6 — ACCOUNTS PAYABLE AND ACCRUED EXPENSES

The following is schedule of accounts payable and accrued expenses at March 31, 2021 and December 31, 2020:

	March 31, 2021	December 31, 2020
Trade accounts payable	$7,649,737	$7,260,224
Sales and state taxes	16,538,562	13,284,287
Accrued payroll liabilities	684,064	275,672
Other accrued liabilities	440,924	359,792
Total accounts payable and accrued expenses	$25,313,287	$21,179,975

NOTE 7 — NOTES PAYABLE

The Company has financed purchases of transportation vehicles with notes payable which are secured by the vehicles purchased.

Notes payable consist of the following at March 31, 2021 and December 31, 2020:

Lender	Origination Date	Maturity Date	Interest Rate	March 31, 2021	December 31, 2020
Ally	06/19/16	06/19/21	3.59%	2,994	5,970
Toyota	10/31/16	10/31/21	5.39%	14,458	16,041
Toyota	12/01/16	12/01/21	5.39%	13,523	14,616
Ally	04/19/17	04/19/22	4.99%	16,178	19,788
Toyota	07/12/17	07/12/22	5.39%	51,810	57,754
Hitachi	10/10/17	10/10/22	5.40%	—	24,007
Hitachi	10/30/17	10/30/22	5.40%	31,840	36,377
Hitachi	10/04/18	10/04/23	5.49%	47,237	51,611
Hitachi	09/17/18	10/17/23	5.49%	47,152	48,615
Toyota	04/25/19	04/25/24	5.74%	115,513	120,600
Toyota	10/07/19	10/07/24	4.48%	57,940	61,462
Toyota	12/16/19	12/15/24	4.52%	68,666	69,730

1 STOP ELECTRONICS CENTER, INC.; YF LOGISTICS LLC;
GOLD COAST APPLIANCES, INC.; JOE’S APPLIANCES LLC; AND SUPERIOR DEALS INC.
(dba APPLIANCES CONNECTION)
NOTES TO UNAUDITED COMBINED FINANCIAL STATEMENTS
March 31, 2021 and 2020

NOTE 7 — NOTES PAYABLE (cont.)

Lender	Origination Date	Maturity Date	Interest Rate	March 31, 2021	December 31, 2020
Toyota	07/02/20	07/01/25	5.14%	255,152	267,938
Toyota	02/05/20	02/04/25	4.52%	66,507	70,458
Hitachi	03/04/20	02/28/25	4.99%	141,916	147,493
Hitachi	09/01/20	08/31/25	4.75%	73,913	77,813
Toyota	06/18/20	06/17/25	4.99%	254,234	262,776
Toyota	11/09/20	11/09/25	4.75%	75,309	77,391
Toyota	11/09/20	11/09/25	4.75%	85,607	87,973
Toyota	11/09/20	11/09/25	4.75%	86,654	89,049
Toyota	12/16/20	12/16/25	3.75%	77,410	79,823
PPP – Popular Bank	04/15/20	04/15/22	1.00%	—	1,192,780
PPP – Popular Bank	04/27/20	04/27/22	1.00%	—	679,690
EIDL – SBA	07/25/20	10/25/50	3.75%	150,000	150,000
EIDL – SBA	07/20/20	10/20/50	3.75%	112,100	112,100
EIDL – SBA	07/25/20	10/25/50	3.75%	150,000	150,000
Total notes payable				$1,996,113	$3,971,855
Less: current portion				(447,025)	(466,235)
Notes payable, net of current portion				$1,549,088	$3,505,620

Following is a summary of notes payable payments due for the succeeding five years:

Period Ending March 31,	Amount
2021 – Remaining	$342,154
2022	401,869
2023	371,613
2024	320,047
2025	177,566
Thereafter	382,864
Total	$1,996,113

NOTE 8 — LEASES

Financing Leases

The Company has outstanding three financing lease agreements for equipment. The Following is a summary of payments due on financing leases for the succeeding five years:

Period Ending March 31,	Amount
2021 – Remaining	$50,841
2022	66,284
2023	52,644
2024	35,688
2025 and thereafter	34,560
Total payments	14,400
Less: amount representing interest	(37,285)
Present value of minimum lease payments	$217,132

1 STOP ELECTRONICS CENTER, INC.; YF LOGISTICS LLC;
GOLD COAST APPLIANCES, INC.; JOE’S APPLIANCES LLC; AND SUPERIOR DEALS INC.
(dba APPLIANCES CONNECTION)
NOTES TO UNAUDITED COMBINED FINANCIAL STATEMENTS
March 31, 2021 and 2020

NOTE 8 — LEASES (cont.)

In March 2021, the Company entered in an equipment financing lease to purchase four forklifts totaling $151,794, maturing in March 2026. As of March 31, 2021, the balance payable was $151,794.

Operating Leases

The Company has entered into four lease agreements under which it leases warehouse equipment, and which have been classified as operating leases. The Company leases warehouse, showroom, and office facilities under long-term leases. All the facility leases include fixed rental payments and have been classified as operating leases.

As of March 31, 2021 and December 31, 2020, the weighted-average remaining lease term for all operating leases is 2.7 years and 2.9 years, respectively, while the weighted-average remaining lease term for all finance leases is 4.2 years and 2.6 years, respectively.

Because the Company generally does not have access to the rate implicit in operating leases, we utilize our incremental borrowing rate as the discount rate. The weighted average discount rate associated with operating leases as of March 31, 2021 and December 31, 2020 is 4.8 percent, respectively.

The Company recognizes operating lease expense on a straight-line basis over the lease term. Rental expense under the operating lease for the periods ended March 31, 2021 and 2020 were $426,774 and $426,774, respectively.

Cash payments included in the measurement of our operating lease liabilities for the periods ended March 31, 2021 and 2020 were $398,750 and $419,040, respectively.

Supplemental balance sheet information related to lease at March 31, 2021 was as follows:

Operating lease right-of-use asset	$4,275,036
Lease liability, current portion	1,548,457
Lease liability, long-term	2,818,137
Total operating lease liability	$4,366,594

Weighted-average remaining lease term (months)	32

Weighted average discount rate	4.8%

Operating Leases (Continued)

Future minimum lease payments under operating leases as of March 31, 2021 were as follows:

Period Ending March 31,	Amount
2021 – Remaining	$1,289,956
2022	1,747,752
2023	1,404,329
2024	225,000
2025 and thereafter	—
Total	$4,667,037
Less imputed interest	(300,443)
Total lease liability	$4,366,594

1 STOP ELECTRONICS CENTER, INC.; YF LOGISTICS LLC;
GOLD COAST APPLIANCES, INC.; JOE’S APPLIANCES LLC; AND SUPERIOR DEALS INC.
(dba APPLIANCES CONNECTION)
NOTES TO UNAUDITED COMBINED FINANCIAL STATEMENTS
March 31, 2021 and 2020

NOTE 9 — SUPPLIER CONCENTRATION

Significant customers and suppliers are those that account for greater than ten percent of the Company’s revenues and purchases.

For the three months ended March 31, 2021 and 2020, the Company purchased a substantial portion of finished goods from a third-party vendor (77% and 76%, respectively).

The Company believes there are numerous other suppliers that could be substituted should the supplier become unavailable or non-competitive.

NOTE 10 — RELATED PARTY TRANSACTIONS

Appliances Connection leases four facilities pursuant to lease agreements entered into with four separate entities owned by Albert and Elie Fouerti, the Company’s Chief Executive Officer and Vice President, respectively. Albert and Elie Fouerti, directly and indirectly through affiliated trusts, are each a 50 percent owner of 1 Stop Electronics Center, Inc., Gold Coast Appliances, Inc., Joe’s Appliances LLC, and YF Logistics LLC. See Note 8 for disclosures of cash payments made and amounts recognized as expense during the periods ended March 31, 2021 and 2020 and for disclosure of future minimum lease payments as of March 31, 2021 under these leases.

The Company is a member of Dynamic Marketing, Inc. (“DMI”), an appliance purchasing cooperative. DMI purchases consumer electronics and appliances at wholesale prices from various vendors, and then makes such products available to its members, including the Company, who sell such products to end consumers. DMI’s purchasing group arrangement provides its members, including the Company, with leverage and purchasing power with appliance vendors, and increases the Company’s ability to compete with competitors, including big box appliance and electronics retailers. The Company owns an approximate 5% equity interest in DMI. Additionally, one of the owners of the Company is on the Board of DMI.

As such, DMI is deemed to be a related party. At March 31, 2021 and December 31, 2020, vendor rebate deposits, net, due from DMI were $36,304,532 and $31,733,415, respectively, and vendor rebates receivable were $2,407,616 and $4,691,514, respectively. During the three months ended March 31, 2021, the following transactions were carried out with DMI: total purchases $61,088,556, purchase volume rebate income $2,345,939, interest income $222,036, consulting income $63,750, and rent expense $168,750. During the three months ended March 31, 2020, the following transactions were carried out with DMI: total purchases $34,749,175, purchase volume rebate income $3,762,689, interest income $326,676, consulting income $63,750, and rent expense $168,750.

NOTE 11 — SUBSEQUENT EVENTS

Subsequent to March 31, 2021 the Company paid $4,501,200 in member distributions.

Amendment to Proposed Acquisition

On October 20, 2020, the Company entered into a Securities Purchase Agreement, which was amended on December 8, 2020 and April 6, 2021 (as amended, the “Purchase Agreement”) with 1847 Goedeker Inc. (“Goedeker”), Appliances Connection Inc., a wholly owned subsidiary of Goedeker (the “Buyer”) and the holders of all of the equity interests of the Company (the “Sellers”), pursuant to which the Buyer agreed to acquire all of the issued and outstanding capital stock or other equity interests of the Company from the Sellers for an aggregate purchase price of $222,000,000, subject to adjustment, consisting of (i) $180,000,000 in cash (the “Cash Portion”), (ii) 2,333,333 shares of Goedeker’s common stock having a stated value that is equal to $21,000,000, and (iii) a number of shares of Goedeker’s series A-1 preferred stock that is equal to (A) $21,000,000 divided by (B) the average of the closing price of Goedeker’s common stock (as reported on the NYSE American) for the 20 trading days immediately preceding the 3rd trading day prior to the closing date of the transaction.

1 STOP ELECTRONICS CENTER, INC.; YF LOGISTICS LLC;
GOLD COAST APPLIANCES, INC.; JOE’S APPLIANCES LLC; AND SUPERIOR DEALS INC.
(dba APPLIANCES CONNECTION)
NOTES TO UNAUDITED COMBINED FINANCIAL STATEMENTS
March 31, 2021 and 2020

NOTE 11 — SUBSEQUENT EVENTS (cont.)

On April 6, 2021, the parties entered into an amendment to the securities purchase agreement, pursuant to which (i) the outside date (as defined in the securities purchase agreement) by which the closing of the securities purchase agreement must be completed was changed to June 30, 2021, (ii) the definition of net working capital set forth in the securities purchase agreement was revised to clarify that the accrued liabilities for potential sales tax will not be included in such calculation, and (iii) the condition to closing the transaction contemplated by the securities purchase agreement relating to a lease for the Gold Coast location was deleted, because such lease has since been terminated.

1 STOP ELECTRONICS CENTER, INC.; YF LOGISTICS LLC;
GOLD COAST APPLIANCES, INC.; JOE’S APPLIANCES LLC; AND SUPERIOR DEALS INC.
(dba APPLIANCES CONNECTION)

AUDITED COMBINED FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2019

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Members and Owners of

1 Stop Electronics Center, lnc., YF Logistics LLC,

Gold Coast Appliances, lnc., Superior Deals lnc.

and Joe’s Appliances LLC (dba Appliances Connection)

Opinion on the Combined Financial Statements

We have audited the accompanying combined balance sheets of 1 Stop Electronics Center, lnc., YF Logistics LLC, Gold Coast Appliances, lnc., Superior Deals lnc. and Joe’s Appliances LLC (dba Appliances Connection and collectively the “Company”) as of December 31, 2020 and 2019, and the related combined statements of income and changes in owners’ equity, and cash flows for the years ended December 31, 2020 and 2019, and the related notes (collectively referred to as the “combined financial statements”). In our opinion, the combined financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for the years ended December 31, 2020 and 2019, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These combined financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s combined financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the combined financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the combined financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the combined financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Friedman LLP

We have served as the Company’s auditor since 2020.

Marlton, New Jersey

April 5, 2021

1 STOP ELECTRONICS CENTER, INC.; YF LOGISTICS LLC;

GOLD COAST APPLIANCES, INC.; JOE’S APPLIANCES LLC; AND SUPERIOR DEALS INC.

(dba APPLIANCES CONNECTION)

COMBINED BALANCE SHEETS

	December 31, 2020	December 31, 2019
ASSETS
Current Assets
Cash and cash equivalents	$14,842,912	$5,912,043
Receivables, net	19,392,582	13,717,998
Deposits with vendors	31,733,415	22,005,318
Inventories, net	12,004,038	11,702,331
Prepaid expenses and other current assets	217,439	176,582
Total Current Assets	78,190,386	53,514,272
Property and equipment, net	1,997,822	1,591,869
Other assets	144,528	—
Operating lease right-of-use assets	4,646,508	6,089,129
TOTAL ASSETS	$84,979,244	$61,195,270

LIABILITIES AND OWNERS’ EQUITY
Current Liabilities
Accounts payable and accrued liabilities	$21,179,975	$15,220,400
Customer deposits	8,853,214	3,241,531
Current portion of notes payable	466,235	276,534
Current portion of financing lease liabilities	23,576	21,081
Current portion of operating lease liabilities	1,517,390	1,421,696
Total Current Liabilities	32,040,390	20,181,242
Notes payable, net of current portion	3,505,620	541,484
Financing lease liabilities, net of current portion	47,665	70,138
Operating lease liabilities, net of current portion	3,279,080	4,737,840
TOTAL LIABILITIES	38,872,755	25,530,704
Owners’ Equity
Common stock	3,000	3,000
Members’ equity	46,103,489	35,661,566
Total Owners’ Equity	46,106,489	35,664,566
TOTAL LIABILITIES AND OWNERS’ EQUITY	$84,979,244	$61,195,270

The accompanying notes are an integral part of these combined financial statements.

1 STOP ELECTRONICS CENTER, INC.; YF LOGISTICS LLC;

GOLD COAST APPLIANCES, INC.; JOE’S APPLIANCES LLC; AND SUPERIOR DEALS INC.

(dba APPLIANCES CONNECTION)

COMBINED STATEMENTS OF INCOME AND CHANGES IN OWNERS’ EQUITY

	For the Years Ended December 31,
	2020	2019
Net sales	$312,608,528	$219,333,461
Cost of sales	247,379,397	176,771,632
Gross Profit	65,229,131	42,561,829
Operating Expenses
Personnel	13,563,628	10,919,298
Advertising	9,164,242	5,073,731
Bank and credit card fees	12,361,428	9,413,611
Depreciation and amortization	782,773	553,357
General and administrative	9,949,762	7,095,979
Total Operating Expenses	45,821,833	33,055,976
INCOME FROM OPERATIONS	19,407,298	9,505,853
Other Income (Expense)
Other income	1,336,115	1,880,282
Other expense	(663,674)	(247,539)
Total Other Income (Expense)	672,441	1,632,743
NET INCOME	$20,079,739	$11,138,596

OWNERS’ EQUITY – Beginning	$35,664,566	$25,844,519
Distributions paid	(9,637,816)	(1,318,549)
OWNERS’ EQUITY – Ending	$46,106,489	$35,664,566

The accompanying notes are an integral part of these combined financial statements.

1 STOP ELECTRONICS CENTER, INC.; YF LOGISTICS LLC;

GOLD COAST APPLIANCES, INC.; JOE’S APPLIANCES LLC; AND SUPERIOR DEALS INC.

(dba APPLIANCES CONNECTION)

COMBINED STATEMENTS OF CASH FLOWS

	For the Years Ended December 31,
	2020	2019
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$20,079,739	$11,138,596
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	782,773	553,357
Change in inventory reserves	275,646	108,727
Gain on disposition of assets	(28,633)	—
Operating lease right-of-use assets	1,442,621	1,133,031
Changes in operating assets and liabilities:
Accounts receivable	(5,674,584)	(1,611,014)
Deposits with vendors	(9,728,097)	(3,236,141)
Inventory	(577,353)	(3,934,936)
Prepaid expenses and other current assets	(40,857)	(138,760)
Accounts payable and accrued expenses	5,959,575	6,768,230
Customer deposits	5,611,683	(7,612,046)
Operating lease liabilities	(1,363,066)	(1,081,172)
Other assets	(144,528	—
Due from related parties	—	37,333
Net cash provided by operating activities	16,594,919	2,125,205

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from disposal of assets	33,444	—
Purchases of property and equipment	(30,834)	(68,636)
Net cash provided by (used in) investing activities	2,610	(68,636)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from notes payable	2,309,591	—
Repayments on notes payable	(318,457)	(241,647)
Repayments of financing lease liabilities	(19,978)	(17,763)
Distributions paid	(9,637,816)	(1,318,549)
Net cash used in financing activities	(7,666,660)	(1,577,959)

NET CHANGE IN CASH IN CASH AND CASH EQUIVALENTS	8,930,869	478,610
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	5,912,043	5,433,433
CASH AND CASH EQUIVALENTS, END OF YEAR	$14,842,912	$5,912,043

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid for interest	$56,876	$54,213
Non-cash investing and financing activities:
Financed purchases of property and equipment	$1,180,711	$398,698
Operating lease right-of-use asset and liability	$—	$3,245,290

The accompanying notes are an integral part of these combined financial statements.

1 STOP ELECTRONICS CENTER, INC.; YF LOGISTICS LLC;

GOLD COAST APPLIANCES, INC.; JOE’S APPLIANCES LLC; AND SUPERIOR DEALS INC.

(dba APPLIANCES CONNECTION)

NOTES TO COMBINED FINANCIAL STATEMENTS

December 31, 2020 and 2019

NOTE 1 — ORGANIZATION AND NATURE OF BUSINESS

1 Stop Electronics Center, Inc. was formed under the laws of the State of New York on February 2, 2000. YF Logistics LLC was formed under the laws of the State of New Jersey on January 24, 2014. Gold Coast Appliances, Inc. was formed under the laws of the State of New York on February 11, 2015. Joe’s Appliances LLC was formed under the laws of the State of New York on November 9, 2018. Superior Deals Inc. was formed under the laws of the State of New York on September 21, 2020. The entities collectively do business as Appliances Connection and are referred to throughout as “the Company.”

Founded in 2000, Appliances Connection is one of the leading retailers of household appliances with a 200,000 square foot warehouse in Hamilton, NJ and a 23,000 square foot showroom in Brooklyn, New York. Appliances Connection carries many household name brands, including Bosch, GE, Frigidaire, Whirlpool, LG, and Samsung, and also carries many major luxury appliance brands such as Verona, Thermador, La Cornue, Dacor, Smeg, and Viking. Appliances Connection provides appliance installation services and old appliance removal services. In addition to selling appliances, it also sells furniture, fitness equipment, plumbing fixtures, televisions, outdoor appliances, and patio furniture, as well as commercial appliances for builder and business clients.

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The combined financial statements of the Company have been prepared in accordance with generally accepted accounting principles in the United States of America (“GAAP”) and are presented in US dollars. All intercompany transactions have been eliminated. In the opinion of management, all adjustments considered necessary for a fair presentation have been included.

Cash and Cash Equivalents

The Company considers all highly liquid investments with the original maturities of three months or less to be cash equivalents. At December 31, 2020 and 2019, the Company had $12,203,949 and $3,914,525, respectively, in its domestic accounts in excess of Federal Deposit Insurance Corporation (“FDIC”) insured limits. No losses have been incurred by the Company as a result of such excesses of FDIC limits.

Use of Estimates

The preparation of combined financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the combined financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition and Cost of Revenue

The Company records revenue in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 606. This ASU is based on the principle that revenue is recognized to depict the transfer of goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. This ASU also requires additional disclosure about the nature, amount, timing, and uncertainty of revenue and cash flows arising from customer purchase orders, including significant judgments. The Company’s adoption of this ASU resulted in no change to the Company’s results of operations or balance sheet.

Appliances Connection collects 100 percent of the payment for internet and phone orders, including tax in certain jurisdictions, from the customer at the time the order is placed. Customers placing orders with a purchase order are

1 STOP ELECTRONICS CENTER, INC.; YF LOGISTICS LLC;

GOLD COAST APPLIANCES, INC.; JOE’S APPLIANCES LLC; AND SUPERIOR DEALS INC.

(dba APPLIANCES CONNECTION)

NOTES TO COMBINED FINANCIAL STATEMENTS

December 31, 2020 and 2019

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

allowed to purchase on credit and make payment after receipt of product. Appliances Connection does not incur incremental costs obtaining purchase orders from customers; however, if Appliances Connection did, because all Appliances Connection’s contracts are less than a year in duration, any contract costs incurred would be expensed rather than capitalized.

Performance Obligations — The revenue that Appliances Connection recognizes arises from orders it receives from contracts with customers. Appliances Connection’s performance obligations under the customer orders correspond to each sale of merchandise that it makes to customers and each order generally contains only one performance obligation based on the merchandise sale to be completed. Control of the delivery transfers to customers when the customer can direct the use of, and obtain substantially all the benefits from, Appliances Connection’s products, which generally occurs when the customer assumes the risk of loss. The transfer of control generally occurs at the point of pickup, shipment, or installation, depending on the type of order. Once this occurs, Appliances Connection has satisfied its performance obligation and Appliances Connection’s recognizes revenue.

Transaction Price — Appliances Connection agrees with customers on the selling price of each transaction. This transaction price is generally based on the agreed upon sales price. In Appliances Connection’s contracts with customers, it allocates the entire transaction price to the sales price, which is the basis for the determination of the relative standalone selling price allocated to each performance obligation. Any sales tax that Appliances Connection collects concurrently with revenue-producing activities are excluded from revenue.

Cost of sales includes the cost of purchased merchandise plus freight and any applicable delivery charges from the vendor to the company.

Substantially all Appliances Connection’s sales are to individual retail consumers (homeowners), builders, and designers. The large majority of customers are homeowners and their contractors, with the homeowner being key in the final decisions. The Company has a diverse customer base with no one customer accounting for more than five percent of total revenue.

Receivables

Receivables consists of customer’s balance payments for which the Company extends credit to certain homebuilders and designers based on prior business relationship, and vendor rebate receivables. Vendor rebates receivable represent amounts due from manufactures from whom the Company purchases products. Rebates receivable are stated at the amount that management expects to collect from manufacturers (vendors). Rebates are calculated on product and model sales programs from specific vendors. The rebates are paid at intermittent periods either in cash or through issuance of vendor credit memos, which can be applied against vendor accounts payable. Based on the Company’s assessment of the credit history with its manufacturers, it has concluded that there should be no allowance for uncollectible accounts.

The Company historically collects substantially all its trade receivables from customers and bad debt expense has been historically immaterial to the combined financial statements. Uncollectible balances are expensed in the period it is determined to be uncollectible. The Company had no significant concentrations of receivables balances as of December 31, 2020 and 2019.

Inventory

Inventory mainly consists of finished goods acquired for resale and is valued at the average cost determined on a specific item basis. The Company periodically evaluates the value of items in inventory and provides write-downs to inventory based on estimate of its ability to sell the item as well as general market conditions. Based on these evaluations, the Company determined an obsolescence allowance of $550,101 and $274,455 was needed at December 31, 2020 and 2019, respectively.

1 STOP ELECTRONICS CENTER, INC.; YF LOGISTICS LLC;

GOLD COAST APPLIANCES, INC.; JOE’S APPLIANCES LLC; AND SUPERIOR DEALS INC.

(dba APPLIANCES CONNECTION)

NOTES TO COMBINED FINANCIAL STATEMENTS

December 31, 2020 and 2019

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Property and Equipment

Property and equipment is stated at the historical cost. Maintenance and repairs of property and equipment are charged to operations as incurred. Leasehold improvements are amortized over the lesser of the base term of the lease or estimated life of the leasehold improvements.

Depreciation is computed using the straight-line method over estimated useful lives as follows:

Useful Life (Years)
Furniture and fixtures	7
Transportation equipment	5
Machinery and equipment	5 – 7
Office equipment	5 – 7
Leasehold improvements	Shorter of lease term of estimated useful life

Intangible Assets

At December 31, 2020 and 2019, definite-lived intangible assets primarily consisted of capitalized web development costs which are being amortized over their estimated useful lives of three years.

The Company periodically evaluates the reasonableness of the useful lives of these assets. Once these assets are fully amortized, they are removed from the accounts. These assets are reviewed for impairment or obsolescence when events or changes in circumstances indicate that the carrying amount may not be recoverable. If impaired, intangible assets are written down to fair value based on discounted cash flows or other valuation techniques. The Company has no intangibles with indefinite lives.

Identifiable intangible assets with definite lives are amortized over their estimated useful lives and are reviewed for impairment if indicators of impairment arise. Intangible assets with indefinite lives are tested for impairment within one year of acquisitions or annually as of October 1, and whenever indicators of impairment exist. The fair values of intangible assets are compared against their carrying values, and an impairment loss would be recognized for the amount by which a carrying amount exceeds its fair value. No impairment of intangible assets was recognized as of and for the years ended December 31, 2020 and 2019.

Long-lived Assets

The Company reviews its property and equipment and any identifiable intangibles for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The test for impairment is required to be performed by management if triggering events occur. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the future undiscounted operating cash flow expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the asset exceeds the fair value of the asset. Long-lived assets to be disposed of are reported at the lower of carrying amount or fair value less costs to sell.

Lease Liabilities

Lease liabilities and their corresponding ROU assets are recorded based on the present value of lease payments over the expected lease term at the lease commencement date. As most of the Company’s leases do not provide an implicit rate, the Company uses an estimated incremental borrowing rate (“IBR”) based on the information available at the commencement date of the respective lease to determine the present value of future payments. The determination of

1 STOP ELECTRONICS CENTER, INC.; YF LOGISTICS LLC;

GOLD COAST APPLIANCES, INC.; JOE’S APPLIANCES LLC; AND SUPERIOR DEALS INC.

(dba APPLIANCES CONNECTION)

NOTES TO COMBINED FINANCIAL STATEMENTS

December 31, 2020 and 2019

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

the IBR requires judgment and is primarily based on publicly available information for companies within the same industry and with similar credit profiles. The Company adjusts the rate for the impact of collateralization, the lease term and other specific terms included in each lease arrangement. The IBR is determined at the lease commencement and is subsequently reassessed upon a modification to the lease arrangement.

Lease expense for minimum lease payments is recognized on a straight-line basis over the lease term.

The Company reviews the ROU asset for impairment whenever events or changes in circumstances indicate that the carrying amount of the ROU asset may not be recoverable. When such events occur, the Company compares the carrying amount of the ROU asset to the undiscounted expected future cash flows related to the ROU asset. If the comparison indicates that an impairment exists, the amount of the impairment is calculated as the difference between the excess of the carrying amount over the fair value of the ROU asset. If a readily determinable market price does not exist, fair value is estimated using discounted expected cash flows attributable to the ROU asset.

Impact of COVID-19

In December 2019, a novel strain of coronavirus (“COVID-19”) emerged in China. On March 11, 2020, the World Health Organization declared the outbreak of COVID-19 a pandemic. The extent of the COVID-19 pandemic’s continued effect on our operational and financial performance and those of third parties on which the Company relies will depend on future developments, including the duration, spread and intensity of the outbreak, the pace at which jurisdictions across the country re-open and restrictions begin to lift. The ultimate impact of the COVID-19 pandemic is highly uncertain and subject to change. The Company does not yet know the full extent of potential impacts on its business and financing. However, these effects could have a material impact on the Company’s liquidity, capital resources, operations and business and those of the third parties on which the Company relies.

Proposed Acquisition

On October 20, 2020, the Company entered into a Securities Purchase Agreement, which was amended on December 8, 2020 (as amended, the “Purchase Agreement”) with 1847 Goedeker Inc. (“Goedeker”), Appliances Connection Inc., a wholly owned subsidiary of Goedeker (the “Buyer”) and the holders of all of the equity interests of the Company (the “Sellers”), pursuant to which the Buyer agreed to acquire all of the issued and outstanding capital stock or other equity interests of the Company from the Sellers for an aggregate purchase price of $210,000,000, subject to adjustment, consisting of (i) $168,000,000 in cash (the “Cash Portion”), (ii) 1,222,239 shares of Goedeker’s common stock and 1,111,094 shares of Goedeker’s series A preferred stock, collectively having a stated value that is equal to $21,000,000, and (iii) a number of shares of Goedeker’s series A-1 preferred stock that is equal to (A) $21,000,000 divided by (B) the average of the closing price of Goedeker’s common stock (as reported on the NYSE American) for the 20 trading days immediately preceding the 3rd trading day prior to the closing date of the transaction; provided, that if Goedeker has obtained stockholder approval prior to closing, then Goedeker will issue the same number of shares of common stock in lieu of the series A preferred stock and series A-1 preferred stock.

The purchase price is subject to a closing net working capital adjustment provision. Under this provision, the Sellers shall deliver to the Buyer at least one day prior to the closing of the acquisition a statement setting forth its good faith estimate of the net working capital of the Company (the “Estimated Closing Net Working Capital”). If the Estimated Closing Net Working Capital exceeds the Target Net Working Capital, then within 5 days the Buyer shall make a cash payment to the Sellers that is equal to such excess. If the Target Net Working Capital exceeds the Estimated Closing Net Working Capital, then either (i) if finally determined at the closing, the Cash Portion shall be decreased by such excess or (ii) within 5 days of the closing, the Sellers shall make a cash payment to the Buyer that is equal to such excess. “Target Net Working Capital” is defined in the Purchase Agreement as negative $15,476,941.

1 STOP ELECTRONICS CENTER, INC.; YF LOGISTICS LLC;

GOLD COAST APPLIANCES, INC.; JOE’S APPLIANCES LLC; AND SUPERIOR DEALS INC.

(dba APPLIANCES CONNECTION)

NOTES TO COMBINED FINANCIAL STATEMENTS

December 31, 2020 and 2019

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The purchase price is also subject to a post-closing net working capital adjustment provision. On or before the 75th day following the closing of the acquisition, the Buyer shall deliver to the Sellers a statement setting forth its calculation of Net Working Capital (the “Closing Net Working Capital”). The “Post-Closing Net Working Capital Adjustment” shall be an amount equal to the Closing Net Working Capital minus the Estimated Closing Net Working Capital. If the Post-Closing Net Working Capital Adjustment is a negative number, then within 5 days the Sellers shall pay to the Buyer in cash an amount equal to the Post-Closing Net Working Capital Adjustment. If the Post-Closing Net Working Capital Adjustment is a positive number, the Buyer shall, within 5 days after the final determination of the Post-Closing Net Working Capital Adjustment, send payment by wire transfer of immediately available funds to the Sellers in an amount equal to the Post-Closing Net Working Capital Adjustment.

The Cash Portion of the purchase price will also be (A) decreased by (i) the amount of any outstanding unpaid indebtedness of the Company (other than trade debt) existing as of the closing date and (ii) any transaction expenses, and (B) increased by the amount of cash or cash equivalents held by, or on the books of, the Company as of the closing date, if any, that is in excess of $850,000.

The Purchase Agreement contains customary representations, warranties and covenants, including a covenant that the Sellers will not compete with the business of 1 Stop as of the closing date for a period of two (2) years following closing.

The Purchase Agreement also contains mutual indemnification for breaches of representations or warranties and failure to perform covenants or obligations contained in the Purchase Agreement. In the case of the indemnification provided by the Sellers with respect to breaches of certain non-fundamental representations and warranties, the Sellers will only become liable for indemnified losses if the amount exceeds an aggregate of $2,100,000, whereupon the Sellers will be liable for all losses relating back to the first dollar, provided that the liability of the Sellers for breaches of certain non-fundamental representations and warranties shall not exceed $21,000,000.

The closing of the Purchase Agreement is subject to customary closing conditions, including, without limitation, the expiration or termination of any waiting period applicable to the consummation of the transaction under the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended; the receipt of all authorizations, consents and approvals of all governmental authorities or agencies; the release of any security interests; the Buyer obtaining the requisite acquisition financing; and delivery of all opinions and documents required for the transfer of the Securities to the Buyer.

In connection with closing of the transaction, the Sellers will enter into a Voting Support and Confidentiality Agreement with the other parties named therein, pursuant to which the parties will agree to vote in favor of the transactions contemplated by the Purchase Agreement and also agreed to certain transfer restrictions on the securities of Goedeker owned by them.

In connection with closing of the transaction, Goedeker will enter into a Lock-Up and Resale Restriction Agreement with the holders names therein, pursuant to which the parties will agree that such holders will not transfer the securities of Goedeker owned by them for a period of 180 days.

Fair Value of Financial Instruments

The fair value of a financial instrument is the amount that could be received upon the sale of an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Financial assets are marked to bid prices and financial liabilities are marked to offer prices. Fair value measurements do not include transaction costs. A fair value hierarchy is used to prioritize the quality and reliability of the information used to determine fair

1 STOP ELECTRONICS CENTER, INC.; YF LOGISTICS LLC;

GOLD COAST APPLIANCES, INC.; JOE’S APPLIANCES LLC; AND SUPERIOR DEALS INC.

(dba APPLIANCES CONNECTION)

NOTES TO COMBINED FINANCIAL STATEMENTS

December 31, 2020 and 2019

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

values. Categorization within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement. Cash, restricted cash, receivables, inventory, and prepaid expenses approximate fair value. The fair value hierarchy is defined in the following three categories:

Level 1: Quoted market prices in active markets for identical assets or liabilities.

Level 2: Observable market-based inputs or inputs that are corroborated by market data.

Level 3: Unobservable inputs that are not corroborated by market data.

Sales Tax Liability

On June 21, 2018, the U.S. Supreme Court issued an opinion in South Dakota v. Wayfair, Inc., 138 S. Ct. 2080 (2018), whereby the longstanding Quill Corp v. North Dakota sales tax case was overruled, and states may now require remote sellers to collect sales tax under certain circumstances. In 2020, the Company began collecting sales tax in nearly all states that have sales tax. The Company accrued sales taxes in the states with sales tax. The Company accrued the potential liability from the effective date of a state’s adoption of the Wayfair decision up to the date the Company began collecting and filing sales taxes in the various states. At December 31, 2020 and 2019, the amount of such accrual was $11,700,329 and $6,138,533 respectively, which is included in accounts payable and accrued expenses.

Income Taxes

All combined entities have elected to be taxed as an “S Corporation” under the provisions of the Internal Revenue Code and comparable state income tax law. As an S Corporation, the Company is generally not subject to corporate income taxes and the Company’s net income or loss is reported on the individual tax return of the stockholder of the Company. Therefore, no provision or liability for income taxes is reflected in the combined financial statements.

Management has evaluated its tax positions and has concluded that the Company had taken no uncertain tax positions that could require adjustment or disclosure in the combined financial statements to comply with provisions set forth in ASC 740, Income Taxes.

Recent Accounting Pronouncements

In June 2018, the FASB issued ASU 2018-07, Compensation — Stock Compensation (Topic 718):    Improvements to Nonemployee Share-Based Payment Accounting, which simplifies the accounting for nonemployee share-based payment transactions by expanding the scope of ASC Topic 718, Compensation — Stock Compensation, to include share-based payment transactions for acquiring goods and services from nonemployees. Under the new standard, most of the guidance on stock compensation payments to nonemployees would be aligned with the requirements for share-based payments granted to employees. This standard became effective for us on January 1, 2019. The adoption of this standard did not have a material impact on the combined financial statements.

In February 2018, the FASB issued ASU 2018-02, Income Statement — Reporting Comprehensive Income (Topic 220):    Reclassification of Certain Tax Effects from Accumulated Other Comprehensive Income, which allows a reclassification from accumulated other comprehensive income (AOCI) to retained earnings for stranded tax effects resulting from U.S. federal tax legislation commonly referred to as the Tax Cuts and Jobs Act, which was enacted in December 2017 (the “2017 Tax Act”). The adoption of this standard did not have a material impact on the combined financial statements.

In August 2017, the FASB issued ASU 2017-12, Derivatives and Hedging (Topic 815):    Targeted Improvements to Accounting for Hedging Activities, which expands and refines hedge accounting for both financial and non-financial risk components, aligns the recognition and presentation of the effects of hedging instruments and hedge items in the

1 STOP ELECTRONICS CENTER, INC.; YF LOGISTICS LLC;

GOLD COAST APPLIANCES, INC.; JOE’S APPLIANCES LLC; AND SUPERIOR DEALS INC.

(dba APPLIANCES CONNECTION)

NOTES TO COMBINED FINANCIAL STATEMENTS

December 31, 2020 and 2019

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

financial statements, and includes certain targeted improvements to ease the application of current guidance related to the assessment of hedge effectiveness. ASU 2017-12 became effective for us on January 1, 2019. The adoption of this standard did not have a material impact on the combined financial statements.

In August 2018, the FASB issued ASU 2018-15, Intangibles — Goodwill and Other — Internal-Use Software (Subtopic 350-40):    Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract, which aligns the requirements for capitalizing implementation costs incurred in a hosting arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use software (and hosting arrangements that include an internal-use software license). ASU 2018-15 is effective for annual periods beginning after December 15, 2019, including interim periods within those annual periods. Early adoption is permitted. We adopted ASU 2018-15 on January 1, 2020 on a prospective basis, and do not expect the adoption will result in a material impact for future periods.

In August 2018, the FASB issued ASU 2018-13, Fair Value Measurement (Topic 820):    Disclosure Framework — Changes to the Disclosure Requirements for Fair Value Measurement, which removes, modifies and adds various disclosure requirements related to fair value disclosures. Disclosures related to transfers between fair value hierarchy levels will be removed and further detail around changes in unrealized gains and losses for the period and unobservable inputs used in determining level 3 fair value measurements will be added, among other changes. ASU 2018-13 is effective for interim and annual reporting periods beginning after December 15, 2019, and early adoption is permitted. We adopted ASU 2018-13 on January 1, 2020 on a prospective basis, and do not expect the adoption will result in a material impact for future periods.

In June 2016, the FASB issued ASU 2016-13 Financial Instruments — Credit Losses (Topic 326):    Measurement of Credit Losses on Financial Instruments which requires the measurement and recognition of expected credit losses for financial assets held at amortized cost. ASU 2016-13 replaces the existing incurred loss impairment model with an expected loss methodology, which will result in more timely recognition of credit losses. ASU 2016-13 is effective for annual reporting periods, and interim periods within those years beginning after December 15, 2019. This pronouncement was amended under ASU 2019-10 to allow an extension on the adoption date for entities that qualify as a small reporting company. The Company has elected this extension and the effective date for the Company to adopt this standard will be for fiscal years beginning after December 15, 2022. The Company has not completed its assessment of the standard but does not expect the adoption to have a material impact on the Company’s financial position, results of operations, or cash flows.

The Company currently believes that all other issued and not yet effective accounting standards are not relevant to its combined financial statements.

NOTE 3 — RECEIVABLES

At December 31, 2020 and 2019, receivables consisted of the following:

	December 31, 2020	December 31, 2019
Trade receivables from customers	$11,831,572	$8,889,916
Credit card receivables in process of collection	1,716,364	724,440
Vendor rebate receivables	5,844,646	4,103,642
Total receivables	$19,392,582	$13,717,998

1 STOP ELECTRONICS CENTER, INC.; YF LOGISTICS LLC;

GOLD COAST APPLIANCES, INC.; JOE’S APPLIANCES LLC; AND SUPERIOR DEALS INC.

(dba APPLIANCES CONNECTION)

NOTES TO COMBINED FINANCIAL STATEMENTS

December 31, 2020 and 2019

NOTE 4 — DEPOSITS WITH VENDORS

Deposits with vendors represent cash on deposit with one vendor arising from accumulated rebates paid by the vendor. The deposits are used by the vendor to seek to secure the Company’s purchases. The deposit can be withdrawn at any time up to the amount of the Company’s credit line with the vendor. Alternatively, the Company could secure their credit line with a floor plan line from a lender and withdraw all its deposits. The Company has elected to leave the deposits with the vendor on which it earns interest income. There were no purchase commitments outstanding at December 31, 2020 or 2019.

NOTE 5 — PROPERTY AND EQUIPMENT

Property and equipment consist of the following at December 31, 2020 and, 2019:

	December 31, 2020	December 31, 2019
Furniture and fixtures	$241,469	$181,593
Transportation equipment	2,880,673	1,858,185
Leasehold improvements	870,034	870,034
Machinery and equipment	205,435	161,828
Office equipment	92,431	92,431
Total property and equipment	4,290,042	3,164,071
Less: accumulated depreciation	(2,292,220)	(1,572,202)
Property and equipment, net	$1,997,822	$1,591,869

Depreciation expense for the years ended December 31, 2020 and 2019 was $782,773 and $454,014, respectively.

NOTE 6 — ACCOUNTS PAYABLE AND ACCRUED EXPENSES

The following is schedule of accounts payable and accrued expenses at December 31, 2020 and 2019:

	December 31, 2020	December 31, 2019
Trade accounts payable	$7,260,224	$6,910,165
Accrued tax liability	12,568,110	7,632,886
Accrued payroll liabilities	275,672	468,590
Other accrued liabilities	1,075,969	208,759
Total accounts payable and accrued expenses	$21,179,975	$15,220,400

NOTE 7 — NOTES PAYABLE

The Company has financed purchases of transportation vehicles with notes payable which are secured by the vehicles purchased.

Notes payable consist of the following at December 31, 2020 and 2019:

Lender	Origination Date	Maturity Date	Interest Rate	December 31, 2020	December 31, 2019
Ally	11/16/15	11/16/20	3.09%	$—	$10,442
Ally	11/16/15	11/16/20	3.09%	—	9,432
Ally	12/22/15	12/21/20	3.09%	—	9,748
Ally	6/19/16	6/19/21	3.59%	5,970	24,886
Toyota	10/31/16	10/31/21	5.39%	16,041	31,610
Toyota	10/31/16	10/31/21	5.39%	—	39,920

1 STOP ELECTRONICS CENTER, INC.; YF LOGISTICS LLC;

GOLD COAST APPLIANCES, INC.; JOE’S APPLIANCES LLC; AND SUPERIOR DEALS INC.

(dba APPLIANCES CONNECTION)

NOTES TO COMBINED FINANCIAL STATEMENTS

December 31, 2020 and 2019

NOTE 7 — NOTES PAYABLE (cont.)

Lender	Origination Date	Maturity Date	Interest Rate	December 31, 2020	December 31, 2019
Toyota	12/1/16	12/1/21	5.39%	14,616	27,372
Ally	4/19/17	4/19/22	4.99%	19,788	31,370
Toyota	7/12/17	7/12/22	5.39%	57,754	97,121
Hitachi	10/10/17	10/10/22	5.40%	24,007	35,290
Hitachi	10/30/17	10/30/22	5.40%	36,377	52,498
Hitachi	10/4/18	10/4/23	5.49%	51,611	65,140
Hitachi	9/17/18	10/17/23	5.49%	48,615	67,042
Toyota	4/25/19	4/25/24	5.74%	120,600	154,158
Toyota	10/7/19	10/7/24	4.48%	61,462	76,371
Toyota	12/16/19	12/15/24	4.52%	69,730	85,618
Toyota	7/2/20	7/1/25	5.14%	267,938	—
Toyota	2/5/20	2/4/25	4.52%	70,458	—
Hitachi	3/4/20	2/28/25	4.99%	147,493	—
Hitachi	9/1/20	8/31/25	4.75%	77,813	—
Toyota	6/18/20	6/17/25	4.99%	262,776	—
Toyota	11/9/20	11/9/25	4.75%	77,391	—
Toyota	11/9/20	11/9/25	4.75%	87,973	—
Toyota	11/9/20	11/9/25	4.75%	89,049	—
Popular Bank	4/15/20	4/15/22	1.00%	1,192,780	—
Popular Bank	4/27/20	4/27/22	1.00%	679,690	—
SBA	7/25/20	10/25/50	3.75%	112,100	—
SBA	7/20/20	10/20/50	3.75%	150,000	—
SBA	7/25/20	10/25/50	3.75%	150,000	—
Toyota	12/16/20	12/16/25	3.75%	79,823	—
Total notes payable				$3,971,855	$818,018
Less: current portion				(466,235)	(276,534)
Notes payable, net of current portion				$3,505,620	$541,484

Following is a summary of notes payable payments due for the succeeding five years:

Year Ending December 31,	Amount
2021	$466,235
2022	2,269,302
2023	355,381
2024	303,025
2025	207,276
Thereafter	370,636
Total	$3,971,855

1 STOP ELECTRONICS CENTER, INC.; YF LOGISTICS LLC;

GOLD COAST APPLIANCES, INC.; JOE’S APPLIANCES LLC; AND SUPERIOR DEALS INC.

(dba APPLIANCES CONNECTION)

NOTES TO COMBINED FINANCIAL STATEMENTS

December 31, 2020 and 2019

NOTE 8 — LEASES

Financing Leases

On March 3, 2018, the Company entered in an equipment financing lease to purchase a forklift for $59,326, maturing on March 2, 2023. As of December 31, 2020 and 2019, the balance payable was $33,346 and $44,320, respectively.

On January 23, 2019, the Company entered in an equipment financing lease to purchase a forklift for $55,510, maturing on January 23, 2024. As of December 31, 2020 and 2019, the balance payable was $36,828 and $46,935, respectively.

Following is a summary of payments due on financing leases for the succeeding five years:

Year Ending December 31,	Amount
2021	$31,724
2022	31,724
2023	18,084
2024	1,128
2025 and thereafter	—
Total payments	82,660
Less: amount representing interest	(11,419)
Present value of minimum lease payments	$71,241

Operating Leases

The Company has entered into four lease agreements under which it leases warehouse equipment, and which have been classified as operating leases. The Company leases warehouse, showroom, and office facilities under long-term leases. All the facility leases include fixed rental payments and have been classified as operating leases.

As of December 31, 2020 and 2019, the weighted-average remaining lease term for all operating leases is 2.9 years and 3.9 years, respectively, while the weighted-average remaining lease term for all finance leases is 2.6 years and 3.6 years, respectively.

Because the Company generally does not have access to the rate implicit in operating leases, we utilize our incremental borrowing rate as the discount rate. The weighted average discount rate associated with operating leases as of December 31, 2020 and 2019 is 4.8 percent and 4.8 percent, respectively.

The Company recognizes operating lease expense on a straight-line basis over the lease term. Rental expense under the operating lease for the years ended December 31, 2020 and 2019 were $1,707,095 and $1,319,220, respectively.

Cash payments included in the measurement of our operating lease liabilities for the years ended December 31, 2020 and 2019 were $1,686,170 and $981,720, respectively.

Supplemental balance sheet information related to lease at December 31, 2020 was as follows:

Operating lease right-of-use asset	$4,646,508
Lease liability, current portion	1,517,390
Lease liability, long-term	3,279,080
Total operating lease liability	$4,796,470

Weighted-average remaining lease term (months)	35

Weighted average discount rate	4.8%

1 STOP ELECTRONICS CENTER, INC.; YF LOGISTICS LLC;

GOLD COAST APPLIANCES, INC.; JOE’S APPLIANCES LLC; AND SUPERIOR DEALS INC.

(dba APPLIANCES CONNECTION)

NOTES TO COMBINED FINANCIAL STATEMENTS

December 31, 2020 and 2019

NOTE 8 — LEASES (cont.)

Future minimum lease payments under operating leases as of December 31, 2020 (in thousands) were as follows:

Year Ending December 31,	Amount
2021	$1,716,503
2022	1,747,752
2023	1,404,330
2024	281,250
2025 and thereafter	—
Total	$5,149,835
Less imputed interest	(353,365)
Total lease liability	$4,796,470

NOTE 9 — SUPPLIER CONCENTRATION

Significant customers and suppliers are those that account for greater than ten percent of the Company’s revenues and purchases.

In 2020 and 2019, the Company purchased a substantial portion of finished goods from a third-party vendor (75.2% and 70.7%, respectively).

The Company believes there are numerous other suppliers that could be substituted should the supplier become unavailable or non-competitive.

NOTE 10 — RELATED PARTY TRANSACTIONS

The Company leases four facilities pursuant to lease agreements entered into with four separate entities owned by Albert and Elie Fouerti, the Company’s Chief Executive Officer and Vice President, respectively. Albert and Elie Fouerti, directly and indirectly through affiliated trusts, are each a 50 percent owner of 1 Stop Electronics Center, Inc., Gold Coast Appliances, Inc., Joe’s Appliances LLC, and YF Logistics LLC. See Note 8 for disclosures of cash payments made and amounts recognized as expense during the years ended December 31, 2020 and 2019 and for disclosure of future minimum lease payments as of December 31, 2020 under these leases.

The Company is a member of Dynamic Marketing, Inc. (“DMI”), an appliance purchasing cooperative. DMI purchases consumer electronics and appliances at wholesale prices from various vendors, and then makes such products available to its members, including the Company, who sell such products to end consumers. DMI’s purchasing group arrangement provides its members, including the Company, with leverage and purchasing power with appliance vendors, and increases the Company’s ability to compete with competitors, including big box appliance and electronics retailers. The Company owns an approximate 5% equity interest in DMI. Additionally, one of the owners of the Company is on the Board of DMI. As such, DMI is deemed to be a related party. At December 31, 2020 and 2019, vendor rebate deposits, net, due from DMI were $31,733,415 and $22,005,318, respectively, and vendor rebates receivable were $4,691,514 and $3,284,594, respectively. During the year ended December 31, 2020, the following transactions were carried out with DMI: total purchases $175,630,820, vendor rebates $8,222,373, interest income $968,080, consulting income $255,000, and rent expense $675,000. During the year ended December 31, 2019, the following transactions were carried out with DMI: total purchases $120,328,645, vendor rebates $3,284,594, interest income $1,428,546, consulting income $188,617, and rent expense $337,500.

1 STOP ELECTRONICS CENTER, INC.; YF LOGISTICS LLC;

GOLD COAST APPLIANCES, INC.; JOE’S APPLIANCES LLC; AND SUPERIOR DEALS INC.

(dba APPLIANCES CONNECTION)

NOTES TO COMBINED FINANCIAL STATEMENTS

December 31, 2020 and 2019

NOTE 11 — SUBSEQUENT EVENTS

Subsequent to December 31, 2020, the Company was notified by its bank that the application for forgiveness of the Paycheck Protection loans had been approved and that the loans had been fully forgiven, resulting in the recognition of other income of $1,888,174 including principal and interest.

Subsequent to December 31, 2020, the Company paid $9,228,596 in member distributions

$205,000,000 Units

____________________________

PROSPECTUS

____________________________

ThinkEquity

a division of Fordham Financial Management, Inc.

            , 2021

PART II
INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by us in connection with the sale of common shares being registered. All amounts, other than the SEC registration fee, NYSE American listing fee and FINRA filing fee, are estimates. We will pay all these expenses.

Amount
SEC registration fee	$51,440.65
FINRA filing fee	35,862.50
Accounting fees and expenses	100,000.00
Legal fees and expenses	182,500.00
Transfer agent fees and expenses	11,000.00
Printing and related fees and expenses	10,000.00
Miscellaneous fees and expenses	17,366.85
Total	$408,170.00

Item 14. Indemnification of Directors and Officers

Section 145 of the General Corporation Law of the State of Delaware provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement in connection with specified actions, suits and proceedings whether civil, criminal, administrative, or investigative, other than a derivative action by or in the right of the corporation, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification extends only to expenses, including attorneys’ fees, incurred in connection with the defense or settlement of such action and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s certificate of incorporation, bylaws, disinterested director vote, stockholder vote, agreement or otherwise.

Our amended and restated certificate of incorporation and bylaws provide for indemnification of directors and officers to the fullest extent permitted by law, including payment of expenses in advance of resolution of any such matter.

We have entered into separate indemnification agreements with our directors and certain officers. Each indemnification agreement provides for, among other things, indemnification to the fullest extent permitted by law and our amended and restated certificate of incorporation and bylaws against any and all expenses, judgments, fines, penalties and amounts paid in settlement of any claim. The indemnification agreements provide for the advancement or payment of all expenses to the indemnitee and for reimbursement to us if it is found that such indemnitee is not entitled to such indemnification under applicable law and our amended and restated certificate of incorporation and bylaws.

We have obtained standard policies of insurance under which coverage is provided (a) to our directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act, and (b) to us with respect to payments which we may make to such officers and directors pursuant to the above indemnification provision or otherwise as a matter of law.

The underwriting agreement, filed as Exhibit 1.1 to this registration statement, will provide for indemnification, under certain circumstances, by the underwriter of us and our officers and directors for certain liabilities arising under the Securities Act or otherwise.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 15. Recent Sales of Unregistered Securities

During the past three years, we issued the following securities which were not registered under the Securities Act.

Upon our inception on January 10, 2019, we issued 1,000 shares of common stock to 1847 Holdings at par value for a total purchase price of $1.00. On March 22, 2019, these shares were transferred to 1847 Holdco. The issuance of these securities was made in reliance upon exemptions provided by Section 4(a)(2) of the Securities Act for the offer and sale of securities not involving a public offering.

On April 5, 2019, we issued a ten-year warrant to SBCC in connection with the loan from SBCC. The warrant was exercisable for shares of our most senior capital stock equal to 5.0% of our outstanding equity securities on a fully-diluted basis, including all vested and unvested equity grants, for an aggregate exercise price equal to $100. The issuance of these securities was made in reliance upon exemptions provided by Section 4(a)(2) of the Securities Act for the offer and sale of securities not involving a public offering. On August 4, 2020, SBCC converted this warrant into 250,000 shares of our common stock.

On March 19, 2021, we entered into a securities purchase agreement with two institutional investors, pursuant to which we issued to each investor (i) a 10% OID senior secured promissory note in the principal amount of $2,750,000, which is convertible into shares of our common stock only upon an event of default, and (ii) a four-year warrant to purchase 200,000 shares of our common stock at an exercise price of $12.00, subject to adjustments, which may be exercised on a cashless basis, for a purchase price of $2,500,000 each, or $5,000,000 in the aggregate. ThinkEquity, a division of Fordham Financial Management, Inc., acted as placement agent in connection with the offer and sale of these securities. As compensation, it received a commission equal to 7% of the gross proceeds, or $350,000, and reimbursement for legal fees in the amount of $35,000. The issuance of these securities was made in reliance upon exemptions provided by Section 4(a)(2) of the Securities Act for the offer and sale of securities not involving a public offering.

In instances described above where we indicate that we relied upon Section 4(a)(2) of the Securities Act in issuing securities, our reliance was based upon the following factors: (a) the issuance of the securities was an isolated private transaction by us which did not involve a public offering; (b) there were only a limited number of offerees; (c) there were no subsequent or contemporaneous public offerings of the securities by us; (d) the securities were not broken down into smaller denominations; and (e) the negotiations for the sale of the stock took place directly between the offeree and us.

Item 16. Exhibits.

(a) Exhibits.

Exhibit No.	Description
1.1*	Form of Underwriting Agreement
3.1	Amended and Restated Certificate of Incorporation of 1847 Goedeker Inc. (incorporated by reference to Exhibit 4.1 to the Registration Statement on Form S-8 filed on August 3, 2020)
3.2	Bylaws of 1847 Goedeker Inc. (incorporated by reference to Exhibit 3.2 to the Registration Statement on Form S-1 filed on April 22, 2020)
4.1***	Form of Warrant Agent Agreement between 1847 Goedeker Inc. and American Stock Transfer & Trust Company, LLC and Form of Warrant
4.2	Common Stock Purchase Warrant issued to Evergreen Capital Management LLC on March 19, 2021 (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed on March 25, 2021)
4.3	Common Stock Purchase Warrant issued to SILAC Insurance Company on March 19, 2021 (incorporated by reference to Exhibit 4.2 to the Current Report on Form 8-K filed on March 25, 2021)
4.4	Form of Representative’s Warrant for Initial Public Offering (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed on August 5, 2020)
5.1*	Opinion of Bevilacqua PLLC
10.1

Securities Purchase Agreement, dated October 20, 2020, among 1847 Goedeker Inc., Appliances Connection Inc., 1 Stop Electronics Center, Inc., Gold Coast Appliances Inc., Superior Deals Inc., Joe’s Appliances LLC, YF Logistics LLC, and the other parties signatory thereto (incorporated by reference to Exhibit 10.1 to the Annual Report on Form 10-K filed on March 29, 2021)

Exhibit No.	Description
10.2

Amendment No. 1 to Securities Purchase Agreement, dated December 8, 2020, among 1847 Goedeker Inc., Appliances Connection Inc., 1 Stop Electronics Center, Inc., Gold Coast Appliances Inc., Superior Deals Inc., Joe’s Appliances LLC, YF Logistics LLC, and the other parties signatory thereto (incorporated by reference to Exhibit 10.2 to the Annual Report on Form 10-K filed on March 29, 2021)

10.3

Amendment No. 2 to Securities Purchase Agreement, dated April 6, 2021, among 1847 Goedeker Inc., Appliances Connection Inc., 1 Stop Electronics Center, Inc., Gold Coast Appliances Inc., Superior Deals Inc., Joe’s Appliances LLC, YF Logistics LLC, and the other parties signatory thereto (incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K filed on April 6, 2021)

10.4

Management Services Agreement, dated April 5, 2019, between 1847 Goedeker Inc. and 1847 Partners LLC (incorporated by reference to Exhibit 10.1 to the Registration Statement on Form S-1 filed on April 22, 2020)

10.5

Amendment No. 1 to Management Services Agreement, dated April 21, 2020, between 1847 Goedeker Inc. and 1847 Partners LLC (incorporated by reference to Exhibit 10.2 to the Registration Statement on Form S-1 filed on April 22, 2020)

10.6

Whirlpool Corporation Major Appliances Retail Dealer Sales Agreement, dated March 20, 2014, between Goedeker Television Co. and Whirlpool Corporation (incorporated by reference to Exhibit 10.37 to Amendment No. 1 to Registration Statement on Form S-1/A filed on June 4, 2020)

10.7**	Trademark Assignment Agreement, dated October 15, 2020, between Superior Deals, Inc. and Albert Fouerti
10.8**	Trademark Assignment Agreement, dated October 15, 2020, between 1 Stop Electronics, Inc. and Albert Fouerti
10.9	Lease Agreement, dated April 5, 2019, between S.H.J., L.L.C. and 1847 Goedeker Inc. (incorporated by reference to Exhibit 10.22 to the Registration Statement on Form S-1 filed on April 22, 2020)
10.10	Lease Agreement, dated January 13, 2021, by and between Westgate 200, LLC and 1847 Goedeker Inc. (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed on January 20, 2021)
10.11

First Amendment to Lease Agreement, dated January 13, 2021, by and between Westgate 200, LLC and 1847 Goedeker Inc. (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K filed on April 5, 2021)

10.12**	Lease Agreement, dated September 1, 2018, between 1 Stop Electronic Center, Inc. and 1870 Bath Ave. LLC
10.13**	Form of New Lease Agreement between 1 Stop Electronic Center, Inc. and 1870 Bath Ave. LLC (to be entered into at closing of proposed acquisition)
10.14**	Lease Agreement, dated September 1, 2018, between Joe’s Appliances LLC and 7812 5th Ave Realty LLC
10.15**	Form of New Lease Agreement between Joe’s Appliances LLC and 7812 5th Ave Realty LLC (to be entered into at closing of proposed acquisition)
10.16**	Sublease Agreement, dated May 31, 2019, between YF Logistics LLC and Icon 400 Cabot Owner Pool 4 NJ, LLC
10.17

Securities Purchase Agreement, dated March 19, 2021, among 1847 Goedeker Inc., Evergreen Capital Management LLC and SILAC Insurance Company (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed on March 25, 2021)

10.18	Security Agreement, dated March 19, 2021, between 1847 Goedeker Inc. and SILAC Insurance Company (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K filed on March 25, 2021)
10.19

10% OID Senior Secured Promissory Note issued to Evergreen Capital Management LLC on March 19, 2021 (incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K filed on March 25, 2021)

10.20	10% OID Senior Secured Promissory Note issued to SILAC Insurance Company on March 19, 2021 (incorporated by reference to Exhibit 10.4 to the Current Report on Form 8-K filed on March 25, 2021)
10.21

Promissory Note and Security Agreement, dated August 25, 2020, by 1847 Goedeker Inc. in favor of Arvest Bank (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed on August 31, 2020)

10.22

Securities Entitlement Control Agreement, dated August 25, 2020, among Arvest Bank, 1847 Goedeker Inc. and Arvest Investments, Inc. (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K filed on August 31, 2020)

Exhibit No.	Description
10.23†

Employment Letter Agreement, dated August 15, 2019, between 1847 Goedeker Inc. and Douglas T. Moore (incorporated by reference to Exhibit 10.23 to the Registration Statement on Form S-1 filed on April 22, 2020)

10.24†

Amendment to Employment Letter Agreement, dated April 21, 2020, between 1847 Goedeker Inc. and Douglas T. Moore (incorporated by reference to Exhibit 10.24 to the Registration Statement on Form S-1 filed on April 22, 2020)

10.25†

Employment Letter Agreement, dated April 21, 2020, between 1847 Goedeker Inc. and Robert D. Barry (incorporated by reference to Exhibit 10.25 to the Registration Statement on Form S-1 filed on April 22, 2020)

10.26†**	Form of Employment Agreement between Appliances Connection Inc. and Albert Fouerti (to be entered into at closing of proposed acquisition)
10.27†**	Form of Employment Agreement between Appliances Connection Inc. and Elie Fouerti (to be entered into at closing of proposed acquisition)
10.28

Form of Independent Director Agreement between 1847 Goedeker Inc. and each independent director (incorporated by reference to Exhibit 10.27 to the Registration Statement on Form S-1 filed on April 22, 2020)

10.29

Form of Indemnification Agreement between 1847 Goedeker Inc. and each independent director (incorporated by reference to Exhibit 10.28 to the Registration Statement on Form S-1 filed on April 22, 2020)

10.30†	1847 Goedeker Inc. 2020 Equity Incentive Plan (incorporated by reference to Exhibit 10.25 to the Annual Report on Form 10-K filed on March 29, 2021)
10.31†**	Amendment No. 1 to 1847 Goedeker Inc. 2020 Equity Incentive Plan
10.32†	Form of Stock Option Agreement for 1847 Goedeker Inc. 2020 Equity Incentive Plan (incorporated by reference to Exhibit 10.30 to the Registration Statement on Form S-1 filed on April 22, 2020)
10.33†

Form of Restricted Stock Award Agreement for 1847 Goedeker Inc. 2020 Equity Incentive Plan (incorporated by reference to Exhibit 10.31 to the Registration Statement on Form S-1 filed on April 22, 2020)

14.1	Code of Ethics and Business Conduct (incorporated by reference to Exhibit 14.1 to the Registration Statement on Form S-1 filed on April 22, 2020)
21.1	List of Subsidiaries (incorporated by reference to Exhibit 21.1 to the Annual Report on Form 10-K filed on March 29, 2021)
23.1*	Consent of Friedman LLP for 1847 Goedeker Inc.
23.2*	Consent of Friedman LLP for Appliances Connection
23.3*	Consent of Bevilacqua PLLC (included in Exhibit 5.1)
24.1**	Power of Attorney (included on the signature page of this registration statement)
99.1**	Consent of Albert Fouerti (Director Nominee)
99.2**	Consent of Alan P. Shor (Director Nominee)
101.INS	XBRL Instance Document
101.SCH	XBRL Taxonomy Extension Schema Document
101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document
101.DEF	XBRL Taxonomy Extension Definition Linkbase Document
101.LAB	XBRL Taxonomy Extension Label Linkbase Document
101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document

____________

*        Filed herewith

**      Previously filed

***    To be filed by amendment

†        Executive compensation plan or arrangement

(b)    Financial Statement Schedules.

All financial statement schedules are omitted because the information called for is not required or is shown either in the financial statements or in the notes thereto.

Item 17. Undertakings

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1)    For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)    For purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Louis, State of Missouri, on May 24, 2021.

1847 GOEDEKER INC.
By:	/s/ Douglas T. Moore
Douglas T. Moore Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE
/s/ Douglas T. Moore	Chief Executive Officer and Director	May 24, 2021
Douglas T. Moore	(principal executive officer)
*	Chief Financial Officer	May 24, 2021
Robert D. Barry	(principal financial and accounting officer)
*	Chairman of the Board	May 24, 2021
Ellery W. Roberts
*	Director	May 24, 2021
Edward J. Tobin
*	Director	May 24, 2021
Ellette A. Anderson
*	Director	May 24, 2021
Clark R. Crosnoe
*	Director	May 24, 2021
Paul A. Froning
*	Director	May 24, 2021
Glyn C. Milburn
*	By:	/s/ Douglas T. Moore
Douglas T. Moore Attorney-In-Fact